    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 11, 1999


                                                      REGISTRATION NO. 333-67579

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                              -------------------

                                AMENDMENT NO. 1
                                       TO
                                    FORM S-3


                             REGISTRATION STATEMENT

                                     UNDER

                           THE SECURITIES ACT OF 1933
                              -------------------

                            UNIONBANCAL CORPORATION

             (Exact name of Registrant as specified in its charter)

        CALIFORNIA                94-1234979
      (State or other          (I.R.S. employer
      jurisdiction of           identification
     incorporation or               number)
       organization)

                             350 CALIFORNIA STREET
                        SAN FRANCISCO, CALIFORNIA 94104
                                  415-765-2969

  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)

                             JOHN H. MCGUCKIN, JR.
                            EXECUTIVE VICE PRESIDENT
                            UNIONBANCAL CORPORATION
                             400 CALIFORNIA STREET
                        SAN FRANCISCO, CALIFORNIA 94104
                                  415-765-2969
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                             ---------------------

                                   COPIES TO:

             GREGG A. NOEL                   JEFFREY SMALL                 DAVID K. LAKHDHIR
 Skadden, Arps, Slate, Meagher & Flom    Davis Polk & Wardwell      Paul, Weiss, Rifkind, Wharton &
                  LLP                    450 Lexington Avenue                  Garrison
  300 South Grand Avenue, Suite 3400      New York, NY 10017          1285 Avenue of the Americas
     Los Angeles, California 90071          (212) 450-4000                New York, NY 10019
            (213) 687-5000                                                  (212) 373-3000

                             ---------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
 AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE OF THE REGISTRATION STATEMENT.
                             ---------------------

    If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, other than securities being offered only in connection with dividend or interest reinvestment plans, please check the following box. / /

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                             ---------------------


    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.


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--------------------------------------------------------------------------------

                                EXPLANATORY NOTE


    This Registration Statement covers the registration of shares of our common stock to be offered in the United States and Canada (the "U.S. Offering") and shares of our common stock to be offered in a concurrent offering outside the United States and Canada (the "International Offering"). The complete form of prospectus relating to the U.S. Offering (the "U.S. Prospectus") follows immediately after this explanatory note. The form of prospectus relating to the International Offering (the "International Prospectus") will be identical in all respects to the U.S. Prospectus, except that the International Prospectus will contain a different front cover page. The form of the U.S. Prospectus included herein is followed by the front cover page of the International Prospectus. The International Prospectus front cover page is labeled "Alternate Page for International Prospectus."

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING SHAREHOLDER MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND THE SELLING SHAREHOLDER IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE SUCH OFFER OR SALE IS NOT PERMITTED.

PROSPECTUS (SUBJECT TO COMPLETION)
ISSUED JANUARY 11, 1999



                                           SHARES


                                     [LOGO]

                                  COMMON STOCK
                               -----------------


 THE BANK OF TOKYO-MITSUBISHI, LTD. IS OFFERING        MILLION SHARES OF COMMON
                                    STOCK OF
   UNIONBANCAL CORPORATION. THE BANK OF TOKYO-MITSUBISHI, LTD. CURRENTLY OWNS
  81.6% OF OUR COMMON STOCK AND WILL OWN    % AFTER THE OFFERING AND RELATED
                                 TRANSACTIONS.


                              -------------------


 UNIONBANCAL CORPORATION'S COMMON STOCK IS LISTED ON THE NASDAQ NATIONAL MARKET
   UNDER THE SYMBOL "UNBC". ON JANUARY 7 , 1999, THE LAST REPORTED SALE PRICE
        OF THE COMMON STOCK ON THE NASDAQ NATIONAL MARKET WAS $34.00 PER
                                     SHARE.


                              -------------------


                 INVESTING IN THE COMMON STOCK INVOLVES RISKS.
                    SEE "RISK FACTORS" BEGINNING ON PAGE 11.

                               -----------------

                              PRICE $     A SHARE

                              -------------------

                                                                            UNDERWRITING        PROCEEDS TO
                                                          PRICE TO         DISCOUNTS AND          SELLING
                                                           PUBLIC           COMMISSIONS         SHAREHOLDER
                                                     ------------------  ------------------  ------------------
PER SHARE..........................................          $                   $                   $
TOTAL..............................................          $                   $                   $

---------

THE SECURITIES AND EXCHANGE COMMISSION AND STATE SECURITIES REGULATORS HAVE NOT APPROVED OR DISAPPROVED THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THE BANK OF TOKYO-MITSUBISHI, LTD. HAS GRANTED THE UNDERWRITERS THE RIGHT TO
PURCHASE UP TO AN ADDITIONAL     SHARES TO COVER OVER-ALLOTMENTS. MORGAN STANLEY
& CO. INCORPORATED EXPECTS TO DELIVER THE SHARES TO PURCHASERS ON            ,
1999.

                              -------------------

MORGAN STANLEY DEAN WITTER

             LEHMAN BROTHERS

                          J.P. MORGAN & CO.

                                       SALOMON SMITH BARNEY

           , 1999

                               TABLE OF CONTENTS

                                                   PAGE
                                                 ---------
Prospectus Summary.............................          3
Risk Factors...................................         11
The Transactions...............................         15
Use of Proceeds................................         15
Price Range of Common Stock and Dividend
  Policy.......................................         16
Capitalization.................................         17
Selected Consolidated Financial and Operating
  Data.........................................         18
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations...................................         22

                                                   PAGE
                                                 ---------
Business.......................................         64
Management.....................................         75
Selling Shareholder............................         82
Description of Capital Stock...................         82
Certain United States Federal Tax Consequences
  to Non-United States Holders.................         84
Underwriters...................................         86
Legal Matters..................................         89
Experts........................................         89
Where You Can Find More Information............         89
Index to Consolidated Financial Statements.....        F-1


                             ABOUT THIS PROSPECTUS


    This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission. This prospectus provides you with a general description of our common stock that the selling shareholder is offering. You should read this prospectus together with the additional information described under the heading "Where You Can Find More Information," located on page 89.


               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS


    This prospectus and the information incorporated by reference includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Some of the forward-looking statements can be identified by the use of forward-looking words such as "believes," "expects," "may," "will," "should," "seeks," "approximately," "intends," "plans," "estimates," or "anticipates" or the negative of those words or other comparable terminology. Forward-looking statements involve inherent risks and uncertainties. A number of important factors could cause actual results to differ materially from those in the forward-looking statements. Some factors include fluctuations in interest rates, inflation, government regulations, and economic conditions and competition in the geographic and business areas in which we conduct our operations. For a discussion of factors that could cause actual results to differ, please see the discussion under "Risk Factors" contained in this prospectus and in other information contained in our publicly available SEC filings.

                               PROSPECTUS SUMMARY



    YOU SHOULD READ THE FOLLOWING SUMMARY WITH THE MORE DETAILED INFORMATION ABOUT US AND OUR FINANCIAL STATEMENTS, INCLUDING THE NOTES TO THOSE FINANCIAL STATEMENTS, INCLUDED IN THIS PROSPECTUS AND IN THE DOCUMENTS INCORPORATED BY REFERENCE IN THIS PROSPECTUS.



    UnionBanCal Corporation, or "UNBC," is a California-based commercial bank holding company. Its principal subsidiary is Union Bank of California, N.A. Union Bank of California is the third largest commercial bank in California, based on both total assets and total deposits in California, and is among the 30 largest in the United States. Having roots as far back as 1864, we are among the oldest banks on the West Coast. At September 30, 1998, we had 244 full-service branches in California, six full-service branches in Oregon and Washington, two facilities in Texas and New York and 18 offices abroad. Most of our customers are located in California, the nation's most populous state with over 32 million residents. Our bank was formed through the combination of Union Bank and BanCal Tri-State Corporation in 1996. We are presently approximately 82% owned by The Bank of Tokyo-Mitsubishi, Ltd.



    We provide a wide range of financial products and services to retail customers, small businesses, middle-market companies and major corporations. These products and services include a variety of personal and commercial financial services, including:


    - consumer and small-business lending,


    - corporate and international lending,



    - corporate and international cash management,


    - treasury,


    - trust services, and



    - investment advisory services.



    As of September 30, 1998, we had total assets of $31.4 billion, total deposits of $23.7 billion and total shareholders' equity of $3.0 billion. We had net income for the nine months ended September 30, 1998 of $352.4 million, and net income per diluted share of $2.01 after giving effect to the December 1998 3-for-1 stock split described below.



THE STRATEGIC REPOSITIONING



    THE TRANSACTIONS. The Bank of Tokyo-Mitsubishi is offering to sell approximately $750 million in shares of our common stock to the public. In connection with this offering, we are seeking to repurchase shares of our common stock from two of our existing shareholders. We expect to repurchase $250 million in shares of our common stock from The Bank of Tokyo-Mitsubishi, concurrently with the closing of this offering. We expect to repurchase the shares at the public offering price set forth on the cover page of this prospectus, less the underwriting discounts and commissions. In addition, we are currently negotiating with another foreign institutional shareholder regarding the repurchase of approximately 2.1 million shares of our common stock. Two other foreign institutional shareholders decided not to participate in the repurchase. We intend to use the net proceeds of an offering of trust preferred securities to finance both of the repurchases. The trust preferred offering, the repurchases and this offering are referred to in this prospectus as the "Transactions." We anticipate that this offering and the trust preferred offering will close in the first quarter of 1999.



    From UNBC's point of view, the Transactions are principally designed to improve our return on average common equity and earnings per share and to increase our public float. In addition, the sale of common stock by The Bank of Tokyo-Mitsubishi to the public will raise proceeds for, and enhance the capital base of, The Bank of Tokyo-Mitsubishi.

    The repurchase of the common stock from The Bank of Tokyo-Mitsubishi and the issuance of the trust preferred securities would, on a pro forma basis:



    - increase UNBC's return on average common equity from 16.87% to    % at
      September 30, 1998; and



    - increase UNBC's diluted earnings per share for the year ended December 31,
      1997 and nine months ended September 30, 1998 from $2.30 up to $   , and
      from $2.01 up to $   , respectively, representing an approximate    %
      increase and an approximate    % increase, respectively.



    The sale of the common stock by The Bank of Tokyo-Mitsubishi to the public will also substantially increase the percentage of UNBC's common stock held by public investors. This increase in public shareholders will increase our common stock's float. The Bank of Tokyo-Mitsubishi currently owns 81.6% of our common
stock and will own    % after the Transactions.



    We believe the Transactions will provide UNBC with additional benefits. The Transactions should increase our market visibility as a result of more research coverage and should make our common stock a more attractive acquisition currency. The Transactions will not result in a material change to our Tier 1 risk-based capital ratio, our total risk-based capital ratio or our leverage ratio.



    DIVIDEND POLICY AND STOCK SPLIT. On November 19, 1998, we announced a 3-for-1 common stock split, which became effective in December 1998, and a 36% increase in our quarterly common stock dividend for the fourth quarter of 1998 from $0.14 per share to $0.19 per share after giving effect to the stock split.



THE BANK OF TOKYO-MITSUBISHI, LTD.



    The Bank of Tokyo-Mitsubishi, Ltd. is Japan's largest bank, based on total assets. It has a domestic network that comprises approximately 350 branches, sub-branches and agencies. It also has an overseas network that includes more than 400 facilities located in all the major financial and commercial centers of the world. UNBC is The Bank of Tokyo-Mitsubishi's largest overseas subsidiary. The Bank of Tokyo-Mitsubishi has stated that it intends to maintain its majority stake in UNBC after the closing of this offering and the related transactions.


BANKING SERVICES


    UNBC's operations are divided into four primary segments:



    THE COMMUNITY BANKING GROUP. This group provides its customers with a full line of checking and savings, investment, loan and fee-based banking products. It has 244 branches in California, as well as six branches in Oregon and Washington. It also has the fifth largest branch network among depository institutions in California. It competes with larger banks by providing service quality superior to that of its major competitors and is recognized as among the highest rated banks in California for customer service quality. For the nine months ended September 30, 1998, average assets in this group were $10.3 billion, and average deposits were $12.3 billion.



    THE COMMERCIAL FINANCIAL SERVICES GROUP. This group offers a variety of commercial financial services, including commercial and project loans, real estate financing, asset-based and leveraged commercial financing, trade finance and letters of credit, lease financing, customized cash management services and selected capital markets products. The group's customers include middle-market companies, large corporations, real estate companies and other more specialized industry customers. This group competes with other banks primarily on the basis of its reputation as a "business bank," the quality of its relationship managers, and the delivery of superior customer service. For the nine months ended September 30, 1998, average assets in this group were $12.0 billion, and average deposits were $5.8 billion.

    THE TRUST & PRIVATE FINANCIAL SERVICES GROUP. This group offers investment management and administration services for a broad range of individuals and institutions. It services individual client needs through its trust and private banking, investment management and brokerage products and services. It services institutional client needs through traditional employee benefit and 401(k) programs, global and domestic securities custody, securities lending and corporate trust products. The group also provides investment management services for both individual and institutional clients through HighMark Capital Management, Inc. and its family of proprietary HighMark mutual funds. As of September 30, 1998, this group had over $90 billion in assets under administration.



    THE INTERNATIONAL BANKING GROUP. This group primarily provides correspondent banking and trade finance-related products and services to financial institutions worldwide, including Brazil, Hong Kong, Japan, Korea and Taiwan. It also serves selected foreign firms and U.S. corporate clients in selected countries worldwide, particularly in Asia. This group has a long and stable history of providing correspondent and trade-related services to international financial institutions. In light of recent volatility in global markets, we have reduced our credit exposure and the average maturity of this portfolio. UNBC reduced cross border outstandings to Japan, Korea, Malaysia, Thailand, Vietnam, Singapore, Indonesia, the Philippines, China and Hong Kong by $1 billion to $1.6 billion at September 30, 1998 compared to $2.6 billion at December 31, 1997. A large part of the outstandings are related to this group. For the nine months ended September 30, 1998, average assets in this group were $2.1 billion, and average deposits were $864 million, in each case excluding inter-company placements and overnight inter-bank loans, consisting primarily of export/import related short-term trade transactions.



OPERATING STRATEGY



    We focus our strategy on the following:



       - CAPITALIZE ON STRONG POSITION IN CORE CALIFORNIA MARKET. California is the largest state in the United States, with over 32 million residents and nearly $1 trillion in gross state product. Based on both total assets and total deposits in California, we are the third largest commercial bank in California, and we are among the oldest banks on the West Coast.



       - STRENGTHEN CONSUMER BANKING FRANCHISE. We offer a distinctive combination of traditional community bank service with a large branch network and a broad array of products. We are seeking to increase the number of consumer households we serve, and we are simultaneously broadening the range of financial products and services we provide to existing customers.



       - FOCUS COMMERCIAL BANKING EFFORTS ON SPECIFIC INDUSTRIES AND
         COMPANIES. We target our commercial banking activities on industries and companies for which we can reasonably expect to be one of a customer's principal banks. Our emphasis is on relationship management and meeting a large part of our targeted customers' credit and depository needs.



       - DIVERSIFY REVENUE SOURCES AND EXPAND FEE-BASED BUSINESS. We are seeking to diversify our revenue sources by expanding our fee-based businesses, with a particular emphasis on our trust and asset management businesses.



       - EMPHASIZE QUALITY CUSTOMER SERVICE. We seek to continue to provide highly responsive customer service to create and maintain long-term relationships with clients who are often underserved by larger banks.



       - MAINTAIN HIGH LENDING STANDARDS AND STRONG ASSET QUALITY PROFILE. We strive to maintain strong asset quality through our underwriting standards, credit policies and ongoing credit reviews of our existing loan portfolio. At September 30, 1998, our ratio of non-performing assets to total assets was 0.26%, or the seventh lowest of the 30 largest commercial banks in the United States.

       - IDENTIFY STRATEGIC BUSINESSES AND CONSIDER POTENTIAL ACQUISITIONS OR DIVESTITURES. We view selective acquisitions and divestitures, as well as internal growth, as the primary means to increase and enhance our core businesses.



       - IMPROVE OPERATING EFFICIENCY.



       - ATTAIN NEW FINANCIAL PERFORMANCE TARGETS.


                              -------------------


    Our principal executive offices are located at 350 California Street, San Francisco, California, 94104, and our telephone number is (415) 765-2969.

                                  THE OFFERING



Common stock offered by BTM.......  shares(1)

Over-allotment option.............  shares

Common stock offered in:
  U.S. offering...................  shares(1)
  International offering..........  shares
    Total.........................  shares(1)

Common stock to be repurchased in
  connection with this offering...  shares

Common stock to be outstanding
  after this offering and the
  repurchases.....................  shares(1)(2)

Use of proceeds...................  UNBC will not receive any of the net proceeds from this offering.

Dividend policy...................  On November 18, 1998, our Board of Directors
                                    approved a 36% increase in our quarterly common
                                    stock dividend for the fourth quarter of 1998
                                    from $0.14 per share to $0.19 per share after
                                    giving effect to the 3-for-1 stock split. Future
                                    dividends will depend upon our earnings,
                                    financial condition, capital requirements and
                                    other factors as our Board of Directors may deem
                                    relevant.

Nasdaq National Market symbol.....  UNBC


---------


(1) Assumes the over-allotment option granted to the U.S. underwriters will not be exercised.



(2) Based on shares outstanding as of          , 1999. Excludes       shares of
    common stock issuable upon the exercise of stock options granted under
    UNBC's stock incentive plans, of which options to purchase       shares are
    currently outstanding but not exercisable and options to purchase shares are currently outstanding and exercisable.

               SUMMARY CONSOLIDATED FINANCIAL AND OPERATING DATA



    The summary financial and other data as of December 31, 1996 and 1997 and for the years ended December 31, 1995, 1996 and 1997 are derived from our audited consolidated financial statements included in this prospectus. The summary financial and other data as of December 31, 1995 is derived from our audited consolidated financial statements that are not included in this prospectus. The summary financial and other data as of September 30, 1997 and 1998 and for the nine-month periods ended September 30, 1997 and 1998 are derived from our unaudited consolidated financial statements included in this prospectus, which, in the opinion of our management, include all adjustments necessary for a fair presentation of our financial position at such date and the results of operations for such interim period. The results for the nine-month period ended September 30, 1998 are not necessarily indicative of the results to be expected of the full fiscal year. You should read the following data with the more detailed information contained in "Selected Consolidated Financial and Operating Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and the notes to the consolidated financial statements, each included in this prospectus.

                                                                                        NINE MONTHS ENDED
                                                     YEAR ENDED DECEMBER 31,              SEPTEMBER 30,
                                              -------------------------------------  ------------------------
                                                 1995         1996         1997         1997         1998
                                              -----------  -----------  -----------  -----------  -----------
                                                       (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
RESULTS OF OPERATIONS:
  Net interest income(1)....................  $ 1,152,777  $ 1,175,302  $ 1,237,010  $   917,408  $   983,056
  Provision for credit losses...............       53,250       40,000      --           --            45,000
  Noninterest income........................      395,319      418,676      463,001      342,627      399,949
  Noninterest expense(2)....................      978,101    1,134,904    1,044,665      762,208      836,178
                                              -----------  -----------  -----------  -----------  -----------
  Income before income taxes(1).............      516,745      419,074      655,346      497,827      501,827
  Taxable-equivalent adjustment.............       10,444        6,724        5,328        4,107        3,417
  Income tax expense........................      193,359      162,892      238,722      174,869      146,045
                                              -----------  -----------  -----------  -----------  -----------
  Net income................................  $   312,942  $   249,458  $   411,296  $   318,851  $   352,365
                                              -----------  -----------  -----------  -----------  -----------
                                              -----------  -----------  -----------  -----------  -----------
NET INCOME APPLICABLE TO COMMON STOCK.......  $   301,637  $   238,152  $   403,696  $   311,251  $   352,365
                                              -----------  -----------  -----------  -----------  -----------
                                              -----------  -----------  -----------  -----------  -----------
PER COMMON SHARE:(3)
  Net income -- basic(4)....................  $      1.74  $      1.37  $      2.31  $      1.78  $      2.01
  Net income -- diluted(4)..................         1.73         1.36         2.30         1.78         2.01
  Pro forma earnings -- basic, excluding
   after tax merger and integration expense
   and cumulative effect of accounting
   change(2)................................         1.74         1.78         2.33         1.80         2.01
  Pro forma earnings -- diluted, excluding
   after tax merger and integration expense
   and cumulative effect of accounting
   change(2)................................         1.73         1.77         2.32         1.80         2.01
  Dividends(5)..............................         0.47         0.47         0.51         0.37         0.42
  Book value (end of period)(6).............        13.49        13.53        15.32        14.96        17.04
  Common shares outstanding (end of
  period)...................................  174,180,493  174,457,603  174,917,674  174,848,461  175,208,037
  Weighted average common shares outstanding
   -- basic.................................  173,806,300  174,391,048  174,683,338  174,614,764  175,090,890
  Weighted average common shares outstanding
   -- diluted...............................  174,099,241  174,783,565  175,189,078  175,071,292  175,728,849
BALANCE SHEET DATA (END OF PERIOD):
  Total assets..............................  $27,546,859  $29,234,059  $30,585,265  $30,982,479  $31,407,318
  Total loans...............................   20,431,683   21,049,787   22,741,408   22,297,724   23,497,845
  Nonperforming assets......................      246,871      156,784      129,809      132,974       81,399
  Total deposits............................   19,655,043   21,532,960   23,296,374   22,974,188   23,663,129
  Common equity.............................    2,349,092    2,359,933    2,679,299    2,615,327    2,984,950
BALANCE SHEET DATA (PERIOD AVERAGE):
  Total assets..............................  $25,564,843  $27,899,734  $29,692,992  $29,451,728  $30,130,893
  Total loans...............................   18,974,540   20,727,577   21,855,911   21,693,329   22,916,992
  Earning assets............................   22,849,129   24,717,326   26,291,822   26,066,274   27,002,879
  Total deposits............................   17,969,972   20,101,544   22,067,155   21,823,524   22,386,160
  Common equity.............................    2,197,476    2,325,437    2,514,610    2,469,521    2,792,727
OTHER DATA:
  Return on average assets(7)...............         1.22%        0.89%        1.39%        1.45%        1.56%
  Pro forma return on average assets,
   excluding after-tax merger and
   integration expense and cumulative effect
   of accounting change(2)(7)...............         1.22         1.15         1.40         1.46         1.56
  Return on average common equity, excluding
   after-tax merger and integration expense
   and cumulative effect of accounting
   change(2)(8).............................        13.73        10.24        16.05        16.85        16.87
  Pro forma return on average common
   equity(2)(8).............................        13.73        13.33        16.20        17.04        16.87
  Efficiency ratio(9).......................        63.39        71.02        61.53        60.55        60.51
  Pro forma efficiency ratio, excluding
   merger and integration expense(2)(9).....        63.39        63.65        61.17        60.07        60.51
  Net interest margin(10)...................         5.05         4.75         4.70         4.70         4.86
  Tier 1 risk-based capital ratio(11).......         9.35         9.08         8.96         8.92         9.53
  Total risk-based capital ratio(12)........        11.70        11.17        11.05        11.02        11.51


----------

(1) Amounts are on a taxable-equivalent basis using the federal statutory tax rate of 35 percent.



(2) Merger and integration expense was $117 million and $6 million for December 31, 1996 and 1997, respectively, and after-tax merger and integration expense was $72 million and $4 million for December 31, 1996 and 1997, respectively. Merger and integration expense was $6 million ($4 million after-tax) for the nine-months ended September 30, 1997. See page 34 "Year Ended December 31, 1997 compared to Year Ended December 31, 1996" for a description of merger accounting and pro forma presentations.

(3) Amounts have been restated to give retroactive effect to the December 1998 3-for-1 stock split.



(4) Basic and diluted earnings per share is computed by dividing net income applicable to common stock by the weighted average number of common shares outstanding during the period. Diluted earnings per share incorporate the dilutive effects of outstanding stock options.



(5) Dividends per share reflect dividends declared on UNBC's common stock outstanding as of the declaration date. Amounts prior to the merger on April 1, 1996 are based on Union Bank only and do not include the dividend of $145 million paid to The Mitsubishi Bank, Limited in the first quarter of 1996 by BanCal Tri-State Corporation and The Bank of California, N.A.



(6) Book value per share is computed by dividing the common equity at the end of the period by the number of common shares outstanding at the end of the period.



(7) Return on average assets is computed by dividing net income by the average assets for the period. Net income for the nine months ended September 30, 1997 and 1998 has been annualized.



(8) Return on average common equity is computed by dividing net income applicable to common stock by average common equity for the period. Net income for the nine months ended September 30, 1997 and 1998 has been annualized.



(9) The efficiency ratio is noninterest expense, excluding foreclosed asset expense (income), as a percentage of net interest income (taxable-equivalent) and noninterest income. Foreclosed asset expense (income) was $(3.2) million, $2.9 million and $(1.3) million for the years ended 1995 through 1997, respectively. For the nine months ended September 30, 1997 and 1998, foreclosed asset expense (income) was $(0.7) million in each period.



(10) The net interest margin is computed by dividing net interest income (taxable-equivalent) by average earning assets for the period. Net interest income (taxable-equivalent) for the nine months ended September 30, 1997 and 1998 has been annualized.



(11) The Tier 1 risk-based capital ratio is computed by dividing Tier 1 capital (common and preferred equity, less certain intangible assets) by risk weighted period-end assets.



(12) The total risk-based capital ratio was computed by dividing total capital (Tier 1 capital, subordinated debt, and a limited amount of the allowance for credit losses) by risk-weighted period-end assets (excluding certain intangible assets).

                                  RISK FACTORS

    YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING RISKS AS WELL AS THE OTHER INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS BEFORE PURCHASING THE COMMON STOCK.


ADVERSE CALIFORNIA ECONOMIC CONDITIONS COULD ADVERSELY AFFECT OUR BUSINESS



    A substantial majority of our assets and deposits are generated in California. As a result, poor economic conditions in California may cause us to incur losses associated with higher default rates and decreased collateral values in our loan portfolio. In the early 1990s, the California economy experienced an economic recession that resulted in increases in the level of delinquencies and losses for us and many of the state's financial institutions. If California were to experience another recession, we expect that our level of problem assets would increase accordingly. The current economic crisis in Asia is expected to continue to negatively impact the economic conditions in California, which could adversely affect our business.



ADVERSE ECONOMIC FACTORS AFFECTING CERTAIN INDUSTRIES COULD HAVE AN ADVERSE
  EFFECT ON OUR CUSTOMERS AND THEIR ABILITY TO MAKE PAYMENTS TO US


    We are also subject to certain industry-specific economic factors. For example, a portion of our total loan portfolio is related to real estate obligations, and a portion of our recent growth has been fueled by the general real estate recovery in California. Accordingly, a downturn in the real estate industry in California could have an adverse effect on our operations. Similarly, a portion of our total loan portfolio is to borrowers in the agricultural industry. Last year's weather effects of "El Nino," combined with low commodity prices, may adversely affect the agricultural industry and, consequently, may impact our business negatively.


FLUCTUATIONS IN INTEREST RATES COULD ADVERSELY AFFECT OUR BUSINESS



    Significant increases in market interest rates, or the perception that an increase may occur, could adversely affect both our ability to originate new loans and our ability to grow. Conversely, a decrease in interest rates could result in an acceleration in the prepayment of loans. In addition, changes in market interest rates, or changes in the relationships between short-term and long-term market interest rates, or changes in the relationships between different interest rate indices, could affect the interest rates charged on interest-earning assets differently than the interest rates paid on interest-bearing liabilities. This difference could result in an increase in interest expense relative to interest income. An increase in market interest rates also could adversely affect the ability of our floating-rate borrowers to meet their higher payment obligations. If this occurred, it could cause an increase in non-performing assets and net charge-offs, which could adversely affect our business.



FAILURE TO COMPLETE ANY OF THE TRANSACTIONS COULD RESULT IN FEWER BENEFITS TO US



    Although UNBC and The Bank of Tokyo-Mitsubishi intend to complete all of the Transactions during the first quarter of 1999, the Transactions may not occur. This offering and the repurchases are dependent upon each other. Accordingly, if either of the repurchases does not occur, then the parties to this offering are not required to complete this offering. Even if the parties to this offering decided to proceed with the offering, we would not recognize certain of the anticipated benefits of the Transactions as a whole.



SHAREHOLDER VOTES ARE CONTROLLED BY THE BANK OF TOKYO-MITSUBISHI, LTD.



    Upon completion of this offering and the repurchases, The Bank of Tokyo-Mitsubishi will continue to own a majority of the outstanding shares of our common stock. The Bank of Tokyo-Mitsubishi will continue to be able to elect all of our directors and to control the vote on all matters, including determinations such as:


    - approval of mergers or other business combinations;

    - sales of all or substantially all of UNBC's assets;

    - any matters submitted to a vote of UNBC's shareholders;

    - issuance of any additional common stock or other equity securities;

    - incurrence of debt other than in the ordinary course of business;

    - the selection and tenure of the Chief Executive Officer of UNBC;

    - payment of dividends with respect to common stock or other equity securities; and


    - matters that might be favorable to The Bank of Tokyo-Mitsubishi.



The Bank of Tokyo-Mitsubishi's ability to prevent an unsolicited bid for UNBC or any other change in control of UNBC could have an adverse effect on the market price for our common stock. A majority of UNBC's directors are not officers or employees of UNBC or any of its affiliates, including The Bank of Tokyo-Mitsubishi. However, because of The Bank of Tokyo-Mitsubishi's control over the election of our directors, it could change the composition of our Board of Directors so that it would not have a majority of outside directors.



THE BANK OF TOKYO-MITSUBISHI'S FINANCIAL CONDITION COULD ADVERSELY AFFECT OUR
  OPERATIONS



    Although we fund our operations independently of The Bank of Tokyo-Mitsubishi and believe our business is not necessarily closely related to its business or outlook, its credit ratings may affect our credit ratings. The Bank of Tokyo-Mitsubishi's credit ratings were downgraded in October 1998 by Standard and Poor's Corporation and currently are on Moody's Investors Service, Inc.'s credit watch with negative implications. Any future downgrading of its credit rating could adversely affect our credit ratings. Therefore, as long as The Bank of Tokyo-Mitsubishi maintains a majority interest in UNBC, a deterioration in The Bank of Tokyo-Mitsubishi's financial condition could result in an increase in our borrowing costs and could impair our access to the public and private capital markets. The Bank of Tokyo-Mitsubishi is also subject to regulatory oversight and review. Our business operations and expansion plans could be negatively affected by regulatory concerns related to the Japanese financial system and The Bank of Tokyo-Mitsubishi.



POTENTIAL CONFLICTS OF INTEREST WITH THE BANK OF TOKYO-MITSUBISHI LTD. COULD
  ADVERSELY AFFECT US



    As part of The Bank of Tokyo-Mitsubishi's normal risk management processes, it manages its global credit exposures and concentrations on an aggregate basis, including UNBC. Therefore, at certain levels, our ability to approve certain credits and categories of customers is subject to concurrence by The Bank of Tokyo-Mitsubishi. We may wish to extend credit to the same customer as The Bank of Tokyo-Mitsubishi. Our ability to do so may be limited for various reasons, including The Bank of Tokyo-Mitsubishi's aggregate credit exposure and marketing policies.



    Our directors' and officers' ownership interests in The Bank of Tokyo-Mitsubishi's common stock or service as a director or officer or other employee of both UNBC and The Bank of Tokyo-Mitsubishi could create or appear to create potential conflicts of interest, especially since both of us compete in the United States banking industry.



SUBSTANTIAL COMPETITION IN THE CALIFORNIA BANKING MARKET COULD ADVERSELY AFFECT
  US



    Banking is a highly competitive business. We compete actively for loan, deposit, and other financial services business in California, as well as nationally and internationally. Our competitors include a large number of state and national banks, thrift institutions and major foreign-affiliated or foreign banks, as well as many financial and nonfinancial firms that offer services similar to those offered by us. Some of our competitors are community banks that have strong local market positions. Other competitors include large financial institutions (such as Bank of America, California Federal, Washington Mutual, and Wells Fargo) that have substantial capital, technology and marketing resources. Such large financial institutions may have greater access to capital at a lower cost than UNBC, which may adversely affect our ability to compete effectively.


    In addition, there have been a number of recent mergers involving financial institutions located in California. Some of the merged banks, such as Norwest/Wells Fargo, employ a strong community-based banking model of doing business that may increase competition with our distinctive combination of traditional community bank service coupled with a large branch network.



RESTRICTIONS ON DIVIDENDS AND OTHER DISTRIBUTIONS COULD LIMIT AMOUNTS PAYABLE TO
  US



    A substantial portion of our cash flow typically comes from dividends that our bank and nonbank subsidiaries pay to us. Various statutory provisions restrict the amount of dividends our subsidiaries can pay to us without regulatory approval. In addition, if any of our subsidiaries liquidates, that subsidiary's creditors will be entitled to receive distributions from the assets of that subsidiary to satisfy their claims against it before we, as a holder of an equity interest in the subsidiary, will be entitled to receive any of the assets of the subsidiary. If, however, we are a creditor of the subsidiary with recognized claims against, we would be in the same position.



BANKING REGULATIONS OR CHANGES IN BANKING REGULATIONS COULD ADVERSELY AFFECT US


    We are subject to significant federal and state regulation and supervision, which is primarily for the benefit and protection of our customers and not for the benefit of investors. In the past, our business has been materially affected by these regulations. This trend is likely to continue in the future. Laws, regulations or policies currently affecting us and our subsidiaries may change at any time. Regulatory authorities may also change their interpretation of these statutes and regulations. Therefore, our business may be adversely affected by any future changes in laws, regulations, policies or interpretations.


    Additionally, our international activities may be subject to the laws and regulations of the jurisdiction where business is being conducted. International laws, regulations and policies affecting us and our subsidiaries may change at any time and affect our business opportunities and competitiveness in these jurisdictions. Due to The Bank of Tokyo-Mitsubishi's controlling ownership of UNBC, laws, regulations and policies adopted or enforced by the Government of Japan may adversely affect our activities and investments and those of our subsidiaries in the future.



    Under a long-standing policy of the Board of Governors of the Federal Reserve System, a bank holding company is expected to act as a source of financial strength for its subsidiary banks. As a result of that policy, UNBC may be required to commit financial and other resources to its subsidiary bank in circumstances where it might not otherwise do so.



POSSIBLE DISRUPTION OF BUSINESS DUE TO THE YEAR 2000 PROBLEM


    The year 2000 problem results from an inability of computer systems to accurately recognize dates on and after the year 2000. The year 2000 problem is a broad business issue that extends beyond computer failures to possible failures of entire infrastructures, such as telecommunications and data networks, building facilities and security systems and systems of other institutions, including governmental agencies, to settle transactions.


    Many of our critical operations are not presently ready to operate normally in the year 2000 and beyond, although preparations are underway to correct this. We are preparing for the century change with an enterprise-wide year 2000 program. As part of the program, we have identified all of the major application and processing systems and have sought external and internal resources to replace and test the systems. We are testing purchased software, internally developed systems and systems supported by external parties as part of the program. We are evaluating customers and vendors that have significant relationships with

UNBC to determine whether they are adequately preparing for the year 2000. In addition, we are developing contingency plans to reduce the impact of some potential events that may occur. However, we cannot guarantee that the systems of vendors or customers with whom we do business will be year 2000 compliant on a timely basis, or that contingency plans will shield operations from failures that may occur.


    The year 2000 problem poses the following principal risks to our business:

    - disruption of our business due to our failure to achieve year 2000 readiness;

    - disruption of our business due to failure of third parties to achieve year 2000 readiness; and

    - disruption in our funding and repayment operations due to failure of fund providers and obligors to achieve year 2000 readiness.


    We estimate that the total cost of the year 2000 project will be approximately $50 million. We are funding the cost of the year 2000 project by normal operating cash flow. We are staffing the year 2000 project with external people as well as internal staff re-deployed from less time-sensitive assignments. Our estimated total cost could change further as analysis continues. Because of the range of possible issues and the large number of variables involved, however, we cannot definitively quantify the potential costs. For example, our remediation efforts or the efforts of third parties may be unsuccessful. Any failure of such remediation efforts could result in a loss of business, damage to our reputation or legal liability. Consequently, such failures could have a material adverse effect on our business.



POSSIBLE FUTURE SALES OF SHARES BY THE BANK OF TOKYO-MITSUBISHI, LTD. COULD
  ADVERSELY AFFECT THE MARKET PRICE OF OUR COMMON STOCK



    Although The Bank of Tokyo-Mitsubishi has announced its intention to maintain its majority ownership in UNBC, it will be able to sell shares of our common stock after the completion of this offering and the repurchase of our common stock from them. The federal securities laws and the restrictions discussed below will be the only restrictions on The Bank of Tokyo-Mitsubishi's ability to sell. They have agreed not to sell any shares of our common stock, except for the shares they are selling to us in the repurchase, for 90 days after the date of this prospectus without the prior written consent of Morgan Stanley & Co. Incorporated. By virtue of its current control of UNBC, The Bank of Tokyo-Mitsubishi could sell large amounts of its shares of our common stock by causing us to file a registration statement that would allow them to sell shares more easily. In addition, The Bank of Tokyo-Mitsubishi could sell its shares of our common stock without registration pursuant to Rule 144 under the Securities Act. Although we can make no prediction as to the effect, if any, that such sales would have on the market price of our common stock, sales of substantial amounts of our common stock, or the perception that such sales could occur, could adversely affect market prices. If The Bank of Tokyo-Mitsubishi sells or transfers its shares of our common stock as a block, another person or entity could become the controlling shareholder of UNBC.

                                THE TRANSACTIONS



    The Bank of Tokyo-Mitsubishi is offering to sell approximately $750 million in shares of our common stock to the public. In connection with this offering, we are seeking to repurchase shares of our common stock from two of our existing shareholders. We expect to repurchase $250 million in shares of our common stock from The Bank of Tokyo-Mitsubishi, concurrently with the closing of this offering. We expect to repurchase the shares at the public offering price set forth on the cover page of this prospectus, less the underwriting discounts and commissions. In addition, we are currently negotiating with another foreign institutional shareholder regarding the repurchase of approximately 2.1 million shares of our common stock. Two other foreign institutional shareholders decided not to participate in the repurchase. We intend to use the net proceeds of an offering of trust preferred securities to finance both of the repurchases. The trust preferred offering, the repurchases and this offering are referred to in this prospectus as the "Transactions." We anticipate that this offering and the trust preferred offering will close in the first quarter of 1999.



    From UNBC's point of view the Transactions are principally designed to improve our return on average common equity and earnings per share and to increase our public float. In addition, the sale of common stock by The Bank of Tokyo-Mitsubishi to the public will raise proceeds for, and enhance the capital base of, The Bank of Tokyo-Mitsubishi.



    The repurchase of the common stock from The Bank of Tokyo-Mitsubishi and the issuance of the trust preferred securities would, on a pro forma basis:



    - increase UNBC's return on average common equity from 16.87% to    % at
      September 30, 1998; and



    - increase UNBC's diluted earnings per share for the year ended December 31,
      1997 and nine months ended September 30, 1998 from $2.30 up to $   , and
      from $2.01 up to $   , respectively, representing an approximate    %
      increase and an approximate    % increase, respectively.



    The sale of the common stock by The Bank of Tokyo-Mitsubishi to the public will also substantially increase the percentage of UNBC's common stock held by public investors. This increase in public shareholders will increase our common stock's float. The Bank of Tokyo-Mitsubishi currently owns 81.6% of our common
stock and will own    % after the Transactions.



    We believe the Transactions will provide UNBC with additional benefits. The Transactions should increase our market visibility as a result of more research coverage and should make our common stock a more attractive acquisition currency. The Transactions will not result in a material change to our Tier 1 risk-based capital ratio, our total risk-based capital ratio or our leverage ratio.


                                USE OF PROCEEDS


    The net proceeds to be received by The Bank of Tokyo-Mitsubishi from the sale of common stock in the offering, after deducting estimated expenses of
$       and underwriting discounts and commissions, are estimated to be
approximately $       , assuming a public offering price of $       , which was
the last reported sale price of the common stock on the Nasdaq National Market
on         , 1999.



    From time to time, all net proceeds from the sale of the shares of our common stock in this offering will go to The Bank of Tokyo-Mitsubishi. Accordingly, we will not receive any of the proceeds from the sale of the shares of our common stock.

                PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY



    UNBC's common stock is quoted on the Nasdaq National Market under the symbol "UNBC". The following table sets forth the high and low closing sale prices for our common stock for the periods indicated, as reported by the Nasdaq National Market, and the cash dividends declared on the common stock during such periods.



                                                                                      COMMON STOCK          CASH
                                                                                        PRICE(1)          DIVIDENDS
                                                                                  --------------------  DECLARED PER
                                                                                    HIGH        LOW       SHARE(1)
                                                                                  ---------  ---------  -------------
Year ended December 31, 1997
  First Quarter.................................................................  $   21.00  $   17.63    $   0.117
  Second Quarter................................................................      25.96      16.92        0.117
  Third Quarter.................................................................      29.50      23.92        0.140
  Fourth Quarter................................................................      35.83      27.83        0.140
Year ended December 31, 1998
  First Quarter.................................................................      35.67      27.83        0.140
  Second Quarter................................................................      38.33      29.83        0.140
  Third Quarter.................................................................      34.33      23.88        0.140
  Fourth Quarter................................................................      35.25      24.67        0.190
Year ended December 31, 1999
  First Quarter (through January   , 1999)......................................


---------


(1) The prices and dividends in this table have been adjusted to reflect the 3-for-1 stock split.



    A recent reported last sale price for UNBC's common stock as reported on the Nasdaq National Market is set forth on the cover page of this prospectus. On
January   , 1999, there were approximately    holders of record of our common
stock.



    On November 18, 1998, our Board of Directors approved a 36% increase in our quarterly common stock dividend for the fourth quarter of 1998 from $0.14 per share to $0.19 per share. Future dividends will depend upon our earnings, financial condition, capital requirements and other factors as our Board of Directors may deem relevant.

                                 CAPITALIZATION


    The following table presents the short-term debt and total capitalization of UNBC on a consolidated basis at September 30, 1998. The "As Adjusted for The Transactions" column presents our capitalization at September 30, 1998, after giving effect to this offering, the offering of the common stock by The Bank of Tokyo-Mitsubishi and the repurchase of shares of our common stock from The Bank of Tokyo-Mitsubishi and a foreign institutional shareholder.



                                                                                         SEPTEMBER 30, 1998
                                                                                   -------------------------------
                                                                                                    AS ADJUSTED
                                                                                                        FOR
                                                                                      ACTUAL      THE TRANSACTIONS
                                                                                   -------------  ----------------
                                                                                             (UNAUDITED)
                                                                                           (IN THOUSANDS)
Short-term debt:
  Federal funds purchased and securities sold under repurchase agreements........  $   1,574,163   $
  Commercial paper...............................................................      1,417,077
  Other borrowed funds...........................................................        339,340
                                                                                   -------------  ----------------
      Total short-term debt......................................................  $   3,330,580   $
                                                                                   -------------  ----------------
                                                                                   -------------  ----------------

Long-term debt:
  UNBC-obligated mandatorily redeemable preferred securities of subsidiary grantor trust whose sole assets are junior subordinated debentures of
   UNBC(1).......................................................................  $          --   $
  Subordinated capital notes.....................................................        298,000
                                                                                   -------------  ----------------
      Total long-term debt.......................................................        298,000
                                                                                   -------------  ----------------

Shareholders' equity:
  Preferred stock, 5,000,000 shares authorized, none outstanding.................             --               --

  Common stock, 300,000,000 shares authorized, 175,208,037 shares
   outstanding(2)................................................................        292,013
  Additional paid-in capital.....................................................      1,430,539
  Retained earnings..............................................................      1,233,068
  Accumulated other comprehensive income.........................................         29,330
                                                                                   -------------  ----------------
      Total shareholders' equity.................................................      2,984,950
                                                                                   -------------  ----------------
        Total capitalization.....................................................  $   3,282,950   $
                                                                                   -------------  ----------------
                                                                                   -------------  ----------------

Tier 1 risk-based capital ratio..................................................           9.53%
Total risk-based capital ratio...................................................          11.51
Return on average common equity ratio............................................          16.87


---------


(1) The sole asset of the subsidiary trust is the $        aggregate principal
    amount of the   % Junior Subordinated Debentures due     of UNBC.



(2) On November 18, 1998, our Board of Directors approved a 3-for-1 common stock split and a corresponding increase in the number of authorized shares of our common stock to 300,000,000, which became effective on December 7, 1998.

               SELECTED CONSOLIDATED FINANCIAL AND OPERATING DATA



    The selected financial and other data as of December 31, 1996 and 1997 and for the years ended December 31, 1995, 1996 and 1997 are derived from our audited consolidated financial statements included in this prospectus. The selected financial and other data for the year ending December 31, 1994 and as of December 31, 1995 are derived from our audited consolidated financial statements that are not included in this prospectus. The selected financial and other data as of December 31, 1993 and 1994 and for the year ended December 31, 1993 are derived from the combined historical financial information of Union Bank and BanCal Tri-State Corporation and its banking subsidiary, The Bank of California, N.A. Such combined historical information was, in turn, derived from the separate audited consolidated financial statements of Union Bank and BanCal Tri-State for those periods that are not included in this prospectus. The selected financial and other data as of September 30, 1997 and 1998 and for the nine-month periods ended September 30, 1997 and 1998 are derived from our unaudited consolidated financial statements included in this prospectus, which, in the opinion of our management, include all adjustments necessary for a fair presentation of our financial position at such date and the results of operations for such interim period. The results for the nine-month period ended September 30, 1998 are not necessarily indicative of the results to be expected of the full fiscal year. We have restated all historical financial information as if the combination of Union Bank with BanCal Tri-State Corporation and its banking subsidiary, The Bank of California, N.A., which occurred on April 1, 1996, had been in effect for all periods presented. You should read the following data with the more detailed information contained in "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and the notes to the consolidated financial statements, each included in this prospectus.

                                                                                                             NINE MONTHS
                                                                                                                ENDED
                                                                                                              SEPTEMBER
                                                              YEAR ENDED DECEMBER 31,                            30
                                         ------------------------------------------------------------------  -----------
                                              1993          1994         1995         1996         1997         1997
                                         --------------  -----------  -----------  -----------  -----------  -----------
                                                          (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
RESULTS OF OPERATIONS:
  Net interest income(1)...............  $      986,411  $ 1,007,789  $ 1,152,777  $ 1,175,302  $ 1,237,010  $   917,408
  Provision for credit losses..........         151,000       73,000       53,250       40,000      --           --
  Noninterest income...................         405,965      359,831      395,319      418,676      463,001      342,627
  Noninterest expense(2)...............       1,055,020    1,036,349      978,101    1,134,904    1,044,665      762,208
                                         --------------  -----------  -----------  -----------  -----------  -----------
  Income before income taxes and
  cumulative effect of accounting
  change(1)............................         186,356      258,271      516,745      419,074      655,346      497,827
  Taxable-equivalent adjustment........          14,734       12,566       10,444        6,724        5,328        4,107
  Income tax expense...................          63,966      120,356      193,359      162,892      238,722      174,869
                                         --------------  -----------  -----------  -----------  -----------  -----------
  Income before cumulative effect of
  accounting change                             107,656      125,349      312,942      249,458      411,296      318,851
  Cumulative effect of accounting
  change(3)                                     192,793           --           --           --           --           --
                                         --------------  -----------  -----------  -----------  -----------  -----------
  Net income...........................  $      300,449  $   125,349  $   312,942  $   249,458  $   411,296  $   318,851
                                         --------------  -----------  -----------  -----------  -----------  -----------
                                         --------------  -----------  -----------  -----------  -----------  -----------
NET INCOME APPLICABLE TO COMMON STOCK..  $      289,174  $   114,045  $   301,637  $   238,152  $   403,696  $   311,251
                                         --------------  -----------  -----------  -----------  -----------  -----------
                                         --------------  -----------  -----------  -----------  -----------  -----------
PER COMMON SHARE:(4)
  Net income -- basic(5)...............  $         1.73  $      0.67  $      1.74  $      1.37  $      2.31  $      1.78
  Net income -- diluted(5).............            1.73         0.67         1.73         1.36         2.30         1.78
  Pro forma earnings -- basic,
   excluding after tax merger and
   integration expense and cumulative
   effect of accounting change(2)......            0.58         0.67         1.74         1.78         2.33         1.80
  Pro forma earnings -- diluted,
   excluding after tax merger and
   integration expense and cumulative
   effect of accounting change(2)......            0.58         0.67         1.73         1.77         2.32         1.80
  Dividends(6).........................            0.47         0.47         0.47         0.47         0.51         0.37
  Book value (end of period)(7)........           11.64        11.88        13.49        13.53        15.32        14.96
  Common shares outstanding (end of
   period).............................     169,989,829  172,043,617  174,180,493  174,457,603  174,917,674  174,848,461
  Weighted average common shares
   outstanding -- basic................     166,857,166  171,089,311  173,806,300  174,391,048  174,683,338  174,614,764
  Weighted average common shares
   outstanding -- diluted..............     166,917,256  171,149,731  174,099,241  174,783,565  175,189,078  175,071,292
BALANCE SHEET DATA (END OF PERIOD):
  Total assets.........................  $   24,005,530  $24,569,042  $27,546,859  $29,234,059  $30,585,265  $30,982,479
  Total loans..........................      17,759,181   18,065,650   20,431,683   21,049,787   22,741,408   22,297,724
  Nonperforming assets.................       1,193,450      421,227      246,871      156,784      129,809      132,974
  Total deposits.......................      16,978,347   17,409,737   19,655,043   21,532,960   23,296,374   22,974,188
  Subordinated capital notes...........         725,859      655,859      501,369      382,000      348,000      382,000
  Preferred Stock......................         135,000      135,000      135,000      135,000      --           --
  Common equity........................       1,978,455    2,044,202    2,349,092    2,359,933    2,679,299    2,615,327
BALANCE SHEET DATA (PERIOD AVERAGE):
  Total assets.........................  $   23,926,924  $23,692,560  $25,564,843  $27,899,734  $29,692,992  $29,451,728
  Total loans..........................      18,219,288   17,616,002   18,974,540   20,727,577   21,855,911   21,693,329
  Earning assets.......................      21,176,396   21,046,600   22,849,129   24,717,326   26,291,822   26,066,274
  Total deposits.......................      17,160,129   16,826,443   17,969,972   20,101,544   22,067,155   21,823,524
  Common equity........................       1,917,530    1,980,577    2,197,476    2,325,437    2,514,610    2,469,521
OTHER DATA:
  Return on average assets(8)..........            1.26%        0.53%        1.22%        0.89%        1.39%        1.45%
  Pro forma return on average assets,
   excluding after-tax merger and
   integration expense and cumulative
   effect of accounting change(2)(8)...            0.45         0.53         1.22         1.15         1.40         1.46
  Return on average common equity(9)...           15.08         5.76        13.73        10.24        16.05        16.85
  Pro forma return on average common
   equity, excluding after-tax merger
   and integration expense and
   cumulative effect of accounting
   change(2)(9)........................            5.03         5.76        13.73        13.33        16.20        17.04
  Efficiency ratio(10).................           66.92        70.39        63.39        71.02        61.53        60.55
  Pro forma efficiency ratio, excluding
   merger and integration
   expense(2)(10)......................           66.92        70.39        63.39        63.65        61.17        60.07
  Net interest margin(11)..............            4.66         4.79         5.05         4.75         4.70         4.70


                                            1998
                                         -----------

RESULTS OF OPERATIONS:
  Net interest income(1)...............  $   983,056
  Provision for credit losses..........       45,000
  Noninterest income...................      399,949
  Noninterest expense(2)...............      836,178
                                         -----------
  Income before income taxes and
  cumulative effect of accounting
  change(1)............................      501,827
  Taxable-equivalent adjustment........        3,417
  Income tax expense...................      146,045
                                         -----------
  Income before cumulative effect of
  accounting change                          352,365
  Cumulative effect of accounting
  change(3)                                       --
                                         -----------
  Net income...........................  $   352,365
                                         -----------
                                         -----------
NET INCOME APPLICABLE TO COMMON STOCK..  $   352,365
                                         -----------
                                         -----------
PER COMMON SHARE:(4)
  Net income -- basic(5)...............  $      2.01
  Net income -- diluted(5).............         2.01
  Pro forma earnings -- basic,
   excluding after tax merger and
   integration expense and cumulative
   effect of accounting change(2)......         2.01
  Pro forma earnings -- diluted,
   excluding after tax merger and
   integration expense and cumulative
   effect of accounting change(2)......         2.01
  Dividends(6).........................         0.42
  Book value (end of period)(7)........        17.04
  Common shares outstanding (end of
   period).............................  175,208,037
  Weighted average common shares
   outstanding -- basic................  175,090,890
  Weighted average common shares
   outstanding -- diluted..............  175,728,849
BALANCE SHEET DATA (END OF PERIOD):
  Total assets.........................  $31,407,318
  Total loans..........................   23,497,845
  Nonperforming assets.................       81,399
  Total deposits.......................   23,663,129
  Subordinated capital notes...........      298,000
  Preferred Stock......................      --
  Common equity........................    2,984,950
BALANCE SHEET DATA (PERIOD AVERAGE):
  Total assets.........................  $30,130,893
  Total loans..........................   22,916,992
  Earning assets.......................   27,002,879
  Total deposits.......................   22,386,160
  Common equity........................    2,792,727
OTHER DATA:
  Return on average assets(8)..........         1.56%
  Pro forma return on average assets,
   excluding after-tax merger and
   integration expense and cumulative
   effect of accounting change(2)(8)...         1.56
  Return on average common equity(9)...        16.87
  Pro forma return on average common
   equity, excluding after-tax merger
   and integration expense and
   cumulative effect of accounting
   change(2)(9)........................        16.87
  Efficiency ratio(10).................        60.51
  Pro forma efficiency ratio, excluding
   merger and integration
   expense(2)(10)......................        60.51
  Net interest margin(11)..............         4.86

  Dividend payout ratio(12)............           27.17        70.15        27.01        34.31        22.08        20.79
  Tier 1 risk-based capital
  ratio(13)............................            8.88         9.24         9.35         9.08         8.96         8.92
  Total risk-based capital ratio(14)...           12.07        12.03        11.70        11.17        11.05        11.02
  Leverage ratio(15)...................            8.26         8.67         8.70         8.41         8.53         8.39
  Allowances for credit losses to total
   loans(16)...........................            3.90         3.12         2.72         2.49         1.99         2.15
  Allowance for credit losses to
   nonaccrual loans(17)................           84.82       161.08       266.56       408.48       413.12       435.92
  Net loans charged off to average
   total loans(18).....................            1.37         1.15         0.32         0.34         0.33         0.28
  Nonperforming assets to total loans
   and foreclosed assets(19)...........            6.58         2.32         1.21         0.74         0.57         0.60
  Nonperforming assets to total
  assets(20)...........................            4.97         1.71         0.90         0.54         0.42         0.43

  Dividend payout ratio(12)............        20.90
  Tier 1 risk-based capital
  ratio(13)............................         9.53
  Total risk-based capital ratio(14)...        11.51
  Leverage ratio(15)...................         9.37
  Allowances for credit losses to total
   loans(16)...........................         2.02
  Allowance for credit losses to
   nonaccrual loans(17)................       697.19
  Net loans charged off to average
   total loans(18).....................         0.12
  Nonperforming assets to total loans
   and foreclosed assets(19)...........         0.35
  Nonperforming assets to total
  assets(20)...........................         0.26


---------


(1) Amounts are on a taxable-equivalent basis using the federal statutory tax rate of 35 percent.



(2) Merger and integration expense was $117 million and $6 million for 1996 and 1997, respectively, and after-tax merger and integration expense was $72 million and $4 million for 1996 and 1997, respectively. Merger and integration expense was $6 million ($4 million after-tax) for the nine months ended September 30, 1997. See page 34 "Year Ended December 31, 1997 compared to Year Ended December 31, 1996" for a description of merger accounting and pro forma presentations.



(3) 1993 net income includes the cumulative effect of the adoption of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes."



(4) Amounts have been restated to give retroactive effect to the December 1998 3-for-1 stock split.



(5) Basic and diluted earnings per share is computed by dividing net income applicable to common stock by the weighted average number of common shares outstanding during the period. Diluted earnings per share incorporate the dilutive effects of outstanding stock options.



(6) Dividends per share reflect dividends declared on UNBC's common stock outstanding as of the declaration date. Amounts prior to the merger on April 1, 1996 are based on Union Bank only and do not include the dividend of $145 million paid to The Mitsubishi Bank, Limited in the first quarter of 1996 by BanCal Tri-State Corporation and The Bank of California, N.A.



(7) Book value per share is computed by dividing the common equity at the end of the period by the number of common shares outstanding at the end of the period.



(8) Return on average assets is computed by dividing net income by the average assets for the period. Net income for the nine months ended September 30, 1997 and 1998 has been annualized.



(9) Return on average common equity is computed by dividing net income applicable to common stock by average common equity for the period. Net income for the nine months ended September 30, 1997 and 1998 has been annualized.



(10) The efficiency ratio is noninterest expense, excluding foreclosed asset expense (income), as a percentage of net interest income (taxable-equivalent) and noninterest income. Foreclosed asset expense (income) was $123.3 million, $73.7 million, $(3.2) million, $2.9 million and $(1.3) million for the years ended 1993 through 1997, respectively. For the nine months ended September 30, 1997 and 1998, foreclosed asset expense (income) was $(0.7) million in each period.



(11) The net interest margin is computed by dividing net interest income (taxable-equivalent) by average earning assets for the period. Net interest income (taxable-equivalent) for the nine months ended September 30, 1997 and 1998 has been annualized.



(12) The dividend payout ratio is computed by dividing dividends applicable to common shareholders for the period by net income available to common shareholders for the period.



(13) The Tier 1 risk-based capital ratio is computed by dividing Tier 1 capital (common and preferred equity, less certain intangible assets) by risk weighted period-end assets.

(14) The total risk-based capital ratio was computed by dividing total capital (Tier 1 capital, subordinated debt, and a limited amount of the allowance for credit losses) by risk weighted period-end assets (excluding certain intangible assets).



(15) The leverage ratio is computed by dividing Tier 1 capital by quarterly average assets (excluding certain intangible assets).



(16) The allowance for credit losses to total loans is computed by dividing the allowance for credit losses at the end of the period by total loans at the end of the period.



(17) The allowance for credit losses to nonaccrual loans is computed by dividing the allowance for credit losses at the end of the period by nonaccrual loans at the end of the period.



(18) Net loans charged off to average total loans is computed by dividing the net loans charged off for the period by average total loans for the period. Net loans charged off for the nine months ended September 30, 1997 and 1998 has been annualized.



(19) Nonperforming assets to total loans and foreclosed assets is computed by dividing nonperforming assets at the end of the period by total loans and foreclosed assets at the end of the period.



(20) Nonperforming assets to total assets is computed by dividing nonperforming assets at the end of the period by total assets at the end of the period.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS



    YOU SHOULD READ THE FOLLOWING DISCUSSION AND ANALYSIS OF OUR FINANCIAL CONDITION AND THE RESULTS OF OUR OPERATIONS TOGETHER WITH OUR FINANCIAL STATEMENTS AND THE NOTES TO THOSE FINANCIAL STATEMENTS INCLUDED IN THIS PROSPECTUS. CERTAIN AMOUNTS FOR PRIOR PERIODS HAVE BEEN RECLASSIFIED TO CONFORM TO CURRENT FINANCIAL STATEMENT PRESENTATION.



    INTRODUCTION



    UnionBanCal Corporation, or "UNBC," is a California-based commercial bank holding company with consolidated assets of $31.4 billion at September 30, 1998. Based on total assets, UNBC, together with its consolidated subsidiaries, was the third largest bank holding company in California and among the 30 largest in the United States. At September 30, 1998, we operated 244 full-service branches in California, six banking offices in Oregon and Washington, and 18 overseas facilities.



    The combination of Union Bank with BanCal Tri-State Corporation and its banking subsidiary, The Bank of California, N.A., was completed on April 1, 1996 (the "Merger"), resulting in UnionBanCal Corporation and its banking subsidiary, Union Bank of California, N.A. The combination was accounted for as a reorganization of entities under common control (similar to a pooling of interests). Accordingly, all historical financial information has been restated as if the combination had been in effect for all periods presented.



    On August 10, 1998, UNBC and its consolidated subsidiaries exchanged 10.2 million shares of its common stock for the 7.2 million shares of the common stock of Union Bank of California, N.A. owned directly by The Bank of Tokyo-Mitsubishi, Ltd. This share exchange provided UNBC with a 100 percent ownership interest in Union Bank of California, N.A. In addition, it increased The Bank of Tokyo-Mitsubishi's ownership percentage of UNBC to 82 percent from 81 percent.



    The exchange of shares was accounted for as a reorganization of entities under common control. Accordingly, amounts previously reported as "Parent Direct Interest in Bank Subsidiary," including the proportionate share of net income, dividends, and other comprehensive income, have been reclassified to combine them with the corresponding amounts attributable to our common shareholders for all periods presented.



    On November 18, 1998, our Board of Directors approved the declaration of a 3-for-1 stock split effective for shareholders of record on December 7, 1998. Accordingly, all historical financial information has been restated as if the stock split had been in effect for all periods presented.



NINE MONTHS ENDED SEPTEMBER 30, 1998 COMPARED TO NINE MONTHS ENDED SEPTEMBER 30,
  1997



    SUMMARY



    Net income for the first nine months of 1998 was $352.4 million, compared to $318.9 million for the first nine months of 1997. Net income applicable to common stock was $352.4 million, or $2.01 per diluted common share, for the first nine months of 1998, compared with $311.3 million, or $1.78 per diluted common share, for the first nine months of 1997. Excluding the tax benefit of $52.4 million, net of federal tax, recorded in the first nine months of 1998, net income applicable to common stock was $299.9 million, or $1.71 per diluted common share. Excluding the $24.7 million tax refund for the first nine months of 1997, net income applicable to common stock was $286.6 million, or $1.64 per diluted common share.



    Other highlights of the first nine months of 1998 include:



    - Net interest income, on a taxable-equivalent basis, was $983.1 million for the first nine months of 1998, a $65.6 million, or 7 percent, increase from the comparable period one year earlier. The increase in net interest income was primarily due to a 16 basis point increase in the net interest margin and a $936.6 million, or 4 percent, increase in average earning assets, resulting primarily from a $1.2 billion, or 6 percent, increase in average loans, largely funded by a $1.1 billion, or 15 percent, increase in average noninterest bearing deposits.



    - A provision for credit losses of $45.0 million was recorded for the first nine months of 1998, compared with no provision in 1997. Net charge-offs for the nine months ended September 30, 1998 were $21.0 million. This resulted from management's regular quarterly assessments of overall credit quality, loan growth and economic conditions in relation to the level of the allowance for credit losses.



    - Noninterest income was $399.9 million, an increase of $57.3 million, or 17 percent, over the first nine months of 1997. This increase includes the $17.1 million gain from the sale of the credit card portfolio in the second quarter of 1998. Service charges on deposit accounts grew $16.6 million, or 20 percent, reflecting growth in average deposits; trust and investment management fees increased $12.1 million, or 16 percent, on growth in assets under management; international commissions and fees increased $4.9 million; and securities gains, net increased $3.5 million, primarily from the sale of securities available for sale.



    - Noninterest expense was $836.2 million for the first nine months of 1998, compared with $762.2 million for the first nine months of 1997, an increase of $74.0 million, or 10 percent. Personnel-related expense increased $40.6 million, or 10 percent, primarily due to increases in salaries, a portion of which relates to increases in staffing, performance-based incentive compensation as well as a decline in the fair value of assets underlying postretirement benefit plans, caused by the downturn in the financial markets. Professional fees increased $6.1 million, or 32 percent, primarily due to additional costs related to the year 2000 effort. Other noninterest expense increased $24.4 million, or 22 percent, primarily attributable to additional expenses incurred to support higher deposit volumes.



    - The effective tax rate for the first nine months of 1998 was 29 percent, compared with 35 percent for the first nine months of 1997. The lower effective tax rate for the first nine months of 1998 was the result of a total reduction of $52.4 million, net of federal tax, in state income tax liabilities. Excluding this state tax reduction, the effective tax rate for the first nine months of 1998 was 40 percent. Excluding the $24.7 million after-tax refund from the State of California Franchise Tax Board, the effective tax rate for the first nine months of 1997 was 40 percent.



    - The return on average assets for the first nine months of 1998 increased to 1.56 percent, compared to 1.45 percent for the first nine months of 1997. The return on average common equity increased slightly to 16.87 percent for the first nine months of 1998, compared to 16.85 percent for the first nine months of 1997.



    - Total loans at September 30, 1998 increased $756.4 million, or 3 percent, over December 31, 1997, primarily due to growth in the commercial, financial and industrial portfolio.



    - Our Tier 1 and total risk-based capital ratios were 9.53 percent and 11.51 percent at September 30, 1998, compared with 8.96 percent and 11.05 percent at December 31, 1997. Our September 30, 1998 leverage ratio was
      9.37 percent, compared with 8.53 percent at December 31, 1997.

    NET INTEREST INCOME



                                                                    FOR THE NINE MONTHS ENDED
                                          ------------------------------------------------------------------------------
                                                    SEPTEMBER 30, 1997                      SEPTEMBER 30, 1998
                                          --------------------------------------  --------------------------------------
                                                         INTEREST      AVERAGE                   INTEREST      AVERAGE
                                            AVERAGE       INCOME/      YIELD/       AVERAGE       INCOME/      YIELD/
                                            BALANCE     EXPENSE(1)     RATE(1)      BALANCE     EXPENSE(1)     RATE(1)
                                          ------------  -----------  -----------  ------------  -----------  -----------
                                                                      (DOLLARS IN THOUSANDS)
ASSETS:
  Loans:(2)
    Domestic............................  $ 20,218,298  $ 1,245,658        8.23%  $ 21,569,891  $ 1,297,483        8.04%
    Foreign(3)..........................     1,475,031       66,578        6.03      1,347,101       68,380        6.79
  Securities -- taxable(4)..............     2,476,970      116,715        6.29      2,949,151      139,720        6.32
  Securities -- tax-exempt(4)...........       126,634        9,567       10.07        106,783        8,348       10.42
  Interest bearing deposits in banks....       996,710       43,404        5.82        279,938       14,187        6.78
  Federal funds sold and securities
   purchased under resale agreements....       450,603       18,727        5.56        281,565       11,784        5.60
  Trading account assets................       322,028       13,389        5.56        468,450       20,137        5.75
                                          ------------  -----------               ------------  -----------
      Total earning assets..............    26,066,274    1,514,038        7.76     27,002,879    1,560,039        7.72
                                          ------------  -----------               ------------  -----------
  Allowance for credit losses...........      (514,043)                               (471,384)
  Cash and due from banks...............     2,005,177                               1,903,155
  Premises and equipment, net...........       413,024                                 402,197
  Other assets..........................     1,481,296                               1,294,046
                                          ------------                            ------------
      Total assets......................  $ 29,451,728                            $ 30,130,893
                                          ------------                            ------------
                                          ------------                            ------------
LIABILITIES:
  Domestic deposits:
    Interest bearing....................  $  5,274,137  $   111,457        2.83   $  5,447,712  $   115,626        2.84
    Savings and consumer time...........     2,956,493       83,695        3.78      3,176,898       90,713        3.82
  Large time............................     4,691,506      191,547        5.46      3,606,182      146,945        5.45
  Foreign deposits(3)...................     1,560,149       55,156        4.73      1,723,282       66,454        5.16
                                          ------------  -----------               ------------  -----------
      Total interest bearing deposits...    14,482,285      441,855        4.08     13,954,074      419,738        4.02
                                          ------------  -----------               ------------  -----------
  Federal funds purchased and securities
   sold under repurchase agreements.....     1,106,180       44,053        5.32      1,481,809       59,667        5.38
  Subordinated capital notes............       353,429       17,180        6.50        335,179       15,883        6.34
  Commercial paper......................     1,631,056       66,543        5.45      1,641,425       67,720        5.52
  Other borrowed funds..................       673,359       26,999        5.36        323,082       13,975        5.78
                                          ------------  -----------               ------------  -----------
      Total borrowed funds..............     3,764,024      154,775        5.50      3,781,495      157,245        5.56
                                          ------------  -----------               ------------  -----------
      Total interest bearing
       liabilities......................    18,246,309      596,630        4.37     17,735,569      576,983        4.35
                                                        -----------                             -----------
  Noninterest bearing deposits..........     7,341,239                               8,432,086
  Other liabilities.....................     1,274,000                               1,170,511
                                          ------------                            ------------
      Total liabilities.................    26,861,548                              27,338,166
                                          ------------                            ------------
                                          ------------                            ------------
SHAREHOLDERS' EQUITY
  Preferred stock.......................       120,659                                 --
  Common equity.........................     2,469,521                               2,792,727
                                          ------------                            ------------
      Total shareholders' equity........     2,590,180                               2,792,727
                                          ------------                            ------------
      Total liabilities and
       shareholders' equity.............  $ 29,451,728                            $ 30,130,893
                                          ------------                            ------------
                                          ------------                            ------------
  Net interest income/margin (taxable-
   equivalent basis)....................                    917,408        4.70%                    983,056        4.86%
  Less: taxable-equivalent adjustment...                      4,107                                   3,417
                                                        -----------                             -----------
      Net interest income...............                $   913,301                             $   979,639
                                                        -----------                             -----------
                                                        -----------                             -----------


----------


(1) Yields and interest income are presented on a taxable-equivalent basis using the federal statutory tax rate of 35 percent.



(2) Average balances on loans outstanding include all nonperforming and renegotiated loans. The amortized portion of net loan origination fees (costs) is included in interest income on loans, representing an adjustment to the yield.



(3) Foreign loans and deposits are those loans and deposits originated in foreign branches.



(4) Yields on securities available for sale are based on fair value. The difference between these yields and those based on amortized cost was not significant.

    Net interest income is interest earned on loans and investments less interest expense on deposit accounts and borrowings. Primary factors affecting the level of net interest income include the margin between the yield earned on interest earning assets and the rate paid on interest bearing liabilities, as well as the volume and composition of average interest earning assets and average interest bearing liabilities.



    For the first nine months of 1998, net interest income, on a taxable equivalent basis, was $983.1 million, compared with $917.4 million in the comparable period one year earlier. The increase of $65.6 million, or 7 percent, was primarily attributable to a $936.6 million, or 4 percent, increase in average earning assets largely funded by a $1.1 billion, or 15 percent, increase in average noninterest bearing deposits. In addition, the net interest margin increased 16 basis points to 4.86 percent. Although the differential between the decrease in the yield on average earning assets and the decrease in the rate of average interest bearing liabilities was a negative 2 basis points, the negative impact on the net interest margin of these two factors was more than offset by the increase in the proportion of funding provided by average noninterest bearing deposits.



    Average earning assets were $26.1 billion and $27.0 billion, for the nine months ended September 30, 1997 and 1998, respectively. Most of this increase was attributable to growth in average loans, which increased $1.2 billion, or 6 percent, and average securities, which were $452.3 million, or 17 percent, higher. This increase was partially offset by a $716.8 million decrease in average interest bearing deposits in banks. The growth in average loans outstanding was attributable to the increase in average commercial, financial and industrial loans of $1.5 billion, partly offset by the decrease in average consumer loans of $337.4 million, which was primarily related to the sale of the credit card portfolio. See "Loans" on page 28 for additional commentary on growth in the loan portfolio. The increase in primarily fixed rate securities reflected interest rate risk management actions to reduce our exposure to declines in interest rates.



    NONINTEREST INCOME



                                                                                   FOR THE NINE MONTHS ENDED
                                                                            ---------------------------------------
                                                                            SEPTEMBER 30,  SEPTEMBER 30,   PERCENT
                                                                                1997           1998        CHANGE
                                                                            -------------  -------------  ---------
                                                                                    (DOLLARS IN THOUSANDS)
Service charges on deposit accounts.......................................   $    84,699    $   101,288       19.59%
Trust and investment management fees......................................        76,737         88,806       15.73
International commissions and fees........................................        49,593         54,516        9.93
Merchant transaction processing fees......................................        42,653         42,988        0.79
Merchant banking fees.....................................................        19,899         24,083       21.03
Brokerage commissions and fees............................................        11,529         14,188       23.06
Foreign exchange trading gains, net.......................................        11,249         14,159       25.87
Securities gains, net.....................................................         2,098          5,579      165.92
Gain on sale of credit card portfolio.....................................       --              17,056          nm
Other.....................................................................        44,170         37,286      (15.59)
                                                                            -------------  -------------
  Total noninterest income................................................   $   342,627    $   399,949       16.73%
                                                                            -------------  -------------
                                                                            -------------  -------------


---------


nm = not meaningful



    For the first nine months of 1997, noninterest income was $342.6 million, compared with $399.9 million for the same period in 1998. This increase of $57.3 million, or 17 percent, includes the second quarter 1998 gain of $17.1 million from the sale of the credit card portfolio, a $16.6 million increase in service charges on deposit accounts, reflecting a 3 percent increase in average deposits coupled with the expansion of several products and services, a $12.1 million increase in trust and investment management fees, largely due to growth of assets under management, a $4.9 million increase in international commissions and fees, a $3.5 million increase in securities gains, net, and a $6.8 million increase related to brokerage commissions and merchant banking fees. In contrast, other noninterest income decreased $6.9 million, or 16 percent, due to a

$7.7 million nonrecurring gain recognized in 1997 related to a real estate joint venture and the $2.9 million trading loss in 1998, partially offset by the $4.8 million gain recognized in the second quarter of 1998 from the sale of commercial real estate loans.



    NONINTEREST EXPENSE



                                                                                    FOR THE NINE MONTHS ENDED
                                                                            -----------------------------------------
                                                                            SEPTEMBER 30,  SEPTEMBER 30,    PERCENT
                                                                                1997           1998         CHANGE
                                                                            -------------  -------------  -----------
                                                                                     (DOLLARS IN THOUSANDS)
Salaries and other compensation...........................................   $   337,401    $   369,715         9.58%
Employee benefits.........................................................        81,569         89,877        10.19
                                                                            -------------  -------------
  Personnel-related expense...............................................       418,970        459,592         9.70
Net occupancy.............................................................        64,133         67,294         4.93
Equipment.................................................................        41,206         41,842         1.54
Merchant transaction processing...........................................        31,269         33,008         5.56
Communications............................................................        31,135         31,515         1.22
Professional services.....................................................        19,062         25,186        32.13
Advertising and public relations..........................................        20,759         22,419         8.00
Data processing...........................................................        19,115         20,462         7.05
Printing and office supplies..............................................        17,646         19,112         8.31
Software..................................................................        12,358         14,536        17.62
Travel....................................................................        11,321         13,041        15.19
Intangible asset amortization.............................................        10,014         10,069         0.55
Armored car...............................................................         9,160          8,989        (1.87)
Foreclosed asset expense (income).........................................          (696)          (746)          nm
Merger and integration expense............................................         6,037        --                nm
Other.....................................................................        50,719         69,859        37.74
                                                                            -------------  -------------
  Total noninterest expense...............................................   $   762,208    $   836,178         9.70%
                                                                            -------------  -------------
                                                                            -------------  -------------


---------


nm = not meaningful



    Noninterest expense was $762.2 million for the first nine months of 1997, compared with $836.2 million for the first nine months of 1998, an increase of $74.0 million, or 10 percent. Personnel-related expense increased $40.6 million, or 10 percent, primarily due to a $16.7 million increase in performance-based incentive compensation, a 4 percent increase in the workforce, to support increased revenue growth, and a $4.8 million increase in benefits expense arising from a loss in the fair value of assets underlying postretirement benefit plans. Professional services increased $6.1 million, or 32 percent, due to additional costs related to the year 2000 effort. In addition, other noninterest expense increased $19.1 million, primarily attributable to additional expenses incurred to support higher deposit volumes.



    We continue to make preparations for the year 2000. (For a detailed discussion of our year 2000 program see page 60). The total cost of our year 2000 project is estimated to be approximately $50 million, of which $10 million relates to capital expenditures which we will capitalize and depreciate over their useful lives. The remaining $40 million will be included in noninterest expense in the period incurred. As of September 30, 1998, we had spent $19 million on our year 2000 project, $2 million and $17 million in 1997 and 1998, respectively. Of the $19 million spent as of September 30, 1998, $6 million relates to capital expenditures, $1 million and $5 million in 1997 and 1998, respectively. Of the estimated $31 million remaining to be spent, an estimated $4 million is for capital expenditures. The cost of the year 2000 project is being funded by normal operating cash and staffed by external resources as well as internal staff re-deployed from less time-sensitive assignments. Estimated total cost could change further as analysis continues.

    The combination of Union Bank and BanCal Tri-State Corporation on April 1, 1996 resulted in the recording of a total of $123.5 million in merger and integration expense. The remaining liability balance at September 30, 1998 was $10.6 million. The balance includes amounts primarily for lease payments that are continuing over the expected term of the leases. Merger and integration expense of $6.0 million was recorded for the first nine months of 1997, compared with none for the first nine months of 1998.



    INCOME TAX EXPENSE



    The effective tax rate for the nine months ended September 30, 1997 was reduced as a result of an after-tax refund from the State of California Franchise Tax Board of $24.7 million in settlement of litigation, administration and audit disputes covering the years 1975-1987. The effective tax rate for the nine months ended September 30, 1997 was 35 percent. The effective tax rate for the nine months ended September 30, 1998 was 29 percent. The decrease in the effective tax rate for 1998 was the result of a reduction of California franchise taxes for 1997 and 1998 from our ability to file California franchise tax returns on a worldwide unitary basis, which incorporates the financial results of The Bank of Tokyo-Mitsubishi and its worldwide affiliates. The total reduction of $52.4 million, net of federal tax, was reflected in the third quarter of 1998. Of this amount, $29 million related to the reversal of previously accrued 1997 state income tax liabilities and $23.4 million related to a lower state tax provision in 1998. Excluding these reductions, the effective tax rates for all periods would have been 40 percent.



    At this time, we anticipate that we will continue to file our California franchise tax return on the worldwide basis for 1999. Our anticipated 1999 tax rate will be dependent on our proportionate share of The Bank of Tokyo-Mitsubishi financial results for that year, and is expected to be within the range of 35 to 40 percent.

    LOANS



    The following table shows loans outstanding by loan type.



                                                                                          PERCENT CHANGE TO
                                                                                      SEPTEMBER 30, 1998 FROM:
                                                                                     ---------------------------
                                        SEPTEMBER 30,  DECEMBER 31,   SEPTEMBER 30,  SEPTEMBER 30,  DECEMBER 31,
                                            1997           1997           1998           1997           1997
                                        -------------  -------------  -------------  -------------  ------------
                                                                 (DOLLARS IN THOUSANDS)
Domestic:
  Commercial, financial and
   industrial.........................  $  10,405,299  $  10,747,179  $  12,151,210         16.78%        13.06%
  Construction........................        312,318        293,333        420,267         34.56         43.27
  Mortgage:
    Residential.......................      2,966,326      2,961,233      2,742,451         (7.55)        (7.39)
    Commercial........................      2,851,838      2,951,807      2,980,371          4.51          0.97
                                        -------------  -------------  -------------
      Total mortgage..................      5,818,164      5,913,040      5,722,822         (1.64)        (3.22)
  Consumer:
    Installment.......................      2,075,065      2,090,752      2,026,441         (2.34)        (3.08)
    Home equity.......................      1,027,147        992,916        844,256        (17.81)       (14.97)
    Credit card and other lines of
     credit...........................        275,258        270,097       --                  nm            nm
                                        -------------  -------------  -------------
      Total consumer..................      3,377,470      3,353,765      2,870,697        (15.00)       (14.40)
  Lease financing.....................        863,745        874,860      1,013,772         17.37         15.88
                                        -------------  -------------  -------------
      Total loans in domestic
       offices........................     20,776,996     21,182,177     22,178,768          6.75          4.70
Loans originated in foreign
  branches............................      1,520,728      1,559,231      1,319,077        (13.26)       (15.40)
                                        -------------  -------------  -------------
      Total loans.....................  $  22,297,724  $  22,741,408  $  23,497,845          5.38%         3.33%
                                        -------------  -------------  -------------
                                        -------------  -------------  -------------


---------


nm = not meaningful



    Our lending activities are predominantly domestic, with such loans and leases comprising 94 percent of the portfolio at September 30, 1998. Total loans at September 30, 1998 were $23.5 billion, an increase of $756.4 million, or 3 percent, from December 31, 1997. The increase was primarily attributable to growth in the commercial, financial and industrial loan portfolio, which increased $1.4 billion from December 31, 1997, partly offset by the consumer loan portfolio, which decreased $483.1 million.



    Commercial, financial and industrial loans represent the largest category in the loan portfolio. These loans are extended principally to major corporations, middle market businesses, and small businesses, with no industry concentration exceeding 10 percent of total commercial, financial and industrial loans. At year-end 1997 and September 30, 1998, the commercial, financial and industrial loan portfolio was $10.7 billion, or 47 percent of total loans, and $12.2 billion, or 52 percent of total loans, respectively. The increase of $1.4 billion, or 13 percent, from year-end 1997 was primarily attributable to continued growth in loans extended to large corporations.



    The construction loan portfolio totaled $293.3 million, or 1 percent of total loans, at December 31, 1997, compared with $420.3 million, or 2 percent of total loans, at September 30, 1998. This growth is primarily attributable to the favorable California real estate market coupled with the continuing improvement in the West Coast economy.



    Mortgage loans were $5.9 billion, or 26 percent of total loans, at December 31, 1997, compared with $5.7 billion, or 24 percent of total loans, at September 30, 1998. The mortgage loan portfolio consists of loans on commercial and industrial projects and loans secured by one to four family residential properties, primarily in California. Despite the sale of $123.0 million in commercial real estate mortgages during the second quarter of 1998, commercial mortgage loans increased $28.6 million from December 31, 1997, primarily attributable to the favorable California real estate market coupled with the continuing improvement in the West Coast economy. Residential mortgage loans decreased $218.8 million due to prepayments arising from the favorable interest rate environment and to sales in the secondary market.



    Consumer loans totaled $3.4 billion, or 15 percent of total loans, at December 31, 1997, compared with $2.9 billion, or 12 percent of total loans, at September 30, 1998. The decrease of $483.1 million was attributable to the sale of the $253.0 million credit card loan portfolio in April 1998, and to a reduction in home equity loans as customers refinanced to take advantage of favorable long-term, fixed rate mortgages.



    Lease financing totaled $874.9 million, or 4 percent of total loans, at December 31, 1997, compared with $1 billion, or 4 percent of total loans, at September 30, 1998.



    Loans originated in foreign branches totaled $1.6 billion, or 7 percent of total loans, at December 31, 1997 and $1.3 billion, or 6 percent of total loans, at September 30, 1998.



    CROSS-BORDER OUTSTANDINGS



    Our cross-border outstandings reflect certain additional economic and political risks that are not reflected in domestic outstandings. These risks include those arising from exchange rate fluctuations and restrictions on the transfer of funds. The following table sets forth our cross-border outstandings as of September 30, 1997, December 31, 1997, and September 30, 1998 for each country where such outstandings exceeded 1 percent of total assets. The cross-border outstandings were compiled based upon category and domicile of ultimate risk and are comprised of balances with banks, trading account assets, securities available for sale, securities purchased under resale agreements, loans, accrued interest receivable, acceptances outstanding and investments with foreign entities. The amounts outstanding for each country exclude local currency outstandings. We do not have significant local currency outstandings to the individual countries listed in the following table that are not hedged or are not funded by local currency borrowings.



                                                                                 PUBLIC      CORPORATIONS
                                                                  FINANCIAL      SECTOR        AND OTHER         TOTAL
                                                                INSTITUTIONS    ENTITIES       BORROWERS     OUTSTANDINGS
                                                                -------------  -----------  ---------------  -------------
                                                                                  (DOLLARS IN MILLIONS)
September 30, 1997
  Japan.......................................................    $     939     $  --          $     403       $   1,342
  Korea.......................................................          691            36            293           1,020

December 31, 1997
  Japan.......................................................          401        --                438             839
  Korea.......................................................          561            10            257             828
  Thailand....................................................          320        --             --                 320

September 30, 1998
  Japan.......................................................          115        --                469             584
  Korea.......................................................          376        --                139             515



    The economic condition and the ability of some countries, to which we have cross-border exposure, to manage their external debt obligations have been impacted by the Asian economic crisis which began in the second half of 1997. The impact of the Asian crisis appears to be spreading to other global markets. Our exposure in all affected countries continues to be short-term in nature and substantially related to the finance of trade. Although the extent of risk will vary from country to country, and institution to institution, these short-term exposures are characterized by management to be in the low to moderate range.

    Cross-border exposures, other than those referred to in the table above, include total outstandings as of September 30, 1998 of $133 million in Brazil.



    Since Japan is the second largest trading nation in the world, its political, economic and financial markets situation is being closely monitored. The situation in Japan is worsening and the depressed conditions in that country are impacting other areas which are highly dependent on trade relations with it. There is considerable concern that the United States is not immune to the effects of the depressed economic conditions in Japan and to the Asian crisis. Management is monitoring our portfolio accordingly.



    Although management cannot predict the ultimate impact of the global financial crisis on our financial position and results of operations since much depends on the effect of the stabilizing activities already under way, management believes that the continuation of internal supervision, monitoring and portfolio risk management practices will be effective in minimizing the impact over and above that already identified. Increases in nonaccrual loans, together with some related increases in charge-off activity, may occur as events unfold.



    ALLOWANCE FOR CREDIT LOSSES



    The allowance for credit losses is maintained at a level considered appropriate by management and is based on an ongoing assessment of risk in the credit and lease portfolio, including commitments to provide financing. The allowance is increased by the provision for credit losses, which is charged against current period operating results, and is decreased by the amount of net loans charged off during the period. In evaluating the adequacy of the allowance for credit losses, management incorporates such factors as collateral value, portfolio composition and concentration, and trends in local, national, and international economic conditions and the related impact on the financial strength of our borrowers. While the allowance is segmented by broad portfolio categories to analyze its adequacy, the allowance is general in nature and is available for the portfolio in its entirety. Although management believes that the allowance for credit losses is adequate as of September 30, 1998, future provisions will be subject to continuing evaluation of risk in the credit and lease portfolio.

    The table below sets forth a reconciliation of changes in the allowance for credit losses.



                                                                                           FOR THE NINE MONTHS
                                                                                           ENDED SEPTEMBER 30,
                                                                                          ----------------------
                                                                                             1997        1998
                                                                                          ----------  ----------
                                                                                          (DOLLARS IN THOUSANDS)
Balance, beginning of period............................................................  $  523,946  $  451,692
Loans charged off:
  Commercial, financial and industrial..................................................      40,618      21,966
  Construction..........................................................................         120           3
  Mortgage..............................................................................       4,481       4,992
  Consumer..............................................................................      38,864      24,206
  Lease financing.......................................................................       2,502       1,971
                                                                                          ----------  ----------
    Total loans charged off.............................................................      86,585      53,138
Recoveries of loans previously charged off:
  Commercial, financial and industrial..................................................      18,473      17,788
  Construction..........................................................................       9,054           3
  Mortgage..............................................................................       2,833       2,705
  Consumer..............................................................................      10,575      11,389
  Lease financing.......................................................................         284         273
                                                                                          ----------  ----------
    Total recoveries of loans previously charged off....................................      41,219      32,158
                                                                                          ----------  ----------
      Net loans charged off.............................................................      45,366      20,980
Provision for credit losses.............................................................      --          45,000
Transfer of reserve for trading account assets..........................................      --          (1,911)
Foreign translation adjustment and other net additions (deductions).....................        (126)        (84)
                                                                                          ----------  ----------
Balance, end of period..................................................................  $  478,454  $  473,717
                                                                                          ----------  ----------
                                                                                          ----------  ----------
Allowance for credit losses to total loans..............................................        2.15%       2.02%
Provision for credit losses to net loans charged off....................................          nm      214.49
Net loans charged off to average loans outstanding for the period(1)....................        0.28        0.12


---------


(1) Annualized.



nm = not meaningful



    At September 30, 1997, our allowance for credit losses was $478.5 million, or 2.15 percent of total loans, and 435.9 percent of total nonaccrual loans, compared with an allowance for credit losses at September 30, 1998 of $473.7 million, or 2.02 percent of total loans, and 697.2 percent of total nonaccrual loans.



    For the nine months ended September 30, 1997, we recorded no provision for credit losses, compared with a $45.0 million provision for the nine months ended September 30, 1998. Management considers a range of estimated credit losses inherent in the portfolio when evaluating the adequacy of the allowance for credit losses. Central to this process is the required reserve, an amount calculated by applying historical loss factors to credit exposures. These factors are based on loss experience, adjusted for significant factors that affect the collectibility of the portfolio as of the evaluation date. Additional amounts, which are unallocated, provide a margin of error for the required reserve calculation. At September 30, 1998, the unallocated reserve is also available to cover specific credit risks which are more difficult to quantify. These risks, such as the weak economic indicators in the global markets, the decline in oil prices, the potentially adverse impact on agriculture from "El Nino," and the volatility in the debt and equity markets, add to the uncertainty in estimating credit losses. When determining the need for a credit provision, these factors, as well as the likelihood of loan charge-offs, are used.

    Net loans charged-off were $45.4 million and $21.0 million for the nine months ended September 30, 1997 and 1998, respectively. Loans charged-off in 1998 decreased by $33.4 million primarily due to a $18.7 million decrease in commercial, financial and industrial loans charged-off as portfolio quality improved, and a $14.7 million decrease in consumer loans charged-off primarily due to the sale of the credit card portfolio in April of 1998. Recoveries of loans previously charged-off decreased by $9.1 million, and the percentage of net loans charged-off to average loans decreased from 0.28 to 0.12 percent for the nine months ended September 30, 1997 and 1998, respectively.



    In the third quarter 1998, we reclassified a $1.9 million previously established reserve for credit losses related to interest rate derivatives and foreign exchange contracts from the unallocated portion of the allowance for credit losses. The reserve for derivative and foreign exchange contracts is presented as an offset to trading account assets. Future changes in the reserve as a result of changes in the positive replacement cost of those contracts will be provided as an offset to trading gains and losses.



    We evaluate our loan portfolio for impairment as defined by SFAS No. 114, "Accounting by Creditors for Impairment of a Loan", as amended. At December 31, 1997, total impaired loans were $108.4 million and the associated impairment allowance was $9.4 million, compared with total impaired loans of $67.9 million and an associated impairment allowance of $7.5 million at September 30, 1998.



    NONPERFORMING ASSETS



                                                                       SEPTEMBER 30,  DECEMBER 31,  SEPTEMBER 30,
                                                                           1997           1997          1998
                                                                       -------------  ------------  -------------
                                                                                 (DOLLARS IN THOUSANDS)
Commercial, financial and industrial.................................   $    54,087    $   46,392    $    55,407
Construction.........................................................         4,579         4,071          4,377
Mortgage:
  Residential........................................................         1,133           954        --
  Commercial.........................................................        49,959        57,921          8,163
                                                                       -------------  ------------  -------------
    Total mortgage...................................................        51,092        58,875          8,163
                                                                       -------------  ------------  -------------
    Total nonaccrual loans...........................................       109,758       109,338         67,947
Foreclosed assets....................................................        23,216        20,471         13,452
                                                                       -------------  ------------  -------------
    Total nonperforming assets.......................................   $   132,974    $  129,809    $    81,399
                                                                       -------------  ------------  -------------
                                                                       -------------  ------------  -------------
Allowance for credit losses..........................................   $   478,454    $  451,692    $   473,717
                                                                       -------------  ------------  -------------
                                                                       -------------  ------------  -------------
Nonaccrual loans to total loans......................................          0.49%         0.48%          0.29%
Allowance for credit losses to nonaccrual loans......................        435.92        413.12         697.19
Nonperforming assets to total loans and foreclosed assets............          0.60          0.57           0.35
Nonperforming assets to total assets.................................          0.43          0.42           0.26



    At September 30, 1998, nonperforming assets totaled $81.4 million, a decrease of $48.4 million, or 37 percent, from December 31, 1997. The decrease was primarily the result of reductions of $49.8 million in nonaccrual commercial mortgage loans due to a combination of note sales, repayments and restorations to accrual and $7.0 million in foreclosed assets due to sales of individual assets.



    Nonaccrual loans as a percentage of total loans were 0.48 percent at December 31, 1997, compared with 0.29 percent at September 30, 1998. Nonperforming assets as a percentage of total loans and foreclosed assets were
0.57 percent at December 31, 1997, compared with 0.35 percent at September 30, 1998.

    LOANS 90 DAYS OR MORE PAST DUE AND STILL ACCRUING



                                                                       SEPTEMBER 30,  DECEMBER 31,  SEPTEMBER 30,
                                                                           1997           1997          1998
                                                                       -------------  ------------  -------------
                                                                                 (DOLLARS IN THOUSANDS)
Commercial, financial and industrial.................................    $   3,682     $      450     $   1,403
Mortgage:
  Residential........................................................        9,606         10,170         9,223
  Commercial.........................................................        2,284          1,660           370
                                                                       -------------  ------------  -------------
    Total mortgage...................................................       11,890         11,830         9,593
Consumer and other...................................................       10,010          7,712         4,299
                                                                       -------------  ------------  -------------
  Total loans 90 days or more past due and still accruing............    $  25,582     $   19,992     $  15,295
                                                                       -------------  ------------  -------------
                                                                       -------------  ------------  -------------



    REGULATORY CAPITAL



    The following table summarizes our risk-based capital, risk-weighted assets, and risk-based capital ratios.



                                                                                                          MINIMUM
                                                        SEPTEMBER 30,  DECEMBER 31,   SEPTEMBER 30,     REGULATORY
                                                            1997           1997           1998          REQUIREMENT
                                                        -------------  -------------  -------------  -----------------
                                                                            (DOLLARS IN THOUSANDS)
CAPITAL COMPONENTS:
  Tier 1 capital......................................  $   2,520,589  $   2,587,071  $   2,876,605
  Tier 2 capital......................................        593,865        601,102        598,027
                                                        -------------  -------------  -------------
    Total risk-based capital..........................  $   3,114,454  $   3,188,173  $   3,474,632
                                                        -------------  -------------  -------------
  Risk-weighted assets................................  $  28,249,379  $  28,862,340  $  30,176,967
                                                        -------------  -------------  -------------
                                                        -------------  -------------  -------------
  Quarterly average assets............................  $  30,037,626  $  30,334,507  $  30,696,414
                                                        -------------  -------------  -------------
                                                        -------------  -------------  -------------

CAPITAL RATIOS:
  Total risk-based capital............................          11.02%         11.05%         11.51%           8.0%
  Tier 1 risk-based capital...........................           8.92           8.96           9.53            4.0
  Leverage ratio(1)...................................           8.39           8.53           9.37            4.0


---------


(1) Tier 1 capital divided by quarterly average assets (excluding certain intangible assets).



    UNBC and its bank are subject to various regulations issued by Federal banking agencies, including minimum capital requirements. UNBC and its bank are required to maintain minimum ratios of total and Tier 1 capital to risk-weighted assets and of Tier 1 capital to average assets (the leverage ratio).



    Compared with December 31, 1997, our Tier 1 risk-based capital ratio at September 30, 1998 increased 57 basis points to 9.53 percent, the total risk-based capital ratio increased 46 basis points to 11.51 percent, and the leverage ratio increased 84 basis points to 9.37 percent. The increase in the capital ratios was primarily attributable to retained earnings growing faster than both risk-weighted assets and average assets, partly offset by the reduction of $50.0 million in subordinated capital notes.



    As of September 30, 1998, management believes the capital ratios of our bank met all regulatory minimums of a "well-capitalized" institution.

YEAR ENDED DECEMBER 31, 1997 COMPARED TO YEAR ENDED DECEMBER 31, 1996



    To facilitate the discussion of the results of operations, the Summary Consolidated Financial and Operating Data table on page 9 and the Selected Consolidated Financial and Operating Data table on page 19 include certain pro forma earnings disclosures and ratios. These presentations supplement the Consolidated Statements of Income on page F-2 (which are prepared in accordance with generally accepted accounting principles), primarily with respect to the treatment of merger and integration expense. We believe that it is meaningful to understand the operating results and trends excluding these expenses and, therefore, have included information in the tables referred to above and in the MD&A which follows, that presents income before merger and integration expense and income taxes and related pro forma ratio and per share calculations.



    SUMMARY



    Net income in 1997 was $411 million, including $4 million (after-tax) of merger and integration related expense. Net income in 1996 was $249 million, including $72 million (after-tax) of merger and integration related expense. Net income applicable to common stock was $404 million, or $2.30 per diluted common share, in 1997 compared with $238 million, or $1.36 per diluted common share, in 1996. Excluding after-tax merger and integration expense, pro forma earnings for 1997 were $415 million, an increase of 29 percent from $321 million a year earlier. Pro forma earnings applicable to common stock were $407 million, or $2.32 per diluted common share, in 1997 compared with $310 million, or $1.77 per diluted common share, in 1996. This increase of 31 percent over the comparable figures for 1996 was due to a 5 percent increase in net interest income, an 11 percent increase in noninterest income, a decrease in the effective income tax rate, and a $40 million reduction in the provision for credit losses, partially offset by a 2 percent increase in noninterest expense (excluding merger and integration expense). Other highlights for 1997 include:



    - Net interest income, on a taxable-equivalent basis, was $1,237 million in 1997, an increase of $62 million, or 5 percent, over 1996 primarily due to a $1.6 billion, or 6 percent, increase in average earning assets, resulting primarily from a $1.1 billion, or 5 percent, increase in average loans and largely funded by an $851 million, or 13 percent, increase in average demand deposits. Partially offsetting the positive impact of the growth in earning assets and demand deposits on net interest income was a 5 basis point decline in the net interest margin to 4.70%. The decline in net interest margin was primarily due to a 14 basis point decrease in the spread between the average yield on earning assets and the average rate paid on interest bearing liabilities.



    - No provision for credit losses was recorded in 1997 compared with $40 million in 1996, reflecting improvement in the quality of our loan portfolio and a reduction in nonaccrual loans. Nonperforming assets declined $27 million, or 17 percent, from December 31, 1996 to $130 million at December 31, 1997. Nonperforming assets as a percent of total assets declined to 0.42% at December 31, 1997 compared with 0.54% a year earlier. Total nonaccrual loans were $109 million at December 31, 1997 compared with $128 million at year-end 1996, resulting in a reduction in the ratio of nonaccrual and renegotiated loans to total loans from 0.61% at December 31, 1996 to 0.48% at year-end 1997. The allowance for credit losses was $452 million, or 413% of total nonaccrual loans, at December 31, 1997 compared with $524 million, or 408% of total nonaccrual loans, at December 31, 1996.



    - Noninterest income was $463 million in 1997, an increase of $44 million, or 11 percent, over 1996. Service charges on deposit accounts grew $13 million, or 12 percent, reflecting growth in deposit balances while trust and investment management fees increased $14 million, or 15 percent, on growth in trust accounts and assets under management.



    - Excluding merger and integration expense, noninterest expense was $1,039 million in 1997, an increase of $21 million, or 2 percent, over 1996. This increase was primarily attributable to an increase of $14 million, or 3 percent, in personnel-related expense, a significant portion of which was due to severance payments related to realignment of departments and to higher performance-related incentive compensation, and an increase of $14 million, or 25 percent, in other expenses. These increases were partially offset by a decline of $18 million in net occupancy expense, reflecting a $12 million charge recorded in 1996 related to former banking facilities, as well as merger efficiencies realized in 1997. Excluding the $12 million charge in 1996 and merger and integration expense, noninterest expense increased $33 million over 1996.



    - The effective tax rate for 1997 was 37% compared with 40% for 1996. Excluding the $25 million after-tax refund from the State of California Franchise Tax Board, the effective tax rate in 1997 was 41%. Excluding a $5 million after-tax benefit from the settlement of a unitary tax issue with the State of California Franchise Tax Board, the effective tax rate in 1996 was also 41%.



    - The return on average assets for 1997 increased to 1.39% compared to 0.89% for 1996. Excluding the after-tax effect of merger and integration expense, the pro forma return on average assets was 1.40% for 1997 compared to 1.15% for 1996. The return on average common equity for 1997 was 16.05% compared to 10.24% for 1996. Excluding the after-tax effect of merger and integration expense, the pro forma return on average common equity was 16.20% for 1997 compared to 13.33% for 1996.



    - Total loans at December 31, 1997 were $22.7 billion, an increase of $1.7 billion, or 8 percent, over year-end 1996, primarily from growth in the commercial, financial and industrial loan portfolio.



    - At December 31, 1997, our Tier 1 risk-based capital ratio was 8.96% and the total risk-based capital ratio was 11.05%, exceeding the minimum regulatory guidelines for bank holding companies of 4% and 8%, respectively. The Tier 1 and total risk-based capital ratios for our bank at December 31, 1997 exceeded the regulatory guidelines for "well-capitalized" banks. Our leverage ratio was 8.53% at December 31, 1997, exceeding the minimum regulatory guideline for bank holding companies.

    NET INTEREST INCOME



    The table below shows the major components of net interest income and net interest margin.


                                                                 YEARS ENDED DECEMBER 31,
                                  --------------------------------------------------------------------------------------
                                                  1995                                  1996                     1997
                                  ------------------------------------  ------------------------------------  ----------
                                               INTEREST      AVERAGE                 INTEREST      AVERAGE
                                   AVERAGE      INCOME/      YIELD/      AVERAGE      INCOME/      YIELD/      AVERAGE
                                   BALANCE    EXPENSE(1)     RATE(1)     BALANCE    EXPENSE(1)     RATE(1)     BALANCE
                                  ----------  -----------  -----------  ----------  -----------  -----------  ----------
                                                                  (DOLLARS IN THOUSANDS)
ASSETS:
  Loans: (2)
    Domestic....................  $17,783,993  $1,540,694        8.66%  $19,328,752  $1,604,799        8.30%  $20,332,494
    Foreign(3)..................   1,190,547      76,723         6.44    1,398,825      84,693         6.05    1,523,417
  Securities -- taxable(4)......   2,055,504     120,210         5.85    2,138,282     133,170         6.23    2,521,339
  Securities -- tax-exempt(4)...     185,934      18,984        10.21      151,970      15,451        10.17      124,174
  Interest bearing deposits in
   banks........................     930,999      58,201         6.25      911,575      52,709         5.78      968,966
  Federal funds sold and
   securities purchased under
   resale agreements............     368,684      22,247         6.03      547,547      30,246         5.52      466,321
  Trading account assets........     333,468      20,578         6.17      240,375      12,960         5.39      355,111
                                  ----------  -----------               ----------  -----------               ----------
      Total earning assets......  22,849,129   1,857,637         8.13   24,717,326   1,934,028         7.82   26,291,822
                                              -----------                           -----------
  Allowance for credit losses...    (573,648)                             (544,806)                             (503,126)
  Cash and due from banks.......   1,617,715                             1,926,050                             2,006,038
  Premises and equipment, net...     411,794                               425,943                               411,302
  Other assets..................   1,259,853                             1,375,221                             1,486,956
                                  ----------                            ----------                            ----------
      Total assets..............  $25,564,843                           $27,899,734                           $29,692,992
                                  ----------                            ----------                            ----------
                                  ----------                            ----------                            ----------
LIABILITIES:
  Domestic deposits:
    Interest bearing............  $4,955,750     129,860         2.62   $5,001,060     135,821         2.72   $5,340,661
    Savings and consumer time...   2,738,588      99,215         3.62    2,837,198     105,350         3.71    2,970,370
    Large time..................   2,474,685     128,974         5.21    4,095,222     218,959         5.35    4,652,293
  Foreign deposits(3)...........   1,806,820      96,109         5.32    1,504,067      71,437         4.75    1,589,303
                                  ----------  -----------               ----------  -----------               ----------
      Total interest bearing
       deposits.................  11,975,843     454,158         3.79   13,437,547     531,567         3.96   14,552,627
                                  ----------  -----------               ----------  -----------               ----------
  Federal funds purchased and
   securities sold under
   repurchase agreements........   1,384,762      78,908         5.70      933,433      47,095         5.05    1,097,707
  Subordinated capital notes....     615,868      42,538         6.91      458,966      30,104         6.56      354,575
  Commercial paper..............   1,448,739      86,695         5.98    1,620,087      87,411         5.40    1,637,070
  Other borrowed funds..........     731,759      42,561         5.82    1,119,051      62,549         5.59      635,900
                                  ----------  -----------               ----------  -----------               ----------
      Total borrowed funds......   4,181,128     250,702         6.00    4,131,537     227,159         5.50    3,725,252
                                  ----------  -----------               ----------  -----------               ----------
      Total interest bearing
       liabilities..............  16,156,971     704,860         4.36   17,569,084     758,726         4.32   18,277,879
                                              -----------                           -----------
  Demand deposits...............   5,994,129                             6,663,997                             7,514,528
  Other liabilities.............   1,081,267                             1,206,216                             1,295,728
                                  ----------                            ----------                            ----------
      Total liabilities.........  23,232,367                            25,439,297                            27,088,135
SHAREHOLDER'S EQUITY:
  Preferred stock...............     135,000                               135,000                                90,247
  Common equity(5)..............   2,197,476                             2,325,437                             2,514,610
                                  ----------                            ----------                            ----------
      Total shareholders'
       equity...................   2,332,476                             2,460,437                             2,604,857
                                  ----------                            ----------                            ----------
      Total liabilities and
       shareholders' equity.....  $25,564,843                           $27,899,734                           $29,692,992
                                  ----------                            ----------                            ----------
                                  ----------                            ----------                            ----------
Net interest income/margin
  (taxable-equivalent basis)....               1,152,777         5.05%               1,175,302         4.75%
Less: taxable-equivalent
  adjustment....................                  10,444                                 6,724
                                              -----------                           -----------
Net interest income.............               $1,142,333                            $1,168,578
                                              -----------                           -----------
                                              -----------                           -----------


                                   INTEREST      AVERAGE
                                    INCOME/      YIELD/
                                  EXPENSE(1)     RATE(1)
                                  -----------  -----------

ASSETS:
  Loans: (2)
    Domestic....................   $1,672,006        8.22%
    Foreign(3)..................      92,420         6.07
  Securities -- taxable(4)......     158,950         6.30
  Securities -- tax-exempt(4)...      12,669        10.20
  Interest bearing deposits in
   banks........................      56,748         5.86
  Federal funds sold and
   securities purchased under
   resale agreements............      26,079         5.59
  Trading account assets........      19,917         5.61
                                  -----------
      Total earning assets......   2,038,789         7.75
                                  -----------
  Allowance for credit losses...
  Cash and due from banks.......
  Premises and equipment, net...
  Other assets..................

      Total assets..............

LIABILITIES:
  Domestic deposits:
    Interest bearing............     151,768         2.84
    Savings and consumer time...     112,808         3.80
    Large time..................     256,007         5.50
  Foreign deposits(3)...........      75,398         4.74
                                  -----------
      Total interest bearing
       deposits.................     595,981         4.10
                                  -----------
  Federal funds purchased and
   securities sold under
   repurchase agreements........      58,544         5.33
  Subordinated capital notes....      22,850         6.44
  Commercial paper..............      89,912         5.49
  Other borrowed funds..........      34,492         5.42
                                  -----------
      Total borrowed funds......     205,798         5.52
                                  -----------
      Total interest bearing
       liabilities..............     801,779         4.39

  Demand deposits...............
  Other liabilities.............

      Total liabilities.........
SHAREHOLDER'S EQUITY:
  Preferred stock...............
  Common equity(5)..............

      Total shareholders'
       equity...................

      Total liabilities and
       shareholders' equity.....

Net interest income/margin
  (taxable-equivalent basis)....   1,237,010         4.70%
Less: taxable-equivalent
  adjustment....................       5,328
                                  -----------
Net interest income.............   $1,231,682
                                  -----------
                                  -----------


------------


(1) Yields and interest income are presented on a taxable-equivalent basis using the federal statutory tax rate of 35 percent.



(2) Average balances on loans outstanding include all nonperforming and renegotiated loans. The amortized portion of net loan origination fees (costs) is included in interest income on loans, representing an adjustment to the yield.



(3) Foreign loans and deposits are those loans and deposits originated in foreign branches.



(4) Yields on securities available for sale were based on fair value. The difference between these yields and those based on amortized cost was not significant.



(5) Amounts restated to give retroactive effect to the exchange referred to in
    Note 1 of the accompanying Notes to Consolidated Financial Statements.

    Net interest income is interest earned on loans and investments less interest expense on deposit accounts and borrowings. Primary factors affecting the level of net interest income include the margin between the yield earned on interest earning assets and the rate paid on interest bearing liabilities, as well as the volume and composition of average interest earning assets and average interest bearing liabilities.



    Excluding the provision for credit losses, net interest income on a taxable-equivalent basis was $1,175 million in 1996, compared with $1,237 million in 1997. The increase of $62 million, or 5 percent, was primarily attributable to a $1.6 billion, or 6 percent, increase in average earning assets largely funded by an $851 million, or 13 percent, increase in average demand deposits. Partially offsetting the positive impact of the growth in earning assets and demand deposits on net interest income was a 5 basis point decline in the net interest margin to 4.70%, primarily as a result of both a 14 basis point increase in the cost of interest bearing deposits due to a 25 basis point increase in the Federal Funds rate in March 1997, and a decrease in the average yield on domestic loans of 8 basis points.



    Average earning assets were $24.7 billion in 1996 compared with $26.3 billion in 1997. This growth was primarily attributable to a $1.1 billion, or 5 percent, increase in average loans and a $355 million, or 16 percent, increase in average securities. Average commercial, financial and industrial loans, which increased $582 million, and average commercial mortgage loans, which increased $437 million, contributed most of the loan growth. See "Loans" at page 43 for additional commentary on loan portfolio growth. The increase in primarily fixed rate securities reflected interest rate risk management actions to reduce our exposure to declines in interest rates.



    The $1.6 billion, or 6 percent, increase in average earning assets over 1996 was primarily funded by increases in average demand deposits and average interest bearing core deposits. Increases in these categories were: demand deposits $851 million, or 13 percent; interest bearing domestic deposits $340 million, or 7 percent; and savings and consumer time deposits $133 million, or 5 percent. The increase in demand deposits in 1997 was partially due to an influx of new customer relationships, arising from the recent merger and acquisition activities of other financial institutions in the California market during the year.

    ANALYSIS OF CHANGES IN NET INTEREST INCOME



    The following table shows the changes in the components of net interest income on a taxable-equivalent basis. The changes in net interest income between periods have been reflected as attributable either to volume or rate changes. For purposes of this table, changes which are not solely due to volume or rate changes are allocated to rate.



                                                                           YEARS ENDED DECEMBER 31,
                                                    ----------------------------------------------------------------------
                                                             1996 VERSUS 1995                    1997 VERSUS 1996
                                                    ----------------------------------  ----------------------------------
                                                    INCREASE (DECREASE) DUE TO CHANGE       INCREASE (DECREASE) DUE TO
                                                                    IN                              CHANGE IN
                                                    ----------------------------------  ----------------------------------
                                                     AVERAGE     AVERAGE                 AVERAGE     AVERAGE       NET
                                                      VOLUME       RATE     NET CHANGE    VOLUME       RATE       CHANGE
                                                    ----------  ----------  ----------  ----------  ----------  ----------
                                                                            (DOLLARS IN THOUSANDS)
CHANGES IN INTEREST INCOME:
  Loans:
    Domestic......................................  $  133,776  $  (69,671) $   64,105  $   83,311  $  (16,104) $   67,207
    Foreign(1)....................................      13,413      (5,443)      7,970       7,538         189       7,727
  Securities -- taxable...........................       4,843       8,117      12,960      23,856       1,924      25,780
  Securities -- tax-exempt........................      (3,468)        (65)     (3,533)     (2,826)         44      (2,782)
  Interest bearing deposits in banks..............      (1,214)     (4,278)     (5,492)      3,317         722       4,039
  Federal funds sold and securities purchased
   under resale agreements........................      10,785      (2,786)      7,999      (4,484)        317      (4,167)
  Trading account assets..........................      (5,744)     (1,874)     (7,618)      6,184         773       6,957
                                                    ----------  ----------  ----------  ----------  ----------  ----------
      Total earning assets........................     152,391     (76,000)     76,391     116,896     (12,135)    104,761
                                                    ----------  ----------  ----------  ----------  ----------  ----------
CHANGES IN INTEREST EXPENSE:
  Domestic deposits:
    Interest bearing..............................       1,187       4,774       5,961       9,237       6,710      15,947
    Savings and consumer time.....................       3,572       2,563       6,135       4,941       2,517       7,458
    Large time....................................      84,458       5,527      89,985      29,803       7,245      37,048
  Foreign deposits(1).............................     (16,104)     (8,568)    (24,672)      4,049         (88)      3,961
                                                    ----------  ----------  ----------  ----------  ----------  ----------
      Total interest bearing deposits.............      73,113       4,296      77,409      48,030      16,384      64,414
                                                    ----------  ----------  ----------  ----------  ----------  ----------
  Federal funds purchased and securities sold
   under repurchase agreements....................     (25,718)     (6,095)    (31,813)      8,296       3,153      11,449
  Subordinated capital notes......................     (10,837)     (1,597)    (12,434)     (6,848)       (406)     (7,254)
  Commercial paper................................      10,254      (9,538)        716         916       1,585       2,501
  Other borrowed funds............................      22,526      (2,538)     19,988     (27,006)     (1,051)    (28,057)
                                                    ----------  ----------  ----------  ----------  ----------  ----------
      Total borrowed funds........................      (3,775)    (19,768)    (23,543)    (24,642)      3,281     (21,361)
                                                    ----------  ----------  ----------  ----------  ----------  ----------
      Total interest bearing liabilities..........      69,338     (15,472)     53,866      23,388      19,665      43,053
                                                    ----------  ----------  ----------  ----------  ----------  ----------
      Changes in net interest income..............  $   83,053  $  (60,528) $   22,525  $   93,508  $  (31,800) $   61,708
                                                    ----------  ----------  ----------  ----------  ----------  ----------
                                                    ----------  ----------  ----------  ----------  ----------  ----------


---------


(1) Foreign loans and deposits are those loans and deposits originated in foreign branches.



    Interest income on a taxable-equivalent basis increased $105 million in 1997, primarily due to growth in interest income from domestic loans and securities, which reflected higher average balances outstanding, partially offset by a lower average yield primarily on domestic loans.

    Interest expense increased $43 million in 1997 due to higher interest expense on interest bearing deposits, primarily reflecting higher average deposit balances and higher average rates. Interest expense on borrowed funds declined $21 million in 1997, reflecting lower volumes, offset by a 2 basis point increase in the average rate paid.



    NONINTEREST INCOME



                                                                                       INCREASE (DECREASE)
                                                                          ----------------------------------------------
                                                                                     YEARS ENDED DECEMBER 31,
                                                                          ----------------------------------------------
                                           YEARS ENDED DECEMBER 31,          1996 VERSUS 1995        1997 VERSUS 1996
                                      ----------------------------------  ----------------------  ----------------------
                                         1995        1996        1997      AMOUNT      PERCENT     AMOUNT      PERCENT
                                      ----------  ----------  ----------  ---------  -----------  ---------  -----------
                                                                    (DOLLARS IN THOUSANDS)
Service charges on deposit
  accounts..........................  $   95,177  $  101,975  $  114,647  $   6,798           7%  $  12,672          12%
Trust and investment management
  fees..............................      87,743      93,479     107,527      5,736           7      14,048          15
International commissions and
  fees..............................      68,621      66,108      66,122     (2,513)         (4)         14      --
Credit card merchant fees...........      45,767      49,778      57,128      4,011           9       7,350          15
Merchant banking fees...............      24,483      23,929      24,924       (554)         (2)        995           4
Foreign exchange trading gains,
  net...............................      19,043      13,255      16,268     (5,788)        (30)      3,013          23
Brokerage commissions and fees......       9,270      12,932      15,569      3,662          40       2,637          20
Securities gains (losses), net......        (702)      4,502       2,711      5,204      nm          (1,791)        (40)
Other...............................      45,917      52,718      58,105      6,801          15       5,387          10
                                      ----------  ----------  ----------  ---------               ---------
    Total noninterest income........  $  395,319  $  418,676  $  463,001  $  23,357           6%  $  44,325          11%
                                      ----------  ----------  ----------  ---------               ---------
                                      ----------  ----------  ----------  ---------               ---------


---------


nm = not meaningful



    Noninterest income in 1997 was $463 million, an increase of $44 million, or 11 percent, over 1996. This included a $13 million increase in revenue from service charges on deposit accounts, a $14 million increase in trust and investment management fees, a $7 million increase in credit card merchant fees, a $3 million increase in foreign exchange trading gains, net, a $3 million increase in brokerage commissions and fees, and a $5 million increase in other noninterest income, partially offset by a $2 million decrease in securities gains, net.



    Revenue from service charges on deposit accounts was $115 million in 1997, an increase of 12 percent over 1996. The increase was primarily attributable to an increase in the volume of non-credit services provided.



    Trust and investment management fees were $108 million in 1997, 15 percent higher than in 1996, primarily due to an increase in assets under management, which resulted in higher mutual fund management fees and personal trust fees.



    Credit card merchant fees were $57 million in 1997, an increase of 15 percent over 1996. The increase was primarily due to an increase in the volume of credit card drafts deposited by merchants.



    Foreign exchange trading gains, net increased $3 million, or 23 percent, in 1997, primarily due to more volatility in the foreign exchange markets in 1997.



    Brokerage commissions and fees were $16 million in 1997, an increase of 20 percent over 1996. The increase was primarily attributable to brokerage commissions on non-proprietary mutual fund sales.

    Other noninterest income in 1997 was $5 million, or 10 percent, higher than in 1996. Included in other noninterest income in 1997 was an $8 million gain related to a real estate joint venture, compared with gains of $2 million related to a real estate joint venture and $2 million related to a non-recurring insurance refund recognized in 1996.



    NONINTEREST EXPENSE



                                                                                         INCREASE (DECREASE)
                                                                          -------------------------------------------------
                                                                                      YEARS ENDED DECEMBER 31,
                                                                          -------------------------------------------------
                                         YEARS ENDED DECEMBER 31,                1996/1995                1997/1996
                                  --------------------------------------  -----------------------  ------------------------
                                     1995         1996          1997        AMOUNT      PERCENT      AMOUNT       PERCENT
                                  ----------  ------------  ------------  ----------  -----------  -----------  -----------
                                                                   (DOLLARS IN THOUSANDS)
Salaries and other
  compensation..................  $  432,581  $    448,793  $    461,915  $   16,212           4%  $    13,122           3%
Employee benefits...............     104,090       108,454       109,729       4,364           4         1,275           1
                                  ----------  ------------  ------------  ----------               -----------
  Personnel-related expense.....     536,671       557,247       571,644      20,576           4        14,397           3
Net occupancy...................      92,863       103,335        85,630      10,472          11       (17,705)        (17)
Equipment.......................      55,056        55,942        56,137         886           2           195          --
Communications..................      35,806        40,133        42,372       4,327          12         2,239           6
Credit card processing..........      31,288        37,091        42,274       5,803          19         5,183          14
Advertising and public
  relations.....................      20,911        28,788        28,664       7,877          38          (124)         --
Professional services...........      26,197        24,342        28,075      (1,855)         (7)        3,733          15
Data processing.................      18,557        22,140        25,973       3,583          19         3,833          17
Printing and office supplies....      22,626        27,085        24,098       4,459          20        (2,987)        (11)
Software........................      13,839        15,895        16,562       2,056          15           667           4
Travel..........................      12,183        14,936        15,763       2,753          23           827           6
Intangible asset
  amortization..................      13,353        13,335        13,352         (18)     --                17      --
Armored car.....................      13,792        13,296        12,209        (496)         (4)       (1,087)         (8)
Regulatory authority
  assessments...................      23,431         4,048         5,778     (19,383)        (83)        1,730          43
Foreclosed asset expense
  (income)......................      (3,213)        2,889        (1,268)      6,102      nm            (4,157)     nm
Other...........................      64,741        56,938        71,365      (7,803)        (12)       14,427          25
                                  ----------  ------------  ------------  ----------               -----------
  Noninterest expense, excluding
   merger and integration
   expense......................     978,101     1,017,440     1,038,628      39,339           4        21,188           2
Merger and integration
  expense.......................      --           117,464         6,037     117,464      nm          (111,427)        (95)
                                  ----------  ------------  ------------  ----------               -----------
    Total noninterest expense...  $  978,101  $  1,134,904  $  1,044,665  $  156,803          16 % $   (90,239)         (8)%
                                  ----------  ------------  ------------  ----------               -----------
                                  ----------  ------------  ------------  ----------               -----------


---------


nm = not meaningful



    Noninterest expense, excluding merger and integration expense, was $1,039 million in 1997, an increase of $21 million, or 2 percent, over 1996. This included a $14 million increase in personnel-related expense, a $5 million increase in credit card processing expense, a $4 million increase in data processing expense, and a $14 million increase in other noninterest expense, partially offset by an $18 million decrease in net occupancy expense and a $4 million decrease in foreclosed asset expense.

    Personnel-related expense was $572 million in 1997, an increase of $14 million, or 3 percent, compared to 1996. This increase was primarily due to the increase in salaries and other compensation expense, a significant portion of which was due to severance payments related to realignment of departments and to higher performance-related incentive compensation.



    Credit card processing expense was $42 million in 1997, an increase of $5 million, or 14 percent, over 1996 due to higher merchant volumes.



    Data processing expense was $26 million in 1997, an increase of $4 million, or 17 percent, over 1996 due to increased activity in data processing systems supporting the growth in deposits.



    Other noninterest expense increased $14 million in 1997. Of the total increase, $7.5 million reflected additional expenses incurred to support higher deposit volumes.



    Net occupancy expense was $86 million in 1997, $18 million, or 17 percent, lower than the previous year. The decrease in net occupancy expense was primarily due to a $12 million charge related to former banking facilities in 1996. Excluding this charge, net occupancy expense in 1997 declined 6 percent due to merger-related efficiencies realized in 1997.



    Foreclosed asset expense decreased $4 million in 1997. The decrease was primarily due to lower writedowns and maintenance and selling expenses, reflecting a 28 percent reduction in the portfolio of foreclosed assets.



    MERGER AND INTEGRATION EXPENSE



    Merger and integration expense of $124 million in total was recorded in 1996 and 1997 to cover $38 million of personnel expense for severance, retention and other employee related costs, $54 million for facilities expense related to redundant banking facilities and $32 million in professional services and other expense as a result of the combination of Union Bank and BanCal Tri-State Corporation.



    The following table presents merger and integration expense provisions in 1996 and 1997, the cash and noncash utilization of those expense provisions during the periods, and the resulting liability balances as of December 31, 1996 and 1997.



                                                                                                  YEARS ENDED
                                                                                                 DECEMBER 31,
                                                                                             ---------------------
                                                                                                1996       1997
                                                                                             ----------  ---------
                                                                                                  (DOLLARS IN
                                                                                                  THOUSANDS)
Balance, accrued merger and integration expense, beginning of period.......................  $   --      $  54,344
Provision for merger and integration costs.................................................     117,464      6,037
Utilization for the period:
  Cash.....................................................................................      40,155     35,809
  Noncash..................................................................................      22,965      1,642
                                                                                             ----------  ---------
    Total utilization......................................................................      63,120     37,451
                                                                                             ----------  ---------
Balance, accrued merger and integration expense, end of period.............................  $   54,344  $  22,930
                                                                                             ----------  ---------
                                                                                             ----------  ---------



    At December 31, 1997, the liability balance included amounts primarily for severance payments that are being paid on a periodic basis and for lease payments that are continuing over the expected term of the leases.

    INCOME TAX EXPENSE



                                                                                    YEARS ENDED DECEMBER 31,
                                                                               ----------------------------------
                                                                                  1995        1996        1997
                                                                               ----------  ----------  ----------
                                                                                     (DOLLARS IN THOUSANDS)
Income before income taxes...................................................  $  506,301  $  412,350  $  650,018
Income tax expense...........................................................     193,359     162,892     238,722
Effective tax rate...........................................................          38%         40%         37%



    Our effective tax rate in 1996 was 40% compared with 37% in 1997. Excluding a $5 million after-tax benefit recognized in 1996 from a settlement with the State of California Franchise Tax Board for 1985 and 1986, the effective tax rate in 1996 was 41%. The lower 1997 effective tax rate was the result of an after-tax refund from the State of California Franchise Tax Board of approximately $25 million to settle litigation, administration, and audit disputes covering the years 1975-1987. Excluding the State of California Franchise Tax Board refund, the effective tax rate for 1997 was also 41%.



    CREDIT RISK MANAGEMENT



    Our principal business activity is the extension of credit in the form of loans or other credit substitutes to individuals and businesses. Our policies and applicable laws and regulations governing the extension of credit require risk analysis as well as ongoing portfolio and credit management through loan product diversification, lending limit constraints, credit review and approval policies, and extensive internal monitoring.



    We manage and control credit risk through diversification of the portfolio by type of loan, industry concentration, dollar limits on multiple loans to the same borrower, geographic distribution and type of borrower. Geographic diversification of loans originated through our branch network is generally within California, Oregon and Washington, which we consider to be our principal markets. In addition, we will continue to originate and participate in lending activities outside these states, as well as internationally.



    In analyzing our existing loan portfolios, we apply specific monitoring policies and procedures which vary according to the relative risk profile and other characteristics of the loans within the various portfolios. Our residential and consumer loans are relatively homogeneous and no single loan is individually significant in terms of its size or potential risk of loss. Therefore, we review our residential and consumer portfolios by analyzing their performance as a pool of loans. In contrast, our monitoring process for the commercial, financial and industrial; construction; commercial mortgage; and foreign loan portfolios includes a periodic review of individual loans. Loans that are performing but have shown some signs of weakness are subjected to more stringent reporting and oversight. We review these loans to assess the ability of the borrowing entity to continue to service all of its interest and principal obligations and as a result may adjust the risk grade accordingly. In the event that we believe that full collection of principal and interest is not reasonably assured, the loan will be appropriately downgraded and, if warranted, placed on nonaccrual status, even though the loan may be current as to principal and interest payments.



    We have a Credit Policy Forum, composed of the Chief Credit Officer, senior credit officers, and appropriate line officers who establish policy, credit quality criteria, portfolio guidelines and other controls. Credit Administration together with a series of loan committees, have the responsibility for administering the credit approval process, as well as the implementation and administration of our credit policies and lending practices and procedures. These policies require an extensive evaluation of credit requests and continuing review of existing credits in order to promptly identify, monitor and quantify evidence of deterioration of asset credit quality or potential loss.



    As another part of the control process, an independent internal credit review and examination function provides quality assurance that loans and commitments are made and maintained as prescribed by our credit policies and that the assets are appropriately and timely risk graded. This includes a review of compliance with our underwriting policies when the loan is initially extended and subsequent on-site examinations to ensure continued compliance.



    LOANS



    The following table shows loans outstanding at year-end by loan type. Loans outstanding by loan type as a percentage of total loans is shown for 1993 through 1997.


                                                                           DECEMBER 31,
                                 -------------------------------------------------------------------------------------------------
                                         1993                  1994                  1995                  1996            1997
                                 --------------------  --------------------  --------------------  --------------------  ---------
                                                                       (DOLLARS IN MILLIONS)
Domestic:
  Commercial, financial and
   industrial..................  $   8,135         46% $   8,547         47% $   9,684         47% $   9,496         45% $  10,747
  Construction.................        877          5        464          3        370          2        358          2        293
  Mortgage:
    Residential................      1,964         11      2,253         12      2,642         13      2,961         14      2,961
    Commercial.................      2,088         12      1,778         10      2,143         10      2,598         12      2,952
                                 ---------        ---  ---------        ---  ---------        ---  ---------        ---  ---------
      Total mortgage...........      4,052         23      4,031         22      4,785         23      5,559         26      5,913
  Consumer:
    Installment................      1,351          8      1,644          9      1,812          9      2,063         10      2,091
    Home equity................      1,302          7      1,222          7      1,222          6      1,113          5        993
    Credit card and other
      lines of credit..........        207          1        219          1        309          2        303          1        270
                                 ---------        ---  ---------        ---  ---------        ---  ---------        ---  ---------
      Total consumer...........      2,860         16      3,085         17      3,343         17      3,479         16      3,354
  Lease financing..............        831          4        829          5        845          4        800          4        875
                                 ---------        ---  ---------        ---  ---------        ---  ---------        ---  ---------
      Total loans in domestic
        offices................     16,755         94     16,956         94     19,027         93     19,692         93     21,182
                                 ---------             ---------             ---------             ---------             ---------
Loans originated in foreign
  branches.....................      1,004          6      1,110          6      1,405          7      1,358          7      1,559
                                 ---------        ---  ---------        ---  ---------        ---  ---------        ---  ---------
      Total loans..............  $  17,759        100% $  18,066        100% $  20,432        100% $  21,050        100% $  22,741
                                 ---------        ---  ---------        ---  ---------        ---  ---------        ---  ---------
                                 ---------        ---  ---------        ---  ---------        ---  ---------        ---  ---------


Domestic:
  Commercial, financial and
   industrial..................         47%
  Construction.................          1
  Mortgage:
    Residential................         13
    Commercial.................         13
                                       ---
      Total mortgage...........         26
  Consumer:
    Installment................          9
    Home equity................          5
    Credit card and other
      lines of credit..........          1
                                       ---
      Total consumer...........         15
  Lease financing..............          4
                                       ---
      Total loans in domestic
        offices................         93

Loans originated in foreign
  branches.....................          7
                                       ---
      Total loans..............        100%
                                       ---
                                       ---



    Our lending activities are predominantly domestic, with such loans comprising approximately 93 percent of the portfolio at December 31, 1997. Total loans at December 31, 1997 were $22.7 billion, an increase of $1,691 million, or 8 percent, from one year earlier. The increase was primarily attributable to growth in the commercial, financial and industrial loan portfolio, which increased $1,251 million from 1996, and to growth in the commercial mortgage loan portfolio, which increased $354 million.



    COMMERCIAL, FINANCIAL AND INDUSTRIAL LOANS. Commercial, financial and industrial loans represent the largest category in the loan portfolio. These loans are extended principally to major corporations, middle market businesses, and small businesses, with no industry concentration exceeding ten percent of total commercial, financial and industrial loans.



    Our commercial market lending originates primarily through its banking office network. These offices, which rely extensively on relationship oriented banking, provide many services including cash management services, lines of credit, accounts receivable and inventory financing. Separately, we originate or participate in a wide variety of financial services to major corporations. These services include traditional commercial banking and specialized financing tailored to the needs of each customer's specific industry. Presently, we are active in the communications and media, energy related services, retailing and financial services industries.

    At December 31, 1997, the commercial, financial and industrial loan portfolio was $10,747 million, or 47 percent, of the total loan portfolio. The increase of $1,251 million, or 13 percent, from the previous year-end was primarily attributable to loans extended to large corporations in industries where our bank has specialized lending expertise.



    CONSTRUCTION AND COMMERCIAL MORTGAGE LOANS. We engage in nonresidential real estate lending which includes commercial mortgage loans and construction loans secured by deeds of trust. Construction loans are made primarily to residential builders and to commercial property developers.



    At December 31, 1997, construction loans were $293 million, $65 million lower than at the end of the previous year. Commercial mortgage loans were $2,952 million, an increase of $354 million, or 14 percent, from a year earlier. This increase was primarily attributable to a strong recovery in the California real estate market reflecting the continuing improvement in the West Coast economy, particularly in the real estate sector.



    RESIDENTIAL MORTGAGE LOANS. We originate residential loans through its branch network in California, Oregon, and Washington, and periodically purchases loans in its market area.



    At December 31, 1997, residential loans were $2,961 million, unchanged from the prior year.



    CONSUMER LOANS. Through our branch network, we originate consumer loans, such as vehicle-secured installment loans, home equity lines where advances are generally secured by second deeds of trust on residential real estate, and credit card loans.



    At December 31, 1996, consumer loans were $3,479 million, or 16 percent of total loans, compared with $3,354 million, or 15 percent of total loans, at year-end 1997.



    LEASE FINANCING. We enter into direct financing and leveraged leases through an agreement with a subsidiary of The Bank of Tokyo-Mitsubishi. In addition, we originate auto leases.



    At December 31, 1997, lease financing outstandings were $875 million, an increase of $75 million from the end of 1996.



    LOANS ORIGINATED IN FOREIGN BRANCHES. Our loans originated in foreign branches consist primarily of short-term credit extensions to financial institutions located primarily in Asia and short-term commercial and industrial loans to major Japanese, Korean, and Taiwanese corporations.



    At December 31, 1996, loans originated in foreign branches totaled $1,358 million, or 7 percent of the total loan portfolio, compared with $1,559 million, or 7 percent of total loans, at December 31, 1997.



    CROSS-BORDER OUTSTANDINGS



    Our cross-border outstandings reflect certain additional economic and political risks that are not reflected in domestic outstandings. These risks include those arising from exchange rate fluctuations and restrictions on the transfer of funds. The following table sets forth our cross-border outstandings as of December 31, 1995, 1996 and 1997 for each country where such outstandings exceeded one percent of total assets. The cross-border outstandings were compiled based upon category and domicile of ultimate risk and are comprised of balances with banks, trading securities, securities available for sale, securities purchased under resale agreements, loans, accrued interest receivable, acceptances outstanding and investments with foreign entities. The amounts outstanding for each country exclude local currency outstandings. We do not have significant local currency outstandings to the individual countries listed in the following table that are not hedged or are not funded by local currency borrowings.



                                                                               PUBLIC      CORPORATIONS
                                                                 FINANCIAL     SECTOR        AND OTHER         TOTAL
                                                                INSTITUTIONS  ENTITIES       BORROWERS     OUTSTANDINGS
                                                                -----------  -----------  ---------------  -------------
                                                                                 (DOLLARS IN MILLIONS)
December 31, 1995
  Japan.......................................................   $   1,111    $  --          $     567       $   1,678
  Korea.......................................................         641       --                269             910

December 31, 1996
  Japan.......................................................       1,373       --                452           1,825
  Korea.......................................................         574            8            330             912

December 31, 1997
  Japan.......................................................         401       --                438             839
  Korea.......................................................         561           10            257             828
  Thailand....................................................         320       --             --                 320



    The economic condition and the ability of some countries, to which we have cross-border exposure, to manage their external debt obligations have been impacted by the Asian economic crisis beginning in the second half of 1997. The events leading to the crisis included currency devaluations, business failures, principally caused by excessive debt levels and overcapacity, and some loss of confidence in the banking system in the affected countries, resulting mainly from past lending practices and the associated impact of internal and external economic conditions. The crisis resulted in a substantial erosion of international confidence, rapid declines in stock market valuations, steep increases in interest rates and further pressure on the debt structures of the corporate and financial market participants. International Monetary Fund programs have been established or are in the process of being established which, in cooperation with steps being taken by the local governments and other global institutions, are designed to restore confidence. The success of these programs is still being evaluated.



    We are managing our exposures in these and other impacted countries very cautiously with a view to minimizing risk and supporting its long term and viable customer relationships. High risk situations are being identified and reduced where possible, and additional reserves against potential credit losses have been identified and allocated, as determined by management at year end. None of our cross-border exposure has been subject to the recently announced debt restructuring program with South Korea.



    Although management cannot predict the ultimate impact of the crisis on our financial position and results of operations since much depends on the effect of the stabilizing activities already under way, management believes that the continuation of internal supervision, monitoring and portfolio risk management practices will be effective in minimizing the impact over and above that already identified. Increases in non-accrual loans, together with some related increases in charge-off activity, may occur as events unfold.



    Management, in accordance with its established risk management practices, will also continue to review the impact of the crisis on the stability of other countries and the potential impact on domestic business activities, particularly in our core West Coast markets.



    ALLOWANCE FOR CREDIT LOSSES



    The allowance for credit losses is maintained at a level considered appropriate by management and is based on an ongoing assessment of the risks inherent in the credit and lease portfolio, including commitments to provide financing. The allowance is increased by the provision for credit losses, which is charged against current period operating results, and is decreased by the amount of net loans charged off during the period. In evaluating the adequacy of the allowance for credit losses, management incorporates such factors as collateral value, portfolio composition and concentration, and trends in local and national economic conditions and the related impact on the financial strength of our borrowers. While the allowance is segmented by broad portfolio categories to analyze its adequacy, the allowance is general in nature and is available for the portfolio in its entirety. Although management believes that the allowance for possible credit losses is adequate, future provisions will be subject to continuing evaluation of inherent risk in the loan portfolio. Based on the process of evaluation described above, we did not provide for credit losses during 1997.



    The following table sets forth the allocation of the allowance for credit losses. The percentages reflect the allowance allocated to each respective loan category at period end, as a percentage of the total period end balance of that loan category, as set forth in the "Loans" table at page 43.


                                                                       DECEMBER 31,
                             -------------------------------------------------------------------------------------------------
                                     1993                  1994                  1995                  1996            1997
                             --------------------  --------------------  --------------------  --------------------  ---------
                                                                  (DOLLARS IN THOUSANDS)
Domestic:
  Commercial, financial and
   industrial..............  $ 205,398       2.52% $ 146,784       1.72% $ 174,146       1.80% $ 166,100       1.75% $ 123,610
  Construction.............    106,398      12.13     69,787      15.04     24,752       6.69      5,700       1.59      3,221
  Mortgage:
    Residential............     31,409       1.60     23,581       1.05      5,466       0.21      4,000       0.14      2,700
    Commercial.............    139,303       6.67     70,130       3.94     59,931       2.80     39,000       1.50     60,680
                             ---------             ---------             ---------             ---------             ---------
      Total mortgage.......    170,712       4.21     93,711       2.32     65,397       1.37     43,000       0.77     63,380
  Consumer:
    Installment............     13,100       0.97     12,500       0.76     13,200       0.73     10,400       0.50     11,400
    Home equity............      6,062       0.47      7,143       0.58      5,532       0.45      4,900       0.44      3,600
    Credit card and other
     lines of credit.......     15,171       7.33     17,101       7.81     32,799      10.61     34,000      11.22     30,500
                             ---------             ---------             ---------             ---------             ---------
      Total consumer.......     34,333       1.20     36,744       1.19     51,531       1.54     49,300       1.42     45,500
  Lease financing..........     12,500       1.50     10,000       1.21      1,300       0.15      5,300       0.66      4,862
                             ---------             ---------             ---------             ---------             ---------
      Total domestic
       allowance...........    529,341       3.16    357,026       2.11    317,126       1.67    269,400       1.37    240,573
Foreign allowance..........     14,293       1.42     15,330       1.38     13,968       0.99      9,394       0.69     39,313
Unallocated................    148,950               190,786               224,055               245,152               171,806
                             ---------             ---------             ---------             ---------             ---------
      Total allowance for
       credit losses.......  $ 692,584       3.90% $ 563,142       3.12% $ 555,149       2.72% $ 523,946       2.49% $ 451,692
                             ---------             ---------             ---------             ---------             ---------
                             ---------             ---------             ---------             ---------             ---------

Domestic:
  Commercial, financial and
   industrial..............       1.15%
  Construction.............       1.10
  Mortgage:
    Residential............       0.09
    Commercial.............       2.06
      Total mortgage.......       1.07
  Consumer:
    Installment............       0.55
    Home equity............       0.36
    Credit card and other
     lines of credit.......      11.30
      Total consumer.......       1.36
  Lease financing..........       0.56
      Total domestic
       allowance...........       1.14
Foreign allowance..........       2.52
Unallocated................
      Total allowance for
       credit losses.......       1.99%



    At December 31, 1997, we reallocated a portion of the allowance for credit losses to foreign exposures which include off-balance sheet instruments. The increase from $9 million at December 31, 1996 to $39 million at December 31, 1997 was primarily precautionary in nature, in light of the recent volatility in the Asian financial markets. As is the case with the allowance in general, amounts may be reallocated as circumstances change.

    The following table sets forth a reconciliation of changes in our allowance for credit losses.



                                                                        YEARS ENDED DECEMBER 31,
                                                       ----------------------------------------------------------
                                                          1993        1994        1995        1996        1997
                                                       ----------  ----------  ----------  ----------  ----------
                                                                         (DOLLARS IN THOUSANDS)
Balance, beginning of year...........................  $  790,479  $  692,584  $  563,142  $  555,149  $  523,946
Loans charged off:
  Commercial, financial and industrial...............      99,280     105,774      47,524      42,134      58,664
  Construction.......................................      58,835      32,151       9,401       3,249         120
  Mortgage...........................................     113,791     100,613      29,330      13,483       5,058
  Consumer...........................................      39,576      31,806      44,627      56,361      55,336
  Lease financing....................................      11,432       2,940       2,422       2,623       3,601
  Foreign(1).........................................         201         533         295       1,250      --
                                                       ----------  ----------  ----------  ----------  ----------
    Total loans charged off..........................     323,115     273,817     133,599     119,100     122,779
Recoveries of loans previously charged off:
  Commercial, financial and industrial...............      41,552      39,177      39,178      22,341      23,371
  Construction.......................................       2,955       5,868       3,195         132       9,054
  Mortgage...........................................       6,201      16,228      18,500      12,277       3,292
  Consumer...........................................       8,872       8,915      10,924      12,906      14,946
  Lease financing....................................       3,353         435         311         368         351
  Foreign(1).........................................      11,229         627         295      --          --
                                                       ----------  ----------  ----------  ----------  ----------
    Total recoveries of loans previously charged
     off.............................................      74,162      71,250      72,403      48,024      51,014
                                                       ----------  ----------  ----------  ----------  ----------
      Net loans charged off..........................     248,953     202,567      61,196      71,076      71,765
Provision for credit losses..........................     151,000      73,000      53,250      40,000      --
Foreign translation adjustment and other net
  additions (deductions).............................          58         125         (47)       (127)       (489)
                                                       ----------  ----------  ----------  ----------  ----------
Balance, end of year.................................  $  692,584  $  563,142  $  555,149  $  523,946  $  451,692
                                                       ----------  ----------  ----------  ----------  ----------
                                                       ----------  ----------  ----------  ----------  ----------
Allowance for credit losses to total loans...........        3.90%       3.12%       2.72%       2.49%       1.99%
Provision for credit losses to net loans charged
  off................................................       60.65       36.04       87.02       56.28      --
Recoveries of loans to loans charged off in the
  previous year......................................       24.38       22.05       26.44       35.95       42.83
Net loans charged off to average loans outstanding...        1.37        1.15        0.32        0.34        0.33
Allowance for credit losses to nonaccrual
  loans..............................................       84.82      161.08      266.56      408.48      413.12


---------


(1) Foreign loans are those loans originated in foreign branches.



    At December 31, 1996, our allowance for credit losses was $524 million, or 2.49% of the total loan portfolio, and 408% of total nonaccrual loans. This compares with an allowance for credit losses of $452 million, or 1.99% of the total loan portfolio, and 413% of total nonaccrual loans at December 31, 1997. At year-end 1996, the unallocated portion of the allowance for credit losses was $245 million compared with $172 million at the end of 1997.



    During 1997, we recorded no provision for credit losses, a decrease of $40 million from 1996. The decline in the provision for credit losses reflected the improvement in the quality of our loan portfolio, including a 15 percent reduction in nonaccrual loans.

    During 1996, we had net loans charged off of $71 million compared to net loans charged off of $72 million in 1997. Recoveries of loans previously charged off increased by $3 million, and the percentage of current year recoveries to loans charged off in the previous year increased from 35.95% in 1996 to 42.83% in 1997. Loans charged off in 1997 increased by $4 million primarily due to a $17 million increase in commercial, financial and industrial loans charged off, partially offset by a $8 million decrease in mortgage loans charged off.



    NONPERFORMING ASSETS



    Nonperforming assets consist of nonaccrual loans, renegotiated loans, and foreclosed assets. Nonaccrual loans are those for which management has discontinued accrual of interest because there exists significant uncertainty as to the full and timely collection of either principal or interest or such loans have become contractually past due 90 days with respect to principal or interest. For a more detailed discussion of the accounting for nonaccrual loans, see Note 1 to our Consolidated Financial Statements.



    Renegotiated loans are those accruing loans for which, for reasons related to the borrower's financial difficulties, we have amended the terms of the original loan agreement and the borrower is performing according to the renegotiated terms.



    Foreclosed assets includes property where we acquired title through foreclosure or "deed in lieu" of foreclosure. On an ongoing basis, foreclosed asset values are reviewed and any decline in value is recognized as noninterest expense in the current period.



    The following table sets forth an analysis of nonperforming assets.



                                                                             DECEMBER 31,
                                                     ------------------------------------------------------------
                                                         1993         1994        1995        1996        1997
                                                     ------------  ----------  ----------  ----------  ----------
                                                                        (DOLLARS IN THOUSANDS)
Commercial, financial and industrial...............  $    145,907  $  106,447  $   84,336  $   56,864  $   46,392
Construction.......................................       231,148      73,643      40,026       7,349       4,071
Mortgage:
  Residential......................................        61,809      17,020      19,220      11,214         954
  Commercial.......................................       367,072     145,207      63,836      52,593      57,921
                                                     ------------  ----------  ----------  ----------  ----------
    Total mortgage.................................       428,881     162,227      83,056      63,807      58,875
Other..............................................         7,288       7,285         849         247      --
Foreign(1).........................................         3,331      --          --          --          --
                                                     ------------  ----------  ----------  ----------  ----------
    Total nonaccrual loans.........................       816,555     349,602     208,267     128,267     109,338
Renegotiated loans.................................         4,617      14,843       1,612      --          --
Nonperforming real estate ventures.................        23,256      --          --          --          --
Foreclosed assets..................................       349,022      56,782      36,992      28,517      20,471
                                                     ------------  ----------  ----------  ----------  ----------
    Total nonperforming assets.....................  $  1,193,450  $  421,227  $  246,871  $  156,784  $  129,809
                                                     ------------  ----------  ----------  ----------  ----------
                                                     ------------  ----------  ----------  ----------  ----------
Allowance for credit losses........................  $    692,584  $  563,142  $  555,149  $  523,946  $  451,692
                                                     ------------  ----------  ----------  ----------  ----------
                                                     ------------  ----------  ----------  ----------  ----------
Nonaccrual and renegotiated loans to total loans...          4.62%       2.02%       1.03%       0.61%       0.48%
Nonaccrual loans to allowance for credit losses....        117.90       62.08       37.52       24.48       24.21
Nonperforming assets to total loans, real estate
  ventures and foreclosed assets...................          6.58        2.32        1.21        0.74        0.57
Nonperforming assets to total assets...............          4.97        1.71        0.90        0.54        0.42


---------


(1) Foreign loans are those loans originated in foreign branches.

    The following table sets forth an analysis of loans contractually past due 90 days or more as to interest or principal, but not included in nonaccrual loans above.



                                                                                 DECEMBER 31,
                                                             -----------------------------------------------------
                                                               1993       1994       1995       1996       1997
                                                             ---------  ---------  ---------  ---------  ---------
                                                                            (DOLLARS IN THOUSANDS)
Commercial, financial and industrial.......................  $  12,116  $   3,690  $   3,752  $   4,527  $     450
Construction...............................................     10,711      5,735      1,063     --         --
Mortgage:
  Residential..............................................     14,602      2,123      8,479      8,969     10,170
  Commercial...............................................     35,071     --          3,592        168      1,660
                                                             ---------  ---------  ---------  ---------  ---------
    Total mortgage.........................................     49,673      2,123     12,071      9,137     11,830
Consumer and other.........................................      8,481      8,573      8,854     10,028      7,712
                                                             ---------  ---------  ---------  ---------  ---------
    Total loans 90 days or more past due and still
     accruing..............................................  $  80,981  $  20,121  $  25,740  $  23,692  $  19,992
                                                             ---------  ---------  ---------  ---------  ---------
                                                             ---------  ---------  ---------  ---------  ---------



    At December 31, 1997, nonaccrual loans totaled $109 million, a decrease of $19 million, or 15 percent, from year-end 1996. The decline was primarily attributable to a $10 million reduction in nonaccrual commercial, financial and industrial loans and a $10 million reduction in nonaccrual residential mortgage loans. Foreclosed assets, primarily other real estate owned, decreased by $8 million due to sales of individual assets.



    Nonaccrual and renegotiated loans as a percentage of total loans were 0.61% at December 31, 1996 compared with 0.48% at December 31, 1997. Nonperforming assets as a percentage of total loans, real estate ventures and foreclosed assets improved from 0.74% at December 31, 1996 to 0.57% at year-end 1997. At December 31, 1997, approximately 58 percent of nonaccrual loans were real estate related.



    Total loans 90 days or more past due and still accruing were $24 million at December 31, 1996 compared with $20 million at December 31, 1997. At December 31, 1996, impaired loans were $114 million and the associated impairment allowance was $21 million compared with $108 million and $9 million, respectively, at December 31, 1997.



    INTEREST FOREGONE



    Interest foregone during 1996 and 1997 for loans that were on nonaccrual status at December 31, 1996 and 1997 was $9 million and $6 million, respectively. We recognized interest income during 1996 and 1997 for loans that were on nonaccrual status at December 31, 1996 and 1997 of $5 million and $3 million, respectively.

    SECURITIES



    The following tables summarize the composition of the securities portfolio and the gross unrealized gains and losses within the portfolio.



    SECURITIES AVAILABLE FOR SALE.



                                                                  DECEMBER 31,
                    ---------------------------------------------------------------------------------------------------------
                                                    1996                                            1997
                      1995     ----------------------------------------------  ----------------------------------------------
                    ---------                GROSS        GROSS                              GROSS        GROSS
                      FAIR     AMORTIZED  UNREALIZED   UNREALIZED     FAIR     AMORTIZED  UNREALIZED   UNREALIZED     FAIR
                      VALUE      COST        GAINS       LOSSES       VALUE      COST        GAINS       LOSSES       VALUE
                    ---------  ---------  -----------  -----------  ---------  ---------  -----------  -----------  ---------
                                                             (DOLLARS IN THOUSANDS)
U.S. Treasury.....  $ 994,492  $1,137,992  $   4,993    $   1,933   $1,141,052 $ 987,374   $  10,793    $     170   $ 997,997
Other U.S.
  government......    364,584    687,717       4,993          779     691,931    709,536       6,005           67     715,474
Mortgage-backed
  securities......    448,173    193,531         400          274     193,657    679,692       3,331          265     682,758
State and
  municipal.......    132,698    101,006      13,749       --         114,755     90,937      13,236       --         104,173
Corporate debt
  securities......     --         --          --           --          --          2,698         311            1       3,008
Equity
  securities......     16,539     19,041       2,553       --          21,594     28,881       1,596          672      29,805
Foreign
  securities......      4,065      1,136          72       --           1,208      5,132          39       --           5,171
                    ---------  ---------  -----------  -----------  ---------  ---------  -----------  -----------  ---------
  Total securities
   available for
   sale...........  $1,960,551 $2,140,423  $  26,760    $   2,986   $2,164,197 $2,504,250  $  35,311    $   1,175   $2,538,386
                    ---------  ---------  -----------  -----------  ---------  ---------  -----------  -----------  ---------
                    ---------  ---------  -----------  -----------  ---------  ---------  -----------  -----------  ---------



    SECURITIES HELD TO MATURITY.


                                                                   DECEMBER 31,
                       ----------------------------------------------------------------------------------------------------
                                                          1996                                        1997
                          1995      ------------------------------------------------  -------------------------------------
                       -----------                  GROSS        GROSS                                GROSS        GROSS
                        AMORTIZED    AMORTIZED   UNREALIZED   UNREALIZED     FAIR      AMORTIZED   UNREALIZED   UNREALIZED
                          COST         COST         GAINS       LOSSES       VALUE       COST         GAINS       LOSSES
                       -----------  -----------  -----------  -----------  ---------  -----------  -----------  -----------
                                                              (DOLLARS IN THOUSANDS)
U.S. Treasury........   $  51,125    $  50,109    $   1,735    $  --       $  51,844   $  40,092    $   1,333    $  --
Other U.S.
  government.........     138,816      139,188        4,412       --         143,600      99,520        2,568       --
Mortgage-backed
  securities.........     124,375       41,985        2,019           68      43,936      24,477        1,745           14
State and
  municipal..........      48,971       36,914          310        2,199      35,025      24,686           75        1,367
                       -----------  -----------  -----------  -----------  ---------  -----------  -----------  -----------
  Total securities
   held to
   maturity..........   $ 363,287    $ 268,196    $   8,476    $   2,267   $ 274,405   $ 188,775    $   5,721    $   1,381
                       -----------  -----------  -----------  -----------  ---------  -----------  -----------  -----------
                       -----------  -----------  -----------  -----------  ---------  -----------  -----------  -----------


                         FAIR
                         VALUE
                       ---------

U.S. Treasury........  $  41,425
Other U.S.
  government.........    102,088
Mortgage-backed
  securities.........     26,208
State and
  municipal..........     23,394
                       ---------
  Total securities
   held to
   maturity..........  $ 193,115
                       ---------
                       ---------



    Management of the securities portfolio involves the maximization of return while maintaining prudent levels of quality and liquidity. At December 31, 1997, approximately 98 percent of total securities were investment grade.



    During the quarter ended December 31, 1995, in accordance with guidance issued by the Financial Accounting Standards Board, we reclassified from securities held to maturity to securities available for sale approximately $285 million at amortized cost of U.S. Treasury Notes (fair value $285 million) and $64 million at amortized cost of municipal bonds (fair value $72 million).

    ANALYSIS OF SECURITIES PORTFOLIO



    The following tables show the remaining contractual maturities and expected yields of the securities portfolio.



    SECURITIES AVAILABLE FOR SALE.


                                                                         DECEMBER 31, 1997
                                       -------------------------------------------------------------------------------------
                                       MATURITY
                                       -------------------------------------------------------------------------------------
                                                                 AFTER ONE YEAR AND      AFTER FIVE YEARS AND
                                               WITHIN                  WITHIN                   WITHIN            AFTER TEN
                                              ONE YEAR               FIVE YEARS               TEN YEARS             YEARS
                                       ----------------------  ----------------------  ------------------------  -----------
                                        AMOUNT     YIELD(4)     AMOUNT     YIELD(4)      AMOUNT      YIELD(4)      AMOUNT
                                       ---------  -----------  ---------  -----------  -----------  -----------  -----------
                                                                      (DOLLARS IN THOUSANDS)
                                       -------------------------------------------------------------------------------------
U.S. Treasury........................  $ 150,048        6.22%  $ 837,326        6.31%   $  --           --    %   $  --
Other U.S. government................     99,940        6.49     609,596        6.38       --           --           --
Mortgage-backed securities(1)........     53,108        6.82     626,584        6.41       --           --           --
State and municipal(2)...............     14,944       10.49      26,409        9.90       12,971        11.09       36,613
Corporate debt securities............     --          --           1,432       17.31        1,266        12.42       --
Equity securities(3).................     --          --          --          --           --           --           --
Foreign securities...................      3,419       14.30      --          --            1,713         6.29       --
                                       ---------               ---------               -----------               -----------
    Total securities available for
     sale............................  $ 321,459        6.69%  $2,101,347       6.41%   $  15,950        10.68%   $  36,613
                                       ---------               ---------               -----------               -----------
                                       ---------               ---------               -----------               -----------


                                                       TOTAL AMORTIZED
                                                    ----------------------
                                        YIELD(4)     AMOUNT     YIELD(4)
                                       -----------  ---------  -----------

U.S. Treasury........................      --    %  $ 987,374        6.30%
Other U.S. government................      --         709,536        6.40
Mortgage-backed securities(1)........      --         679,692        6.44
State and municipal(2)...............       11.33      90,937       10.74
Corporate debt securities............      --           2,698       15.02
Equity securities(3).................      --          28,881      --
Foreign securities...................      --           5,132       11.63
                                                    ---------
    Total securities available for
     sale............................       11.33%  $2,504,250       6.48%
                                                    ---------
                                                    ---------



    SECURITIES HELD TO MATURITY.


                                                                            DECEMBER 31, 1997
                                         ---------------------------------------------------------------------------------------
                                                                                                                       MATURITY
                                         ---------------------------------------------------------------------------------------
                                                                     AFTER ONE YEAR AND      AFTER FIVE YEARS AND
                                                  WITHIN                   WITHIN                   WITHIN            AFTER TEN
                                                 ONE YEAR                FIVE YEARS               TEN YEARS             YEARS
                                         ------------------------  ----------------------  ------------------------  -----------
                                           AMOUNT      YIELD(4)     AMOUNT     YIELD(4)      AMOUNT      YIELD(4)      AMOUNT
                                         -----------  -----------  ---------  -----------  -----------  -----------  -----------
                                                                         (DOLLARS IN THOUSANDS)
U.S. Treasury..........................   $  --           --    %  $  40,092        7.56%   $  --           --    %   $  --
Other U.S. government..................      10,000         8.00      89,520        7.72       --           --           --
Mortgage-backed securities(1)..........       3,622         4.88      20,855        9.03       --           --           --
State and municipal(2).................       9,077         9.19      --          --            2,596         6.35       13,013
                                         -----------               ---------               -----------               -----------
  Total securities held to maturity....   $  22,699         7.98%  $ 150,467        7.86%   $   2,596         6.35%   $  13,013
                                         -----------               ---------               -----------               -----------
                                         -----------               ---------               -----------               -----------


                                                         TOTAL AMORTIZED
                                                      ----------------------
                                          YIELD(4)     AMOUNT     YIELD(4)
                                         -----------  ---------  -----------

U.S. Treasury..........................      --    %  $  40,092        7.56%
Other U.S. government..................      --          99,520        7.75
Mortgage-backed securities(1)..........      --          24,477        8.42
State and municipal(2).................        5.77      24,686        7.09
                                                      ---------
  Total securities held to maturity....        5.77%  $ 188,775        7.71%
                                                      ---------
                                                      ---------


------------


(1) Expected maturities may differ from contractual maturities because borrowers have the right to call or prepay obligations, with or without call or prepayment penalties.



(2) Yields on tax-exempt municipal securities are presented on a taxable-equivalent basis using the current federal statutory rate of 35 percent.



(3) Equity securities do not have a stated maturity and are included in the total column only.



(4) Yields are based on amortized cost.

    LOAN MATURITIES



    The following table presents our loans by maturity.



                                                                            DECEMBER 31, 1997
                                                         --------------------------------------------------------
                                                                           AFTER
                                                                          ONE YEAR
                                                            WITHIN       AND WITHIN      AFTER
                                                           ONE YEAR      FIVE YEARS    FIVE YEARS       TOTAL
                                                         -------------  ------------  ------------  -------------
                                                                          (DOLLARS IN THOUSANDS)
Domestic:
  Commercial, financial and industrial.................  $   4,102,910  $  4,477,317  $  2,166,952  $  10,747,179
  Construction.........................................        173,504       119,829       --             293,333
  Mortgage:
    Residential........................................          4,230        32,000     2,925,003      2,961,233
    Commercial.........................................        228,955     1,085,913     1,636,939      2,951,807
                                                         -------------  ------------  ------------  -------------
      Total mortgage...................................        233,185     1,117,913     4,561,942      5,913,040
  Consumer:
    Installment........................................        136,264     1,801,620       152,868      2,090,752
    Home equity........................................          2,816        38,570       951,530        992,916
    Credit card and other lines of credit..............        270,045            52       --             270,097
                                                         -------------  ------------  ------------  -------------
      Total consumer...................................        409,125     1,840,242     1,104,398      3,353,765
  Lease financing......................................         83,478       606,904       184,478        874,860
                                                         -------------  ------------  ------------  -------------
      Total loans in domestic offices..................      5,002,202     8,162,205     8,017,770     21,182,177
Loans originated in foreign branches...................      1,515,844        25,627        17,760      1,559,231
                                                         -------------  ------------  ------------  -------------
      Total loans......................................  $   6,518,046  $  8,187,832  $  8,035,530     22,741,408
                                                         -------------  ------------  ------------
                                                         -------------  ------------  ------------
        Allowance for credit losses....................                                                   451,692
                                                                                                    -------------
      Loans, net.......................................                                             $  22,289,716
                                                                                                    -------------
                                                                                                    -------------
Total fixed rate loans due after one year..............                                             $   5,353,709
Total variable rate loans due after one year...........                                                10,869,653
                                                                                                    -------------
      Total loans due after one year...................                                             $  16,223,362
                                                                                                    -------------
                                                                                                    -------------



    CERTIFICATES OF DEPOSIT OF $100,000 AND OVER



    The following table presents domestic certificates of deposit of $100,000 and over by maturity.



                                                                                                  DECEMBER 31,
                                                                                                      1997
                                                                                              --------------------
                                                                                                  (DOLLARS IN
                                                                                                   THOUSANDS)
Three months or less........................................................................      $  2,684,438
Over three months through six months........................................................         1,163,014
Over six months through twelve months.......................................................           261,739
Over twelve months..........................................................................           154,948
                                                                                                   -----------
    Total domestic certificates of deposit of $100,000 and over.............................      $  4,264,139
                                                                                                   -----------
                                                                                                   -----------



    We offer certificates of deposit of $100,000 and over at market rates of interest. Many of these certificates are issued to customers, both public and private, who have done business with us for an extended period. We expect that as these deposits come due, the majority will continue to be renewed at market rates of interest.



    Substantially all of our deposits in foreign branches are certificates of deposit of $100,000 and over and mature in less than one year.

    BORROWED FUNDS



    The following table presents information on our borrowed funds, excluding subordinated capital notes.



                                                                                        DECEMBER 31,
                                                                          ----------------------------------------
                                                                              1995          1996          1997
                                                                          ------------  ------------  ------------
                                                                                   (DOLLARS IN THOUSANDS)
Federal funds purchased and securities sold under repurchase agreements with weighted average interest rates of 4.96%, 5.09% and 5.38% at
  December 31, 1995, 1996 and 1997, respectively........................  $  1,195,058  $  1,322,654  $  1,335,884
Commercial paper, with weighted average interest rates of 5.75%, 5.34%
  and 5.64% at December 31, 1995, 1996 and 1997, respectively...........     1,389,870     1,495,463       966,575
Other borrowed funds, with weighted average interest rates of 5.78%,
  5.66% and 6.23% at December 31, 1995, 1996 and 1997, respectively.....     1,064,472       749,422       476,010
                                                                          ------------  ------------  ------------
    Total borrowed funds................................................  $  3,649,400  $  3,567,539  $  2,778,469
                                                                          ------------  ------------  ------------
                                                                          ------------  ------------  ------------
Federal funds purchased and securities sold under repurchase agreements:
  Maximum outstanding at any month end..................................  $  1,517,999  $  1,322,654  $  1,575,930
  Average balance during the year.......................................     1,384,762       933,433     1,097,707
  Weighted average interest rate during the year........................          5.70%         5.05%         5.33%

Commercial paper:
  Maximum outstanding at any month end..................................  $  1,591,712  $  1,854,576  $  1,876,135
  Average balance during the year.......................................     1,448,739     1,620,087     1,637,070
  Weighted average interest rate during the year........................          5.98%         5.40%         5.49%

Other borrowed funds:
  Maximum outstanding at any month end..................................  $  1,319,444  $  1,697,236  $    851,694
  Average balance during the year.......................................       731,759     1,119,051       635,900
  Weighted average interest rate during the year........................          5.82%         5.59%         5.42%



    CAPITAL ADEQUACY AND DIVIDENDS



    Our principal capital objectives are to support future growth, to protect depositors, to absorb any unanticipated losses and to comply with various regulatory requirements. Management believes that we have retained our capital at a level which supports our risk structure, as well as providing for anticipated growth of current business activities and strategic expansion.



    Total shareholders' equity was $2,679 million at December 31, 1997, an increase of $184 million from year-end 1996. This change was primarily a result of $411 million of net income for 1997, offset by the redemption of $135 million in preferred stock and dividends on common and preferred stock of $97 million.



    We offer a dividend reinvestment plan that allows shareholders to reinvest dividends in our common stock at 5 percent below the market price. At December 31, 1997, The Bank of Tokyo-Mitsubishi was not a participant in the plan.



    Capital adequacy depends on a variety of factors including asset quality and risk profile, liquidity, stability of earnings, competitive and economic conditions, and management. We believe that the current level of profitability, coupled with a prudent dividend policy, is adequate to support normal growth in operations while meeting regulatory capital guidelines.

    The following table summarizes our risk-based capital, risk-weighted assets, and risk-based capital ratios.



                                                                 DECEMBER 31,                                    MINIMUM
                                   -------------------------------------------------------------------------   REGULATORY
                                       1993           1994           1995           1996           1997        REQUIREMENT
                                   -------------  -------------  -------------  -------------  -------------  -------------
                                                            (DOLLARS IN THOUSANDS)
CAPITAL COMPONENTS:
  Tier 1 capital.................  $   1,952,045  $   2,070,554  $   2,355,057  $   2,395,580  $   2,587,071
  Tier 2 capital.................        702,652        626,903        591,266        551,074        601,102
                                   -------------  -------------  -------------  -------------  -------------
    Total risk-based capital.....  $   2,654,697  $   2,697,457  $   2,946,323  $   2,946,654  $   3,188,173
                                   -------------  -------------  -------------  -------------  -------------
                                   -------------  -------------  -------------  -------------  -------------
  Risk-weighted assets...........  $  21,992,647  $  22,419,516  $  25,179,489  $  26,390,288  $  28,862,340
                                   -------------  -------------  -------------  -------------  -------------
                                   -------------  -------------  -------------  -------------  -------------
  Quarterly average assets.......  $  23,624,622  $  23,868,729  $  27,073,158  $  28,496,355  $  30,334,507
                                   -------------  -------------  -------------  -------------  -------------
                                   -------------  -------------  -------------  -------------  -------------
CAPITAL RATIOS:
  Total risk-based capital.......          12.07%         12.03%         11.70%         11.17%         11.05%         8.0%
  Tier 1 risk-based capital......           8.88           9.24           9.35           9.08           8.96          4.0
  Leverage ratio(1)..............           8.26           8.67           8.70           8.41           8.53          4.0


---------


(1) Tier 1 capital divided by quarterly average assets (excluding certain intangible assets).



    For regulatory purposes, our capital computations are based on risk-adjusted Tier 1 and total capital. Our Tier 1 and total risk-based capital ratios were 9.08% and 11.17%, respectively, at December 31, 1996 compared to 8.96% and 11.05%, respectively, at December 31, 1997. The decrease in the capital ratios was attributable to the redemption of $135 million of preferred stock in the third quarter of 1997, partly offset by retained earnings growing faster than both risk-weighted assets and average assets. As of December 31, 1997, management believes the capital ratios of our bank met all regulatory minimums of a "well-capitalized" institution.



YEAR ENDED DECEMBER 31, 1996 COMPARED TO YEAR ENDED DECEMBER 31, 1995



    Net income in 1996 was $249 million compared with $313 million in 1995. Excluding the effects of the $72 million after-tax charge for merger-integration expense, net income improved as a result of higher net interest income, higher noninterest income, and lower credit loss provision expense than in 1995.



    Net income applicable to common stock was $238 million, or $1.36 per diluted common share, in 1996 compared with $302 million, or $1.73 per diluted common share, in 1995.



    The return on average assets was 0.89% in 1996 versus 1.22% in 1995. The return on average common equity was 10.24% in 1996 compared with 13.73% in 1995.



    Net interest income on a taxable-equivalent basis increased by $23 million, or 2 percent, over 1995. Average loans increased $1,753 million, or 9 percent, and the net interest margin decreased 30 basis points to 4.75%.



    Noninterest income increased by $23 million, or 6 percent, over 1995. Service charges on deposits, trust and investment management fees, credit card merchant fees, brokerage commissions and fees, securities gains, and other revenue collectively grew 11 percent and accounted for $32 million of the growth in noninterest income. This increase was partially offset by a $6 million decrease in foreign exchange trading gains.



    The provision for credit losses was $40 million in 1996, $13 million, or 25 percent, lower than in 1995, reflecting the improved quality of the loan portfolio.

    Noninterest expense, excluding merger and integration expense, increased by $39 million, or 4 percent, from 1995. Personnel-related expense increased $21 million, or 4 percent, due partially to increased contract labor used to augment staffing requirements as a residual effect of the merger. Net occupancy expense increased $10 million, or 11 percent, due to a $12 million one-time charge in 1996 related to former banking facilities. This was offset by a 2 percent decrease in net occupancy expense due to the closure of 20 branches late in the third quarter of 1996. Credit card processing expense increased $6 million, or 19 percent, in 1996 due to higher merchant volumes. Advertising and public relations expense increased $8 million, or 38 percent, over 1995 due primarily to expanded activities in 1996 to increase awareness of our bank, following the April 1, 1996 combination of Union Bank and BanCal Tri-State Corporation and its subsidiary. In 1996, regulatory authority assessments expense declined $19 million, or 83 percent, primarily because the Federal Deposit Insurance Corporation decided to eliminate insurance assessments for all of 1996. Merger and integration expense was $117 million in 1996.



    Income tax expense was $30 million lower in 1996 than in 1995, primarily due to lower taxable income. The effective rate increased from 38% in 1995 to 40% in 1996 primarily due to a $3 million after-tax benefit recognized in 1995 from a favorable settlement of an Internal Revenue Service examination of 1989 and 1990.



    Total loans at December 31, 1996 were $21.0 billion, an increase of $0.6 billion, or 3 percent, over year-end 1995. Commercial, financial and industrial loans declined $188 million, or 2 percent, from the previous year, primarily due to planned reductions from a portfolio overlap arising from the merger and a reduction in certain low margin lending. At year-end 1996, construction loans decreased $12 million, or 3 percent, while commercial mortgages increased $455 million, or 21 percent, from 1995. This increase in commercial mortgages reflected the continuing improvement in the West Coast economy, particularly the real estate sector. It was primarily attributable to new originations of mini-perm loans, ranging in size from $1 million to $10 million, resulting from a vigorous marketing program. At December 31, 1996 residential loans were $319 million, or 12 percent, higher than the previous year as the favorable interest rate environment and a stronger housing market continued to generate significant opportunities for residential mortgage lenders. Consumer loans increased $136 million, or 4 percent, from 1995 due primarily to increases in direct and indirect auto loans for used vehicles, partially offset by a decrease in home equity balances.



    Total nonperforming assets were $157 million at December 31, 1996, $90 million, or 36 percent, lower than one year earlier. The decline was primarily attributable to a $27 million, or 33 percent, reduction in nonaccrual commercial, financial and industrial loans and a $33 million, or 82 percent, reduction in nonaccrual construction loans, due to a combination of note sales, payoffs, and upgrades. Foreclosed assets, primarily other real estate owned, decreased by $8 million, or 23 percent, from 1995, due to sales of individual assets. Net loan charge-offs in 1996 were $71 million compared to net loans charged off of $61 million in 1995. Recoveries of loans previously charged off decreased by $24 million, despite an increase in the percentage of recoveries in 1996 to loans charged off in the previous year from 26.44% in 1995 to 35.95% in 1996. Loans charged off in 1996 decreased by $14 million due to a reduction in new nonperforming assets in 1996 and a reduction in nonaccrual and underperforming loans, partly offset by a $12 million increase in consumer loans charged off, primarily attributable to credit card loans.



    At December 31, 1996, the Tier 1 risk-based capital ratio was 9.08% and the total risk-based capital ratio was 11.17% compared with ratios of 9.35% and 11.70%, respectively, at December 31, 1995.



QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK



    GENERAL



    Market risk is the risk of loss to future earnings, to fair values, or to future cash flows that may result from changes in the price of a financial instrument. The value of a financial instrument may change as a result of changes in interest rates, foreign currency exchange rates, commodity prices, equity prices and other market changes that affect market risk sensitive instruments. Market risk is attributed to all market risk sensitive financial instruments, including securities, loans, deposits, borrowings, as well as derivative instruments. Our exposure to market risk is a function of its asset and liability management activities, its trading activities for its own account, and its role as a financial intermediary in customer-related transactions. The objective of market risk management is to avoid excessive exposure of our earnings and equity to loss and to reduce the volatility inherent in certain financial instruments.



    The management of market risk is governed by policies reviewed and approved annually by our Board of Directors. Our Board of Directors delegates responsibility for market risk management to the Asset & Liability Management Committee (the "A&L Management Committee"), who reports quarterly to our Board of Directors on activities related to the management of market risk. As part of the management of our market risk, the A&L Management Committee may direct changes in the mix of assets and liabilities and the use of derivative instruments such as interest rate swaps, caps and floors. The A&L Management Committee also reviews and approves all major funding, market risk-management programs, and market risk limits. The Chief Financial Officer, as chairman of the A&L Management Committee, is responsible for companywide management of market risk. The Treasurer is responsible for implementing funding, investment, and hedging strategies designed to manage this risk. On a day-to-day basis, the oversight of market risk management takes place at a centralized level within the Risk Monitoring Unit. The Risk Monitoring Unit is responsible for measuring risks to ensure compliance with all market risk limits and guidelines incorporated within the policies and procedures established by the A&L Management Committee. The Risk Monitoring Unit reports monthly to the A&L Management Committee on the effectiveness of our hedging activities, on trading risk exposures, and on compliance with policy limits. In addition, periodic reviews by internal audit, regulators and independent accountants provide further evaluation of controls over the risk management process.



    We have separate and distinct methods for managing the market risk associated with our trading activities and our asset and liability management activities, as described below.



    INTEREST RATE RISK MANAGEMENT (OTHER THAN TRADING)



    We engage in asset and liability management activities with the objective of reducing adverse changes in earnings as a result of changes in interest rates. The management of interest rate risk relates to the timing and magnitude of the repricing of assets compared to liabilities and has, as its objective, the control of risks associated with movements in interest rates.



    The Asset & Liability Management Policy approved by our Board of Directors requires monthly monitoring of interest rate risk by the A&L Management Committee. As part of the management of our interest rate risk, the A&L Management Committee may direct changes in the composition of the balance sheet and the extent to which we utilize off-balance sheet derivative instruments such as interest rate swaps, floors, and caps.



    Our balance sheet is "asset-sensitive", which means that assets generally reprice more quickly than liabilities. An asset-sensitive balance sheet tends to reduce net interest income when interest rates decline and to increase net interest income when interest rates rise.



    One method of measuring interest rate risk is by measuring the interest rate sensitivity gap, which is the difference between earning assets and liabilities maturing or repricing within specified periods. The table on page 59 presents such an analysis, which reflects certain assumptions as to the rate sensitivity of deposits without contractual maturities or repricing dates. These include demand deposits, money market demand accounts, and savings deposits. Additional assumptions such as prepayment estimates for residential mortgages and mortgage-backed securities are made to reflect the probable behavior of those assets. The section of the table on page 59 entitled Interest Rate Risk Management Positions presents the effects of the securities portfolio and of derivatives used for hedging, such as interest rate swaps and floors, in reducing the interest rate sensitivity gap primarily for LIBOR-based loans.

    The table on page 59 shows that our assets that are rate sensitive within one year exceeded liabilities within that same period by $4.9 billion at December 31, 1997. Adjusted for the effects of the securities portfolio and derivatives used for hedging, this cumulative gap was reduced to $2.5 billion.



    Gap analysis has significant limitations as a method for measuring interest rate risk since changes in interest rates do not affect all categories of assets and liabilities in the same way. To address these limitations, we use a simulation model to quantify the impact of changing interest rates on net interest income. A frequency distribution of simulated 12-month net interest income outcomes based on rate scenarios produced through a Monte Carlo rate generation process is prepared monthly to determine statistically the mean net interest income. The amount of Earnings at Risk, defined as the potential negative change in net interest income, is measured at a 97.5 percent confidence level and is managed within the limit established in our Board of Director's Asset & Liability Policy at 5 percent of mean net interest income. Based on the December 31, 1997 balance sheet, the Earnings at Risk was $23.0 million or 1.80% of mean net interest income.



    An additional limit established by our Board of Director's Asset & Liability Policy is that the negative change in simulated net interest income for 12 months under single interest rate shock scenarios, up or down 200 basis points, must be no more than 8 percent of the mean net interest income. Based on the December 31, 1997 balance sheet, the negative change for a downward shock of 200 basis points was $51.8 million or 4.05% of mean net interest income.



    TRADING ACTIVITIES



    We enter into trading account activities primarily as a financial intermediary for customers, and, to a lesser extent, for our own account. By acting as a financial intermediary, we are able to provide our customers with access to a wide range of products from the securities, foreign exchange, and derivatives markets. In acting for our own account, we may take positions in some of these instruments with the objective of generating trading profits. These activities expose us to two primary types of market risk: interest rate and foreign currency exchange risk.



    In order to manage interest rate and foreign currency exchange risk associated with our trading activities, we use a variety of non-statistical methods including: position limits for each trading activity, daily marking of all positions to market, daily profit and loss statements, position reports, and independent verification of all inventory pricing. Additionally, the Risk Management Unit reports positions and profits and losses daily to the Treasurer and trading managers and weekly to the Chief Financial Officer. The A&L Management Committee is provided reports on a monthly basis. We believe that these procedures, which stress timely communication between the Risk Management Unit and senior management, are the most important elements of the risk management process.



    We use a form of Value at Risk methodology to measure the overall market risk inherent in our trading account activities. Under this methodology, management statistically calculates, with 97.5 percent confidence, the potential loss in fair value that we might experience if an adverse shift in market prices were to occur within a period of 5 business days. The amount of Value at Risk is managed within limits well below the maximum limit established by Board policy at 0.5% of shareholders' equity. The Value at Risk model incorporates a number of key assumptions, including assumed holding period and historical volatility based on 3 years of historical market data updated quarterly.



    During 1997 our foreign exchange trading Value at Risk averaged $73 thousand and peaked at $147 thousand. The low Value at Risk was $32 thousand. Correspondingly, our securities trading Value at Risk averaged $558 thousand and peaked at $717 thousand. The low Value at Risk was $439 thousand.

    Our interest rate derivatives contracts include $2.4 billion of derivative contracts entered into as an accommodation for customers. We act as an intermediary and we match these contracts at a profit with contracts with The Bank of Tokyo-Mitsubishi or other dealers, thus neutralizing the related market risk. We maintain responsibility for the credit risk associated with these contracts.



LIQUIDITY RISK



    Liquidity risk represents the potential for loss as a result of limitations on our ability to adjust its future cash flows to meet the needs of depositors and borrowers and to fund operations on a timely and cost-effective basis. The Asset & Liability Management Policy approved by our Board of Directors requires quarterly reviews of our liquidity by the A&L Management Committee, which is composed of bank senior executives. Our liquidity draws upon the strength of our extensive retail and commercial market business franchise, coupled with the ability to obtain funds for various terms in a variety of domestic and international money markets. Liquidity is managed through the funding and investment functions of the Treasury Division.



    Core deposits provide us with a sizable source of relatively stable and low-cost funds. In the third quarter of 1998, lower cost sources of funds, which include noninterest bearing deposits and interest bearing core deposits, funded 63 percent of average earning assets. Most of the remaining funding was provided by short-term borrowing in the form of negotiable certificates of deposit, foreign deposits, federal funds purchased and securities sold under repurchase agreements, and other borrowings. In the third quarter 1998, we increased our Commercial Paper program by $100 million.



    Our average core deposits, which include demand deposits, money market demand accounts, and savings and consumer time deposits, combined with average common shareholder's equity, funded 61 percent of average total assets of $29.7 billion for the year ended December 31, 1997. Most of the remaining funding was provided by short-term borrowings in the form of negotiable certificates of deposit, foreign deposits, federal funds purchased and securities sold under repurchase agreements, commercial paper and other borrowings.



    Liquidity may also be provided by the sale or maturity of assets. Such assets include interest bearing deposits in banks, federal funds sold and securities purchased under resale agreements, and trading account securities. The aggregate of these assets averaged $1.8 billion during 1997. Additional liquidity may be provided by investment securities available for sale which amounted to $2.5 billion at December 31, 1997, and by loan maturities. At December 31, 1997, $6.5 billion of loans were scheduled to mature within one year.

    The following table summarizes our interest rate sensitivity based on expected repricings in the time frames indicated for the balance sheet and interest rate derivatives as of December 31, 1997.



                                                                           DECEMBER 31, 1997
                                                       ----------------------------------------------------------
                                                                    AMOUNTS MATURING OR REPRICING IN
                                                       ----------------------------------------------------------
                                                        0-12 MONTHS     1-5 YEARS    AFTER 5 YEARS      TOTAL
                                                       -------------  -------------  -------------  -------------
                                                                         (DOLLARS IN THOUSANDS)
ASSETS:
  Federal funds sold and securities purchased under
   resale agreements.................................  $      24,335  $    --        $    --        $      24,335
  Interest bearing deposits in banks.................        633,421       --             --              633,421
  Trading account assets.............................        394,313       --             --              394,313
  Loans..............................................     17,320,010      3,926,152      1,495,246     22,741,408
  Other assets(1)(2).................................      1,217,060      1,111,518      1,736,049      4,064,627
                                                       -------------  -------------  -------------  -------------
      Total assets (except securities)...............     19,589,139      5,037,670      3,231,295     27,858,104
                                                       -------------  -------------  -------------  -------------
                                                       -------------  -------------  -------------  -------------
LIABILITIES AND SHAREHOLDERS' EQUITY:
  Interest bearing deposits:
    Interest bearing checking(1)(3)..................        180,074      1,260,520       --            1,440,594
    Money market demand accounts(1)(3)...............      1,353,636      2,671,392       --            4,025,028
    Savings(1)(3)....................................        166,562      1,165,932       --            1,332,494
    Other time deposits(1)...........................      7,208,342        434,309          6,063      7,648,714
  Federal funds purchased and securities sold under
   repurchase agreements.............................      1,335,884       --             --            1,335,884
  Other borrowed funds...............................      1,442,585       --             --            1,442,585
  Subordinated capital notes.........................        348,000       --             --              348,000
  Demand deposit accounts(1)(4)......................      2,654,863      6,194,681       --            8,849,544
  Other liabilities(1)(2)............................       --             --            1,483,123      1,483,123
  Shareholders' equity(2)............................       --             --            2,679,299      2,679,299
                                                       -------------  -------------  -------------  -------------
      Total liabilities and shareholders' equity.....  $  14,689,946  $  11,726,834  $   4,168,485  $  30,585,265
                                                       -------------  -------------  -------------  -------------
                                                       -------------  -------------  -------------  -------------
  Gap before risk management positions...............  $   4,899,193  $  (6,689,164) $    (937,190) $  (2,727,161)
  Cumulative gap before risk management positions....  $   4,899,193  $  (1,789,971) $  (2,727,161)
INTEREST RATE RISK MANAGEMENT POSITIONS:
  Securities(1)......................................        366,467      2,214,199        146,495      2,727,161
  Interest rate swaps................................       (425,000)       425,000       --             --
  Interest rate floors(5)............................     (2,350,000)     2,350,000       --             --
                                                       -------------  -------------  -------------  -------------
  Gap adjusted for risk management positions.........  $   2,490,660  $  (1,699,965) $    (790,695) $    --
                                                       -------------  -------------  -------------  -------------
                                                       -------------  -------------  -------------  -------------
  Cumulative gap adjusted for risk management
   positions.........................................  $   2,490,660  $     790,695  $    --        $    --
                                                       -------------  -------------  -------------  -------------
                                                       -------------  -------------  -------------  -------------


---------


(1) Certain balance sheet classifications used for interest rate sensitivity analysis do not conform to the Consolidated Balance Sheets on F-3.



(2) Items that neither reprice nor mature are included in the "After 5 Years" column.



(3) Interest rate sensitivity of non-maturity deposit accounts are based on assumptions for a declining interest rate scenario since our balance sheet is asset-sensitive.



(4) 70 percent of the demand deposit account balance is assumed to be "core" deposits, which are not sensitive to interest rate changes.



(5) Floors purchased affect interest rate sensitivity in a declining interest rate scenario.

YEAR 2000



    The year 2000 problem exists because many computer programs use only the last two digits to refer to a year. This convention could affect date-sensitive calculations that treat "00" as the year 1900, rather than 2000. Another issue is that the year 2000 is a leap year and some programs may not properly provide for February 29, 2000.



    The following discussion of the implications of the year 2000 problem for us contains numerous forward-looking statements based on inherently uncertain information. The cost of the project and the date on which we plan to complete the internal year 2000 modifications are based on management's best estimates, which were derived utilizing a number of assumptions of future events including the continued availability of internal and external resources, third party modifications and other factors. (See details with respect to costs for year 2000 on page 26). However, there can be no guarantee that these estimates will be achieved and actual results could differ. Moreover, although we believe we will be able to make the necessary modifications in advance, there can be no guarantee that failure to modify the systems would not have a material adverse effect on us.



    In addition, we place a high degree of reliance on computer systems of third parties, such as customers, vendors, and other financial and governmental institutions. Although we are assessing the readiness of these third parties and preparing contingency plans, there can be no guarantee that the failure of these third parties to modify their systems in advance of December 31, 1999, would not have a material adverse effect on us.



    READINESS PREPARATION



    Many of our critical operations are not presently ready to operate normally in the year 2000 and beyond, although preparations are underway to correct this. In 1997, we alerted our business customers of the year 2000 problem and are now assessing the readiness preparations of our major customers and suppliers. Resolution of the year 2000 problem is among our highest priorities, and a comprehensive program has been established to address its many aspects.



    We are preparing for the century change with an enterprise-wide year 2000 program. As part of the program, we have identified all of the major application and processing systems, and sought external and internal resources to replace and test the systems. Purchased software, internally developed systems and systems supported by external parties are being tested as part of the program. Customers and vendors which have significant relationships with us are being evaluated to determine whether they are adequately preparing for the year 2000. In addition, contingency plans are being developed to reduce the impact of some potential events that may occur. However, there can be no guarantee that the systems of vendors or customers with whom we do business will be year 2000 compliant on a timely basis, or that contingency plans will shield operations from failures that may occur.



    Our year 2000 program is comprised of numerous individual projects which address the following broad areas: data processing systems, telecommunications and data networks, building facilities and security systems, vendor risk, customer risk, contingency planning, and communications. There are over 2,000 individual projects identified. The projects vary in size, importance and materiality: from large undertakings, such as remediating complicated data systems and organizing the process of assessing the readiness of customers, to smaller, but still important, projects such as installing compliant computer utility systems or assuring that processor-controlled systems in individual buildings will perform properly. The program continues to evolve as new projects are identified to keep up with increased understanding of year 2000 implications and evolving external requirements. Virtually all of the projects currently identified have begun, while more than a third have been completed.

    Projects are assigned a priority indicating the importance of the function to our continuing operation. This prioritization facilitates reporting on projects based on their relative importance. We have prioritized projects as Critical and Non-Critical. Critical projects are further prioritized as Mission Critical and Other Critical. Mission Critical projects are defined as:



    - systems vital to the continuance of a broad core business activity;



    - functions, the interruption of which for longer than 3 days would threaten the viability of UNBC;



    - functions that provide the environment and infrastructure necessary to continue the broad core business activities.



    Other Critical projects are defined as:



    - other customer and accounting systems;



    - functions supporting delivery of information and service to customers;



    - administrative systems, the interruption of which for longer than 2 weeks would cause severe business impact;



    - functions that provide the environment and infrastructure necessary for delivery of the above systems and functions.



    We plan to complete all projects currently identified prior to the year 2000, with special emphasis placed on those prioritized as Mission Critical or Other Critical. Failure to complete an Other Critical project would not necessarily have a material adverse effect on UNBC.



    The most important projects are the Mission Critical application systems upon which we rely for our principal business functions. Most of these systems have been renovated. We expect to have all of these systems renovated by December 31, 1998, and tested by March 30, 1999.



    In addition to testing individual systems, we also plan to conduct integrated contingency testing of our Mission Critical and many other systems during 1999 in a separate computer environment where machine dates will be set forward in order to identify and correct problems which might not otherwise become evident until the actual end of the century.



    We do not significantly rely on embedded technology in our critical processes. Embedded technology does control some building security and operations such as power management, ventilation, and elevator control. All building facilities are presently being evaluated, and we expect for all systems using embedded technology to be confirmed as year 2000 ready by June 1999.



    We are reliant on vendors and customers, and year 2000 issues with both groups are being addressed. Over 300 vendors, upon whom there is significant reliance, have been identified and inquiries have been made regarding their year 2000 readiness plans and status. Written risk assessments are being completed on each and appropriate measures to minimize risk will be undertaken with those vendors that appear to pose a significant risk. Risk assessments of the critical vendors are scheduled to be completed by December 1998, and replacements effected where necessary by June 1999. We, however, have no viable alternatives for some suppliers, such as power distribution and local telephone companies. These companies are still being evaluated and the results will be used as information for contingency planning. As with all financial institutions, we place a high degree of reliance on the systems of other institutions, including governmental agencies, to settle transactions. Principal settlement methods associated with major payment systems will be tested as part of their associated system projects.



    We are also reliant on our customers to make necessary preparations for the year 2000 so that their business operations will not be interrupted, thus threatening their ability to honor their financial commitments. Over 2,500 borrowers, capital market counterparties, funding sources, and large depositors (collectively referred to as "customers") have been identified as having financial volumes sufficiently large to warrant inquiry and assessment of their year 2000 preparation. The financial volumes included, among other components, loans and unused commitments, collected deposit balances, Automated Clearing House, foreign exchange, and derivatives. At September 30, 1998, inquiries and initial written assessments had been completed for 90% of the identified financial volumes. Assessments for the remaining 10% continue.



    In the initial assessments, customers were classified as representing low, medium and high risks. Approximately 80% were classified as low risk, 18% as medium risk and 2% as high risk. High risk customers include those which failed to respond to the inquiry or which appear to pose a high degree of risk of not being ready for year 2000.



    The population of customers with loans and unused commitments outstanding ("borrowers") pose the highest level of concern for any lender. As of September 30, 1998, the assessment of these borrowers resulted in the following assignments of risk: 79% low risk, 19% medium risk and 2% high risk.



    Ongoing assessments will be made for all levels of risk. Customers with low risk will be reassessed semi-annually, while customers with medium and high risk will be reassessed quarterly. Risk mitigation plans will be developed for customers with high risk. The risk mitigation plan will evaluate whether year 2000 issues will materially affect the customer's cash flow, asset account values related to its balance sheet, and/or collateral pledged to us. The risk mitigation plan utilizes the normal credit process that we employ to manage credit risk and requires the concurrence of a credit administrator.



    RISKS



    The principal risks associated with the year 2000 problem can be grouped into three categories. The first is the risk that the we do not successfully ready our operations for the next century. The second is the risk of disruption of our operations due to operational failures of third parties. The third is the risk of business interruption among fund providers and obligors such that expected funding and repayment does not take place.



    The only risk largely under our control is preparing our internal operations for the year 2000. We, like other financial institutions, are heavily dependent on our computer systems. The complexity of these systems and their interdependence make it impractical to convert to alternative systems without interruptions in the event necessary modifications are not completed on schedule. Management believes it will be able to make the necessary modifications on schedule.



    Failure of third parties may jeopardize our operations, but how seriously depends on the nature and duration of such failures. The most serious impact on our operations from vendors would result if basic services such as telecommunications, electric power suppliers, and services provided by other financial institutions and governmental agencies were disrupted. Significant public disclosure of the state of readiness among basic infrastructure and other suppliers has not generally been available. Although our inquiries are underway, we do not yet have the information to estimate the likelihood of significant disruptions among our suppliers.



    Operational failures among our sources of major funding, larger borrowers and capital market counterparties could affect their ability to continue to provide funding or meet obligations when due. Similar to the situation outlined above with suppliers, public information has been scant. Although our inquiries are underway, we do not yet have the information to estimate the likelihood of significant disruptions among our funding sources and obligors.



    PROGRAM ASSESSMENT



    The Internal Audit Division and the National Bank Examiners regularly assess our year 2000 preparations. In addition, a leading information technology consulting and services firm was engaged to conduct a third party review of the our year 2000 program. We are considering the recommendations provided by the firm to further enhance the year 2000 program.

    CONTINGENCY PLANS



    We are developing year 2000 remediation contingency plans and business resumption contingency plans specific to the year 2000. Remediation contingency plans address the actions to be taken if the current approach to remediating a system is falling behind schedule or otherwise appears in jeopardy of failing to deliver a year 2000-ready system when needed. Business resumption contingency plans address the actions that would be taken if critical business functions cannot be carried out in the normal manner upon entering the next century due to system or supplier failure.



    Our contingency planning strategy is a four-phase process: Organizational Planning Guidelines, Business Impact Analysis, Plan Development for Individual Operating Units and Validation of Plans. The first two phases have been completed. We identified the following system-wide areas of concern, assigned to each a level of potential risk and a probability of occurrence and determined whether a contingency plan was warranted.



    The areas of concern are as follows:



    - Global telecommunications and network



    - Enterprise information systems



    - Operational disruptions



    - Vendors and service providers



    The level of potential risk was rated as high, moderate or low and the probability of occurrence was rated as high, moderate or low. Those areas with a low or moderate level of potential risk and a low probability of occurrence do not require a contingency plan. For any other combination, the development of a contingency plan is required. The development and validation of the plans are expected to be completed by June 1999.



    OTHER RELATED DISCLOSURES



    Certain of our subsidiaries are registered investment advisers or broker-dealers that make publicly available separate year 2000 reports. Additional year 2000 information may be found in those reports.



EURO CONVERSION



    On January 1, 1999, 11 European countries who joined the Economic and Monetary Union transitioned into a single currency (the "Euro") and a single central bank -- the European Central Bank. On that date, the exchange rates of the national currencies of the 11 countries were fixed and all financial transactions will be settled in Euros.



    We have completed our analysis of the bank-wide impact and have implemented a project plan in anticipation of the Euro conversion. We are now fully operational to settle transactions in the Euro.

                                    BUSINESS



    UnionBanCal Corporation, or "UNBC," is a California-based bank holding company. Its principal subsidiary is Union Bank of California, N.A. Union Bank of California is the third largest commercial bank in California, based on both total assets and total deposits in California, and is among the 30 largest in the United States. Having roots as far back as 1864, we are among the oldest banks on the West Coast. At September 30, 1998, we had 244 full-service branches in California, six full-service branches in Oregon and Washington, two facilities in Texas and New York and 18 offices abroad. Our bank was formed through the combination of Union Bank and BanCal Tri-State Corporation in 1996. We are presently approximately 82% owned by The Bank of Tokyo-Mitsubishi.



    We provide a wide range of financial products and services to retail customers, small businesses, middle-market companies and major corporations. These products and services include a variety of personal and commercial financial services, including:



    - consumer and small-business lending,



    - corporate and international lending and cash management,



    - treasury,



    - trust,



    - investment advisory services.



    Most of our customers are located in California, the nation's most populous state with over 32 million residents.



    As of September 30, 1998, we had total assets of $31.4 billion, total deposits of $23.7 billion and total shareholders' equity of $3.0 billion. We had net income for the nine months ended September 30, 1998 of $352.4 million, and net income per diluted share of $2.01 after giving effect to the December 1998 3-for-1 stock split.



BANKING SERVICES



    UNBC's operations are divided into four primary segments: the Community Banking Group; the Commercial Financial Services Group; the Trust and Private Financial Services Group; and the International Banking Group.

COMMUNITY BANKING GROUP



    The following table sets forth the historical results of operations for the Community Banking Group:



                                                                      COMMUNITY BANKING GROUP
                                                           ----------------------------------------------
                                                             AS OF AND FOR THE       AS OF AND FOR THE
                                                            YEARS ENDED DECEMBER       PERIODS ENDED
                                                                    31,                SEPTEMBER 30,
                                                           ----------------------  ----------------------
                                                              1996        1997        1997        1998
                                                           ----------  ----------  ----------  ----------
RESULTS OF OPERATIONS:
(IN THOUSANDS)
Revenues
Net interest income......................................  $  658,144  $  682,782  $  511,212  $  504,709
Noninterest income.......................................     133,559     142,944     105,991     136,101
                                                           ----------  ----------  ----------  ----------
Total....................................................     791,703     825,726     617,203     640,810
Noninterest expense......................................     577,655     568,031     419,050     439,927
Credit expense (income)..................................      35,644      57,870      40,975      (3,059)
Performance center earnings(1)...........................       7,688      10,040       6,558       6,403
Income before income taxes...............................     186,092     209,865     163,736     210,345

BALANCE SHEET DATA (PERIOD AVERAGE):
(IN MILLIONS)

Total loans before performance centers(2)................  $    9,877  $    9,672  $    9,691  $    9,389
Total assets.............................................      10,991      10,626      10,632      10,329
Total deposits before performance centers(2).............      11,131      11,757      11,646      12,322
FINANCIAL RATIOS.........................................
  Return on average assets...............................        1.02%       1.17%       1.23%       1.63%
  Efficiency ratio.......................................       73.00%      68.80%      67.90%      68.70%


---------


(1) Performance center earnings represent the allocation of net interest income, noninterest income and noninterest expense between the business segments for products and services originated in one segment but managed by another.



(2) Represents loans and deposits for each business segment before allocation between the segments of loans and deposits originated in one segment but managed by another.



    The Community Banking Group provides its customers with a full line of checking and savings, investment, loan and fee-based banking products. For the nine months ended September 30, 1998, average assets in this group were $10.3 billion, and average deposits were $12.3 billion.



    The group focuses on four major markets: consumers, businesses with sales under $3 million, businesses with sales between $3 million and $20 million, and middle market companies, including agricultural firms in central California and in selected parts of Oregon and Washington. It serves over one million consumer households and businesses through its 244 branches in California, six branches in Oregon and Washington and its network of over 380 proprietary ATMs. Customers may also access our services 24 hours a day by telephone or personal computer. In addition, Community Banking offers automated teller and point-of-sale debit services through our founding membership in the Star System, the largest shared ATM network in the Western United States. The group is organized by service delivery method, by markets and by geography. The primary sub-units of the group are:



    - community banking branches, which serve consumers, businesses and, in certain locations, affluent individuals;



    - business banking centers, which serve businesses with sales between $3 million and $20 million;



    - in-store branches, which also serve consumers and businesses;

    - middle market and agricultural lending offices; and



    - the Consumer Asset Management division, which is responsible for indirect auto finance, auto leasing, and residential real estate lending.



    Through alliances with other financial institutions, the group offers additional products and services, such as credit cards, small-ticket leasing and asset-based finance.



    Community Banking competes with larger banks by providing service quality superior to that of its major competitors. We are recognized as among the highest rated banks in California for customer service quality and satisfaction.



    The group's primary means of competing with community banks include its large and convenient branch network and its reputation for innovative use of technology to deliver banking services. We have the fifth largest branch network among depository institutions in California. We also offer convenient banking hours to consumers through our drive-through banking locations and selected branches that are open seven days a week.



    Community Banking continues to enhance its customer service through the innovative use of technology. We were among the first banks to team with Intuit and Microsoft in the launches of their personal financial management software products, Quicken-Registered Trademark- and Money-Registered Trademark- for on-line banking. In 1996, we joined America Online's Banking Center as a charter member. We also worked with Sony to develop the first interactive video banking application of its kind on the West Coast. In December 1998, we jointly announced with IBM the first of its kind comprehensive on-line banking system using Lotus Notes-Registered Trademark- and Domino-Registered Trademark-.



    These services and enhancements have enabled UNBC to increase its share of the consumer and small business markets. From June 30, 1994 to June 30, 1998, UNBC's share of the California deposit market increased from 4.0% to 5.1%, representing an annual growth rate of 6.3%. Similarly, since April 1996, Community Banking has increased the number of households it serves by approximately 5% annually.



    The group's strategies include continuing to build upon the more than one million households and businesses it serves and broadening the range of financial products and services it provides to existing customers. The group uses direct mail marketing methods targeted at specific consumers to supplement its traditional mass media advertising. We are also introducing a new computer-driven sales system designed to foster cross-selling of our products. The new system uses improved software to prompt sales staff to offer customers additional products and services, based on a customer profile. We have installed the new system in 40 of our branches, and we anticipate full implementation within 18 months.



    The group will continue to use varied pricing strategies to encourage customers to use lower-cost methods of delivery to receive our products and services. Community Banking is emphasizing further development of existing lower-cost product and service delivery methods, such as the Internet, video kiosks and loans-by-phone, and is expanding its Direct Banking Center, which offers products, services and technical support for home banking via the telephone and computer.



    Community Banking competes with a number of commercial banks, savings associations and credit unions, as well as more specialized financial services providers, such as investment brokerage companies, consumer finance companies, and residential real estate lenders. The group's primary competitors are other major depository institutions such as Bank of America, California Federal, Washington Mutual and Wells Fargo, as well as smaller community banks in the markets in which we operate.

COMMERCIAL FINANCIAL SERVICES GROUP



    The following table sets forth the historical results of operations for the Commercial Financial Services Group:



                                                                COMMERCIAL FINANCIAL SERVICES GROUP
                                                           ----------------------------------------------
                                                             AS OF AND FOR THE       AS OF AND FOR THE
                                                            YEARS ENDED DECEMBER       PERIODS ENDED
                                                                    31,                SEPTEMBER 30,
                                                           ----------------------  ----------------------
                                                              1996        1997        1997        1998
                                                           ----------  ----------  ----------  ----------
RESULTS OF OPERATIONS:
(IN THOUSANDS)
Revenues
Net interest income......................................  $  401,912  $  440,804  $  321,600  $  360,625
Noninterest income.......................................      78,238     100,316      75,450      82,638
                                                           ----------  ----------  ----------  ----------
Total....................................................     480,150     541,120     397,050     443,263
Noninterest expense......................................     201,870     231,906     166,305     188,328
Credit expense (income)..................................      14,362      18,872      15,065      15,963
Performance center earnings(1)...........................       4,141       3,926       2,968       2,037
Income before income taxes...............................     268,059     294,268     218,648     241,009

BALANCE SHEET DATA (PERIOD AVERAGE):
(IN MILLIONS)

Total loans before performance centers(2)................  $    8,286  $    9,329  $    9,178  $   10,783
Total assets.............................................       9,287      10,513      10,344      12,005
Total deposits before performance centers(2).............       3,959       4,875       4,684       5,844
FINANCIAL RATIOS.........................................
  Return on average assets...............................        1.72%       1.65%       1.69%       1.63%
  Efficiency ratio.......................................       42.00%      42.90%      41.90%      42.50%


---------


(1) Performance center earnings represent the allocation of net interest income, noninterest income and noninterest expense between the business segments for products and services originated in one segment but managed by another.



(2) Represents loans and deposits for each business segment before allocation between the segments of loans and deposits originated in one segment but managed by another.



    The Commercial Financial Services Group offers a variety of commercial financial services, including commercial and project loans, real estate financing, asset-based and leveraged commercial financing, trade finance and letters of credit, lease financing, customized cash management services and selected capital markets products. The group's customers provide a significant source of opportunities for us to sell products and services of other units of the bank, including treasury, trust, and retail banking services. For the nine months ended September 30, 1998, average assets in this group were $12.0 billion, and average deposits were $5.8 billion.



    Commercial Financial Services is divided into the following business units, which serve specific markets and industries:



    - The Commercial Banking Group, which serves California middle-market companies and larger companies most often headquartered in the Western United States;



    - The Real Estate Industries Group, which serves real estate developers and real estate investment trusts;



    - The Specialized Lending Group, which serves companies operating in various industries, including oil and gas, utilities, media, communications, healthcare, finance and retailing; and

    - The Institutional and Deposit Markets Group, which serves title and escrow companies, retailers, bankruptcy trustees and other customers with large pools of deposits.



    The Commercial Customer Service Unit supports these business units by providing centralized customer service support.



    The group competes with other banks primarily on the basis of its reputation as a "business bank," the quality of its relationship managers, and the delivery of superior customer service. We are recognized in California as having a superior "business banking" reputation relative to other large banks. We are also rated among the highest for our cash management services and systems. Commercial Financial Services relationship managers are among the most experienced in the industries that we target, and are trained to be consultative advisers to our customers.



    The group's main strategy is to target industries and companies for which the group can reasonably expect to be one of a customer's primary banks. Consistent with its strategy, the group attempts to serve a large part of its targeted customers' credit and depository needs.



    One result of this strategy is increased loan syndication activity. The group has successfully increased non-interest revenue by expanding its loan syndication activities, and it plans to continue to emphasize its operations in this area. Loan syndication revenues increased by $6.2 million to $12.6 million through the first nine months of 1998 compared to $6.4 million in 1996. This increase is largely a result of our acting more frequently as agent and/or underwriter in syndicated loans to middle market, real estate, and Specialized Lending Group customers.



    We believe that an additional source of increased non-interest income will come from our expanded participation in capital market transactions. As of September 30, 1998, UNBC had approximately $58 million committed to a private capital investment program, with plans to expand our investments in 1999. Commercial Financial Services generally makes investments in funds and companies with proven operating histories and in industries in which the group specializes. We will seek to earn more fee income from loan securitizations, particularly from commercial mortgages.



    As the group increasingly allocates its resources to those industries and companies that fit its strategy, it will simultaneously de-emphasize efforts to build banking relationships with companies outside of its target markets. We expect to move away from junior syndicate roles in the market for large corporate credits and toward the purchase of selected credits from the secondary market for bank loans.



    In addition, Commercial Financial Services intends to use improved technology to enhance the efficiency of its operations and the productivity of its bankers and support staff. Among its planned system improvements are enhancements to loan automation technology, improved software to measure customer profitability, and enhanced information and contact management systems for relationship officers.



    The group competes with a variety of other financial services companies. Competitors include other major California banks, as well as regional, national and international banks. In addition, we compete with investment banks, commercial finance companies, leasing companies and insurance companies.

TRUST & PRIVATE FINANCIAL SERVICES GROUP



    The following table sets forth the historical results of operations for the Trust & Private Financial Services Group:



                                                             TRUST AND PRIVATE FINANCIAL SERVICES GROUP
                                                           ----------------------------------------------
                                                             AS OF AND FOR THE       AS OF AND FOR THE
                                                            YEARS ENDED DECEMBER       PERIODS ENDED
                                                                    31,                SEPTEMBER 30,
                                                           ----------------------  ----------------------
                                                              1996        1997        1997        1998
                                                           ----------  ----------  ----------  ----------
RESULTS OF OPERATIONS:
(IN THOUSANDS)
Revenues
Net interest income......................................  $   11,539  $   20,995  $   14,332  $   16,770
Noninterest income.......................................     110,182     128,100      91,951     106,843
                                                           ----------  ----------  ----------  ----------
Total....................................................     121,721     149,095     106,283     123,613
Noninterest expense......................................     108,495     123,102      89,581      96,897
Credit expense (income)..................................         927         155         102         249
Performance center earnings(1)...........................        (674)     (1,472)       (929)        105
Income before income taxes...............................      11,625      24,366      15,671      26,572

BALANCE SHEET DATA (PERIOD AVERAGE):
(IN MILLIONS)

Total loans before performance centers(2)................  $       62  $      229  $      236  $      245
Total assets.............................................          94         303         322         297
Total deposits before performance centers(2).............         425         708         625         679
FINANCIAL RATIOS.........................................
  Return on average assets...............................        7.36%       4.74%       3.90%       7.34%
  Efficiency ratio.......................................       89.10%      82.60%      84.30%      78.40%


---------


(1) Performance center earnings represent the allocation of net interest income, noninterest income and noninterest expense between the business segments for products and services originated in one segment but managed by another.



(2) Represents loans and deposits for each business segment before allocation between the segments of loans and deposits originated in one segment but managed by another.



    The Trust & Private Financial Services Group offers investment management and administration services for a broad range of individuals and institutions. The group services individual client needs through its trust and private banking, investment management and brokerage products and services. It services institutional client needs through traditional employee benefit and 401(k) programs, global and domestic securities custody programs, securities lending programs and corporate trust products. Trust & Private Financial Services also provides investment management services for both individual and institutional clients through HighMark Capital Management, Inc. and its family of proprietary HighMark mutual funds. As of September 30, 1998, the group had over $90 billion in assets under administration.



    The group is organized into five business divisions:



    - The Private Bank division focuses primarily on delivering integrated and customized financial services to high-net worth individuals with sophisticated financial needs. Specific products and services include trust and estate services, investment account management services, offshore trust services and customized deposit and credit products. The Private Bank's strategy is to expand its business by increasing its geographic market coverage and the breadth of its products and services. To support that strategy, The Private Bank expanded from nine offices to 15 during 1998. In addition, it has shifted sales staff training efforts toward increased cross-selling of all of the bank's available products and services.



    - HighMark Capital Management, Inc. is a registered investment advisor that manages UNBC's proprietary HighMark family of mutual funds. It also provides investment management services to institutions, pension plans and individuals, including to clients of other divisions. HighMark Capital Management's strategy is to expand distribution of its mutual funds by targeting its marketing efforts at registered investment advisors and regional broker/dealers. In addition, HighMark is working with The Bank of Tokyo-Mitsubishi to distribute HighMark mutual funds offshore and to serve as a sub-advisor for funds managed by The Bank of Tokyo-Mitsubishi in Japan.



    - The Business Trust division provides businesses, government agencies, unions and non-profit organizations with trustee services, investment management and 401(k) valuation and record keeping services. Business Trust's strategy is to expand its third-party distribution network to include insurance companies, investment managers, brokers and mutual funds.



    - The Investment Services division consists of UBOC Investment Services, Inc., a registered broker/ dealer offering a full line of investment products to individuals and institutional clients, and UBOC Insurance Services. The division's primary strategy is to further penetrate UNBC's existing client base.



    - The Securities Services division is engaged in domestic and global securities custody, safekeeping, mutual fund accounting, securities lending and corporate trust services. Its client base includes financial institutions, businesses, government agencies, unions, investment managers and non-profit organizations. Securities Services is the only West Coast based provider of a full range of institutional financial services.

INTERNATIONAL BANKING GROUP



    The following table sets forth the historical results of operations for the International Banking Group:



                                                                    INTERNATIONAL BANKING GROUP
                                                           ----------------------------------------------
                                                             AS OF AND FOR THE       AS OF AND FOR THE
                                                            YEARS ENDED DECEMBER       PERIODS ENDED
                                                                    31,                SEPTEMBER 30,
                                                           ----------------------  ----------------------
                                                              1996        1997        1997        1998
                                                           ----------  ----------  ----------  ----------
RESULTS OF OPERATIONS:
(IN THOUSANDS)
Revenues
Net interest income......................................  $   48,175  $   49,405  $   35,990  $   42,487
Noninterest income.......................................      62,373      62,238      46,887      49,758
                                                           ----------  ----------  ----------  ----------
Total....................................................     110,548     111,643      82,877      92,245
Noninterest expense......................................      72,719      64,874      48,942      48,765
Credit expense (income)..................................      (4,361)        234         216       2,915
Performance center earnings(1)...........................      (6,917)     (3,759)     (3,171)     (2,394)
Income before income taxes...............................      35,273      42,776      30,548      38,171

BALANCE SHEET DATA (PERIOD AVERAGE):
(IN MILLIONS)

Total loans before performance centers(2)................  $    1,245  $    1,483  $    1,423  $    1,385
Total assets.............................................       2,210       2,631       2,563       2,123
Total deposits before performance centers(2).............       1,080         959         980         864
FINANCIAL RATIOS.........................................
  Return on average assets...............................        0.95%       0.96%       0.96%       1.45%
  Efficiency ratio.......................................       65.80%      58.10%      59.10%      52.90%


---------


(1) Performance center earnings represent the allocation of net interest income, noninterest income and noninterest expense between the business segments for products and services originated in one segment but managed by another.



(2) Represents loans and deposits for each business segment before allocation between the segments of loans and deposits originated in one segment but managed by another.



    The International Banking Group primarily provides correspondent banking and trade finance-related products and services to financial institutions worldwide, including Brazil, Hong Kong, Japan, Korea and Taiwan. It also serves selected foreign firms and U.S. corporate clients in selected countries worldwide, particularly in Asia. In the United States, International Banking serves subsidiaries and affiliates of non-Japanese Asian companies and U.S. branches and agencies of foreign banks. It also provides international services to domestic corporate clients along the West Coast. For the nine months ended September 30, 1998, average assets in this group were $2.1 billion and average deposits were $864 million, in each case excluding inter-company placements and overnight inter-bank loans, consisting primarily of export/import related short-term trade transactions.



    This group has a long and stable history of providing correspondent and trade-related services to international financial institutions. We believe that we have achieved a leading market position and strong customer loyalty in the Asian/Pacific correspondent banking market because we provide high quality, customized products and services at competitive prices. The group maintains branches in Tokyo, Taipei, Seoul and Hong Kong, representative offices in other parts of Asia and Latin America, and an international banking subsidiary in New York.

    One of International Banking's primary services is international trade finance. Trade finance is typically short term, which means it generally has a lower credit risk. Despite this relatively lower credit risk compared to some other forms of commercial credit, we have reduced our credit exposure and the average maturity of this portfolio in response to recent instability in global markets.



    UNBC has substantially reduced its cross-border outstandings. We reduced outstandings to Japan, Korea, Malaysia, Thailand, Vietnam, Singapore, Indonesia, the Philippines, China and Hong Kong by $1 billion to $1.6 billion at September 30, 1998 compared to $2.6 billion at December 31, 1997. A substantial portion of the outstandings are related to the International Banking Group. Management continues to closely monitor its credit exposure in international markets.



    International Banking's strategy is to improve its global operations by reducing costs and improving productivity. It competes with both U.S. and foreign banks. Approximately 25 U.S. banks compete with the group to provide correspondent banking and trade-related services to Asian banks. The group's primary competitors include First Union, Bank of New York, Chase Manhattan, Citibank, Bank of America, and Bank of Hawaii.



OTHER BUSINESS ACTIVITIES



    UNBC also conducts business activities with certain customers through other organizational units of the bank.



    The Pacific Rim Corporate Group specializes in providing a range of credit, deposit, and investment management products and services to companies in the United States that are affiliated with companies headquartered outside the United States, mostly in Japan. Average assets of this group for the nine months ended September 1998 were $811 million.



    The Global Markets Group conducts business activities primarily to support the previously described business groups and their customers. This group offers a broad range of risk management products, such as foreign exchange, interest rate swaps, caps and floors. Additionally, it originates debt instruments for bank eligible issuers, places debt securities, as well as the bank's own liabilities, with institutional investors and trades debt instruments in the secondary market. This group also manages the market-related risks of UNBC as part of its responsibilities for asset/liability management. It is also responsible for maintaining the bank's investment securities portfolio.



OPERATING STRATEGY



    We focus our strategy on the following:



       - CAPITALIZE ON STRONG POSITION IN CORE CALIFORNIA MARKET. We believe that one of our primary strategic strengths is our established position in the attractive California bank market. California is the largest state in the United States, with over 32 million residents and nearly $1 trillion in gross state product. Based on both total assets and total deposits in California, we are the third largest commercial bank in California, and we are among the oldest banks on the West Coast. We serve approximately one million households and small businesses, with 244 full-service branches in California.



       - STRENGTHEN CONSUMER BANKING FRANCHISE. We offer a distinctive combination of traditional community bank service with a large branch network and a broad array of products. We are seeking to increase the number of consumer households we serve, and we are simultaneously broadening the range of financial products and services we provide to existing customers. We are also adding to the number of households we serve by offering product and service delivery alternatives, including online banking, video kiosks and telephone-based services. We are also obtaining new customers with the successful use of targeted direct mail promotions. In an effort to offer our customers more loan and deposit products to meet their financial services needs, we have installed a new computer-driven sales system designed to foster cross-selling. The new system has been installed in 40 of our branches, and we anticipate full implementation within 18 months. We are seeking to increase the efficiency of our consumer banking business by implementing pricing that encourages our customers to use alternative delivery systems. We also plan to expand the franchise through new branch openings and the possible acquisition of community banks in targeted markets.



       - FOCUS COMMERCIAL BANKING EFFORTS ON SPECIFIC INDUSTRIES AND
         COMPANIES. We are targeting our commercial banking activities on industries and companies for which we can reasonably expect to be one of a customers' principal banks. Our emphasis is on relationship management and meeting a large part of our targeted customers' credit and depository needs. Our commercial banking activities include certain industry specialties, such as communications, media and energy. We have been successful in increasing our role as agent and/or underwriter in syndicated loans to these specialized industry customers. We intend to broaden our syndication efforts to include other markets we serve, such as real estate finance and middle market companies. We also operate in certain niche markets for providing depository and cash management services. These niche markets include title and escrow companies, financial institutions, retailers and bankruptcy trustees.



       - DIVERSIFY REVENUE SOURCES AND EXPAND FEE-BASED BUSINESS. We are seeking to diversify our revenue sources by expanding our fee-based businesses, with a particular emphasis on our trust and asset management businesses. We are working with The Bank of Tokyo-Mitsubishi to distribute our proprietary HighMark mutual funds offshore and to serve as a sub-advisor for funds managed by them in Japan. We intend to expand the activities of our brokerage and insurance businesses by further penetrating our existing client base. We expanded our private banking business in 1998 to include 15 offices, and we intend to expand our third-party distribution network, which provides 401(k) valuation and record-keeping services, to insurance companies, investment managers, brokers and mutual funds. Our non-interest income, net of gain on the sale of our credit card portfolio, has increased from 26% of total revenue in 1995 to 28% of total revenue for the nine-month period ended September 30, 1998. For the nine-month period ended September 30, 1997 to the nine-month period ended September 30, 1998, non-interest income, net of gain on the sale of our credit card portfolio, increased from $342.6 million to $389.9 million.



       - EMPHASIZE QUALITY CUSTOMER SERVICE. We seek to continue to provide highly responsive customer service to create and maintain long-term relationships with clients who are often underserved by larger banks. We intend to continue to capitalize on the high quality of our customer service, taking advantage of any changes in service levels caused by recent increases in bank merger activity in the California market.



       - MAINTAIN HIGH LENDING STANDARDS AND STRONG ASSET QUALITY PROFILE. We strive to maintain strong asset quality through our underwriting standards, credit policies and ongoing credit reviews of our existing loan portfolio. These criteria, along with the recent strength of the California economy, have resulted in our current high quality portfolio. At September 30, 1998, our ratio of non-performing assets to total assets was 0.26%, or the seventh lowest of the 30 largest commercial banks in the United States. In addition, as of September 30, 1998, our ratio of reserves to total loans was 2.02%, or the eighth highest of the 30 largest commercial banks in the United States. At September 30, 1998, no industry concentration exceeded 10% of our total commercial, financial and industrial loans. Additionally, at September 30, 1998, we had a limited number of borrowers with larger loans. We had only 10 borrowers with total outstanding balances of over $50 million, and only one borrower with a total outstanding balance of over $75 million.



       - IDENTIFY STRATEGIC BUSINESSES AND CONSIDER POTENTIAL ACQUISITIONS OR DIVESTITURES. We view selective acquisitions and divestitures, as well as internal growth, as the primary means to increase and enhance our core businesses. We will consider acquisitions of banks and other financial service businesses that will increase our presence in existing markets or allow us to expand into contiguous markets. We will also consider acquisitions in other complementary financial service businesses in which we believe there exists superior growth potential. In addition, we will consider exiting businesses that do not meet our core business criteria. Our strategic business evaluation process focuses on historical financial performance, the competitive environment, future growth potential and regulatory considerations.



       - IMPROVE OPERATING EFFICIENCY.



       - ATTAIN NEW FINANCIAL PERFORMANCE TARGETS.

                                   MANAGEMENT



DIRECTORS AND EXECUTIVE OFFICERS



    The following table presents certain information with respect to the directors and executive officers of UNBC as of the date of this prospectus.



NAME                                     AGE     POSITION
------------------------------------  ---------  ----------------------------------------------------------
Kaoru Hayama........................     64      Chairman of the Board
Takahiro Moriguchi..................     54      President and Chief Executive Officer
Yoshihiko Someya....................     52      Deputy Chairman of the Board
Richard C. Hartnack.................     53      Vice Chairman of the Board
Robert M. Walker....................     57      Vice Chairman of the Board
Peter R. Butcher....................     58      Executive Vice President and Chief Credit Officer
Katsuyoshi Hamahashi................     49      Executive Vice President and Treasurer
David I. Matson.....................     54      Executive Vice President and Chief Financial Officer
Magan C. Patel......................     61      Executive Vice President
Charles L. Pedersen.................     55      Executive Vice President
Michael A.C. Spilsbury..............     49      Executive Vice President
Ikuzo Sugiyama......................     49      Executive Vice President
Philip M. Wexler....................     60      Executive Vice President
Richard D. Farman...................     63      Director
Stanley F. Farrar...................     55      Director
Herman E. Gallegos..................     68      Director
Jack L. Hancock.....................     68      Director
Harry W. Low........................     67      Director
Mary S. Metz........................     61      Director
Raymond E. Miles....................     66      Director
J. Fernando Niebla..................     69      Director
Sidney R. Petersen..................     68      Director
Carl W. Robertson...................     62      Director
Henry T. Swigert....................     68      Director
Tsuneo Wakai........................     72      Director
Hiroshi Watanabe....................     57      Director
Blenda J. Wilson....................     57      Director
Kenji Yoshizawa.....................     66      Director



    KAORU HAYAMA. Mr. Hayama has served as Chairman of UNBC and the bank since September 1998. Prior to that he served as Deputy President and Senior Managing Director of The Bank of Tokyo-Mitsubishi from April 1996 until June 1998. From June 1994 to April 1996, Mr. Hayama served as Deputy President of the former Bank of Tokyo, Ltd., and from June 1992 to June 1994, he served as Senior Managing Director of the Americas for the former Bank of Tokyo, Ltd. and as Chairman and CEO of the Bank of Tokyo Trust Company. From June 1986 to June 1992, he served as General Manager of the former Bank of Tokyo's Planning Division. Mr. Hayama was elected to the former Bank of Tokyo, Ltd.'s Board of Directors in June 1986, and he was elected Managing Director in June 1988 and Senior Managing Director in June 1992.



    TAKAHIRO MORIGUCHI. Mr. Moriguchi has served as President and Chief Executive Officer of UNBC and the bank since May 1997. Prior to that he served as Vice Chairman and Chief Financial Officer of UNBC and the bank from April 1996 to May 1997 and as Vice Chairman and Chief Financial Officer of the former Union Bank from June 1993 until March 1996. From May 1992 to May 1993, Mr. Moriguchi served as General Manager of the former Bank of Tokyo, Ltd.'s Capital Markets Division No. 2, and from July 1988 to April 1992, as President and Managing Director of the former Bank of Tokyo Capital Markets, Ltd., London.

He has served as a director of The Bank of Tokyo-Mitsubishi since April 1996 and he served as a director of the former Bank of Tokyo, Ltd. from June 1995 to April 1996. Mr. Moriguchi has served as a director of UNBC since June 1993.



    YOSHIHIKO SOMEYA. Mr. Someya has served as Deputy Chairman, Credit and Administration, and Trust and Private Financial Services Group since July 1998. He served as Executive Vice President, Credit Management and Support Liaison from March 1998 to July 1998. Prior to that he served as Deputy General Manager, The Bank of Tokyo-Mitsubishi Osaka Branch from June 1996 to March 1998. From June 1995 to May 1996, Mr. Someya served as the General Manager of The Bank of Tokyo-Mitsubishi's Financial Institutions Division, and from June 1993 to May 1995, he served as Director and General Manager, Management Planning Division of DC Card Co., Ltd., a subsidiary of The Mitsubishi Bank, Limited. In addition, Mr. Someya served as General Manager of Mitsubishi Bank's Tameike Branch from May 1991 to May 1993, and from May 1987 to January 1991, he served as Vice President, Corporate Management, of the former Bank of California, N.A.



    RICHARD C. HARTNACK. Mr. Hartnack has served as Vice Chairman and head of the Community Banking Group of UNBC and the bank since April 1996. Prior to that he served as Vice Chairman of the former Union Bank from June 1991 until March 1996, and from mid-1987 to June 1991, he served as Executive Vice President and head of the Community Bank Group, First National Bank of Chicago. Mr. Hartnack has served as a director of UNBC since June 1991.



    ROBERT M. WALKER. Mr. Walker has served as Vice Chairman and head of the Commercial Financial Services Group for UNBC and the bank since April 1996 and as head of the Corporate and Real Estate Banking Group for UNBC and the bank since July 1996. Prior to that Mr. Walker served as Vice Chairman and head of the Commercial Financial Services Group of the former Union Bank from July 1992 until March 1996. From February 1992 to July 1992, he served as Vice Chairman and Chief Credit Officer of Valley National Bank, and from August 1988 to February 1992, he served as Senior Vice President and Chief Credit Officer, Valley National Bank. Mr. Walker has served as a director of UNBC since July 1992.



    PETER R. BUTCHER. Mr. Butcher has served as Executive Vice President, Credit Management Group, of UNBC and the bank since April 1996 and as Chief Credit Officer since July 1998. Prior to that he served as Executive Vice President and Chief Credit Officer of the former BanCal Tri-State Corporation and former Bank of California, N.A. from July 1993 until March 1996, and from March 1992 to July 1993, Mr. Butcher served as Executive Vice President of Society National Bank. From 1990 to 1992, he served as Executive Vice President and Chief Credit Policy Officer, Ameritrust Corporation. He also served as Principal of ICON Associates from 1989 to 1990, and he served in various positions with Midland Bank PLC, London, England, from 1956 to 1988.



    KATSUYOSHI HAMAHASHI. Mr. Hamahashi has served as head of the Global Markets Group of UNBC and the bank since October 1998. He also has served as Executive Vice President and Treasurer of UNBC and the bank since April 1996. Prior to that he served as Executive Vice President and Treasurer of the former Union Bank from February 1996 to March 1996 and as Senior Vice President and Treasurer of the former Union Bank from February 1993 to February 1996. From October 1989 to January 1993, Mr. Hamahashi served as Deputy General Manager, Money Market Planning Division of the former Bank of Tokyo, Ltd.



    DAVID I. MATSON. Mr. Matson has served as Executive Vice President and Chief Financial Officer of UNBC and the bank since August 1997 and July 1998, respectively. Prior to that he served as Director of Finance of UNBC and the bank from August 1997 until July 1998 and as Executive Vice President and head of the Institutional and Deposit Markets Division from April 1996 until July 1997. From January 1994 to March 1996, Mr. Matson served in the same capacity at the former Union Bank. Mr. Matson held various positions at the former Union Bank, including in the middle market, corporate, leasing, merchant banking and cash management divisions, beginning in 1976. He also served as Controller of the former Union Bank for seven years during that time.



    MAGAN C. PATEL. Mr. Patel has served as Executive Vice President and head of the International Banking Group of UNBC and the bank since April 1996. Prior to that he served as Executive Vice President, International Banking Group, of the former Bank of California, N.A. from 1985 to 1996.



    CHARLES L. PEDERSEN. Mr. Pedersen has served as Executive Vice President and head of the Systems, Technology and Item Processing Group of UNBC and the bank since April 1996. Prior to that he served as Senior Vice President and head of the Bank Operations and Automation Group of the former Union Bank from February 1991 to March 1996, becoming Executive Vice President in September 1992. He served as a division head for the former Union Bank's Systems and Item Processing in the Bank Operations and Automation Group from November 1988 to February 1991.



    MICHAEL A. C. SPILSBURY. Mr. Spilsbury has served as Executive Vice President and head of the Operations and Services Group of UNBC and the bank since April 1996. Prior to that he served as Executive Vice President, Resources and Services, with the former Bank of California, N.A. from January 1992 through March 1996. Mr. Spilsbury served as Senior Vice President in the Banking Group of the former Bank of California, N.A. from January 1989 to January 1992.



    IKUZO SUGIYAMA. Mr. Sugiyama has served as Executive Vice President and head of the Pacific Rim Corporate Group of UNBC and the bank and as General Manager of the Los Angeles Branch of The Bank of Tokyo-Mitsubishi since July 1997. Prior to that he served as Chief Manager, Corporate Banking Division No. 3 under Corporate Banking Group No. 1 of BTM from April 1996 to July 1997. From April 1994 to March 1996, Mr. Sugiyama served as Deputy General Manager of the Marunouchi Office of the former Bank of Tokyo, Ltd., and from May 1991 to March 1994, he served as Deputy General Manager of the Los Angeles Agency of the former Bank of Tokyo, Ltd. and as Senior Vice President of the Japanese Corporate Department-LA of the former Union Bank. From August 1989 to May 1991, he served as Manager, Loan Department, of the former Bank of Tokyo, Ltd.'s Los Angeles Office, and from September 1988 to August 1989, he served as Vice President, Japanese Corporate Department of California First Bank in Los Angeles.



    PHILIP M. WEXLER. Mr. Wexler has served as Executive Vice President and head of the Specialized Lending Group of UNBC and the bank since April 1996. Prior to that he served as Executive Vice President and General Manager of the Specialized Lending Group of the former Union Bank from October 1987 through March 1996.



    RICHARD D. FARMAN. Mr. Farman has served as Chairman and Chief Executive Officer of Sempra Energy since June 1998. Prior to that he served as President and Chief Operating Officer of Pacific Enterprises from September 1993 to June 1998. Mr. Farman also served as Chief Executive Officer of Southern California Gas Company, a subsidiary of Pacific Enterprises, from January 1989 through December 1994. Mr. Farman has been a director of UNBC since November 1988.



    STANLEY F. FARRAR. Mr. Farrar has been a partner of Sullivan & Cromwell since October 1984. He served as a director of the former BanCal Tri-State Corporation and the former Bank of California, N.A. from June 1984 until March 1996. Mr. Farrar has been a director of UNBC since April 1996.



    HERMAN E. GALLEGOS. Mr. Gallegos has been an independent management consultant since January 1982. He has served as a director of SBC Communications Inc. and its predecessors since 1974 and The California Endowment since May 1996. Mr. Gallegos has been a director of UNBC since November 1988.

    JACK L. HANCOCK. Mr. Hancock was Executive Vice President of Pacific Bell from February 1988 until December 1993. He has been a director of Whittaker Corporation since February 1994 and of MGC Communications and BServ, Inc., since July 1996. Mr. Hancock has been a director of UNBC since July 1994.



    HARRY W. LOW. Justice Low has been a mediator and arbitrator with Judicial Arbitration & Mediation Services/Endispute, Inc. (JAMS/Endispute) since March 1992. He was the Presiding Justice for the State of California Court of Appeal, 1st District, Division 5, from 1982 until his retirement in January 1992. Judge Low has been a director of UNBC since January 1993.



    MARY S. METZ. Dr. Metz has served as President and Chief Executive Officer of the S.H. Cowell Foundation since January 1, 1999, and as President Emerita of Mills College since June 1990. Prior to that she served as the Dean of University Extension, University of California, Berkeley, from July 1991 to June 1998. Dr. Metz has served as a director of SBC Communications, Inc. and its predecessors since July 1986, Pacific Gas & Electric Co. since March 1986, and Longs Drugs Stores since February 1991. Dr. Metz has been director of UNBC since November 1988.



    RAYMOND E. MILES. Professor Miles has been a Professor at the Haas School of Business at the University of California, Berkeley, since July 1963. He served as a director of the former BanCal Tri-State Corporation and the former Bank of California, N.A. from January 1987 to March 1996. He has served as a director of Granite Construction Co., Inc. since May 1988. Professor Miles has been a director of UNBC since April 1996.



    J. FERNANDO NIEBLA. Mr. Niebla has served as Chairman and Chief Executive Officer of Infotec Commercial Systems since December 1995. From September 1979 to June 1996, he served as Chairman and Chief Executive Officer of Infotec Development, Inc. He also served as a director of the former BanCal Tri-State Corporation and the former Bank of California, N.A. from July 1994 through March 1996. Mr. Niebla has been a director of UNBC since April 1996.



    SIDNEY R. PETERSEN. Mr. Petersen has been a consultant and private investor since August 1984. He served as Chairman and Chief Executive Officer of Getty Oil Company until his retirement in July 1984. He has been a director of Avery Dennison Corporation since December 1981, NICOR, Inc. since May 1987, Group Technologies Corporation since July 1994, and Seagull Energy Corporation since October 1996. Mr. Petersen has been a director of UNBC since November 1988.



    CARL W. ROBERTSON. Mr. Robertson has been the Managing Director of Warland Investments Company since January 1985. He served as a director of the former BanCal Tri-State Corporation and the former Bank of California, N.A. from April 1975 to March 1996. Mr. Robertson has been a director of UNBC since April 1996.



    HENRY T. SWIGERT. Mr. Swigert has served as Chairman of ESCO Corporation since January 1979. From April 1989 until April 1996, he served as a director of the former BanCal Tri-State Corporation and the former Bank of California, N.A. Mr. Swigert has been a director of UNBC since April 1996.



    TSUNEO WAKAI. Mr. Wakai has been the Senior Advisor of The Bank of Tokyo-Mitsubishi since January 1998. Prior to that he was Chairman of the Board of The Bank of Tokyo-Mitsubishi from April 1996 through December 1997, and the President of the former Mitsubishi Bank, Ltd. from June 1990 through March 1996. Mr. Wakai has been a director of UNBC since April 1996.



    HIROSHI WATANABE. Mr. Watanabe has served as Chief Executive Officer of The Bank of Tokyo-Mitsubishi, Ltd., Headquarters for the Americas, since July 1998. Prior to that he served as Managing Director and General Manager, Corporate Planning Division, of The Bank of Tokyo-Mitsubishi from April 1996 to July 1998, and he served in the same capacity in the Planning Division of the former Bank of Tokyo, Ltd. from June 1995 to April 1996. Mr. Watanabe served as a director and General Manager of the former

Bank of Tokyo, Ltd. from June 1992 to June 1995, as General Manager, Planning Division of the former Bank of Tokyo, Ltd. from June 1991 to June 1992, and as General Manager, Shinjuku Office, from February 1990 to June 1991. Mr. Watanabe served as Managing Director, Bank of Tokyo International Limited and as Senior Counselor for the Resident Senior Managing Director for Europe from April 1988 to February 1990.



    BLENDA J. WILSON. Dr. Wilson has served as the President of California State University, Northridge, since September 1992. She served as Chancellor of the University of Michigan-Dearborn from 1988 to 1992. Dr. Wilson has been a director of UNBC since July 1993.



    KENJI YOSHIZAWA. Mr. Yoshizawa has served as the Deputy President and director of The Bank of Tokyo-Mitsubishi, Ltd. since April 1996. Prior to that he served as Deputy President and director of the former Bank of Tokyo, Ltd. from June 1990 through March 1996 and as Chairman and Chief Executive Officer of the former Bank of Tokyo Trust Company from September 1989 to September 1990. Mr. Yoshizawa served as a Senior Managing Director of the former Bank of Tokyo, Ltd. from June 1988 to June 1990, and as Managing Director thereof from April 1986 to June 1988. Mr. Yoshizawa has been a director of UNBC since September 1989.



EXECUTIVE COMPENSATION



    SPECIFIED OFFICERS



    The following summarizes the compensation that UNBC paid to its President and Chief Executive Officer, the Deputy Chairman and two Vice Chairmen of the Board (collectively, the "Specified Officers") in 1998 and 1997. The Executive Compensation and Benefits Committee of the Board approves all elements of the compensation and benefits for these individuals, as well as certain other executive officers of UNBC. Messrs. Moriguchi and Someya are serving as executive officers of UNBC on a rotational assignment from The Bank of Tokyo-Mitsubishi. The Committee therefore takes into account the applicable compensation policies of The Bank of Tokyo-Mitsubishi when determining their compensation during their tenure at UNBC. As expatriate officers, they are not eligible to receive annual bonuses, restricted stock awards, stock option grants, or performance share awards.



    Mr. Moriguchi was elected President and Chief Executive Officer of UNBC and the bank in May 1997, replacing Mr. Kanetaka Yoshida. Mr. Moriguchi's salary totaled $329,735 in 1998, and $378,785 in 1997.



    Mr. Someya was elected Deputy Chairman of the Board in July 1998, replacing Mr. Minoru Noda. Mr. Someya's salary for the period March 1998 through December 1998 totaled $296,497. Mr. Someya was employed by The Bank of Tokyo-Mitsubishi prior to that time.



    Messrs. Hartnack and Walker have been serving as Vice Chairmen since April 1996. Their salaries totaled $415,000 and $ 415,000, respectively, for 1998, which does not include bonuses, as UNBC will not determine such compensation until first quarter of 1999. In 1998, Messrs. Hartnack and Walker each received a grant of 19,500 stock options and a target award of 6,600 performance shares, each on a post-split basis. Mr. Walker also was awarded 18,000 shares, on a post-split basis, of restricted stock. In 1997, UNBC paid each of Messrs. Hartnack and Walker $353,842 in salary, $240,000 in bonuses and $53,100 in restricted stock awards.



    COMPENSATION COMPONENTS



    The following summarizes the main components of our compensation package offered to executive officers of UNBC, including the Specified Officers and certain Executive and Senior Vice Presidents of UNBC.



    BASE SALARY. The Executive Compensation and Benefits Committee establishes base salaries for the Specified Officers as well as for other executives of UNBC. The Committee considers comparable positions at other banks, taking into account the relative responsibilities of the executives involved. In general, we target base salaries at the median competitive levels to attract and retain highly experienced and qualified executives. Where the responsibilities of executive positions at UNBC exceed those typically found among other banks, or if the executive plays a particularly critical role at UNBC, we may target base salaries above median competitive levels. In determining salaries, the Executive Compensation and Benefits Committee also takes into account individual leadership and vision, experience and performance, as well as internal equity relative to other positions within UNBC, and specific issues particular to UNBC and the position involved.



    ANNUAL BONUSES. The purpose of the annual bonus plan is to provide a median competitive annual incentive opportunity at target performance levels. Target awards under the plan represent the median of the competitive market for comparable executive positions at banks of similar size and focus. Actual awards are determined based on the performance of UNBC and the individual participant.



    For 1997, participating executives were eligible to earn annual bonuses under our Senior Management Bonus Plan based on UNBC's achievement of predetermined return on assets and net income performance objectives, as well as individual performance and contributions.



    For 1998, participants under the Senior Management Bonus Plan include all executives at the Senior Vice President level and above (other than expatriate officers) with responsibility for matters that impact our overall performance. We assign participants target bonuses comparable to median competitive levels. The size of the bonus fund is based on our performance on two measures: return on assets and net income, in each case relative to our 1998 financial plan. The bonus fund size may vary up to two times aggregate target bonuses, based on our performance on these two measures. In addition, the Executive Compensation and Benefits Committee may increase or decrease the bonus fund within certain limits, based on our performance in other areas, including strategic and organizational achievements, other financial measures, and relative performance against our peers. We base individual bonus awards on individual performance and contributions.



    LONG TERM INCENTIVE PROGRAM. We provide long-term incentive awards to individuals who can directly impact our long-term performance and value. Target awards are comparable to median competitive levels. Eligible participants may receive grants consisting of one or more types of long-term incentives, including stock options, restricted stock, and performance shares. We base grants on an individual's scope and level of responsibilities within UNBC. The grants reflect competitive practices for similar positions in peer companies. We determine performance share awards based on our performance compared to the performance of our peers.



    STOCK OPTIONS AND RESTRICTED STOCK. We believe in tying rewards for eligible executives directly to our long-term success and increases in shareholder value through stock option grants and restricted stock awards. These rewards also enable executives to develop and maintain a stock ownership position in our common stock. We target the amounts of long-term incentives at median competitive levels, taking into account the responsibilities of the officers involved. It is our intention to place greater emphasis on the use of stock options rather than restricted stock in future incentive awards.



    The UnionBanCal Corporation Management Stock Plan authorizes us to issue up to 6,600,000 shares of our common stock to certain of our employees and our subsidiaries' employees as grants of stock options and awards of restricted stock. The 6,600,000 share maximum represented approximately 3.8 percent of our common stock outstanding as of December 31, 1998. Canceled or forfeited options and restricted stock become available for future grants. Expatriate officers are not eligible to participate in the UnionBanCal Corporation Management Stock Plan.



    The Executive Compensation and Benefits Committee determines the term of each stock option grant, up to a maximum of ten years from the date of grant. The exercise price must not be less than the fair market value on the grant date. Options vest in thirds over three years, provided that the employee has completed the specified continuous service requirement, or earlier if the employee dies or is permanently and totally disabled or retires under certain grant, age and service conditions.



    In general, awards of restricted stock vest in fourths over four years from the grant date, provided that the employee has completed the specified continuous service requirement, or earlier if the employee dies or is permanently and totally disabled or retires under certain grant, age and service conditions. Restricted stockholders have the right to vote their restricted shares and to receive dividends.



    1997 UNIONBANCAL CORPORATION PERFORMANCE SHARE PLAN. In 1997, we adopted the 1997 UnionBanCal Corporation Performance Share Plan. Eligible participants may earn performance share awards to be redeemed in cash three years after the date of grant. Performance shares are linked to shareholder value in two ways:
(1) the market price of our common stock, and (2) performance as measured on return on assets, a performance measure closely linked to value creation. Expatriate officers are not eligible to participate in the UnionBanCal Corporation Performance Share Plan.



    EMPLOYMENT AGREEMENTS



    Mr. Hartnack entered into a new Employment Agreement with the bank in January 1998, which replaced the agreement he entered into when he began employment with us in 1991. In addition to other benefits, Mr. Hartnack is entitled, under certain circumstances, to severance benefits including separation pay and benefits for a minimum of two years treatment as though he were eligible for early retirement benefits, if not yet eligible, and vesting in full of the target award amount under his outstanding grants of performance shares under the UNBC Performance Share Plan. Additionally, Mr. Hartnack will receive a pension supplement which will provide the actuarial equivalent of the extra amount Mr. Hartnack would receive under the Union Bank of California Retirement Plan if the limitations on benefits set forth in Sections 415 and 401(a)(17) of the Internal Revenue Code did not otherwise apply. In addition, the supplement will provide the actuarial equivalent of the extra amount Mr. Hartnack would receive if the Union Bank of California Retirement Plan had taken into account Mr. Hartnack's nine previous years of service with the First National Bank of Chicago. The supplement will be reduced by the actuarial equivalent of the lump sum distributions Mr. Hartnack has received from the qualified and non-qualified plans of First National Bank of Chicago.



    Mr. Walker entered into a new Employment Agreement with the bank in January 1998, which replaced the agreement he entered into when he began employment with us in 1992. In addition to other benefits, Mr. Walker is entitled, under certain circumstances, to severance benefits consisting of separation pay benefits for a minimum of two years and vesting in full of the target award amount under his outstanding grants of performance shares under the UNBC Performance Shares Plan. Additionally, Mr. Walker will receive a supplemental pension which will provide the actuarial equivalent of the extra amount Mr. Walker would receive under the Union Bank of California Retirement Plan if the limitations on benefits set forth in Sections 415 and 401(a)(17) of the Internal Revenue Code did not otherwise apply. This supplement also credits Mr. Walker with an additional five years of credited service.

                              SELLING SHAREHOLDER


    The selling shareholder is The Bank of Tokyo-Mitsubishi, Ltd. UNBC is The Bank of Toyko-Mitsubishi's largest overseas subsidiary. The Bank of Tokyo-Mitsubishi was created through the merger, on April 1, 1996, of Bank of Tokyo, Ltd. and The Mitsubishi Bank, Limited. In connection with that merger, on April 1, 1996, Union Bank, formerly majority owned by The Bank of Tokyo, combined with BanCal Tri-State Corporation, formerly wholly owned by Mitsubishi Bank. As a result, The Bank of Tokyo-Mitsubishi came to own over 80% of UNBC. The Bank of Tokyo-Mitsubishi has stated that it intends to maintain its majority stake in UNBC after the closing of this offering and the related transactions. Since 1996, a number of officers of The Bank of Tokyo-Mitsubishi have served in management positions with us and/or served on our Board of Directors. The following table presents certain information about the shares of our common stock that are owned by The Bank of Tokyo-Mitsubishi as of the date of this prospectus:



                                                            SHARES OWNED                             SHARES OWNED
                                                       PRIOR TO THE OFFERING                      AFTER THE OFFERING
                                                     --------------------------  SHARES BEING  -------------------------
NAME OF SELLING SHAREHOLDER                             NUMBER        PERCENT      OFFERED        NUMBER       PERCENT
---------------------------------------------------  -------------  -----------  ------------  ------------  -----------
The Bank of Tokyo-Mitsubishi, Ltd..................    142,925,616(1)       81.6%          (2)           (2 (3)           %(2)(3)
  7-1, Marunouchi 2-chome,
  Chiyoda-ku, Tokyo, 100, Japan


---------


(1) After giving effect to the December 1998 3-for-1 common stock split.



(2) Assuming the over-allotment option granted to the U.S. underwriters is not exercised.



(3) Assuming the sale of     million shares of common stock to UNBC pursuant to
    the repurchases.


                          DESCRIPTION OF CAPITAL STOCK


    The following descriptions of the capital stock of UNBC are not complete. You should also read our Amended and Restated Articles of Incorporation, our Bylaws and the California General Corporation Law ("CGCL"). We have filed copies of our Articles of Incorporation and Bylaws with the SEC. These documents are incorporated by reference into the registration statement of which this prospectus is a part.



    UNBC has 305,000,000 shares of capital stock authorized, of which 300,000,000 shares are common stock and 5,000,000 shares are preferred stock. As
of December 31, 1998,          shares of our common stock were issued and
outstanding, and no shares of our preferred stock were issued or outstanding.


COMMON STOCK


    Each holder of shares of our common stock is entitled to one vote for each share held on all matters to be voted upon by our shareholders. The holders of outstanding shares of our common stock are entitled to receive ratably such dividends out of assets legally available therefor as our Board of Directors may determine. Upon liquidation or dissolution of UNBC, the holders of our common stock will be entitled to share ratably in the assets of UNBC legally available for distribution to shareholders after payment of liabilities. If we have any preferred stock outstanding, holders of the preferred stock may be entitled to dividend and/or liquidation preferences. In either such case, we must pay the applicable distribution to the holders of our preferred stock before we may pay them to the holders of our common stock. Holders of our common stock have no conversion, sinking fund, redemption, preemptive or subscription rights. In addition, our common stock does not have cumulative voting rights. Shares of our common stock are not subject to further calls or assessments by UNBC.


PREFERRED STOCK


    UNBC is authorized to issue 5,000,000 shares of preferred stock, none of which currently is issued or outstanding. Our Board of Directors has the authority to determine and alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of our preferred stock and to fix the number of shares, dividend rights, conversion or exchange rights, voting rights, redemption rights, liquidation preferences, and sinking funds of any series of our preferred stock. The authorized shares of our preferred stock will be available for issuance without further action by our shareholders, unless shareholder action is required by applicable law or by the rules of a stock exchange on which any series of UNBC's stock may be listed. The holders of our preferred stock will have the right to vote separately as a class on any proposal involving fundamental changes in the rights of holders of such preferred stock pursuant to the CGCL.



    This authority of our Board of Directors gives it the power to approve the issuance of a series of preferred stock that could, depending on its terms, either impede or facilitate the completion of a merger, tender offer or other takeover attempt. For example, the issuance of new shares might impede a business combination if the terms of those shares include voting rights that would enable a holder to block business combinations. Conversely, the issuance of new shares might facilitate a business combination if those shares have general voting rights sufficient to satisfy an applicable percentage vote requirement.



    If applicable, the terms on which our preferred stock may be convertible into or exchangeable for our common stock or other securities of UNBC will be set forth in the applicable Certificate of Determination. The terms will include provisions as to whether conversion or exchange is mandatory, at the option of the holder, or at the option of UNBC, and may include provisions that adjust the number of shares of our common stock or other securities of ours that the holders of our preferred stock may receive.



WRITTEN CONSENTS



    Our Bylaws provide that any shareholder action can be taken by written consent of the shareholders. As a result, The Bank of Tokyo-Mitsubishi, which owns a majority of shares of our common stock, can take action by written consent.



DIRECTORS' LIABILITY



    Our Articles of Incorporation provide for indemnification of directors to the fullest extent authorized by California law. Section 317 of the CGCL contains provisions permitting, and in some situations requiring, California corporations to provide indemnification to their directors and officers for losses and litigation expenses incurred in connection with their service to the corporation in those capacities.


TRANSFER AGENT AND REGISTRAR

    Harris Trust Company of California acts as transfer agent and registrar for our common stock.

                 CERTAIN UNITED STATES FEDERAL TAX CONSEQUENCES
                          TO NON-UNITED STATES HOLDERS



    The following is a general discussion of certain United States federal tax consequences of the acquisition, ownership, and disposition of UNBC common stock by a holder that, for United States federal income tax purposes, is not a "United States person" (as defined below) (a "Non-United States Holder"). This summary is based upon the United States federal tax law now in effect, which is subject to change, possibly retroactively. This summary does not discuss all aspects of United States federal taxation which may be important to particular investors in light of their individual investment circumstances, such as investors subject to special tax rules (E.G., financial institutions, insurance companies, broker-dealers, and tax-exempt organizations). Prospective investors are urged to consult their tax advisors regarding the United States federal tax consequences of acquiring, holding, and disposing of UNBC common stock, as well as any tax consequences that may arise under the laws of any foreign, state, local, or other taxing jurisdiction.



    For purposes of this discussion, a "United States person" means (i) a citizen or resident of the United States, (ii) a corporation, partnership, or other entity created or organized in the United States or under the laws of the United States or of any political subdivision thereof, (iii) an estate the income of which is includible in gross income for United States federal income tax purposes regardless of its source, or (iv) a trust the administration of which is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of the trust.



DIVIDENDS



    Dividends paid to a Non-United States Holder will generally be subject to withholding of United States federal income tax at the rate of 30% unless the dividend is effectively connected with the conduct of a trade or business in the United States by the Non-United States Holder, in which case the dividend will be subject to the United States federal income tax imposed on net income on the same basis that applies to United States persons generally (and, with respect to corporate holders and under certain circumstances, the branch profits tax). Non-United States Holders should consult any applicable income tax treaties that may provide for a reduction of, or exemption from, withholding taxes. For purposes of determining whether tax is to be withheld at a reduced rate as specified by a treaty, UNBC generally will presume that dividends paid on or before December 31, 1999 to an address in a foreign country are paid to a resident of such country. Under recently finalized Treasury regulations, which in general apply to dividends paid after December 31, 1999, to obtain a reduced rate of withholding under a treaty, a Non-United States Holder generally will be required to provide an Internal Revenue Service Form W-8 certifying as to such Non-United States Holder's entitlement to treaty benefits. Such regulations also provide special rules to determine whether for treaty applicability purposes dividends paid to a Non-United States Holder that is an entity should be treated as paid to holders of interests in such entity.



GAIN ON DISPOSITION



    A Non-United States Holder will generally not be subject to United States federal income tax (including by way of withholding) on gain recognized on a sale or other disposition of UNBC common stock unless (i) the gain is effectively connected with the conduct of a trade or business in the United States by the Non-United States Holder or (ii) in the case of a Non-United States Holder who is a nonresident alien individual and holds UNBC common stock as a capital asset, such holder is present in the United States for 183 or more days in the taxable year of the disposition and certain other requirements are met. Gain that is effectively connected with the conduct of a trade or business in the United States by the Non-United States Holder will be subject to the United States federal income tax imposed on net income on the same basis that applies to United States persons generally (and, with respect to corporate holders and under certain circumstances, the branch profits tax) but will not be subject to withholding. Non-United States Holders should consult any applicable income tax treaties that may provide for different rules.

UNITED STATES FEDERAL ESTATE TAXES



    UNBC common stock owned or treated as owned by an individual who is not a citizen or resident (as specially defined for United States federal estate tax purposes) of the United States on the date of death will be included in such individual's estate for United States federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.



INFORMATION REPORTING AND BACKUP WITHHOLDING



    Generally, UNBC must report annually to the United States Internal Revenue Service and to each Non-United States Holder the amount of dividends paid to such holder, and the tax withheld on such dividends, regardless of whether any tax has been actually withheld. This information may also be made available to the tax authorities of a country in which the Non-United States Holder resides.



    Under current United States Treasury regulations, United States information reporting requirements and backup withholding tax will generally not apply to dividends paid on UNBC common stock to a Non-United States Holder at an address outside the United States. Payments by a United States office of a broker of the proceeds of a sale of UNBC common stock are subject to both backup withholding at a rate of 31% and information reporting unless the holder certifies as to its Non-United States Holder status under penalties of perjury or otherwise establishes an exemption. Information reporting requirements (but not backup withholding) will also apply to payments of the proceeds of sales of UNBC common stock by foreign offices of United States brokers, or foreign brokers with certain types of relationships to the United States, unless the broker has documentary evidence in its records that the holder is a Non-United States Holder and certain other conditions are met, or the holder otherwise establishes an exemption.



    Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be refunded or credited against the Non-United States Holder's United States federal income tax liability, provided that certain required information is furnished to the United States Internal Revenue Service.



    The United States Treasury Department has promulgated final regulations regarding the withholding and information reporting rules discussed above. In general, such regulations do not significantly alter the substantive withholding and information reporting requirements but unify current certification procedures and forms and clarify reliance standards. The final regulations are generally effective for payments made after December 31, 1999, subject to certain transition rules.

                                  UNDERWRITERS


    Under the terms and subject to the conditions contained in the Underwriting Agreement dated the date of this prospectus, the U.S. underwriters named below, for whom Morgan Stanley & Co. Incorporated, Lehman Brothers Inc., J.P. Morgan Securities Inc. and Salomon Smith Barney Inc. are acting as U.S. representatives, and the international underwriters named below for whom Morgan Stanley & Co. International Limited, Lehman Brothers International (Europe), J.P. Morgan Securities Ltd., Salomon Brothers International Limited and Tokyo-Mitsubishi International plc. are acting as international representatives, have severally agreed to purchase, and the selling shareholder has agreed to sell to them, severally, the respective number of shares of common stock set forth opposite the names of such underwriters below:


                                                                                                         NUMBER OF
NAME                                                                                                      SHARES
------------------------------------------------------------------------------------------------------  -----------
U.S. Underwriters:
  Morgan Stanley & Co. Incorporated...................................................................
  Lehman Brothers Inc.................................................................................
  J.P. Morgan Securities Inc..........................................................................
  Salomon Smith Barney Inc............................................................................
                                                                                                        -----------
  Subtotal............................................................................................
                                                                                                        -----------


International Underwriters:
  Morgan Stanley & Co. International Limited......................................
  Lehman Brothers International (Europe)..........................................
  J.P. Morgan Securities Ltd......................................................
  Salomon Brothers International Limited..........................................
  Tokyo-Mitsubishi International plc..............................................
                                                                                    -----------
  Subtotal........................................................................
                                                                                    -----------
    Total.........................................................................
                                                                                    -----------
                                                                                    -----------



    The U.S. underwriters and the international underwriters are collectively referred to as the "underwriters." The U.S. representatives and the international representatives are collectively referred to as the "representatives." The underwriters are offering the shares of common stock subject to their acceptance of the shares from the selling shareholder and subject to prior sale. The Underwriting Agreement provides that the obligations of the several underwriters to pay for and accept delivery of the shares of common stock offered hereby are subject to, among other conditions, the delivery of legal opinions by their counsel. The underwriters are obligated to take and pay for all of the shares of common stock offered hereby (other than those covered by the U.S. underwriters' over-allotment option described below) if any such shares are taken.



    Pursuant to the Agreement between U.S. and International Underwriters, each U.S. underwriter has represented and agreed that, with certain exceptions: (1) it is not purchasing any shares for the account of anyone other than a United States or Canadian person and (2) it has not offered or sold, and will not offer or sell any shares or distribute any prospectus relating to the shares outside the United States or Canada or to anyone other than a United States or Canadian person. Each international underwriter has represented and agreed that, with certain exceptions: (1) it is not purchasing any shares for the account of any United States or Canadian person and (2) it has not offered or sold, and will not offer or sell any shares or distribute any prospectus relating to the shares in the United States or Canada or to any United States or Canadian person. With respect to any underwriter that is both a U.S. underwriter and an international underwriter, these representations and agreements (1) made by it in its capacity as a U.S. underwriter apply only to it in its capacity as a U.S. underwriter and
(2) made by it in its capacity as an international underwriter apply only to it in its capacity as an international underwriter. The limitations described above do not apply to, among other things, stabilization transactions or to certain other transactions specified in the Agreement between U.S. and International Underwriters. As used in this section, "United States or Canadian person" means any national or resident of the United States or Canada, or any corporation, pension, profit-sharing or other trust or other entity organized under the laws of the United States or Canada or of any political subdivision thereof, other than a branch located outside the United States and Canada of any United States or Canadian person. "United States or Canadian person" includes any United States or Canadian branch of a person who is otherwise not a United States or Canadian person. All shares of common stock to be purchased by the underwriters under the Underwriting Agreement are referred to herein as the "shares."



    Pursuant to the Agreement between U.S. and International Underwriters, sales of shares may be made between U.S. underwriters and international underwriters. The price of any shares so sold shall be the public offering price set forth on the cover page hereof, in United States dollars, less an amount not greater than
$    a share.



    Pursuant to the Agreement between U.S. and International Underwriters, each U.S. underwriter has represented that it has not offered or sold, and has agreed not to offer or sell, any shares in any province or territory of Canada or to, or for the benefit of, any resident of any province or territory of Canada in contravention of the securities laws of Canada. Each U.S. Underwriter has represented that any offer or sale of shares in Canada will be made only pursuant to an exemption from the requirement to file a prospectus in the province or territory of Canada in which such offer or sale is made. Each U.S. underwriter has further agreed to send to any dealer who purchases from it any of the shares a notice stating in substance that, by purchasing such shares, such dealer agrees that any offer or sale of shares in Canada will be made only pursuant to an exemption from the requirement to file a prospectus in the province or territory of Canada in which such offer or sale is made. Each dealer will deliver to any other dealer to whom it sells any of such shares a notice containing substantially the same Canadian selling restrictions.



    Pursuant to the Agreement between U.S. and International Underwriters, each international underwriter has represented and agreed that (1) it has not offered or sold and, prior to the date six months after the closing date for the sale of the shares to the international underwriters, will not offer or sell, any shares to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995; (2) it has complied and will comply with all applicable provisions of the Financial Services Act 1986 with respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom; and (3) it has only issued or passed on and will only issue or pass on in the United Kingdom any document received by it in connection with the offering of the shares to a person who is of a kind described in Article 11(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1996 (as amended) or is a person to whom such document may otherwise lawfully be issued or passed on.



    Pursuant to the Agreement between U.S. and International Underwriters, each international underwriter has further represented that it has not offered or sold, and has agreed not to offer or sell in Japan or to or for the account of any resident of Japan any of the shares acquired in connection with the distribution contemplated hereby. This limitation does not apply to offers or sales to Japanese international underwriters or dealers and offers and sales pursuant to any exemption from the registrations requirements of the Securities and Exchange Law and otherwise in compliance with applicable provisions of Japanese law. Each international underwriter has further agreed to send to any dealer who purchases from it any of the shares a notice stating in substance that, by purchasing such shares, such dealer agrees that any offer or sale in Japan will be made only to Japanese international underwriters or dealers or under an exemption from the registration requirements of the Securities and Exchange Law and otherwise in compliance with applicable provisions of Japanese law. Each dealer will send to any other dealer to whom it sells any of such shares a notice containing substantially the same Japanese selling restrictions.

    The underwriters initially propose to offer part of the shares of common stock directly to the public at the public offering price set forth on the cover page hereof and part to certain dealers at a price that represents a concession
not in excess of $    a share under the public offering price. Any underwriter
may allow, and such dealers may reallow, a concession not in excess of $    a
share to other underwriters or to certain dealers. After the initial offering of the shares of common stock, the offering price and other selling terms may from time to time be varied by the representatives.


    The selling shareholder has granted to the U.S. underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to an
aggregate of          additional shares of common stock at the public offering
price set forth on the cover page hereof, less underwriting discounts and commissions. The U.S. underwriters may exercise such option solely for the purpose of covering overallotments, if any, made in connection with the offering of the shares of common stock offered hereby. To the extent such option is exercised, each U.S. underwriter will become obligated, subject to certain conditions, to purchase the same percentage of such additional shares of common stock as the number set forth next to such U.S. underwriter's name in the preceding table bears to the total number of shares of common stock set forth next to the names of all U.S. underwriters in the preceding table. If the underwriter's option is exercised in full, the total price to the public for
this offering would be $        , the total underwriting discounts and
commissions would be $        and the total proceeds to Finance Trust I would be
$        .



    Each of UNBC, The Bank of Tokyo-Mitsubishi, Ltd. and the directors, executive officers, and certain other shareholders of UNBC has agreed, subject to certain limited exceptions, that, without the prior written consent of Morgan Stanley & Co. Incorporated on behalf of the underwriters, it will not, during
the period ending     days after the date of this prospectus:



    - offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right, or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock; or



    - enter into any swap or other arrangement that transfers to another person, in whole or in part, any of the economic consequences of ownership of the common stock,



whether any such transaction described above is to be settled by delivery of common stock or such other securities, in cash, or otherwise.



    In order to facilitate the offering of our common stock, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock. Specifically, the underwriters may over-allot in connection with the offering, creating a short position in the common stock for their own account. In addition, to cover over-allotments or to stabilize the price of the common stock, the underwriters may bid for, and purchase, shares of common stock in the open market. Finally, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing the common stock in the offering, if the syndicate repurchases previously distributed common stock in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the common stock above independent market levels. The underwriters are not required to engage in these activities, and may end any of these activities at any time.



    The underwriters have agreed to reimburse The Bank of Tokyo-Mitsubishi for certain of its expenses incurred in connection with the offering.



    From time to time, certain U.S. and international underwriters and their affiliates have engaged in, and may in the future engage in commercial banking and investment banking transactions with UNBC and the selling shareholder and their affiliates.



    UNBC, The Bank of Tokyo-Mitsubishi and the underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

                                 LEGAL MATTERS



    The validity of the securities being offered hereby is being passed upon for UNBC by Skadden, Arps, Slate, Meagher & Flom LLP, Los Angeles, California. Certain matters for the underwriters will be passed upon by Davis Polk & Wardwell.



                                    EXPERTS



    The consolidated financial statements included herein and incorporated in this prospectus by reference from Form 8-K of UnionBanCal Corporation dated January 8, 1999, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report also included herein and incorporated by reference in this prospectus, and have been so included and incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing. The consolidated financial statements given retroactive effect to the 1996 merger of BanCal Tri-State Corporation and Union Bank which has been accounted for as a pooling-of-interests. The consolidated statements of income, changes in shareholders' equity, and cash flows of Union Bank and subsidiaries for the year ended December 31, 1995 (not presented separately in Form 8-K) were audited by Arthur Andersen LLP, independent public accountants, as stated in their report also included and incorporated by reference herein, in reliance upon the authority of such firm as experts in giving said report.


                      WHERE YOU CAN FIND MORE INFORMATION


    We file reports, proxy statements, and other information with the SEC. Such reports, proxy statements, and other information concerning UnionBanCal Corporation can be read and copied at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. The SEC maintains an internet site at http:// www.sec.gov that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC, including UnionBanCal Corporation. Our common stock is quoted on the Nasdaq National Market. These reports, proxy statements and other information are also available for inspection at the offices of the National Association of Securities Dealers, Inc., Report Section, 1735 K Street N.W., Washington, D.C. 20006.


    This prospectus is part of a registration statement filed with the SEC by us. The full registration statement can be obtained from the SEC as indicated above, or from us.

    The SEC allows us to "incorporate by reference" the information we file with the SEC. This permits us to disclose important information to you by referring to these filed documents. Any information referred to in this way is considered part of this prospectus, and any information filed with the SEC by us after the date of this prospectus will automatically be deemed to update and supersede this information. We incorporate by reference the following documents that have been filed with the SEC:


    - Annual Report on Form 10-K for the year ended December 31, 1997 and all amendments thereto (except for Item 8, "Financial Statements and Supplementary Data," which has been updated, included and incorporated by reference elsewhere in this prospectus);



    - Quarterly Reports on Form 10-Q for the quarters ended March 31, 1998, June 30, 1998 and September 30, 1998 and all amendments thereto;



    - Current Report on Form 8-K dated August 10, 1998;



    - Current Report on Form 8-K dated December 7, 1998; and



    - Current Report on Form 8-K dated January 8, 1999.

    We also incorporate by reference any future filings made with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until we file a post-effective amendment which indicates the termination of the offering of the securities made by this prospectus.



    We will provide without charge upon written or oral request, a copy of any or all of the documents that are incorporated by reference into this prospectus. Requests should be directed to Investor Relations, UnionBanCal Corporation, 400 California Street, San Francisco, California 94104 (telephone number 415-765-2969).

                    UNIONBANCAL CORPORATION AND SUBSIDIARIES



                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS



                                                                                                             PAGE
                                                                                                           ---------
Consolidated Statements of Income for the Years Ended December 31, 1995, 1996 and 1997 and for the Nine
  Months Ended September 30, 1997 (unaudited) and 1998 (unaudited).......................................        F-2

Consolidated Balance Sheets as of December 31, 1996 and 1997 and September 30, 1998 (unaudited)..........        F-3

Consolidated Statements of Changes in Shareholders' Equity for the Years Ended December 31, 1995, 1996
  and 1997 and for the Nine Months Ended September 30, 1998 (unaudited)..................................        F-4

Consolidated Statements of Cash Flows for the Years Ended December 31, 1995, 1996 and 1997 and for the
  Nine Months Ended September 30, 1997 (unaudited) and 1998 (unaudited)..................................        F-5

Notes to Consolidated Financial Statements...............................................................        F-6

Independent Auditors' Reports............................................................................       F-50

                            UNIONBANCAL CORPORATION



                       CONSOLIDATED STATEMENTS OF INCOME



                                                                                               FOR THE NINE MONTHS
                                                                YEARS ENDED DECEMBER 31,       ENDED SEPTEMBER 30,
                                                             -------------------------------  ----------------------
(AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)                  1995       1996       1997        1997        1998
-----------------------------------------------------------  ---------  ---------  ---------  -----------  ---------
                                                                                                   (UNAUDITED)
INTEREST INCOME
Loans......................................................  $1,613,376 $1,687,977 $1,763,277  $1,311,337  $1,365,285
Securities.................................................    132,802    143,412    167,440     123,075     145,390
Interest bearing deposits in banks.........................     58,201     52,709     56,748      43,404      14,187
Federal funds sold and securities purchased under resale
  agreements...............................................     22,247     30,246     26,079      18,727      11,784
Trading account assets.....................................     20,567     12,960     19,917      13,388      19,976
                                                             ---------  ---------  ---------  -----------  ---------
    Total interest income..................................  1,847,193  1,927,304  2,033,461   1,509,931   1,556,622
                                                             ---------  ---------  ---------  -----------  ---------
INTEREST EXPENSE
Domestic deposits..........................................    358,049    460,130    520,583     386,699     353,283
Foreign deposits...........................................     96,109     71,437     75,398      55,156      66,455
Federal funds purchased and securities sold under
  repurchase agreements....................................     78,908     47,095     58,544      44,053      59,667
Commercial paper...........................................     86,695     87,411     89,912      66,543      67,719
Subordinated capital notes.................................     42,538     30,104     22,850      17,180      15,883
Other borrowed funds.......................................     42,561     62,549     34,492      26,999      13,976
                                                             ---------  ---------  ---------  -----------  ---------
    Total interest expense.................................    704,860    758,726    801,779     596,630     576,983
                                                             ---------  ---------  ---------  -----------  ---------
NET INTEREST INCOME........................................  1,142,333  1,168,578  1,231,682     913,301     979,639
Provision for credit losses................................     53,250     40,000     --          --          45,000
                                                             ---------  ---------  ---------  -----------  ---------
    Net interest income after provision for credit
     losses................................................  1,089,083  1,128,578  1,231,682     913,301     934,639
                                                             ---------  ---------  ---------  -----------  ---------
NONINTEREST INCOME
Service charges on deposit accounts........................     95,177    101,975    114,647      84,699     101,288
Trust and investment management fees.......................     87,743     93,479    107,527      76,737      88,806
International commissions and fees.........................     68,621     66,108     66,122      49,593      54,516
Merchant transaction processing fees.......................     45,767     49,778     57,128      42,653      42,988
Merchant banking fees......................................     24,483     23,929     24,924      19,899      24,083
Securities gains (losses), net.............................       (702)     4,502      2,711       2,098       5,579
Other......................................................     74,230     78,905     89,942      66,948      82,689
                                                             ---------  ---------  ---------  -----------  ---------
    Total noninterest income...............................    395,319    418,676    463,001     342,627     399,949
                                                             ---------  ---------  ---------  -----------  ---------
NONINTEREST EXPENSE
Salaries and employee benefits.............................    536,671    557,247    571,644     418,970     459,592
Net occupancy..............................................     92,863    103,335     85,630      64,133      67,294
Equipment..................................................     55,056     55,942     56,137      41,206      41,842
Foreclosed asset expense (income)..........................     (3,213)     2,889     (1,268)       (696)       (746)
Merger and integration.....................................     --        117,464      6,037       6,037      --
Other......................................................    296,724    298,027    326,485     232,558     268,196
                                                             ---------  ---------  ---------  -----------  ---------
    Total noninterest expense..............................    978,101  1,134,904  1,044,665     762,208     836,178
                                                             ---------  ---------  ---------  -----------  ---------
Income before income taxes.................................    506,301    412,350    650,018     493,720     498,410
Income tax expense.........................................    193,359    162,892    238,722     174,869     146,045
                                                             ---------  ---------  ---------  -----------  ---------
NET INCOME.................................................  $ 312,942  $ 249,458  $ 411,296   $ 318,851   $ 352,365
                                                             ---------  ---------  ---------  -----------  ---------
                                                             ---------  ---------  ---------  -----------  ---------
NET INCOME APPLICABLE TO COMMON STOCK......................  $ 301,637  $ 238,152  $ 403,696   $ 311,251   $ 352,365
                                                             ---------  ---------  ---------  -----------  ---------
                                                             ---------  ---------  ---------  -----------  ---------
NET INCOME PER COMMON SHARE -- BASIC(1)....................  $    1.74  $    1.37  $    2.31   $    1.78   $    2.01
                                                             ---------  ---------  ---------  -----------  ---------
                                                             ---------  ---------  ---------  -----------  ---------
NET INCOME PER COMMON SHARE -- DILUTED(1)..................  $    1.73  $    1.36  $    2.30   $    1.78   $    2.01
                                                             ---------  ---------  ---------  -----------  ---------
                                                             ---------  ---------  ---------  -----------  ---------
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING -- BASIC(1).....    173,806    174,391    174,683     174,615     175,091
                                                             ---------  ---------  ---------  -----------  ---------
                                                             ---------  ---------  ---------  -----------  ---------
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING -- DILUTED(1)...    174,099    174,784    175,189     175,071     175,729
                                                             ---------  ---------  ---------  -----------  ---------
                                                             ---------  ---------  ---------  -----------  ---------


------------


(1) Amounts restated to give retroactive effect to the stock split referred to in Note 1 of the accompanying notes to Consolidated Financial Statements.



See accompanying notes to consolidated financial statements.

                    UNIONBANCAL CORPORATION AND SUBSIDIARIES



                          CONSOLIDATED BALANCE SHEETS



                                                                                DECEMBER 31,
                                                                           ----------------------
(DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)                                     1996        1997
-------------------------------------------------------------------------  ----------  ----------  SEPTEMBER 30,
                                                                                                       1998
                                                                                                   -------------
                                                                                                    (UNAUDITED)
ASSETS
Cash and due from banks..................................................  $2,268,771  $2,541,699   $ 2,211,595
Interest bearing deposits in banks.......................................   1,131,216     633,421       133,165
Federal funds sold and securities purchased under resale agreements......     537,710      24,335       629,784
                                                                           ----------  ----------  -------------
    Total cash and cash equivalents......................................   3,937,697   3,199,455     2,974,544
Trading account assets...................................................     465,782     394,313       357,515
Securities available for sale............................................   2,164,197   2,538,386     3,200,376
Securities held to maturity (fair value: December 31, 1996, $274,405;
  December 31, 1997, $193,115; September 30, 1998, $165,807
  (unaudited))...........................................................     268,196     188,775       162,018
Loans (net of allowance for credit losses: December 31, 1996, $523,946;
  December 31, 1997, $451,692; September 30, 1998, $473,717
  (unaudited))...........................................................  20,525,841  22,289,716    23,024,128
Due from customers on acceptances........................................     778,378     773,339       464,581
Premises and equipment, net..............................................     410,621     406,299       407,863
Other assets.............................................................     683,347     794,982       816,293
                                                                           ----------  ----------  -------------
    Total assets.........................................................  $29,234,059 $30,585,265  $31,407,318
                                                                           ----------  ----------  -------------
                                                                           ----------  ----------  -------------

LIABILITIES
Domestic deposits:
  Noninterest bearing....................................................  $7,381,078  $8,574,515   $ 9,427,080
  Interest bearing.......................................................  12,607,691  12,666,458    12,379,167
Foreign deposits:
  Noninterest bearing....................................................     274,031     275,029       247,038
  Interest bearing.......................................................   1,270,160   1,780,372     1,609,844
                                                                           ----------  ----------  -------------
    Total deposits.......................................................  21,532,960  23,296,374    23,663,129
Federal funds purchased and securities sold under repurchase
  agreements.............................................................   1,322,654   1,335,884     1,574,163
Commercial paper.........................................................   1,495,463     966,575     1,417,077
Other borrowed funds.....................................................     749,422     476,010       339,340
Acceptances outstanding..................................................     778,378     773,339       464,581
Other liabilities........................................................     478,249     709,784       666,078
Subordinated capital notes...............................................     382,000     348,000       298,000
                                                                           ----------  ----------  -------------
    Total liabilities....................................................  26,739,126  27,905,966    28,422,368
                                                                           ----------  ----------  -------------
Commitments and contingencies

SHAREHOLDERS' EQUITY
  Preferred stock:
    Authorized 5,000,000 shares 8 3/8% Noncumulative, Series A, issued
     1,350,000 shares in 1996............................................     135,000      --           --
  Common stock(1)--$5 stated value:
    Authorized 300,000,000 shares, issued 174,457,602 shares as of
     December 31, 1996, 174,917,673 shares as of December 31, 1997 and
     175,208,037 shares as of September 30, 1998 (unaudited).............     290,762     291,529       292,013
  Additional paid-in capital.............................................   1,413,076   1,422,680     1,430,539
  Retained earnings......................................................     645,214     957,662     1,233,068
  Accumulated other comprehensive income.................................      10,881       7,428        29,330
                                                                           ----------  ----------  -------------
    Total shareholders' equity...........................................   2,494,933   2,679,299     2,984,950
                                                                           ----------  ----------  -------------
    Total liabilities and shareholders' equity...........................  $29,234,059 $30,585,265  $31,407,318
                                                                           ----------  ----------  -------------
                                                                           ----------  ----------  -------------


------------


(1) Amounts restated to give retroactive effect to the stock split referred to in Note 1 of the accompanying notes to Consolidated Financial Statements.



See accompanying notes to consolidated financial statements.

                    UNIONBANCAL CORPORATION AND SUBSIDIARIES



           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY



                                                                    YEARS ENDED DECEMBER 31,
                                                                 -------------------------------
(DOLLARS IN THOUSANDS)                                             1995       1996       1997
---------------------------------------------------------------  ---------  ---------  ---------  FOR THE NINE
                                                                                                  MONTHS ENDED
                                                                                                  SEPTEMBER 30,
                                                                                                      1998
                                                                                                  -------------
                                                                                                   (UNAUDITED)
PREFERRED STOCK
Balance, beginning of period...................................  $ 135,000  $ 135,000  $ 135,000   $   --
Redemption of preferred stock..................................     --         --       (135,000)      --
                                                                 ---------  ---------  ---------  -------------
  Balance, end of period.......................................  $ 135,000  $ 135,000  $  --       $   --
                                                                 ---------  ---------  ---------  -------------
COMMON STOCK
Balance, beginning of period...................................  $ 286,739  $ 290,300  $ 290,762   $   291,529
Dividend reinvestment plan.....................................      3,103        121          6             6
Deferred compensation -- restricted stock awards...............        379        207        279           281
Stock options exercised........................................         79        134        482           197
                                                                 ---------  ---------  ---------  -------------
  Balance, end of period.......................................  $ 290,300  $ 290,762  $ 291,529   $   292,013
                                                                 ---------  ---------  ---------  -------------
ADDITIONAL PAID-IN CAPITAL
Balance, beginning of period...................................  $1,390,925 $1,408,960 $1,413,076  $ 1,422,680
Dividend reinvestment plan.....................................     15,238      1,041        (43)           10
Deferred compensation -- restricted stock awards...............      2,268      2,148      3,478         5,217
Stock options exercised........................................        529        927      6,169         2,632
                                                                 ---------  ---------  ---------  -------------
  Balance, end of period.......................................  $1,408,960 $1,413,076 $1,422,680  $ 1,430,539
                                                                 ---------  ---------  ---------  -------------
RETAINED EARNINGS
Balance, beginning of period...................................  $ 376,468  $ 626,172  $ 645,214   $   957,662
Net income(1)..................................................    312,942    249,458    411,296       352,365
Dividends on common stock(2)(3)................................    (50,989)   (73,932)   (89,848)      (73,632)
Dividends on preferred stock...................................    (11,305)   (11,306)    (7,600)      --
Dividend to MBL................................................     --       (144,890)    --           --
Deferred compensation -- restricted stock awards...............       (944)      (288)    (1,400)       (3,327)
                                                                 ---------  ---------  ---------  -------------
Balance, end of period.........................................  $ 626,172  $ 645,214  $ 957,662   $ 1,233,068
                                                                 ---------  ---------  ---------  -------------
ACCUMULATED OTHER COMPREHENSIVE INCOME
Balance, beginning of period...................................  $  (9,930) $  23,660  $  10,881   $     7,428
                                                                 ---------  ---------  ---------  -------------
Net income(1)..................................................    312,942    249,458    411,296       352,365
Other comprehensive income.....................................     33,590    (12,779)    (3,453)       21,902
                                                                 ---------  ---------  ---------  -------------
Total comprehensive income.....................................    346,532    236,679    407,843       374,267
Less: net income included in retained earnings.................   (312,942)  (249,458)  (411,296)     (352,365)
                                                                 ---------  ---------  ---------  -------------
  Balance, end of period.......................................  $  23,660  $  10,881  $   7,428   $    29,330
                                                                 ---------  ---------  ---------  -------------
    TOTAL SHAREHOLDERS' EQUITY.................................  $2,484,092 $2,494,933 $2,679,299  $ 2,984,950
                                                                 ---------  ---------  ---------  -------------
                                                                 ---------  ---------  ---------  -------------


------------


(1) Includes dividends applicable to preferred shareholders of $11.3 million for the years ended December 31, 1995 and 1996, respectively, and $7.6 million for the year ended December 31, 1997.



(2) Dividends per share in 1996 were based on historical Union Bank common cash dividends declared and did not include the $145 million dividend paid to The Mitsubishi Bank, Limited (MBL) in the first quarter of 1996 by BanCal Tri-State Corporation and The Bank of California, N.A.



(3) Dividends per share, after giving effect to the stock split referred to in
    Note 1 of the accompanying notes to Consolidated Financial Statements, were $0.47 in 1995 and 1996, respectively, $0.51 in 1997, and $0.42 for the nine months ended September 30, 1998, (unaudited) and are based on the Company's shares outstanding as of the declaration date.



See accompanying notes to consolidated financial statements.

                    UNIONBANCAL CORPORATION AND SUBSIDIARIES



                     CONSOLIDATED STATEMENTS OF CASH FLOWS



                                                                                                     FOR THE NINE MONTHS
                                                                    YEARS ENDED DECEMBER 31,         ENDED SEPTEMBER 30,
                                                                ---------------------------------  -----------------------
(DOLLARS IN THOUSANDS)                                             1995       1996        1997        1997         1998
--------------------------------------------------------------  ----------  ---------  ----------  -----------  ----------
                                                                                                         (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income..................................................  $  312,942  $ 249,458  $  411,296   $ 318,851   $  352,365
  Adjustments to reconcile net income to net cash provided by operating activities:
    Provision for credit losses...............................      53,250     40,000      --          --           45,000
    Depreciation, amortization and accretion..................      61,767     65,092      65,469      49,285       50,528
    Provision for deferred income taxes.......................      50,841     50,658      59,814      38,734       16,018
    (Gain) loss on sales of securities available for sale.....         801     (4,502)     (2,711)     (2,098)      (5,579)
    Merger and integration costs in excess of (less than) cash
     utilized.................................................      --         54,344     (31,414)    (27,200)     (12,350)
    Net (increase) decrease in trading account assets.........      82,541   (359,234)     52,743     (37,045)      36,798
    Other, net................................................     157,244     52,101     173,706      92,393      (33,448)
                                                                ----------  ---------  ----------  -----------  ----------
    Total adjustments.........................................     406,444   (101,541)    317,607     114,069       96,967
                                                                ----------  ---------  ----------  -----------  ----------
  Net cash provided by operating activities...................     719,386    147,917     728,903     432,920      449,332
                                                                ----------  ---------  ----------  -----------  ----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Proceeds from sales of securities available for sale........     240,731     19,536     171,629       3,920      418,456
  Proceeds from matured and called securities available for
   sale.......................................................     764,853    757,463     587,034     326,833      196,358
  Purchase of securities available for sale...................  (1,452,339)  (995,479) (1,112,080)   (777,281)  (1,253,529)
  Proceeds from matured and called securities held to
   maturity...................................................     213,337     95,829      79,828      36,121       26,960
  Purchase of securities held to maturity.....................    (123,886)    --          --          --           --
  Net increase in loans.......................................  (2,478,608)  (741,335) (1,788,179) (1,315,578)    (797,343)
  Other, net..................................................     (34,902)   (54,120)    (56,584)    (19,986)     (42,032)
                                                                ----------  ---------  ----------  -----------  ----------
    Net cash used by investing activities.....................  (2,870,814)  (918,106) (2,118,352) (1,745,971)  (1,451,130)
                                                                ----------  ---------  ----------  -----------  ----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Net increase in deposits....................................   2,245,306  1,877,917   1,763,414   1,441,228      366,755
  Net increase (decrease) in federal funds purchased and
   securities sold under repurchase agreements................    (287,387)   127,596      13,230     (27,711)     238,279
  Net increase (decrease) in commercial paper and other
   borrowed funds.............................................     623,612   (201,214)   (797,464)     94,601      313,832
  Maturity and redemption of subordinated debt................    (154,490)  (119,369)   (234,000)   (200,000)     (50,000)
  Proceeds from issuance of subordinated debt.................      --         --         200,000     200,000       --
  Payments of cash dividends..................................     (62,044)  (222,533)    (93,303)    (68,787)     (73,631)
  Redemption of preferred stock...............................      --         --        (135,000)   (135,000)      --
  Repayment of borrowing to support corporate owned life
   insurance..................................................     (10,638)   (95,475)     --          --           --
  Other, net..................................................         485       (882)     (2,661)      2,642        2,471
                                                                ----------  ---------  ----------  -----------  ----------
    Net cash provided by financing activities.................   2,354,844  1,366,040     714,216   1,306,973      797,706
                                                                ----------  ---------  ----------  -----------  ----------
Net increase (decrease) in cash and cash equivalents..........     203,416    595,851    (675,233)     (6,078)    (204,092)
Cash and cash equivalents at beginning of period..............   3,153,713  3,352,423   3,937,697   3,937,697    3,199,455
Effect of exchange rate changes on cash and cash
  equivalents.................................................      (4,706)   (10,577)    (63,009)    (16,910)     (20,819)
                                                                ----------  ---------  ----------  -----------  ----------
Cash and cash equivalents at end of period....................  $3,352,423  $3,937,697 $3,199,455   $3,914,709  $2,974,544
                                                                ----------  ---------  ----------  -----------  ----------
                                                                ----------  ---------  ----------  -----------  ----------
CASH PAID DURING THE PERIOD FOR:
  Interest....................................................  $  739,300  $ 764,327  $  820,355   $ 611,347   $  588,487
  Income taxes................................................      91,717    172,451     113,588      47,359      189,411
SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING AND FINANCING
  ACTIVITIES:
  Loans transferred to foreclosed assets (OREO)...............  $   48,397  $  44,557  $   23,114   $  19,033   $   13,882
  Securities transferred from held to maturity to available
   for sale...................................................     348,717     --          --          --           --
  Dividends declared but unpaid...............................      12,788     20,383      24,528      24,518       24,529



See accompanying notes to consolidated financial statements.

                    UNIONBANCAL CORPORATION AND SUBSIDIARIES



                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



                         DECEMBER 31, 1995, 1996, 1997,



                            AND CONDENSED NOTES FOR



              SEPTEMBER 30, 1997 (UNAUDITED) AND 1998 (UNAUDITED)



NOTE 1 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND NATURE OF OPERATIONS



    UnionBanCal Corporation (a commercial bank holding company and subsidiaries) (the Company) is 82 percent owned by The Bank of Tokyo-Mitsubishi, Ltd. (BTM) and 18 percent owned by other shareholders.



    On April 1, 1996, the Company was created by the combination of Union Bank with BanCal Tri-State Corporation and its banking subsidiary, The Bank of California, N.A. The combination was accounted for as a reorganization of entities under common control (similar to a business combination under the pooling of interests method). Accordingly, all historical financial information has been restated as if the combination had been in effect for all periods presented. The merger was effected by the issuance of 54,402,081 shares of Union Bank common stock in exchange for all the outstanding common shares of BanCal Tri-State Corporation. Information pretaining to merger and intergration expense is presented in Note 7.



    On August 10, 1998, the Company exchanged 10.2 million shares of its common stock for 7.2 million shares of Union Bank of California, N.A. (the Bank) common stock owned directly by BTM. This share exchange provided the Company with a 100 percent ownership interest in the Bank. In addition, it increased BTM's ownership percentage of the Company to 82 percent from 81 percent.



    The exchange of shares was accounted for as a reorganization of entities under common control. Accordingly, amounts previously reported as Parent Direct Interest in Bank Subsidiary, including the proportionate share of net income, dividends, and other comprehensive income have been reclassified to combine them with the corresponding amounts attributable to the Company's common shareholders for all periods presented.



    On November 18, 1998, the Board of Directors approved the declaration of a 3-for-1 stock split effective for shareholders of record on December 7, 1998. Accordingly, all historical financial information has been restated as if the stock split had been in effect for all periods presented.



    The Company provides a wide range of financial services to consumers, small businesses, middle market companies and major corporations, primarily in California, Oregon and Washington, but also nationally and internationally.



    BASIS OF FINANCIAL STATEMENT PRESENTATION



    The accounting and reporting policies of the Company conform to generally accepted accounting principles (GAAP) and general practice within the banking industry. Those policies that materially affect the determination of financial position, results of operations, and cash flows are summarized below.



    The Consolidated Financial Statements include the accounts of the Company. All material intercompany transactions and balances have been eliminated. The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Certain amounts for prior periods have been reclassified to conform with current financial statement presentation.

                    UNIONBANCAL CORPORATION AND SUBSIDIARIES

                         DECEMBER 31, 1995, 1996, 1997,



                            AND CONDENSED NOTES FOR



              SEPTEMBER 30, 1997 (UNAUDITED) AND 1998 (UNAUDITED)



NOTE 1 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND NATURE OF OPERATIONS (CONTINUED)


    The unaudited consolidated financial statements of UnionBanCal Corporation and subsidiaries (the Company) as of September 30, 1997 and 1998 have been prepared in accordance with generally accepted accounting principles (GAAP) for interim financial reporting. However, they do not include all of the disclosures necessary for annual financial statements in conformity with GAAP.



    CASH AND CASH EQUIVALENTS



    For purposes of reporting cash flows, cash and cash equivalents include cash and due from banks, interest bearing deposits in banks and federal funds sold and securities purchased under resale agreements, substantially all of which have maturities less than 90 days.



    TRADING ACCOUNT ASSETS



    Trading account assets are those financial instruments that management acquires with the intent to hold for short periods of time in order to take advantage of anticipated changes in market values. Substantially all of these assets are securities with a high degree of liquidity and a readily determinable market value. Interest earned, paid, or accrued on trading account assets is included in interest income using a method that generally produces a level yield. Realized gains and losses from the close out of trading account positions and unrealized market value adjustments are recognized in noninterest income.



    SECURITIES AVAILABLE FOR SALE AND SECURITIES HELD TO MATURITY



    The Company's securities portfolios consist of debt and equity securities that are classified either as securities available for sale or securities held to maturity.



    Debt securities for which the Company has the positive intent and ability to hold until maturity are classified as securities held to maturity and carried at amortized cost.



    Debt securities and equity securities with readily determinable market values that are not classified as either held to maturity securities or trading account assets are classified as securities available for sale and carried at fair value, with the unrealized gains or losses reported net of taxes as a separate component of shareholders' equity until realized.



    Realized gains and losses arising from the sale of securities are based upon the specific identification method and included in noninterest income as securities gains (losses), net.



    Interest income on debt securities includes the amortization of premiums and the accretion of discounts using the effective interest method and is included in interest income on securities. Dividend income on equity securities is included in noninterest income.



    LOANS



    Loans are reported at the principal amounts outstanding, net of unamortized nonrefundable loan fees and related direct loan origination costs. Deferred net fees and costs are recognized in interest income over the loan term using a method that generally produces a level yield on the unpaid loan balance.

                    UNIONBANCAL CORPORATION AND SUBSIDIARIES

                         DECEMBER 31, 1995, 1996, 1997,



                            AND CONDENSED NOTES FOR



              SEPTEMBER 30, 1997 (UNAUDITED) AND 1998 (UNAUDITED)



NOTE 1 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND NATURE OF OPERATIONS (CONTINUED)


Nonrefundable fees and direct loan origination costs related to loans held for sale are deferred and recognized as a component of the gain or loss on sale. Interest income is accrued principally on a simple interest basis.



    Nonaccrual loans are those for which management has discontinued accrual of interest because there exists significant uncertainty as to the full and timely collection of either principal or interest or such loans have become contractually past due 90 days with respect to principal or interest.



    Interest accruals are continued for certain small business loans that are processed centrally, consumer loans, credit cards, and one-to-four family residential real estate loans. These loans are charged off or written down to their net realizable value based on delinquency time frames that range from 120 to 270 days, depending on the type of credit that has been extended. Interest accruals are also continued for loans that are both well-secured and in the process of collection. For this purpose, loans are considered well-secured if they are collateralized by property having a net realizable value in excess of the amount of principal and accrued interest outstanding or are guaranteed by a financially responsible and willing party. Loans are considered "in the process of collection" if collection is proceeding in due course either through legal action or other actions that are reasonably expected to result in the prompt repayment of the debt or in its restoration to current status.



    When a loan is placed on nonaccrual, all previously accrued but uncollected interest is reversed against current period operating results. All subsequent payments received are first applied to unpaid principal and then to uncollected interest. Interest income is accrued at such time as the loan is brought fully current as to both principal and interest, and, in management's judgment, such loans are considered to be fully collectible. However, Company policy also allows management to continue the recognition of interest income on certain loans designated as nonaccrual. This portion of the nonaccrual portfolio is referred to as "Cash Basis Nonaccrual" loans. This policy only applies to loans that are well secured and in management's judgment are considered to be fully collectible. Although the accrual of interest is suspended, any payments received may be applied to the loan according to its contractual terms and interest income recognized when cash is received.



    Loans are considered impaired when, based on current information, it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the loan agreement, including interest payments. Impaired loans are carried at the lower of the recorded investment in the loan, the estimated present value of total expected future cash flows, discounted at the loan's effective rate, or the fair value of the collateral, if the loan is collateral dependent. Additionally, some impaired loans with commitments of less than $1 million are aggregated for the purpose of measuring impairment using historical loss factors as a means of measurement. Excluded from the impairment analysis are large groups of smaller balance homogeneous loans such as consumer and residential mortgage loans.



    Renegotiated loans are those in which the Company has formally restructured a significant portion of the loan. The remaining portion is normally charged off, with a concession either in the form of below market rate financing, or debt forgiveness on the charged off portion. Loans that have been renegotiated and

                    UNIONBANCAL CORPORATION AND SUBSIDIARIES

                         DECEMBER 31, 1995, 1996, 1997,



                            AND CONDENSED NOTES FOR



              SEPTEMBER 30, 1997 (UNAUDITED) AND 1998 (UNAUDITED)



NOTE 1 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND NATURE OF OPERATIONS (CONTINUED)


have not met specific performance standards for payment are classified as renegotiated loans within the classification of nonperforming assets. Upon payment performance, such loans may be transferred from nonperforming status to accrual status.



    The Company offers primarily two types of leases to customers: 1) direct financing leases where the assets leased are acquired without additional financing from other sources, and 2) leveraged leases where a substantial portion of the financing is provided by debt with no recourse to the Company. Direct financing leases are carried net of unearned income, unamortized nonrefundable fees and related direct costs associated with the origination or purchase of leases. Leveraged leases are carried net of nonrecourse debt.



    ALLOWANCE FOR CREDIT LOSSES



    The Company's allowance for credit losses is maintained at a level considered by management to be adequate to absorb estimated credit losses and other credit-related charges. The allowance for credit losses is increased by the provision for credit losses, which is charged against current period operating results and decreased by the amount of credit losses, net of recoveries. Losses are fully or partially charged against the allowance for credit losses when, in management's judgment, the uncollectible portion of a loan's principal balance is determined. While management has segmented the allowance to various credit-related products, the allowance is general in nature and is available for all extension of credits, including off-balance sheet instruments.



    In evaluating the adequacy of the allowance for credit losses, management estimates the amount of the potential risk of loss for each loan that has been identified as having more than standard credit risk. Those estimates give consideration to general economic conditions and their effects on the borrower's industry, financial and management abilities and to current valuations of collateral where appropriate. An estimate for potential credit loss content is calculated for all loans not so identified based upon the risk characteristics of particular categories of loans and historical loss experience in the portfolio, adjusted, as appropriate, for the estimated effects of current economic conditions. Further consideration for the allocation is based on credit risk concentrations in the portfolio and commitments and contingent obligations under off-balance sheet commercial and standby letters of credit. For analytical purposes only, management attributes portions of the allowance for credit losses to individual loans or groups of loans. Although the allowance for credit losses is allocated to various portfolio segments, it is general in nature and is available for the loan portfolio in its entirety. Although management believes that the allowance for possible credit losses is adequate, future provisions will be subject to continuing evaluation of inherent risk in the loan portfolio and other credit exposures.



    A loan is considered impaired when management determines that it is probable that the Company will be unable to collect all amounts due according to the original contractual terms of the loan agreement. Impairment is measured by the difference between the recorded investment in the loan (including accrued interest, net deferred loan fees or cost and unamortized premium or discount) and the estimated present value of total expected future cash flows, discounted at the loan's effective rate, or the fair value of the collateral, if the loan is collateral dependent. An impairment is recognized by adjusting an allocation of the existing allowance for credit losses.

                    UNIONBANCAL CORPORATION AND SUBSIDIARIES

                         DECEMBER 31, 1995, 1996, 1997,



                            AND CONDENSED NOTES FOR



              SEPTEMBER 30, 1997 (UNAUDITED) AND 1998 (UNAUDITED)



NOTE 1 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND NATURE OF OPERATIONS (CONTINUED)


    PREMISES AND EQUIPMENT



    Premises and equipment are carried at cost, less accumulated depreciation and amortization. Depreciation and amortization are calculated using the straight-line method over the estimated useful life of each asset. Lives of premises range from ten to forty years; lives of furniture and equipment range from three to eight years. Leasehold improvements are amortized over the term of the respective lease or 10 years, whichever is shorter.



    OTHER ASSETS



    Goodwill represents the excess of purchase price over the fair value of identifiable net assets of acquired companies and is reported as intangible assets. Goodwill is amortized using the straight-line method, generally over 15 years.



    Other real estate owned (OREO) represents the collateral acquired through foreclosure in full or partial satisfaction of the related loan. OREO is recorded at the lower of the loan's unpaid principal balance or its fair value as established by a current appraisal, adjusted for disposition costs. Any write-down at the date of transfer is charged to the allowance for credit losses. On an ongoing basis, OREO values, recorded in other assets, are reviewed annually and any decline in value is recognized as foreclosed asset expense in the current period. The net operating results from these assets are included in the current period in noninterest expense as foreclosed asset expense (income).



    DERIVATIVE INSTRUMENTS HELD FOR TRADING OR CUSTOMER ACCOMMODATION



    The Company enters into a variety of interest rate derivative contracts, primarily swaps and options and foreign exchange contracts, which include spot, futures, forward, swap and option positions either for trading purposes, based on management's intent at inception, or as an accommodation to customers.



    Derivatives held or issued for trading or customer accommodation are carried at fair value, with realized and unrealized changes in fair values on contracts included in noninterest income in the period in which the changes occur. Unrealized gains and losses are reported gross and included in trading account assets and other liabilities, respectively. Cash flows are reported net as operating activities.



    DERIVATIVE INSTRUMENTS HELD FOR PURPOSES OTHER THAN TRADING



    The Company enters into a variety of derivative contracts as a means of reducing the Company's interest rate and foreign exchange exposures. At inception these contracts are evaluated in order to determine if they qualify for hedge accounting treatment and are accounted for either on a deferral, accrual or market value basis, depending on the nature of the Company's hedge strategy and the method used to account for the hedged item. Hedge criteria include demonstrating the manner in which the hedge will reduce risk, identifying the specific asset, liability or firm commitment being hedged, and citing the time horizon being hedged. A monthly evaluation is performed to ensure that continuing correlation exists between the hedge and the item being hedged.

                    UNIONBANCAL CORPORATION AND SUBSIDIARIES

                         DECEMBER 31, 1995, 1996, 1997,



                            AND CONDENSED NOTES FOR



              SEPTEMBER 30, 1997 (UNAUDITED) AND 1998 (UNAUDITED)



NOTE 1 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND NATURE OF OPERATIONS (CONTINUED)


    Net interest settlements on interest rate swap, cap and floor agreements are recognized on an accrual basis as interest income or expense of the related asset or liability over the lives of the agreements. Premiums paid or received for interest rate caps and floors are amortized either to interest income or to expense of the related asset or liability over the lives of the agreements. If an agreement is terminated early, any resulting gain or loss is deferred and amortized as interest income or expense of the related asset or liability over the remaining life of the original agreement. Net settlement amounts are reported gross as other assets and other liabilities. Cash flows are reported net as operating activities.



    FOREIGN CURRENCY TRANSLATION



    Assets, liabilities and results of operations for foreign branches are recorded based on the functional currency of each branch. Since the functional currency of the branches is the local currency, the net assets are re-measured into U.S. dollars using a combination of current and historical exchange rates. The resulting gains or losses are included in shareholders' equity, on a net of tax basis.



    TRANSFERS AND SERVICING OF FINANCIAL ASSETS AND EXTINGUISHMENT OF
     LIABILITIES



    On January 1, 1997, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities". The Statement establishes standards for when transfers of financial assets, including those with continuing involvement by the transferor, should be considered a sale. SFAS No. 125 also establishes standards for when a liability should be considered extinguished. This Statement is effective for transfers of assets and extinguishments of liabilities occurring after December 31, 1996 and has been applied prospectively. Certain provisions of SFAS No. 125 have been postponed under SFAS No. 127, "Deferral of the Effective Date of Certain Provisions of FASB Statement No. 125". SFAS No. 127 deferred for one year the effective date of implementation for transactions related to repurchase agreements, dollar-roll repurchase agreements, securities lending and similar transactions. Management determined that the effect of adoption of SFAS No. 127 on the Company's financial statements was not material.



    INCOME TAXES



    The Company files consolidated federal and combined state income tax returns. Amounts provided for income tax expense are based on income reported for financial statement purposes and do not necessarily represent amounts currently payable under tax laws. Deferred taxes, which arise principally from temporary differences between the period in which certain income and expenses are recognized for financial accounting purposes and the period in which they affect taxable income, are included in the amounts provided for income taxes. Under this method, the computation of the net deferred tax liability or asset gives current recognition to changes in the tax laws.

                    UNIONBANCAL CORPORATION AND SUBSIDIARIES

                         DECEMBER 31, 1995, 1996, 1997,



                            AND CONDENSED NOTES FOR



              SEPTEMBER 30, 1997 (UNAUDITED) AND 1998 (UNAUDITED)



NOTE 1 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND NATURE OF OPERATIONS (CONTINUED)


    NET INCOME PER COMMON SHARE



    Basic earnings per share (EPS) is computed by dividing net income after preferred dividends by the weighted average number of common shares outstanding during the period. Diluted EPS incorporates the dilutive effect of common stock equivalents outstanding on an average basis during the period. Stock options (see Note 12) are a common stock equivalent.



    The Company adopted the provisions of SFAS No. 128, "Earnings per Share", for the year ended December 31, 1997. As required by the provisions of the Statement, all prior period and interim period EPS data presented have been restated. This Statement simplifies the standards for computing EPS and makes them comparable to international EPS standards. SFAS No. 128 replaces the presentation of primary EPS with a presentation of basic EPS. In addition, all entities with complex capital structures are required to provide a dual disclosure of basic and diluted EPS on the face of the income statement and a reconciliation of the numerator and denominator of the basic EPS computation to the numerator and denominator of the diluted EPS computation. Also see Note 17.



    COMPREHENSIVE INCOME



    The Company has retroactively adopted SFAS No. 130, "Reporting Comprehensive Income", which requires that an enterprise report and display, by major components and as a single total, the change in its net assets during the period from non-owner sources. The adoption of this Statement resulted in a change in the financial statement presentation, but did not have an impact on the Company's consolidated financial position, results of operations or cash flows.



    EMPLOYEE BENEFIT AND INCENTIVE PLANS AND OTHER POSTRETIREMENT BENEFITS



    The Company provides a variety of benefit and incentive compensation plans for eligible employees and retirees. Provisions for the costs of these employee benefit and incentive plans and postretirement benefit plans are accrued and charged to expense when the benefit is earned.



    STOCK-BASED COMPENSATION



    The Company adopted the disclosure provisions of SFAS No. 123, "Accounting for Stock-Based Compensation", on January 1, 1996. SFAS No. 123 establishes accounting and disclosure requirements using a fair value-based method of accounting for stock-based compensation plans.



    As allowed under the provisions of SFAS No. 123, the Company has chosen to continue to recognize compensation expense using the intrinsic value-based method of valuing stock options prescribed in Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" and related Interpretations. Under the intrinsic value-based method, compensation cost is measured as the amount by which the quoted market price of the Company's stock at the date of grant exceeds the stock option exercise price.

                    UNIONBANCAL CORPORATION AND SUBSIDIARIES

                         DECEMBER 31, 1995, 1996, 1997,



                            AND CONDENSED NOTES FOR



              SEPTEMBER 30, 1997 (UNAUDITED) AND 1998 (UNAUDITED)



NOTE 1 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND NATURE OF OPERATIONS (CONTINUED)


    Compensation cost associated with the Company's unvested restricted stock issued under the management stock plan is measured based on the market price of the stock at the grant date and is expensed over the vesting period.



    RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS



    In June 1997, the Financial Accounting Standards Board (FASB) issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information", which establishes annual and interim reporting standards for an enterprise's operating segments and related disclosures about its products, services, geographic areas, and major customers. Adoption of this Statement will not impact the Company's consolidated financial position, results of operations, or cash flows, and any effect will be limited to the form and content of its disclosures. The Statement is effective with the year-end 1998 financial statements.



    In February 1998, the FASB issued SFAS No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits". The Standard revises the disclosure requirements for pensions and other postretirement benefits. This Statement is effective for fiscal years beginning after December 15, 1997. Adoption of this Statement will not impact the consolidated financial position, results of operations, or cash flows, and any effect is limited to the form and content of its disclosures.



    In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities". The Statement will require the Company to recognize all derivatives on the balance sheet at fair value. SFAS No. 133 requires that derivative instruments used to hedge be identified specifically to assets, liabilities, firm commitments or anticipated transactions and measured as effective and ineffective when hedging changes in fair value or cash flows. Derivative instruments that do not qualify as either a fair value or cash flow hedge will be valued at fair value with the resultant gain or loss recognized in current earnings. Changes in the effective portion of fair value hedges will be recognized in current earnings along with the change in fair value of the hedged item. Changes in the effective portion of the fair value of cash flow hedges will be recognized in other comprehensive income until realization of the cash flows of the hedged item through current earnings. Any ineffective portion of hedges will be recognized in current earnings. Management believes that, depending upon the accumulated net gain or loss of the effective portion of cash flow hedges at the date of adoption, the impact of SFAS No. 133 could have a material impact on other comprehensive income. However, Management believes that any ineffective portion of cash flow hedges or any other hedges will not have a material impact on the Company's financial position or results of operations. This Statement is effective for fiscal years beginning after June 15, 1999, with earlier application encouraged. The Company expects to adopt SFAS No. 133 as of January 1, 2000.



    In October 1998, the FASB issued SFAS No. 134, "Accounting for Mortgage-Backed Securities Retained after the Securitization of Mortgage Loans Held for Sale by a Mortgage Banking Enterprise". This Statement amends SFAS No. 65, "Accounting for Certain Mortgage Banking Activities", which established accounting and reporting standards for certain activities of mortgage banking and other similar enterprises. After securitization of mortgage loans held for sale, SFAS No. 134 requires an entity to classify the resulting mortgage-backed securities or other retained interests, based on its ability or intent to sell or hold those investments. Management believes that the adoption of SFAS No. 134 will have no impact on the Company's

                    UNIONBANCAL CORPORATION AND SUBSIDIARIES

                         DECEMBER 31, 1995, 1996, 1997,



                            AND CONDENSED NOTES FOR



              SEPTEMBER 30, 1997 (UNAUDITED) AND 1998 (UNAUDITED)



NOTE 1 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND NATURE OF OPERATIONS (CONTINUED)


financial position or results of operations. This Statement is effective for fiscal years beginning after December 15, 1998, with earlier application permitted. The Company expects to adopt SFAS No. 134 on January 1, 1999.



    In March 1998, the American Institute of Certified Public Accountants (AICPA) issued Statement of Position (SOP) 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use". SOP 98-1 requires the capitalization of eligible costs of specified activities related to computer software developed or obtained for internal use. Management believes that the adoption of SOP 98-1 will not have a material effect on the Company's financial position or results of operations. The Statement is effective for fiscal years beginning after December 15, 1998, with earlier adoption encouraged. The Company expects to adopt SOP 98-1 on January 1, 1999.



    In June 1998, the AICPA issued SOP 98-5, "Reporting on the Costs of Start-Up Activities". SOP 98-5 requires that entities expense start-up costs and organization costs as they are incurred. Management believes that the adoption of SOP 98-5 will not have a material effect on the Company's financial position or results of operations. The Statement is effective for fiscal years beginning after December 15, 1998, with earlier adoption encouraged. The Company expects to adopt SOP 98-5 on January 1, 1999.



NOTE 2 -- SECURITIES



    The amortized cost, gross unrealized gains, gross unrealized losses, and fair values of securities are presented below.



SECURITIES AVAILABLE FOR SALE



                                                                                DECEMBER 31, 1996
                                                               ----------------------------------------------------
                                                                                GROSS        GROSS
                                                                AMORTIZED    UNREALIZED   UNREALIZED
(DOLLARS IN THOUSANDS)                                             COST         GAINS       LOSSES      FAIR VALUE
-------------------------------------------------------------  ------------  -----------  -----------  ------------
U.S. Treasury................................................  $  1,137,992   $   4,993    $   1,933   $  1,141,052
Other U.S. government........................................       687,717       4,993          779        691,931
Mortgage-backed securities...................................       193,531         400          274        193,657
State and municipal..........................................       101,006      13,749       --            114,755
Corporate debt securities....................................       --           --           --            --
Equity securities............................................        19,041       2,553       --             21,594
Foreign securities...........................................         1,136          72       --              1,208
                                                               ------------  -----------  -----------  ------------
    Total securities available for sale......................  $  2,140,423   $  26,760    $   2,986   $  2,164,197
                                                               ------------  -----------  -----------  ------------
                                                               ------------  -----------  -----------  ------------

                    UNIONBANCAL CORPORATION AND SUBSIDIARIES

                         DECEMBER 31, 1995, 1996, 1997,



                            AND CONDENSED NOTES FOR



              SEPTEMBER 30, 1997 (UNAUDITED) AND 1998 (UNAUDITED)



NOTE 2 -- SECURITIES (CONTINUED)


                                                                                DECEMBER 31, 1997
                                                               ----------------------------------------------------
                                                                                GROSS        GROSS
                                                                AMORTIZED    UNREALIZED   UNREALIZED
(DOLLARS IN THOUSANDS)                                             COST         GAINS       LOSSES      FAIR VALUE
-------------------------------------------------------------  ------------  -----------  -----------  ------------
U.S. Treasury................................................  $    987,374   $  10,793    $     170   $    997,997
Other U.S. government........................................       709,536       6,005           67        715,474
Mortgage-backed securities...................................       679,692       3,331          265        682,758
State and municipal..........................................        90,937      13,236       --            104,173
Corporate debt securities....................................         2,698         311            1          3,008
Equity securities............................................        28,881       1,596          672         29,805
Foreign securities...........................................         5,132          39       --              5,171
                                                               ------------  -----------  -----------  ------------
    Total securities available for sale......................  $  2,504,250   $  35,311    $   1,175   $  2,538,386
                                                               ------------  -----------  -----------  ------------
                                                               ------------  -----------  -----------  ------------



SECURITIES HELD TO MATURITY


                                                                                  DECEMBER 31, 1996
                                                                   ------------------------------------------------
                                                                                  GROSS        GROSS
                                                                   AMORTIZED   UNREALIZED   UNREALIZED
(DOLLARS IN THOUSANDS)                                                COST        GAINS       LOSSES     FAIR VALUE
-----------------------------------------------------------------  ----------  -----------  -----------  ----------
U.S. Treasury....................................................  $   50,109   $   1,735    $  --       $   51,844
Other U.S. government............................................     139,188       4,412       --          143,600
Mortgage-backed securities.......................................      41,985       2,019           68       43,936
State and municipal..............................................      36,914         310        2,199       35,025
                                                                   ----------  -----------  -----------  ----------
    Total securities held to maturity............................  $  268,196   $   8,476    $   2,267   $  274,405
                                                                   ----------  -----------  -----------  ----------
                                                                   ----------  -----------  -----------  ----------


                                                                                  DECEMBER 31, 1997
                                                                   ------------------------------------------------
                                                                                  GROSS        GROSS
                                                                   AMORTIZED   UNREALIZED   UNREALIZED
(DOLLARS IN THOUSANDS)                                                COST        GAINS       LOSSES     FAIR VALUE
-----------------------------------------------------------------  ----------  -----------  -----------  ----------
U.S. Treasury....................................................  $   40,092   $   1,333    $  --       $   41,425
Other U.S. government............................................      99,520       2,568       --          102,088
Mortgage-backed securities.......................................      24,477       1,745           14       26,208
State and municipal..............................................      24,686          75        1,367       23,394
                                                                   ----------  -----------  -----------  ----------
    Total securities held to maturity............................  $  188,775   $   5,721    $   1,381   $  193,115
                                                                   ----------  -----------  -----------  ----------
                                                                   ----------  -----------  -----------  ----------



    The amortized cost and fair value of securities, by contractual maturity, are shown below. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations, with or without call or prepayment penalties.

                    UNIONBANCAL CORPORATION AND SUBSIDIARIES

                         DECEMBER 31, 1995, 1996, 1997,



                            AND CONDENSED NOTES FOR



              SEPTEMBER 30, 1997 (UNAUDITED) AND 1998 (UNAUDITED)



NOTE 2 -- SECURITIES (CONTINUED)


MATURITY SCHEDULE OF SECURITIES



                                                                       SECURITIES                SECURITIES
                                                                   AVAILABLE FOR SALE         HELD TO MATURITY
                                                               --------------------------  ----------------------
                                                                   DECEMBER 31, 1997         DECEMBER 31, 1997
                                                               --------------------------  ----------------------
                                                                AMORTIZED        FAIR      AMORTIZED      FAIR
(DOLLARS IN THOUSANDS)                                             COST         VALUE         COST       VALUE
-------------------------------------------------------------  ------------  ------------  ----------  ----------
Due in one year or less......................................  $    321,459  $    322,592  $   22,699  $   22,801
Due after one year through five years........................     2,101,347     2,122,154     150,467     156,069
Due after five years through ten years.......................        15,950        18,508       2,596       2,536
Due after ten years..........................................        36,613        45,327      13,013      11,709
Equity securities............................................        28,881        29,805      --          --
                                                               ------------  ------------  ----------  ----------
  Total securities...........................................  $  2,504,250  $  2,538,386  $  188,775  $  193,115
                                                               ------------  ------------  ----------  ----------
                                                               ------------  ------------  ----------  ----------



    During the quarter ended December 31, 1995, in accordance with guidance issued by the FASB, the Company reclassified from securities held to maturity to securities available for sale approximately $285 million at amortized cost of U.S. Treasury Notes (fair value $285 million) and $64 million at amortized cost of municipal bonds (fair value $72 million). During the years ended December 31, 1996 and 1997, there were no sales or transfers from the securities held to maturity portfolio.



    In 1995, proceeds from sales of securities available for sale were $241 million with gross realized gains of $2 million and gross realized losses of $3 million. In 1996, proceeds from sales of securities available for sale were $20 million with gross realized gains of $5 million and no gross realized losses. In 1997, proceeds from sales of securities available for sale were $172 million with gross realized gains of $3 million and no gross realized losses.

                    UNIONBANCAL CORPORATION AND SUBSIDIARIES

                         DECEMBER 31, 1995, 1996, 1997,
                            AND CONDENSED NOTES FOR
              SEPTEMBER 30, 1997 (UNAUDITED) AND 1998 (UNAUDITED)



NOTE 3 -- LOANS AND ALLOWANCE FOR CREDIT LOSSES



    A summary of loans net of unearned interest and fees of $150 million and $128 million at December 31, 1996 and 1997, respectively, is as follows:



                                                                                             DECEMBER 31,
                                                                                     ----------------------------
(DOLLARS IN THOUSANDS)                                                                   1996           1997
-----------------------------------------------------------------------------------  -------------  -------------
Domestic:
  Commercial, financial and industrial.............................................  $   9,495,592  $  10,747,179
  Construction.....................................................................        357,817        293,333
  Mortgage:
    Residential....................................................................      2,960,908      2,961,233
    Commercial.....................................................................      2,597,616      2,951,807
                                                                                     -------------  -------------
      Total mortgage...............................................................      5,558,524      5,913,040
  Consumer:
    Installment....................................................................      2,063,434      2,090,752
    Home equity....................................................................      1,113,269        992,916
    Credit card and other lines of credit..........................................        303,235        270,097
                                                                                     -------------  -------------
      Total consumer...............................................................      3,479,938      3,353,765
  Lease financing..................................................................        800,048        874,860
                                                                                     -------------  -------------
      Total loans in domestic offices..............................................     19,691,919     21,182,177
Loans originated in foreign branches...............................................      1,357,868      1,559,231
                                                                                     -------------  -------------
      Total loans..................................................................     21,049,787     22,741,408
        Allowance for credit losses................................................        523,946        451,692
                                                                                     -------------  -------------
      Loans, net...................................................................  $  20,525,841  $  22,289,716
                                                                                     -------------  -------------
                                                                                     -------------  -------------



    Changes in the allowance for credit losses were as follows:



                                                                                   YEARS ENDED DECEMBER 31,
                                                                             -------------------------------------
(DOLLARS IN THOUSANDS)                                                          1995         1996         1997
---------------------------------------------------------------------------  -----------  -----------  -----------
Balance, beginning of year.................................................  $   563,142  $   555,149  $   523,946
Loans charged off..........................................................     (133,599)    (119,100)    (122,779)
Loan loss recoveries.......................................................       72,403       48,024       51,014
                                                                             -----------  -----------  -----------
    Total net loans charged off............................................      (61,196)     (71,076)     (71,765)
Provision for credit losses................................................       53,250       40,000      --
Transfer of reserve for trading account assets.............................      --           --           --
Foreign translation adjustment and other net deductions....................          (47)        (127)        (489)
                                                                             -----------  -----------  -----------
Balance, end of year.......................................................  $   555,149  $   523,946  $   451,692
                                                                             -----------  -----------  -----------
                                                                             -----------  -----------  -----------

                    UNIONBANCAL CORPORATION AND SUBSIDIARIES

                         DECEMBER 31, 1995, 1996, 1997,
                            AND CONDENSED NOTES FOR
              SEPTEMBER 30, 1997 (UNAUDITED) AND 1998 (UNAUDITED)



NOTE 3 -- LOANS AND ALLOWANCE FOR CREDIT LOSSES (CONTINUED)


    Nonaccrual loans totaled $128 million and $109 million at December 31, 1996 and 1997, respectively. A significant portion of these loans were real estate related. There were no renegotiated loans at December 31, 1996 and 1997. Interest foregone on loans designated as nonaccrual at December 31, 1995, 1996 and 1997 was $18 million, $9 million and $6 million, respectively.



    LOAN IMPAIRMENT



    Impaired loans of the Company include commercial, financial and industrial, construction and commercial mortgage loans designated as nonaccrual. When the value of an impaired loan is less than the recorded investment in the loan, a portion of the Company's allowance for credit losses is allocated as an impairment allowance.



    Effective January 1, 1995, the Company's policy for recognition of interest income, charge-offs of loans, and application of payments on impaired loans is the same as the policy applied to nonaccrual loans.



    The following table sets forth information about the Company's impaired loans at the dates indicated.



                                                                                          DECEMBER 31,
                                                                               ----------------------------------
(DOLLARS IN THOUSANDS)                                                            1995        1996        1997
-----------------------------------------------------------------------------  ----------  ----------  ----------
Impaired loans with an allowance.............................................  $   58,584  $   69,886  $   59,351
Impaired loans without an allowance(1).......................................     114,611      43,962      49,033
                                                                               ----------  ----------  ----------
    Total impaired loans(2)..................................................  $  173,195  $  113,848  $  108,384
                                                                               ----------  ----------  ----------
                                                                               ----------  ----------  ----------
Allowance for impaired loans.................................................  $   15,837  $   21,260  $    9,418
Average balance of impaired loans during the year............................  $  277,955  $  145,351  $  120,096


---------


(1) These loans do not require an allowance for credit losses since the fair values of the impaired loans equal or exceed the recorded investments in the loans.



(2) This amount was evaluated for impairment using three measurement methods as follows: $64 million, $38 million, and $27 million was evaluated using the present value of the expected future cash flows at December 31, 1995, 1996 and 1997, respectively; $95 million, $45 million, and $53 million was evaluated using the fair value of the collateral at December 31, 1995, 1996 and 1997, respectively; $14 million, $31 million, and $28 million was evaluated using historical loss factors at December 31, 1995, 1996 and 1997, respectively.



    Interest income recognized on nonaccrual loans was $11 million, $5 million and $3 million for the years ended December 31, 1995, 1996 and 1997, respectively.



    RELATED PARTY LOANS



    The Company in some cases makes loans to related parties including its directors, executive officers and their affiliated companies. At December 31, 1996, related party loans outstanding to individuals who served as directors or executive officers at anytime during the year totaled $79 million as compared to $38 million at December 31, 1997. In the opinion of management, these related party loans were made on substantially the

                    UNIONBANCAL CORPORATION AND SUBSIDIARIES

                         DECEMBER 31, 1995, 1996, 1997,
                            AND CONDENSED NOTES FOR
              SEPTEMBER 30, 1997 (UNAUDITED) AND 1998 (UNAUDITED)



NOTE 3 -- LOANS AND ALLOWANCE FOR CREDIT LOSSES (CONTINUED)


same terms, including interest rates and collateral requirements, as those terms prevailing at the date these loans were made. During 1996 and 1997, there were no loans to related parties which were charged off. Additionally, at December 31, 1996 and 1997, there were no loans to related parties which were nonperforming.



NOTE 4 -- PREMISES AND EQUIPMENT



    Premises and equipment are carried at cost, less accumulated depreciation and amortization. As of December 31, 1996 and 1997, the amounts were:



                                                                                    DECEMBER 31,
                                                     --------------------------------------------------------------------------
                                                                     1996                                  1997
                                                     ------------------------------------  ------------------------------------
                                                                ACCUMULATED                           ACCUMULATED
                                                                DEPRECIATION                          DEPRECIATION
                                                                    AND        NET BOOK                   AND        NET BOOK
(DOLLARS IN THOUSANDS)                                 COST     AMORTIZATION     VALUE       COST     AMORTIZATION     VALUE
---------------------------------------------------  ---------  ------------  -----------  ---------  ------------  -----------
Land...............................................  $  73,309   $   --        $  73,309   $  69,290   $   --        $  69,290
Premises...........................................    264,545       98,785      165,760     253,752      101,997      151,755
Leasehold improvements.............................    124,065       75,264       48,801     135,609       80,019       55,590
Furniture, fixtures and equipment..................    362,063      239,312      122,751     400,774      271,110      129,664
                                                     ---------  ------------  -----------  ---------  ------------  -----------
  Total............................................  $ 823,982   $  413,361    $ 410,621   $ 859,425   $  453,126    $ 406,299
                                                     ---------  ------------  -----------  ---------  ------------  -----------
                                                     ---------  ------------  -----------  ---------  ------------  -----------



    Rental, depreciation and amortization expense were as follows:



                                                                                      YEARS ENDED DECEMBER 31,
                                                                                   -------------------------------
(DOLLARS IN THOUSANDS)                                                               1995       1996       1997
---------------------------------------------------------------------------------  ---------  ---------  ---------
Rental expense of premises.......................................................  $  53,493  $  66,189  $  46,556
Less: rental income..............................................................     11,050     11,904     11,049
                                                                                   ---------  ---------  ---------
  Net rental expense.............................................................  $  42,443  $  54,285  $  35,507
                                                                                   ---------  ---------  ---------
                                                                                   ---------  ---------  ---------
Other net rental expense (income), primarily for equipment.......................  $   2,705  $   2,218  $     298
                                                                                   ---------  ---------  ---------
                                                                                   ---------  ---------  ---------
Depreciation and amortization of premises and equipment..........................  $  49,036  $  51,821  $  53,652
                                                                                   ---------  ---------  ---------
                                                                                   ---------  ---------  ---------

                    UNIONBANCAL CORPORATION AND SUBSIDIARIES

                         DECEMBER 31, 1995, 1996, 1997,
                            AND CONDENSED NOTES FOR
              SEPTEMBER 30, 1997 (UNAUDITED) AND 1998 (UNAUDITED)



NOTE 4 -- PREMISES AND EQUIPMENT (CONTINUED)


    Future minimum operating lease payments are as follows.



(DOLLARS IN THOUSANDS)                                                                           DECEMBER 31, 1997
-----------------------------------------------------------------------------------------------  -----------------
Years ending December 31,
  1998.........................................................................................     $    48,156
  1999.........................................................................................          46,564
  2000.........................................................................................          38,078
  2001.........................................................................................          33,793
  2002.........................................................................................          23,654
  Later years..................................................................................         127,654
                                                                                                       --------
Total minimum operating lease payments.........................................................     $   317,899
                                                                                                       --------
                                                                                                       --------
Minimum rental income due in the future under noncancellable subleases.........................     $    36,349
                                                                                                       --------
                                                                                                       --------



    Included in other liabilities in the accompanying December 31, 1997 Consolidated Balance Sheet is $13 million of future operating lease payments accrued in connection with the Merger (also see Note 7).



    A majority of the leases provide for the payment of taxes, maintenance, insurance and certain other expenses applicable to the leased premises. Many of the leases contain extension provisions, escalation clauses and purchase options. There are no restrictions on paying dividends, incurring additional debt or negotiating additional leases under the terms of the present lease agreements.



NOTE 5 -- DEPOSITS



    At December 31, 1997, the Company had $155 million in domestic interest bearing time deposits exceeding $100,000 with a remaining term of greater than one year. Maturity information for those deposits is summarized below.



(DOLLARS IN THOUSANDS)                                                                           DECEMBER 31, 1997
-----------------------------------------------------------------------------------------------  -----------------
Due after one year through two years...........................................................     $    82,707
Due after two years through three years........................................................          30,064
Due after three years through four years.......................................................          21,854
Due after four years through five years........................................................          17,642
Due after five years...........................................................................           2,681
                                                                                                       --------
    Total......................................................................................     $   154,948
                                                                                                       --------
                                                                                                       --------



    Substantially all of the foreign interest bearing time deposits exceeding $100,000 mature in less than one year.

                    UNIONBANCAL CORPORATION AND SUBSIDIARIES

                         DECEMBER 31, 1995, 1996, 1997,
                            AND CONDENSED NOTES FOR
              SEPTEMBER 30, 1997 (UNAUDITED) AND 1998 (UNAUDITED)



NOTE 6 -- EMPLOYEE BENEFIT AND INCENTIVE PLANS AND OTHER POSTRETIREMENT BENEFITS



    RETIREMENT PLANS



    Between April 1, 1996 and December 31, 1996, the Company maintained two retirement plans, one covering former Union Bank employees and the other covering former BanCal Tri-State Corporation employees. Effective January 1, 1997, the Union Bank Retirement Plan was amended and renamed the Union Bank of California, N.A. Retirement Plan (the Plan). In addition, the plan covering former BanCal Tri-State Corporation employees was terminated and all account balances became fully vested. Employees of the former BanCal Tri-State Corporation entered the Plan on January 1, 1997.



    The Plan is a noncontributory defined benefit plan that provides retirement benefits based on years of credited service and the final average compensation amount, as defined in the Plan. Employees become eligible for this plan after one year of service and become fully vested after five years of service. Prior Bank of California participants received credited service from date of hire for vesting, eligibility and early retirement purposes, but only received service from January 1, 1997 for benefit purposes. The Company's funding policy is to make contributions equal to the maximum deductible amount as allowed by the Internal Revenue Code. Contributions are intended to provide not only for benefits attributed to services to date, but also for those expected to be earned in the future. Plan assets are invested in U.S. government securities, corporate bonds, and commingled investment funds.



    The following sets forth the funded status of the Plan and the amounts recognized in the Company's Consolidated Balance Sheets at December 31, 1996 and 1997.



                                                                                      DECEMBER 31,
                                                                                ------------------------
(DOLLARS IN THOUSANDS)                                                             1996         1997
------------------------------------------------------------------------------  -----------  -----------
Accumulated benefit obligation:
  Actuarial present value of benefits for services rendered to date:
    Vested....................................................................  $  (241,188) $  (297,646)
    Non-vested................................................................      (27,821)     (30,858)
                                                                                -----------  -----------
      Total...................................................................  $  (269,009) $  (328,504)
                                                                                -----------  -----------
                                                                                -----------  -----------
Projected benefit obligation..................................................  $  (323,646) $  (400,958)

Fair value of plan assets.....................................................      381,194      460,501
                                                                                -----------  -----------
  Projected benefit obligation less than plan assets..........................       57,548       59,543
Prior service cost not yet recognized in net periodic pension cost............        5,165       12,915
Unrecognized net gain due to change of assumptions and experience different
 from assumptions made........................................................      (29,660)     (37,717)
Unrecognized transition asset at January 1, 1986, being recognized over 13.4
 years........................................................................         (359)        (210)
                                                                                -----------  -----------
      Prepaid pension costs included in other assets..........................  $    32,694  $    34,531
                                                                                -----------  -----------
                                                                                -----------  -----------

                    UNIONBANCAL CORPORATION AND SUBSIDIARIES

                         DECEMBER 31, 1995, 1996, 1997,
                            AND CONDENSED NOTES FOR
              SEPTEMBER 30, 1997 (UNAUDITED) AND 1998 (UNAUDITED)



NOTE 6 -- EMPLOYEE BENEFIT AND INCENTIVE PLANS AND OTHER POSTRETIREMENT BENEFITS (CONTINUED)


    The following items are components of net pension expense.



                                                                           YEARS ENDED DECEMBER 31,
                                                                      ----------------------------------
(DOLLARS IN THOUSANDS)                                                   1995        1996        1997
--------------------------------------------------------------------  ----------  ----------  ----------
Service cost -- present value of benefits earned....................  $   10,516  $   12,651  $   20,667
Interest cost on projected benefit obligation.......................      19,637      22,043      25,049
Less return on plan assets:
  Actual gain.......................................................     (63,304)    (44,210)    (66,819)
  Gains in excess of expected return on plan assets.................      42,286      20,333      39,700
                                                                      ----------  ----------  ----------
    Expected return on plan assets..................................     (21,018)    (23,877)    (27,119)
Amortization of prior service cost..................................       2,108       2,108       3,175
Amortization of transition asset....................................        (149)       (149)       (149)
                                                                      ----------  ----------  ----------
    Net pension expense.............................................  $   11,094  $   12,776  $   21,623
                                                                      ----------  ----------  ----------
                                                                      ----------  ----------  ----------



    The following summarizes the assumptions used in computing the present value of the accumulated benefit obligation, the present value of the projected benefit obligation and the net pension expense.



                                                                                   YEARS ENDED DECEMBER 31,
                                                                                -------------------------------
                                                                                  1995       1996       1997
                                                                                ---------  ---------  ---------
Discount rate in determining expense..........................................       7.50%      7.50%      7.50%
Discount rate in determining benefit obligations at year end..................       7.50       7.50       7.00
Rate of increase in future compensation levels for determining expense........       5.50       5.50       5.50
Rate of increase in future compensation levels for determining benefit
 obligations at year end......................................................       5.50       5.50       5.00
Expected return on plan assets................................................       8.25       8.25       8.25



    The former BanCal Tri-State Corporation retirement plan, which was terminated effective January 1, 1997, was a defined contribution plan. The Company's expense for pension contributions for the years ended December 31, 1995 and 1996 was $6 million and $5 million, respectively.



    EXECUTIVE SUPPLEMENTAL BENEFIT PLANS



    The Company has several Executive Supplemental Benefit Plans (ESBP) which provide eligible employees with supplemental retirement benefits. The plans are unfunded. The accrued liability for ESBP's included in other liabilities in the Consolidated Balance Sheets was $35 million at December 31, 1996 and $39 million at December 31, 1997. The Company's expense relating to the ESBP's was $3 million for the year ended December 31, 1995 and $4 million for each of the years ended December 31, 1996 and 1997.

                    UNIONBANCAL CORPORATION AND SUBSIDIARIES

                         DECEMBER 31, 1995, 1996, 1997,
                            AND CONDENSED NOTES FOR
              SEPTEMBER 30, 1997 (UNAUDITED) AND 1998 (UNAUDITED)



NOTE 6 -- EMPLOYEE BENEFIT AND INCENTIVE PLANS AND OTHER POSTRETIREMENT BENEFITS (CONTINUED)


    SECTION 401(K) SAVINGS PLANS



    The Company has a defined contribution plan authorized under Section 401(k) of the Internal Revenue Code. All benefits-eligible employees with at least one year of service are eligible to participate in the plan. Employees may contribute up to 16 percent of their pre-tax covered compensation or up to 10 percent of their after-tax covered compensation through salary deductions. The Company contributes 50 percent of every pre-tax dollar an employee contributes up to the first 6 percent of the employee's pre-tax covered compensation. Effective January 1, 1997, employees are fully vested in the employer's contributions immediately. In addition, the Company may make a discretionary annual profit-sharing contribution up to 2.5 percent of an employee's pay. This profit-sharing contribution is for all eligible employees, regardless of whether an employee is participating in the 401(k) plan, and depends on the Bank's annual financial performance. All employer contributions are tax deductible by the Company. The Company's combined matching contribution expense was $9 million, $9 million and $13 million for the years ended December 31, 1995, 1996 and 1997, respectively.



    OTHER POSTRETIREMENT BENEFITS



    The Company provides certain health care and life insurance benefits for its retired employees. The health care cost is shared between the Company and the retiree. The life insurance plan is noncontributory. The accounting for the health care plan anticipates future cost-sharing changes to the written plan that are consistent with the Company's intent to maintain a level of cost-sharing at approximately 25 percent. Assets set aside to cover such obligations are primarily invested in mutual funds.



    The following table sets forth the plan's combined funded status recognized.



                                                                                    DECEMBER 31,
                                                                             --------------------------
(DOLLARS IN THOUSANDS)                                                           1996          1997
---------------------------------------------------------------------------  ------------  ------------
Accumulated postretirement benefit obligation:
  Retirees.................................................................   $  (48,747)   $  (48,519)
  Fully eligible plan participants.........................................      (11,876)      (12,208)
  Other active plan participants...........................................      (19,651)      (18,581)
                                                                             ------------  ------------
    Accumulated postretirement obligation..................................      (80,274)      (79,308)
Fair value of plan assets..................................................       21,703        31,136
                                                                             ------------  ------------
  Accumulated postretirement obligation in excess of plan assets...........      (58,571)      (48,172)
Unrecognized net gain due to change in assumption and experience different
 from assumptions made.....................................................      (14,829)      (21,119)
Unrecognized transition obligation.........................................       63,800        59,813
                                                                             ------------  ------------
    Accrued postretirement benefit cost....................................   $   (9,600)   $   (9,478)
                                                                             ------------  ------------
                                                                             ------------  ------------

                    UNIONBANCAL CORPORATION AND SUBSIDIARIES

                         DECEMBER 31, 1995, 1996, 1997,
                            AND CONDENSED NOTES FOR
              SEPTEMBER 30, 1997 (UNAUDITED) AND 1998 (UNAUDITED)



NOTE 6 -- EMPLOYEE BENEFIT AND INCENTIVE PLANS AND OTHER POSTRETIREMENT BENEFITS (CONTINUED)


    The following table sets forth the components of postretirement benefit expense.



                                                                      YEARS ENDED DECEMBER 31,
                                                              ----------------------------------------
(DOLLARS IN THOUSANDS)                                            1995          1996          1997
------------------------------------------------------------  ------------  ------------  ------------
Service cost................................................   $    1,792    $    1,741    $    3,123
Interest cost...............................................        6,091         5,581         5,150
Actual return on plan assets................................       (3,337)       (2,590)       (4,445)
Net amortization and deferral...............................        5,559         4,397         4,826
                                                              ------------  ------------  ------------
  Net periodic postretirement benefit cost..................   $   10,105    $    9,129    $    8,654
                                                              ------------  ------------  ------------
                                                              ------------  ------------  ------------

Postretirement benefit claims paid for the year.............   $    5,309    $    3,808    $    3,787
                                                              ------------  ------------  ------------
                                                              ------------  ------------  ------------



    The unrecognized transition obligation recorded on January 1, 1993 is being amortized over 20 years.



    For 1995, the former Union Bank assumed a 9 percent annual rate of increase in the per capita cost of postretirement medical benefits for the indemnity plan and a 4 percent annual rate of increase was assumed for the HMO plan. For future periods the assumed rate for the indemnity plan gradually decreased from 9 percent to 5.5 percent in 2007 and remained level thereafter. The assumed rate of change on the HMO plan increased for the remainder of the decade, then gradually decreased to 5.5 percent in the year 2007 and thereafter.



    For 1995, former BanCal Tri-State Corporation assumed an 11.5 percent annual rate of increase in the per capita cost of postretirement medical benefits for the indemnity plan. For future periods, the assumed rate for the indemnity plan gradually decreased from 11.5 percent to 5.5 percent in 2003 and remained level thereafter.



    For 1996, the Company assumed a 9 percent annual rate of increase in the per capita cost of postretirement medical benefits for the indemnity plan and a 4 percent annual rate of increase was assumed for the HMO plan. For future periods the assumed rate for the indemnity plan gradually decreased from 9 percent to
5.5 percent in 2007 and remained level thereafter. The assumed rate of change on the HMO plan increased to 7 percent in 1997 and then gradually decreased to 5.5 percent in the year 2007 and thereafter.



    For 1997, the Company assumed a 9 percent annual rate of increase in the per capita cost of postretirement medical benefits for the indemnity plan and a 4 percent annual rate of increase was assumed for the health maintenance organization (HMO) plan. For future periods, the rate for the indemnity plan was expected to gradually decrease from 9 percent to 5.5 percent in 2007 and remain at that level thereafter. The rate for the HMO plan was expected to increase after one year of being at a low rate and then gradually decrease to 5.5 percent in the year 2007 and thereafter.



    The healthcare cost trend rate assumption has a significant effect on the amounts reported. To illustrate, increasing the assumed health care cost trend rates by one percentage point in each year would

                    UNIONBANCAL CORPORATION AND SUBSIDIARIES

                         DECEMBER 31, 1995, 1996, 1997,
                            AND CONDENSED NOTES FOR
              SEPTEMBER 30, 1997 (UNAUDITED) AND 1998 (UNAUDITED)



NOTE 6 -- EMPLOYEE BENEFIT AND INCENTIVE PLANS AND OTHER POSTRETIREMENT BENEFITS (CONTINUED)


increase the accumulated postretirement benefit obligation as of December 31, 1997 by $11 million and the aggregate of the service and interest cost components of net periodic postretirement benefit cost for the year then ended by $1 million.



    The discount rate used in determining the actuarial present value of the accumulated postretirement benefit obligation was 7.50% as of December 31, 1995 and 1996 and 7.00% as of December 31, 1997. The estimated rate of return on plan assets was 8.00% as of December 31, 1995, 1996 and 1997.



NOTE 7 -- OTHER EXPENSES



    The detail of other expenses is as follows:



                                                                                    YEARS ENDED DECEMBER 31,
                                                                               ----------------------------------
(DOLLARS IN THOUSANDS)                                                            1995        1996        1997
-----------------------------------------------------------------------------  ----------  ----------  ----------
Merchant transaction processing fees.........................................  $   31,288  $   37,091  $   42,274
Communications...............................................................      35,806      40,133      42,372
Professional services........................................................      26,197      24,342      28,075
Advertising and public relations.............................................      20,911      28,788      28,664
Data processing..............................................................      18,557      22,140      25,973
Printing and office supplies.................................................      22,626      27,085      24,098
Regulatory assessments.......................................................      23,431       4,048       5,778
Other........................................................................     117,908     114,400     129,251
                                                                               ----------  ----------  ----------
    Total other expenses.....................................................  $  296,724  $  298,027  $  326,485
                                                                               ----------  ----------  ----------
                                                                               ----------  ----------  ----------



    In connection with the Merger, the Company incurred merger and integration expense of $117 million and $6 million for the years ended 1996 and 1997, respectively, as summarized in the following table.



                                                                                             YEARS ENDED DECEMBER
                                                                                                      31,
                                                                                             ---------------------
(DOLLARS IN THOUSANDS)                                                                          1996       1997
-------------------------------------------------------------------------------------------  ----------  ---------
Balance, accrued merger and integration expense, beginning of year.........................  $   --      $  54,344
Provision for merger and integration costs.................................................     117,464      6,037
Utilization:
  Cash.....................................................................................      40,155     35,809
  Noncash..................................................................................      22,965      1,642
                                                                                             ----------  ---------
    Total utilization......................................................................      63,120     37,451
                                                                                             ----------  ---------
Balance, accrued merger and integration expense, end of year...............................  $   54,344  $  22,930
                                                                                             ----------  ---------
                                                                                             ----------  ---------



    Total merger and integration expense of $124 million was recorded to cover $38 million of personnel expense for severance, retention and other employee related costs, $54 million for facilities expense related

                    UNIONBANCAL CORPORATION AND SUBSIDIARIES

                         DECEMBER 31, 1995, 1996, 1997,
                            AND CONDENSED NOTES FOR
              SEPTEMBER 30, 1997 (UNAUDITED) AND 1998 (UNAUDITED)



NOTE 7 -- OTHER EXPENSES (CONTINUED)


to redundant banking facilities, and $32 million in professional services and other expense. At December 31, 1997, the liability balance included amounts primarily for severance payments that are being paid on a periodic basis and for operating lease payments related to redundant banking facilities which are continuing over the expected term of the leases.



NOTE 8 -- INCOME TAXES



    The components of income tax expense were as follows:



                                                                                    YEARS ENDED DECEMBER 31,
                                                                               ----------------------------------
(DOLLARS IN THOUSANDS)                                                            1995        1996        1997
-----------------------------------------------------------------------------  ----------  ----------  ----------
Taxes currently payable:
  Federal....................................................................  $   96,732  $   86,159  $  168,375
  State......................................................................      42,356      23,180       8,441
  Foreign....................................................................       3,430       2,895       2,092
                                                                               ----------  ----------  ----------
    Total currently payable..................................................     142,518     112,234     178,908
                                                                               ----------  ----------  ----------
Taxes deferred:
  Federal....................................................................      34,839      47,575      49,437
  State......................................................................      16,005       3,455      10,499
  Foreign....................................................................          (3)       (372)       (122)
                                                                               ----------  ----------  ----------
    Total deferred...........................................................      50,841      50,658      59,814
                                                                               ----------  ----------  ----------
    Total income tax expense.................................................  $  193,359  $  162,892  $  238,722
                                                                               ----------  ----------  ----------
                                                                               ----------  ----------  ----------

                    UNIONBANCAL CORPORATION AND SUBSIDIARIES

                         DECEMBER 31, 1995, 1996, 1997,
                            AND CONDENSED NOTES FOR
              SEPTEMBER 30, 1997 (UNAUDITED) AND 1998 (UNAUDITED)



NOTE 8 -- INCOME TAXES (CONTINUED)


    The components of the net deferred tax balances of the Company were as follows:



                                                                                                 DECEMBER 31,
                                                                                            ----------------------
(DOLLARS IN THOUSANDS)                                                                         1996        1997
------------------------------------------------------------------------------------------  ----------  ----------
Deferred tax assets:
  Allowance for credit losses.............................................................  $  195,128  $  169,769
  Accrued income & expense................................................................      31,964      21,987
  Accrued merger expense..................................................................      22,051      15,641
  Deferred state taxes....................................................................      13,572      21,063
  Other...................................................................................       2,567       7,585
                                                                                            ----------  ----------
    Total deferred tax assets.............................................................     265,282     236,045
                                                                                            ----------  ----------
Deferred tax liabilities:
  Leasing.................................................................................     276,922     297,891
  Depreciation............................................................................      13,809      17,192
  Unrealized gain on securities available for sale........................................       9,711      13,536
                                                                                            ----------  ----------
    Total deferred tax liabilities........................................................     300,442     328,619
                                                                                            ----------  ----------
      Net deferred tax liability..........................................................  $   35,160  $   92,574
                                                                                            ----------  ----------
                                                                                            ----------  ----------



    The following table is an analysis of the effective tax rate.



                                                                                               YEARS ENDED DECEMBER 31,
                                                                                         -------------------------------------
                                                                                            1995         1996         1997
                                                                                            -----        -----        -----
Federal income tax rate................................................................          35%          35%          35%
Net tax effects of:
  State income taxes, net of federal income tax benefit................................           5            4            2
  Tax-exempt interest income...........................................................          (1)          (1)          (1)
  Amortization of intangibles..........................................................           1            1            1
  Other................................................................................          (2)           1           --
                                                                                                 --           --           --
    Effective tax rate.................................................................          38%          40%          37%
                                                                                                 --           --           --
                                                                                                 --           --           --



    During 1997, the Company received a refund from the State of California Franchise Tax Board of approximately $25 million (net of federal taxes of $17 million) in settlement of litigation, administration and audit disputes covering the years 1975-1987. The refund was recorded as a reduction to state income tax expense.



    During the nine months ended September 30, 1998, a reduction in state income tax liabilities of $52.4 million, net of federal tax, was recorded. Of the $52.4 million reduction, $29 million related to the reversal of previously accrued 1997 state income tax liabilities and $23.4 million related to a lower tax

                    UNIONBANCAL CORPORATION AND SUBSIDIARIES

                         DECEMBER 31, 1995, 1996, 1997,
                            AND CONDENSED NOTES FOR
              SEPTEMBER 30, 1997 (UNAUDITED) AND 1998 (UNAUDITED)



NOTE 8 -- INCOME TAXES (CONTINUED)


provision in 1998. The decrease in the effective tax rate in 1998 resulted from the Company's ability to file California franchise tax returns on a worldwide unitary basis, which incorporates the financial results of BTM and its worldwide affiliates.



    Federal and state tax returns for several years are under or subject to examination by the respective taxing authorities. Although the ultimate outcome of such examinations cannot be determined at this time, management believes that the resolution of issues that have been or may be raised will not have a material adverse effect on the Company's consolidated financial position or results of operations.



NOTE 9 -- BORROWED FUNDS



    The following is a summary of the major categories of borrowed funds.



                                                                                               DECEMBER 31,
                                                                                        --------------------------
(DOLLARS IN THOUSANDS)                                                                      1996          1997
--------------------------------------------------------------------------------------  ------------  ------------
Federal funds purchased and securities sold under repurchase agreements with weighted average interest rates of 5.09% and 5.38% at December 31, 1996 and 1997, respectively........................................................................  $  1,322,654  $  1,335,884
Commercial paper with weighted average interest rates of 5.34% and 5.64% at December
  31, 1996 and 1997, respectively.....................................................     1,495,463       966,575
Other borrowed funds with weighted average interest rates of 5.66% and 6.23% at
  December 31, 1996 and 1997, respectively............................................       749,422       476,010
                                                                                        ------------  ------------
    Total borrowed funds..............................................................  $  3,567,539  $  2,778,469
                                                                                        ------------  ------------
                                                                                        ------------  ------------

Federal funds purchased and securities sold under repurchase agreements:
  Maximum outstanding at any month end................................................  $  1,322,654  $  1,575,930
  Average balance during the year.....................................................       933,433     1,097,707
  Weighted average interest rate during the year......................................          5.05%         5.33%

Commercial paper:
  Maximum outstanding at any month end................................................  $  1,854,576  $  1,876,135
  Average balance during the year.....................................................     1,620,087     1,637,070
  Weighted average interest rate during the year......................................          5.40%         5.49%

*Other borrowed funds:
  Maximum outstanding at any month end................................................  $  1,697,236  $    851,694
  Average balance during the year.....................................................     1,119,051       635,900
  Weighted average interest rate during the year......................................          5.59%         5.42%

                    UNIONBANCAL CORPORATION AND SUBSIDIARIES

                         DECEMBER 31, 1995, 1996, 1997,
                            AND CONDENSED NOTES FOR
              SEPTEMBER 30, 1997 (UNAUDITED) AND 1998 (UNAUDITED)



NOTE 10 -- SUBORDINATED CAPITAL NOTES AND PREFERRED STOCK



    The following is a summary of capital notes which are subordinated to other obligations of the Company.



                                                                                                 DECEMBER 31,
                                                                                            ----------------------
(DOLLARS IN THOUSANDS)                                                                         1996        1997
------------------------------------------------------------------------------------------  ----------  ----------
Floating rate notes due June 2007. These notes bear interest at 0.325% above 3-month
  London Interbank Offered Rate (LIBOR) and are payable to the holder of the note (BTM at
  December 31, 1997)......................................................................  $   --      $  200,000
Floating rate notes due July 2000. These notes bear interest at 0.30% above 3-month
  LIBOR...................................................................................      98,000      98,000
Floating rate notes due July 1997 and July 1998. These notes bear interest at 0.25% above
  3-month LIBOR and are payable to BTM....................................................     100,000      50,000
8.00% fixed rate notes due February 2002. The notes were called at par on February 25,
  1997....................................................................................     100,000      --
6.67% fixed rate notes due August 2002. The notes were called at par on August 20, 1997...      50,000      --
Fixed rate and floating rate notes matured in October 1997, with $23,000 bearing interest at fixed rates of 10.05% to 10.14% and notes totaling $11,000 bearing interest at 0.375%
  above 3-month LIBOR.....................................................................      34,000      --
                                                                                            ----------  ----------
    Total subordinated capital notes......................................................  $  382,000  $  348,000
                                                                                            ----------  ----------
                                                                                            ----------  ----------



    All of the above notes qualify as Tier 2 risk-based capital under the Federal Reserve guidelines for assessing regulatory capital. For the total risk-based capital ratio, the amount of notes which qualify as capital is reduced as the notes approach maturity. At December 31, 1996 and 1997, $219 million and $239 million, respectively, of the notes qualified as risk-based capital.



    Provisions of several of the notes restrict the use of the Company's property as security for borrowings, and place limitations on leases, indebtedness, distributions to shareholders, mergers, sales of certain assets, transactions with affiliates and changes in majority stock ownership of the Company.



    The following table presents the maturities of subordinated capital notes.



(DOLLARS IN THOUSANDS)                                                       DECEMBER 31, 1997
---------------------------------------------------------------------------  -----------------
Years ending December 31,
  1998.....................................................................     $    50,000
  2000.....................................................................          98,000
  Years after 2002.........................................................         200,000
                                                                                   --------
    Total..................................................................     $   348,000
                                                                                   --------
                                                                                   --------



    At December 31, 1996, the Company had outstanding 1,350,000 shares (or 5,400,000 depositary shares) of 8 3/8% Noncumulative Preferred Stock, Series A (Preferred Stock) totaling $135 million. On September 3, 1997, the Company redeemed all 1,350,000 outstanding shares of its Preferred Stock, reducing shareholders'

                    UNIONBANCAL CORPORATION AND SUBSIDIARIES

                         DECEMBER 31, 1995, 1996, 1997,
                            AND CONDENSED NOTES FOR
              SEPTEMBER 30, 1997 (UNAUDITED) AND 1998 (UNAUDITED)



NOTE 10 -- SUBORDINATED CAPITAL NOTES AND PREFERRED STOCK (CONTINUED)


equity by $135 million. The redemption price was equal to the stated value of $100 per share of Preferred Stock (equivalent to $25 per depositary share), plus $2 million in accrued and unpaid dividends to the redemption date. The redemption was funded by proceeds from the issuance of $200 million in subordinated capital notes in June 1997.



NOTE 11 -- DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN



    The Company has a dividend reinvestment and stock purchase plan for shareholders. The plan allows shareholders to automatically reinvest all or part of their dividends in additional shares of the Company's common stock at a cost of 5 percent below the market price. Participating shareholders also have the option of purchasing additional shares at full market price with cash payments of $25 to $3,000 per quarter. The Company obtains shares required for reinvestment through open market purchases or by the issuance of new shares from its authorized but unissued stock. During the years ended December 31, 1995, 1996, and 1997, 1,862,034; 155,724; and, 131,127 shares, respectively, were required for dividend reinvestment purposes, of which 1,862,034; 71,706; and, 3,897 shares were considered new issuances during 1995, 1996 and 1997, respectively. BTM discontinued its participation in the plan after the quarter ended March 31, 1995 and did not participate in the plan as of December 31, 1997.



NOTE 12 -- MANAGEMENT STOCK PLAN



    The Company has a management stock plan (the Stock Plan) which has 6,600,000 shares of the Company's common stock authorized to be awarded to key employees and outside directors of the Company and its subsidiaries at the discretion of the Executive Compensation and Benefits Committee of the Board of Directors (the Committee). The combined number of shares that are granted under the Stock Plan cannot exceed 6,600,000 shares of the Company's common stock. Committee members and employees on rotational assignment from BTM are not eligible for stock awards.



    The Committee determines the term of each stock option grant, up to a maximum of ten years from the date of grant. The exercise price of the options issued under the Stock Plan shall not be less than the fair market value on the date the option is granted. Unvested restricted stock issued under the Stock Plan is shown as a reduction to retained earnings. The value of the restricted shares at the date of grant is amortized to compensation expense over its vesting period. All cancelled or forfeited options and restricted stock become available for future grants.



    In 1995, 1996 and 1997, the Company granted options to various key employees, including principal officers, under the Stock Plan. The stock options vest pro rata on each anniversary of the grant date and become fully exercisable three years from the grant date, provided that the employee has completed the specified continuous service requirement. They vest earlier if the employee dies, is permanently and totally disabled, or retires under certain grant, age and service conditions.

                    UNIONBANCAL CORPORATION AND SUBSIDIARIES

                         DECEMBER 31, 1995, 1996, 1997,
                            AND CONDENSED NOTES FOR
              SEPTEMBER 30, 1997 (UNAUDITED) AND 1998 (UNAUDITED)



NOTE 12 -- MANAGEMENT STOCK PLAN (CONTINUED)


    The following is a summary of stock option transactions under the Stock
Plan.



                                                        YEARS ENDED DECEMBER 31,
                       -------------------------------------------------------------------------------------------
                                   1995                           1996                           1997
                       -----------------------------  -----------------------------  -----------------------------
                       NUMBER OF   WEIGHTED-AVERAGE   NUMBER OF   WEIGHTED-AVERAGE   NUMBER OF   WEIGHTED-AVERAGE
                         SHARES     EXERCISE PRICE      SHARES     EXERCISE PRICE      SHARES     EXERCISE PRICE
                       ----------  -----------------  ----------  -----------------  ----------  -----------------
Options outstanding,
 beginning of year...     740,502      $    9.94       1,082,106      $   10.42       1,263,807      $   12.13
  Granted............     389,100          11.25         277,200          18.29         441,900          22.13
  Exercised..........     (47,496)          9.83         (80,496)         10.69        (289,029)         10.84
  Forfeited..........      --             --             (15,003)        --             (19,500)         22.13
                       ----------                     ----------                     ----------
Options outstanding,
 end of year.........   1,082,106      $   10.42       1,263,807      $   12.13       1,397,178      $   15.41
                       ----------                     ----------                     ----------
                       ----------                     ----------                     ----------
Options exercisable,
 end of year.........     407,466      $    9.78         686,145      $   10.38         712,107      $   11.50
                       ----------                     ----------                     ----------
                       ----------                     ----------                     ----------



    The weighted-average fair value of options granted was $3.13 during 1995, $6.00 during 1996, and $6.94 during 1997.



    The following table summarizes information about stock options outstanding.



                         OPTIONS OUTSTANDING AT DECEMBER 31, 1997          OPTIONS EXERCISABLE AT
                     ------------------------------------------------        DECEMBER 31, 1997
                                  WEIGHTED-AVERAGE                     ------------------------------
     RANGE OF          NUMBER        REMAINING      WEIGHTED-AVERAGE     NUMBER     WEIGHTED-AVERAGE
  EXERCISE PRICES    OUTSTANDING  CONTRACTUAL LIFE   EXERCISE PRICE    EXERCISABLE   EXERCISE PRICE
-------------------  -----------  ----------------  -----------------  -----------  -----------------
   $6.66 - 9.08         267,408      5.0 years          $    8.34         267,408       $    8.34
   11.25 - 12.83        456,114         6.2                 11.76         348,867           11.92
       18.29            251,256         7.7                 18.29          83,832           18.29
       22.13            422,400         9.1                 22.13          12,000           22.13
                     -----------                                       -----------
                      1,397,178                                           712,107
                     -----------                                       -----------
                     -----------                                       -----------



    In 1995, 1996 and 1997, the Company also granted 231,210; 133,440; and,
178,320 shares, respectively, of restricted stock to key officers, including executive officers, under the Stock Plan. The awards of restricted stock vest pro rata on each anniversary of the grant date and become fully vested four years from the grant date, provided that the employee has completed the specified continuous service requirement. They vest earlier if the employee dies, is permanently and totally disabled, or retires under certain grant, age and service conditions. Restricted shareholders have the right to vote their restricted shares and receive dividends.

                    UNIONBANCAL CORPORATION AND SUBSIDIARIES

                         DECEMBER 31, 1995, 1996, 1997,
                            AND CONDENSED NOTES FOR
              SEPTEMBER 30, 1997 (UNAUDITED) AND 1998 (UNAUDITED)



NOTE 12 -- MANAGEMENT STOCK PLAN (CONTINUED)


    The following is a summary of restricted stock transactions under the Stock Plan.



                                                        YEARS ENDED DECEMBER 31,
                       -------------------------------------------------------------------------------------------
                                   1995                           1996                           1997
                       -----------------------------  -----------------------------  -----------------------------
                                   WEIGHTED-AVERAGE               WEIGHTED-AVERAGE               WEIGHTED-AVERAGE
                       NUMBER OF      GRANT DATE      NUMBER OF      GRANT DATE      NUMBER OF      GRANT DATE
                         SHARES       FAIR VALUE        SHARES       FAIR VALUE        SHARES       FAIR VALUE
                       ----------  -----------------  ----------  -----------------  ----------  -----------------
Restricted stock
 awards outstanding,
 beginning of year...     817,608      $    8.25       1,044,951      $    8.99       1,166,820      $   10.04
  Granted............     231,210          11.61         133,440          18.29         178,320          22.18
  Cancelled..........      (3,867)          9.72         (11,571)         10.78          (7,923)         20.08
                       ----------                     ----------                     ----------
Restricted stock
 awards outstanding,
 end of year.........   1,044,951      $    8.99       1,166,820      $   10.04       1,337,217      $   11.59
                       ----------                     ----------                     ----------
                       ----------                     ----------                     ----------
Restricted stock
 awards vested, end
 of year.............     568,449      $    7.81         764,670      $    8.35         942,738      $    9.17
                       ----------                     ----------                     ----------
                       ----------                     ----------                     ----------



    At December 31, 1995, 1996 and 1997, 1,342,449; 958,383; and, 3,365,586
shares, respectively, were available for future grants as either stock options or restricted stock under the Stock Plan.



    The Company follows the intrinsic value based method in accounting for its employee stock-based compensation plan. Accordingly, no compensation cost has been recognized for its stock option grants. Had compensation cost for the Company's stock-based plan been determined based on the fair value at the grant dates for awards under that plan consistent with the method of SFAS No. 123, "Accounting for Stock-Based Compensation", the Company's net income and net income per share would have decreased to the pro forma amounts indicated in the following table. Options that were granted prior to January 1, 1995 with vesting periods in 1995 and later are excluded from the pro forma results indicated for 1995 and 1996 in the following table.



                                                                                YEARS ENDED DECEMBER 31,
                                                                           ----------------------------------
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)                                 1995        1996        1997
-------------------------------------------------------------------------  ----------  ----------  ----------
Net income...............................................     As reported  $  312,942  $  249,458  $  411,296
                                                                Pro forma     312,691     248,874     410,068
Net income applicable to common stock....................     As reported  $  301,637  $  238,152  $  403,696
                                                                Pro forma     301,386     237,568     402,468
Net income per common share -- basic.....................     As reported  $     1.74  $     1.37  $     2.31
                                                                Pro forma        1.73        1.36        2.30
Net income per common share -- diluted...................     As reported  $     1.73  $     1.36  $     2.30
                                                                Pro forma        1.73        1.36        2.30

                    UNIONBANCAL CORPORATION AND SUBSIDIARIES

                         DECEMBER 31, 1995, 1996, 1997,
                            AND CONDENSED NOTES FOR
              SEPTEMBER 30, 1997 (UNAUDITED) AND 1998 (UNAUDITED)



NOTE 12 -- MANAGEMENT STOCK PLAN (CONTINUED)


    The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions used for grants made in the years ended 1995, 1996 and 1997: risk-free interest rates of 7.1%, 6.3% and 6.6% in the years ended 1995, 1996 and 1997, respectively; expected volatility of 28%, 28% and 26% in the years ended 1995, 1996 and 1997, respectively; expected lives of 7 years for the years ended 1995 and 1996, respectively, and 6 years for the year ended 1997; and expected dividend yields of 4.2%, 2.6% and 2.1% in the years ended 1995, 1996 and 1997.



    Effective January 1, 1997, the Company established a Performance Share Plan. Eligible participants may earn performance share awards to be redeemed in cash three years after the date of grant. Performance shares are linked to shareholder value in two ways: (1) the market price of the Company's common stock, and (2) return on assets, a performance measure closely linked to value creation. Eligible participants generally receive grants of performance shares annually. The total number of performance shares granted under the plan cannot exceed 600,000 and the Company granted 14,400 shares in the year ended 1997. The value of a performance share is equal to the market price of the Company's common stock. All cancelled or forfeited performance shares become available for future grants.



NOTE 13 -- FAIR VALUE OF FINANCIAL INSTRUMENTS



    The fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale. All of the fair values presented below have been made under this definition of fair value unless otherwise disclosed.



    It is management's belief that the fair values presented below are reasonable based on the valuation techniques and data available to the Company as of December 31, 1996 and 1997, as more fully described below. It should be noted that the operations of the Company are managed on a going concern basis and not a liquidation basis. As a result, the ultimate value realized for the financial instruments presented could be substantially different when actually recognized over time through the normal course of operations. Additionally, a substantial portion of an institution's inherent value is its capitalization and franchise value. Neither of these components have been given consideration in the presentation of fair values which follow.

                    UNIONBANCAL CORPORATION AND SUBSIDIARIES

                         DECEMBER 31, 1995, 1996, 1997,
                            AND CONDENSED NOTES FOR
              SEPTEMBER 30, 1997 (UNAUDITED) AND 1998 (UNAUDITED)



NOTE 13 -- FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED)


    The table below presents the carrying value and fair value of the specified assets and liabilities held by the Company.


                                                                             DECEMBER 31,
                                                     ------------------------------------------------------------
                                                                 1996                           1997
                                                     -----------------------------  -----------------------------

(DOLLARS IN THOUSANDS)                               CARRYING VALUE   FAIR VALUE    CARRYING VALUE   FAIR VALUE
---------------------------------------------------  --------------  -------------  --------------  -------------
ASSETS
Cash and cash equivalents..........................   $  3,937,697   $   3,937,697   $  3,199,455   $   3,199,455
Trading account assets.............................        465,782         465,782        394,313         394,313
Securities available for sale......................      2,164,197       2,164,197      2,538,386       2,538,386
Securities held to maturity........................        268,196         274,405        188,775         193,115
Loans, net of allowance for credit losses..........     20,525,841      20,803,651     22,289,716      22,511,510

LIABILITIES
Deposits:
  Noninterest bearing..............................      7,655,109       7,655,109      8,849,544       8,849,544
  Interest bearing.................................     13,877,851      13,885,504     14,446,830      14,453,029
                                                     --------------  -------------  --------------  -------------
    Total deposits.................................     21,532,960      21,540,613     23,296,374      23,302,573
Borrowed funds.....................................      3,567,539       3,567,836      2,778,469       2,775,531
Subordinated capital notes.........................        382,000         388,388        348,000         348,000



    The Company is also a party to financial instruments that are not reflected on the balance sheet but represent obligations of the Company in the normal course of business. For information regarding the fair value of off-balance sheet financial instruments, see Note 14.



    The following methods and assumptions were used to estimate fair value of each class of financial instruments for which it is practicable to estimate that value.



    CASH AND CASH EQUIVALENTS: The book value of cash and cash equivalents is considered a reasonable estimate of fair value.



    TRADING ACCOUNT ASSETS: Trading account assets are short term in nature and valued at market based on quoted market prices or dealer quotes. If a quoted market price is not available, the recorded amounts are estimated using quoted market prices for similar securities. Thus, carrying value is considered a reasonable estimate of fair value for these financial instruments.



    SECURITIES: The fair value of securities is based on quoted market prices or dealer quotes. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities. Available for sale securities are carried at their aggregate fair value, while held to maturity securities are carried at amortized cost.



    LOANS: The fair value for performing fixed and non-reference rate loans was estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for similar remaining maturities and where available, discount rates were based on current market rates.

                    UNIONBANCAL CORPORATION AND SUBSIDIARIES

                         DECEMBER 31, 1995, 1996, 1997,
                            AND CONDENSED NOTES FOR
              SEPTEMBER 30, 1997 (UNAUDITED) AND 1998 (UNAUDITED)



NOTE 13 -- FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED)


    The fair value of performing loans tied to the Company's reference rate with normal credit risk is assumed to approximate their book value. The fair value for these floating rate loans with increasing credit risk was estimated by calculating their present value using a yield the Company would currently require for loans with similar terms to borrowers with similar credit quality.



    Loans which are on nonaccrual status were not included in the loan valuation methods discussed previously. The fair value of these assets was estimated assuming these loans were sold on a liquidation basis.



    The fair value of performing mortgage loans was based on quoted market prices for loans with similar credit and interest rate risk characteristics.



    The fair value of performing credit card loans and credit lines is assumed to approximate their book value. The fair value was estimated for credit card loans and credit lines which were past due at December 31, 1996 and 1997 by segregating them according to their past due status and then discounting them based on the Company's historical probability of loss.



    NONINTEREST BEARING DEPOSITS: The fair value of noninterest bearing deposits is the amount payable on demand at the reporting date. The fair value of the demand deposit intangible has not been estimated.



    INTEREST BEARING DEPOSITS: The fair value of savings accounts and certain money market accounts is the amount payable on demand at the reporting date. The fair value of fixed maturity certificates of deposit was estimated using rates currently being offered on certificates with similar maturities.



    BORROWED FUNDS: The book values of federal funds purchased, securities sold under repurchase agreements and other short-term borrowings are assumed to approximate their fair value due to their limited duration characteristics. The fair value for commercial paper and term federal funds purchased was estimated using market quotes.



    SUBORDINATED CAPITAL NOTES: The fair value of fixed-rate subordinated capital notes was estimated using discounted cash flows based on market rates for A-rated bank borrowings. The book values for variable-rate subordinated capital notes are assumed to approximate fair market value.



NOTE 14 -- DERIVATIVE INSTRUMENTS AND OTHER FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK



    The Company is a party to certain derivative and other financial instruments that are not reflected on the balance sheet but represent obligations or assets of the Company in the normal course of business. These financial instruments are used for trading activities of the Company, to meet the needs of customers and to reduce the impact on the Company's operating results due to market fluctuations in currency or interest rates.



    These financial instruments involve, to varying degrees, elements of credit and market risk which are not recognized on the balance sheet. Credit risk is defined as the possibility that a loss may occur from the failure of another party to perform in accordance with the terms of the contract which exceeds the value of the existing collateral, if any. Market risk is the possibility that future changes in market conditions may make the financial instrument less valuable.

                    UNIONBANCAL CORPORATION AND SUBSIDIARIES

                         DECEMBER 31, 1995, 1996, 1997,
                            AND CONDENSED NOTES FOR
              SEPTEMBER 30, 1997 (UNAUDITED) AND 1998 (UNAUDITED)



NOTE 14 -- DERIVATIVE INSTRUMENTS AND OTHER FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK (CONTINUED)


    DERIVATIVE INSTRUMENTS



    The fair value of the derivative financial instruments was calculated based on quoted market prices where available or if quoted market prices were not available, the Company used the estimated amount it would receive or pay to offset or terminate the agreements based upon the terms of such contracts relative to prevailing interest rates.



    TRADING ACTIVITIES IN DERIVATIVE INSTRUMENTS



    The following table reflects the Company's positions relating to trading activities in derivative instruments. Trading activities include both activities for the Company's own account and for customers. At December 31, 1996 and 1997, the majority of the Company's derivative transactions for customers are hedged with essentially offsetting contracts with other counterparties. The average fair value of derivatives held or written for trading purposes during the year is not significant. The notional amount of derivative instruments reflects the extent of the Company's involvement in these instruments. For interest rate swap, cap and floor agreements, notional amounts do not represent exposure to credit or market risk. Notional amounts are not exchanged, but serve as a point of reference for calculating payments.

                    UNIONBANCAL CORPORATION AND SUBSIDIARIES

                         DECEMBER 31, 1995, 1996, 1997,
                            AND CONDENSED NOTES FOR
              SEPTEMBER 30, 1997 (UNAUDITED) AND 1998 (UNAUDITED)



NOTE 14 -- DERIVATIVE INSTRUMENTS AND OTHER FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK (CONTINUED)


    The following is a summary of derivative instruments held or written for trading purposes.


                                                                                            DECEMBER 31,
                                                                      ---------------------------------------------------------
                                                                                    1996                          1997
                                                                      ---------------------------------  ----------------------
                                                                      NOTIONAL    CREDIT     ESTIMATED    NOTIONAL     CREDIT
(DOLLARS IN THOUSANDS)                                                 AMOUNTS    RISK(1)   FAIR VALUE     AMOUNTS     RISK(1)
--------------------------------------------------------------------  ---------  ---------  -----------  -----------  ---------
HELD OR WRITTEN FOR TRADING PURPOSES AND CUSTOMER ACCOMMODATIONS
Foreign exchange forward contracts:
  Commitments to purchase...........................................  $ 403,602  $   2,813   $ (11,735)  $   531,330  $     366
  Commitments to sell...............................................    530,923     18,958      14,759       709,512     40,671
Foreign exchange OTC options:
  Options purchased.................................................     --         --          --            46,533     --
  Options written...................................................     --         --          --            46,533        637
Currency swap agreements:
  Commitments to pay................................................     64,817      4,821       3,193        55,725     --
  Commitments to receive............................................     38,417      1,628       1,595        55,725      5,971
Interest rate contracts:
  Caps purchased....................................................    994,605      1,858       1,837     1,189,791        796
  Floors purchased..................................................    147,250      1,149       1,149       119,000        612
  Caps written......................................................    994,605         21      (1,838)    1,189,791     --
  Floors written....................................................    147,250     --          (1,149)      119,000         --
Swap contracts:
  Pay variable/receive variable.....................................     10,000         28           1        58,000        301
  Pay fixed/receive variable........................................    788,165      1,064     (17,592)      976,180        364
  Pay variable/receive fixed........................................    788,165     19,623      18,674       976,180     30,240


                                                                       ESTIMATED
(DOLLARS IN THOUSANDS)                                                FAIR VALUE
--------------------------------------------------------------------  -----------
HELD OR WRITTEN FOR TRADING PURPOSES AND CUSTOMER ACCOMMODATIONS
Foreign exchange forward contracts:
  Commitments to purchase...........................................   $ (34,304)
  Commitments to sell...............................................      40,274
Foreign exchange OTC options:
  Options purchased.................................................        (634)
  Options written...................................................         637
Currency swap agreements:
  Commitments to pay................................................      (5,971)
  Commitments to receive............................................       5,971
Interest rate contracts:
  Caps purchased....................................................         796
  Floors purchased..................................................         612
  Caps written......................................................        (796)
  Floors written....................................................        (612)
Swap contracts:
  Pay variable/receive variable.....................................      --
  Pay fixed/receive variable........................................     (29,579)
  Pay variable/receive fixed........................................      29,926


------------


(1) Credit risk amounts reflect the replacement cost for those contracts in a gain position in the event of nonperformance by counterparties.



    ASSET AND LIABILITY MANAGEMENT DERIVATIVE INSTRUMENTS



    Derivative positions are integral components of the Company's designated asset and liability management activities. Therefore, the Company does not believe it is meaningful to separately analyze the derivatives component of its risk management activities in isolation from related positions. The Company uses interest rate derivative instruments as part of its management of asset and liability positions. Derivatives are used to manage interest rate risk relating to specified groups of assets and liabilities, including LIBOR based commercial loans, deposit liabilities and certain subordinated capital notes. The Company uses foreign currency forward contracts as a means of managing foreign exchange rate risk associated with assets or liabilities denominated in foreign currencies.



    The following table reflects summary information on derivative contracts used to hedge or modify the Company's risk as of December 31, 1996 and 1997. Amounts included in the fair value column do not include gains or losses from changes in the value of the underlying asset or liability being hedged. Notional amounts are not exchanged, but serve as a point of reference for calculating payments. For interest rate swap, cap and floor agreements, notional amounts do not represent exposure to credit or market risk.

                    UNIONBANCAL CORPORATION AND SUBSIDIARIES

                         DECEMBER 31, 1995, 1996, 1997,
                            AND CONDENSED NOTES FOR
              SEPTEMBER 30, 1997 (UNAUDITED) AND 1998 (UNAUDITED)



NOTE 14 -- DERIVATIVE INSTRUMENTS AND OTHER FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK (CONTINUED)


                                                                          DECEMBER 31,
                                      ------------------------------------------------------------------------------------
                                                               1996                                       1997
                                      ------------------------------------------------------  ----------------------------
                                                     UNAMORTIZED                                             UNAMORTIZED
                                       NOTIONAL     PREMIUM PAID      CREDIT      ESTIMATED    NOTIONAL     PREMIUM PAID
(DOLLARS IN THOUSANDS)                  AMOUNTS      (RECEIVED)       RISK(1)    FAIR VALUE     AMOUNTS      (RECEIVED)
------------------------------------  -----------  ---------------  -----------  -----------  -----------  ---------------
HELD FOR ASSET AND LIABILITY
  MANAGEMENT PURPOSES
Foreign exchange forward contracts:
  Commitments to purchase...........  $   129,264     $  --          $   1,628    $  (2,286)  $   341,298     $  --
  Commitments to sell...............        4,142        --                 52           22        51,754        --
Currency swap agreements:
  Commitments to pay................      --             --             --           --            26,400        --
Interest rate contracts:
  Caps purchased....................       15,740        --             --           --            15,420        --
  Floors purchased..................    2,050,000         6,309          9,750        9,750     3,550,000        11,730
  Caps written......................      250,000          (709)           509          509       250,000          (335)
  Floors written....................      500,000        (1,016)           391          391     1,850,000          (534)
Swap contracts:
  Pay fixed/receive variable........      114,086        --                241         (851)      --             --
  Pay variable/receive fixed........      847,000        --              3,775        2,398       575,000        --


                                        CREDIT      ESTIMATED
(DOLLARS IN THOUSANDS)                  RISK(1)    FAIR VALUE
------------------------------------  -----------  -----------
HELD FOR ASSET AND LIABILITY
  MANAGEMENT PURPOSES
Foreign exchange forward contracts:
  Commitments to purchase...........   $     862    $  (5,055)
  Commitments to sell...............          35         (822)
Currency swap agreements:
  Commitments to pay................       2,590        2,590
Interest rate contracts:
  Caps purchased....................      --           --
  Floors purchased..................       4,040        4,040
  Caps written......................         273          273
  Floors written....................      --           (1,309)
Swap contracts:
  Pay fixed/receive variable........      --           --
  Pay variable/receive fixed........       2,302        2,302


------------


(1) Credit risk amounts reflect the replacement cost for those contracts in a gain position in the event of nonperformance by counterparties.

                    UNIONBANCAL CORPORATION AND SUBSIDIARIES

                         DECEMBER 31, 1995, 1996, 1997,
                            AND CONDENSED NOTES FOR
              SEPTEMBER 30, 1997 (UNAUDITED) AND 1998 (UNAUDITED)



NOTE 14 -- DERIVATIVE INSTRUMENTS AND OTHER FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK (CONTINUED)



    OTHER FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK



    Commitments to extend credit are legally binding agreements to lend to a customer provided there are no violations of any condition established in the contract. Commitments have fixed expiration dates or other termination clauses and may require payment of a fee or maintenance of compensatory balances. Such fees are deferred and, upon partial or full exercise of the commitment, amortized over the life of the loan or, if exercise is deemed remote, amortized over the commitment period. Since many of the commitments are expected to expire without being drawn upon, the contractual amounts do not necessarily represent future cash requirements. With respect to commitments to extend credit and letters of credit, the Company's exposure to credit risk in the event of nonperformance by customers is represented by the contractual amount of those instruments.



    Standby letters of credit are provided to customers to assure their performance to a third party, generally in the production of goods and services or under contractual commitments in the financial markets. Commercial letters of credit are issued to customers to facilitate foreign or domestic trade transactions. The Company charges fees for the issuance of standby and commercial letters of credit. The majority of these type of commitments have terms of one year or less and any fees charged are recognized as noninterest income upon extension of the commitment. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers and is represented by the contractual amount of those instruments. When deemed necessary, the Company holds appropriate collateral supporting those commitments. Management does not anticipate any material losses as a result of these transactions.



    The Company uses the same credit underwriting policies in granting or accepting such commitments or contingent obligations as it does for on-balance sheet instruments, by evaluating customers' credit-worthiness. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management's evaluation of the customer. The nature of the collateral varies but may include deposits held in financial institutions, marketable securities, accounts receivable, inventory, property, equipment and real estate. The Company also provides for potential losses from either commitments to extend credit or standby letters of credit as a component of its evaluation in determination of the adequacy of its allowance for credit losses and resulting level of provision charged against current period earnings.



    The Company's pricing of these financial instruments is based on the credit quality and other covenants or requirements. Management believes that the current fees assessed on these off-balance sheet items represent market rates which would be charged for similar agreements. Based on this belief, the Company feels that the carrying amounts are reasonable estimates of the fair value of these financial instruments. At

                    UNIONBANCAL CORPORATION AND SUBSIDIARIES

                         DECEMBER 31, 1995, 1996, 1997,
                            AND CONDENSED NOTES FOR
              SEPTEMBER 30, 1997 (UNAUDITED) AND 1998 (UNAUDITED)



NOTE 14 -- DERIVATIVE INSTRUMENTS AND OTHER FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK (CONTINUED)


December 31, 1996 and 1997, fair value represents management's estimate of the unamortized fee income associated with these instruments. The following is a summary of other financial instruments with off-balance sheet risk.



                                                                                   DECEMBER 31,
                                                                --------------------------------------------------
                                                                          1996                      1997
                                                                ------------------------  ------------------------
                                                                 CONTRACTUAL     FAIR      CONTRACTUAL     FAIR
(DOLLARS IN THOUSANDS)                                             AMOUNTS       VALUE       AMOUNTS       VALUE
--------------------------------------------------------------  -------------  ---------  -------------  ---------
Commitments to extend credit..................................  $  12,500,677  $   6,185  $  15,111,062  $  27,571
Standby letters of credit.....................................      2,610,123      2,808      2,289,878      5,776
Other letters of credit.......................................        336,101     --            314,594     --



    The Company conducts securities lending transactions for institutional customers as a fully disclosed agent, and, at times, indemnifies its customers against counterparty default. All lending transactions are collateralized, primarily by cash. The amount of securities lent with indemnification was $1,170 million and $1,268 million at December 31, 1996 and 1997, respectively. The market value of the associated collateral was $1,195 million and $1,294 million at December 31, 1996 and 1997, respectively.



NOTE 15 -- RESTRICTIONS ON CASH AND DUE FROM BANKS, SECURITIES, LOANS AND DIVIDENDS



    Federal Reserve Board regulations require the Bank to maintain reserve balances based on the types and amounts of deposits received. Average reserve balances were approximately $291 million and $339 million for the periods ended December 31, 1996 and 1997, respectively.



    As of December 31, 1996 and 1997, securities carried at $1.7 billion for each of the periods, and loans of $1.8 billion and $2.7 billion, respectively, were pledged as collateral for borrowings, to secure public and trust department deposits, and for repurchase agreements as required by contract or law.



    The Federal Reserve Act restricts the extension of credit by the Bank to BTM and affiliates and to UnionBanCal Corporation and its non-bank subsidiaries and requires that such loans be secured by certain types of collateral. At December 31, 1997, such extensions of credit were not material.



    The payment of dividends by the Bank to UnionBanCal Corporation is subject to the approval of the Office of the Comptroller of the Currency (OCC) if the total of all dividends declared in any calendar year exceeds certain calculated amounts. The payment of dividends is also limited by minimum capital requirements imposed on national banks by the OCC. At December 31, 1997, the Bank could have declared dividends aggregating $170 million without prior regulatory approval.



NOTE 16 -- REGULATORY CAPITAL REQUIREMENTS



    The Company and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies, including minimum capital requirements. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Company's Consolidated Financial

                    UNIONBANCAL CORPORATION AND SUBSIDIARIES

                         DECEMBER 31, 1995, 1996, 1997,
                            AND CONDENSED NOTES FOR
              SEPTEMBER 30, 1997 (UNAUDITED) AND 1998 (UNAUDITED)



NOTE 16 -- REGULATORY CAPITAL REQUIREMENTS (CONTINUED)


Statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and the Bank must meet specific capital guidelines that involve quantitative measures of the Company's and Bank's assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Company's and the Bank's capital amounts and the Bank's prompt corrective action classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.



    Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined) and of Tier 1 capital (as defined) to average assets (as defined). Management believes, as of December 31, 1997, that the Company and the Bank meet all capital adequacy requirements to which they are subject.



    As of December 31, 1996, and 1997, the most recent notification from the OCC categorized the Bank as "well capitalized" under the regulatory framework for prompt corrective action. To be categorized as "well capitalized", the Bank must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Bank's category.



    The Company's and the Bank's capital amounts and ratios are presented in the following tables.



                                                                                        FOR CAPITAL
                                               ACTUAL                                ADEQUACY PURPOSES
                                          -----------------                   ------------------------------
(DOLLARS IN THOUSANDS)                      AMOUNT    RATIO               AMOUNT                            RATIO
----------------------------------------  ----------  -----  ---------------------------------  ------------------------------
CAPITAL RATIOS FOR THE COMPANY:
As of December 31, 1996:
  Total capital (to risk-weighted
   assets)..............................  $2,946,654  11.17%  greater than/equal to $2,111,223       greater than/equal to 8.0%
  Tier 1 capital (to risk-weighted
   assets)..............................   2,395,580   9.08   greater than/equal to  1,055,612       greater than/equal to 4.0
  Tier 1 capital (to quarterly average
   assets)(1)...........................   2,395,580   8.41   greater than/equal to  1,139,855       greater than/equal to 4.0
As of December 31, 1997:
  Total capital (to risk-weighted
   assets)..............................  $3,188,173  11.05%  greater than/equal to $2,308,988       greater than/equal to 8.0%
  Tier 1 capital (to risk-weighted
   assets)..............................   2,587,071   8.96   greater than/equal to  1,154,494       greater than/equal to 4.0
  Tier 1 capital (to quarterly average
   assets)(1)...........................   2,587,071   8.53   greater than/equal to  1,213,381       greater than/equal to 4.0


---------

(1) Excludes certain intangible assets.

                    UNIONBANCAL CORPORATION AND SUBSIDIARIES

                         DECEMBER 31, 1995, 1996, 1997,
                            AND CONDENSED NOTES FOR
              SEPTEMBER 30, 1997 (UNAUDITED) AND 1998 (UNAUDITED)



NOTE 16 -- REGULATORY CAPITAL REQUIREMENTS (CONTINUED)


                                                                                        FOR CAPITAL
                                               ACTUAL                                ADEQUACY PURPOSES
                                          -----------------                     ---------------------------
(DOLLARS IN THOUSANDS)                      AMOUNT    RATIO               AMOUNT                            RATIO
----------------------------------------  ----------  -----  ---------------------------------  ------------------------------
CAPITAL RATIOS FOR THE BANK:
As of December 31, 1996:
  Total capital
    (to risk-weighted assets)...........  $2,746,285  10.51%  greater than/equal to $2,090,910       greater than/equal to 8.0%
  Tier 1 capital
    (to risk-weighted assets)...........   2,208,392   8.45   greater than/equal to  1,045,455       greater than/equal to 4.0
  Tier 1 capital
    (to quarterly average assets)(1)....   2,208,392   7.76   greater than/equal to  1,138,211       greater than/equal to 4.0
As of December 31, 1997:
  Total capital
    (to risk-weighted assets)...........  $3,025,030  10.58%  greater than/equal to $2,286,296       greater than/equal to 8.0%
  Tier 1 capital
    (to risk-weighted assets)...........   2,527,468   8.84   greater than/equal to  1,143,148       greater than/equal to 4.0
  Tier 1 capital
    (to quarterly average assets)(1)....   2,527,468   8.35   greater than/equal to  1,210,898       greater than/equal to 4.0


                                          TO BE WELL CAPITALIZED UNDER PROMPT CORRECTIVE ACTION PROVISIONS

                                                            ----------------------------
(DOLLARS IN THOUSANDS)                                 AMOUNT                            RATIO

----------------------------------------  ---------------------------------  ------------------------------

CAPITAL RATIOS FOR THE BANK:
As of December 31, 1996:
  Total capital
    (to risk-weighted assets)...........   greater than/equal to $2,613,638      greater than/equal to 10.0%

  Tier 1 capital
    (to risk-weighted assets)...........   greater than/equal to  1,568,183      greater than/equal to  6.0

  Tier 1 capital
    (to quarterly average assets)(1)....   greater than/equal to  1,422,764      greater than/equal to  5.0

As of December 31, 1997:
  Total capital
    (to risk-weighted assets)...........   greater than/equal to $2,857,870      greater than/equal to 10.0%

  Tier 1 capital
    (to risk-weighted assets)...........   greater than/equal to  1,714,722      greater than/equal to  6.0

  Tier 1 capital
    (to quarterly average assets)(1)....   greater than/equal to  1,513,622      greater than/equal to  5.0



---------

(1) Excludes certain intangible assets.



NOTE 17 -- EARNINGS PER SHARE



    Basic EPS is computed by dividing net income after preferred dividends by the weighted average number of common shares outstanding during the period. Diluted EPS is computed based on the weighted average number of common shares outstanding adjusted for common stock equivalents, which include stock options. The following table presents a reconciliation of basic and diluted EPS for years ended December 31, 1995, 1996 and 1997 and for the nine months ended September 30, 1997 and 1998 in accordance with SFAS No. 128:

                    UNIONBANCAL CORPORATION AND SUBSIDIARIES

                         DECEMBER 31, 1995, 1996, 1997,
                            AND CONDENSED NOTES FOR
              SEPTEMBER 30, 1997 (UNAUDITED) AND 1998 (UNAUDITED)



NOTE 17 -- EARNINGS PER SHARE (CONTINUED)



                                                                 YEARS ENDED DECEMBER 31,
                                          ----------------------------------------------------------------------
                                                   1995                    1996                    1997
(AMOUNTS IN THOUSANDS, EXCEPT PER SHARE   ----------------------  ----------------------  ----------------------
DATA)                                       BASIC      DILUTED      BASIC      DILUTED      BASIC      DILUTED
----------------------------------------  ----------  ----------  ----------  ----------  ----------  ----------
Net Income..............................  $  312,942  $  312,942  $  249,458  $  249,458  $  411,296  $  411,296
Less:
  Preferred stock dividends.............     (11,305)    (11,305)    (11,306)    (11,306)     (7,600)     (7,600)
                                          ----------  ----------  ----------  ----------  ----------  ----------
Income available to common
  shareholders..........................  $  301,637  $  301,637  $  238,152  $  238,152  $  403,696  $  403,696
                                          ----------  ----------  ----------  ----------  ----------  ----------
                                          ----------  ----------  ----------  ----------  ----------  ----------
Weighted average common shares
  outstanding...........................     173,806     173,806     174,391     174,391     174,683     174,683
Additional shares due to:
  Assumed conversion of dilutive stock
   options..............................      --             293      --             393      --             506
                                          ----------  ----------  ----------  ----------  ----------  ----------
Adjusted weighted average common shares
  outstanding...........................     173,806     174,099     174,391     174,784     174,683     175,189
                                          ----------  ----------  ----------  ----------  ----------  ----------
                                          ----------  ----------  ----------  ----------  ----------  ----------
Net income per share....................  $     1.74  $     1.73  $     1.37  $     1.36  $     2.31  $     2.30
                                          ----------  ----------  ----------  ----------  ----------  ----------
                                          ----------  ----------  ----------  ----------  ----------  ----------



                                                                          NINE MONTHS ENDED SEPTEMBER 30,
                                                                   ----------------------------------------------
                                                                            1997                    1998
                                                                   ----------------------  ----------------------
                                                                        (UNAUDITED)             (UNAUDITED)
                                                                   ----------------------  ----------------------
(AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)                        BASIC      DILUTED      BASIC      DILUTED
-----------------------------------------------------------------  ----------  ----------  ----------  ----------
Net Income.......................................................  $  318,851  $  318,851  $  352,365  $  352,365
Less:
  Preferred stock dividends......................................      (7,600)     (7,600)     --          --
                                                                   ----------  ----------  ----------  ----------
Income available to common shareholders..........................  $  311,251  $  311,251  $  352,365  $  352,365
                                                                   ----------  ----------  ----------  ----------
                                                                   ----------  ----------  ----------  ----------
Weighted average common shares outstanding.......................     174,615     174,615     175,091     175,091
Additional shares due to:
  Assumed conversion of dilutive stock options...................      --             456      --             638
                                                                   ----------  ----------  ----------  ----------
Adjusted weighted average common shares outstanding..............     174,615     175,071     175,091     175,729
                                                                   ----------  ----------  ----------  ----------
                                                                   ----------  ----------  ----------  ----------
Net income per share.............................................  $     1.78  $     1.78  $     2.01  $     2.01
                                                                   ----------  ----------  ----------  ----------
                                                                   ----------  ----------  ----------  ----------


---------


    Options to purchase 277,200 shares of common stock at $18 per share were outstanding but not included in the computation of diluted EPS in 1996 because the options were anti-dilutive. Options to purchase 422,400 shares of common stock at $22 per share and options to purchase 527,550 shares of common stock at $35 per share were outstanding but not included in the computation of diluted EPS for the nine months ended September 30, 1997 and 1998, respectively, because the options were anti-dilutive.

                    UNIONBANCAL CORPORATION AND SUBSIDIARIES

                         DECEMBER 31, 1995, 1996, 1997,
                            AND CONDENSED NOTES FOR
              SEPTEMBER 30, 1997 (UNAUDITED) AND 1998 (UNAUDITED)



NOTE 18 -- COMPREHENSIVE INCOME



    The following is a summary of the components of accumulated other comprehensive income:



                                                                                             FOR THE NINE MONTHS
                                                            YEARS ENDED DECEMBER 31,         ENDED SEPTEMBER 30,
                                                       ----------------------------------  -----------------------
(DOLLARS IN THOUSANDS)                                    1995        1996        1997        1997         1998
-----------------------------------------------------  ----------  ----------  ----------  -----------  ----------
                                                                                                 (UNAUDITED)
Net unrealized gain (loss) on securities available
  for sale, net of reclassification adjustment:
  Beginning balance..................................  $   (8,838) $   24,900  $   14,064   $  14,064   $   19,886
    Net unrealized gain (loss) on securities
     available for sale during the period, before
     tax.............................................      53,890     (13,409)     11,908      10,626       41,378
  Income tax (expense) benefit.......................     (20,586)      5,297      (4,370)     (4,229)     (15,766)
  Less: reclassification adjustment for net realized
   (gain) loss on securities available for sale
   included in net income during the period, before
   tax...............................................         702      (4,502)     (2,711)     (2,098)      (5,579)
  Plus: income tax expense (benefit).................        (268)      1,778         995         857        1,960
                                                       ----------  ----------  ----------  -----------  ----------
Net activity.........................................      33,738     (10,836)      5,822       5,156       21,993
                                                       ----------  ----------  ----------  -----------  ----------
Ending balance.......................................      24,900      14,064      19,886      19,220       41,879
                                                       ----------  ----------  ----------  -----------  ----------
Foreign currency translation adjustments:
  Beginning balance..................................      (1,092)     (1,240)     (3,183)     (3,183)     (12,458)
  Foreign currency translation adjustments during the
   period, before tax................................        (239)     (3,212)    (14,652)     (2,785)        (153)
  Income tax benefit.................................          91       1,269       5,377       1,128           62
                                                       ----------  ----------  ----------  -----------  ----------
Net activity.........................................        (148)     (1,943)     (9,275)     (1,657)         (91)
                                                       ----------  ----------  ----------  -----------  ----------
Ending balance.......................................      (1,240)     (3,183)    (12,458)     (4,840)     (12,549)
                                                       ----------  ----------  ----------  -----------  ----------
Other comprehensive income...........................  $   33,590  $  (12,779) $   (3,453)  $   3,499   $   21,902
                                                       ----------  ----------  ----------  -----------  ----------
                                                       ----------  ----------  ----------  -----------  ----------
Accumulated other comprehensive income...............  $   23,660  $   10,881  $    7,428   $  14,380   $   29,330
                                                       ----------  ----------  ----------  -----------  ----------
                                                       ----------  ----------  ----------  -----------  ----------



NOTE 19 -- CONTINGENCIES



    The Company is subject to various pending and threatened legal actions which arise in the normal course of business. The Company maintains reserves for losses from legal actions which are both probable and estimable. In the opinion of management, the disposition of claims currently pending will not have a material adverse effect on the Company's financial position or results of operations.

                    UNIONBANCAL CORPORATION AND SUBSIDIARIES

                         DECEMBER 31, 1995, 1996, 1997,
                            AND CONDENSED NOTES FOR
              SEPTEMBER 30, 1997 (UNAUDITED) AND 1998 (UNAUDITED)



NOTE 20 -- TRANSACTIONS WITH AFFILIATES



    The Company has had, and expects to have in the future, banking transactions and other transactions in the ordinary course of business with BTM and with its affiliates and associates. During the years ended December 31, 1995, 1996 and 1997, such transactions included, but were not limited to, origination, participation, servicing and remarketing of loans and leases, purchase and sale of acceptances and interest rate derivatives, foreign exchange transactions, funds transfers, custodianships, electronic data processing, investment advice and management, deposits and credit examination, and trust services. In the opinion of management, such transactions were made at prevailing rates, terms and conditions and do not involve more than the normal risk of collectibility or present other unfavorable features. In addition, some compensation for services rendered to the Company is paid to the expatriate officers from BTM, and reimbursed by the Company to BTM under a services agreement.



NOTE 21 -- CONDENSED UNIONBANCAL CORPORATION UNCONSOLIDATED FINANCIAL STATEMENTS



CONDENSED BALANCE SHEETS



                                                                                               DECEMBER 31,
                                                                                        --------------------------
(DOLLARS IN THOUSANDS)                                                                      1996          1997
--------------------------------------------------------------------------------------  ------------  ------------
ASSETS
  Cash and due from banks.............................................................  $    103,742  $     66,872
  Investment in and advances to subsidiaries..........................................     2,503,706     2,879,898
  Other assets........................................................................         9,161         7,971
                                                                                        ------------  ------------
    Total assets......................................................................  $  2,616,609  $  2,954,741
                                                                                        ------------  ------------
                                                                                        ------------  ------------

LIABILITIES AND SHAREHOLDERS' EQUITY
  Commercial paper....................................................................  $    --       $    --
  Subordinated capital notes..........................................................       100,000       250,000
  Other liabilities...................................................................        21,676        25,442
                                                                                        ------------  ------------
    Total liabilities.................................................................       121,676       275,442
  Shareholders' equity................................................................     2,494,933     2,679,299
                                                                                        ------------  ------------
    Total liabilities and shareholders' equity........................................  $  2,616,609  $  2,954,741
                                                                                        ------------  ------------
                                                                                        ------------  ------------

                    UNIONBANCAL CORPORATION AND SUBSIDIARIES

                         DECEMBER 31, 1995, 1996, 1997,
                            AND CONDENSED NOTES FOR
              SEPTEMBER 30, 1997 (UNAUDITED) AND 1998 (UNAUDITED)



NOTE 21 -- CONDENSED UNIONBANCAL CORPORATION UNCONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


CONDENSED STATEMENTS OF INCOME



                                                                                    YEARS ENDED DECEMBER 31,
                                                                               ----------------------------------
(DOLLARS IN THOUSANDS)                                                            1995        1996        1997
-----------------------------------------------------------------------------  ----------  ----------  ----------
INCOME:
  Dividends from bank subsidiary.............................................  $   25,062  $  270,662  $   85,660
  Dividends from nonbank subsidiaries........................................         343         421      --
  Interest income on advances to subsidiaries and deposits in bank...........      52,289      24,366      12,217
  Other income...............................................................      --             959       1,040
                                                                               ----------  ----------  ----------
    Total income.............................................................      77,694     296,408      98,917

EXPENSE:
  Interest expense...........................................................      54,133      22,220      11,174
  Other expense, net.........................................................        (212)      1,072       1,583
                                                                               ----------  ----------  ----------
      Total expense..........................................................      53,921      23,292      12,757
                                                                               ----------  ----------  ----------
Income before income taxes and equity in undistributed net income of
  subsidiaries...............................................................      23,773     273,116      86,160
Income tax expense (benefit).................................................        (694)        889         204
                                                                               ----------  ----------  ----------
Income before equity in undistributed net income of subsidiaries.............      24,467     272,227      85,956
Equity in undistributed net income (loss) of subsidiaries:
  Bank subsidiary(1).........................................................     285,053     (32,894)    314,739
  Nonbank subsidiaries.......................................................       3,422      10,125      10,601
                                                                               ----------  ----------  ----------
NET INCOME...................................................................  $  312,942  $  249,458  $  411,296
                                                                               ----------  ----------  ----------
                                                                               ----------  ----------  ----------


---------


(1) In 1996 the amount represents dividends distributed by the Bank in excess of its 1996 net income.

                    UNIONBANCAL CORPORATION AND SUBSIDIARIES

                         DECEMBER 31, 1995, 1996, 1997,
                            AND CONDENSED NOTES FOR
              SEPTEMBER 30, 1997 (UNAUDITED) AND 1998 (UNAUDITED)



NOTE 21 -- CONDENSED UNIONBANCAL CORPORATION UNCONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


CONDENSED STATEMENTS OF CASH FLOWS



                                                                                   YEARS ENDED DECEMBER 31,
                                                                              ----------------------------------
(DOLLARS IN THOUSANDS)                                                           1995        1996        1997
----------------------------------------------------------------------------  ----------  ----------  ----------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income................................................................  $  312,942  $  249,458  $  411,296
  Adjustments to reconcile net income to net cash provided by operating activities:
    Equity in undistributed (earnings) losses of subsidiaries...............    (288,475)     22,769    (325,340)
    Other, net..............................................................       2,800      (3,772)      1,059
                                                                              ----------  ----------  ----------
      Net cash provided by operating activities.............................      27,267     268,455      87,015

CASH FLOWS FROM INVESTING ACTIVITIES:
  Advances to subsidiaries..................................................      33,590     (12,779)   (130,805)
  Repayment of advances to subsidiaries.....................................      70,000      70,000      76,104
  Sales and maturities of securities........................................      11,650         322      --
                                                                              ----------  ----------  ----------
      Net cash provided (used) by investing activities......................     115,240      57,543     (54,701)

CASH FLOWS FROM FINANCING ACTIVITIES:
  Net increase (decrease) in short term borrowings..........................         366    (632,296)     --
  Proceeds from reduction of investment in subsidiary equity................      --           3,966      --
  Maturity and redemption of subordinated capital notes and long term
   debt.....................................................................     (70,000)    (70,000)    (50,000)
  Proceeds from issuance of subordinated capital notes......................      --          --         200,000
  Payments of cash dividends................................................     (62,044)   (182,652)    (93,303)
  Redemption of preferred stock.............................................      --          --        (135,000)
  Other, net................................................................       3,392      17,813       9,119
                                                                              ----------  ----------  ----------
      Net cash used by financing activities.................................    (128,286)   (863,169)    (69,184)
                                                                              ----------  ----------  ----------
  Net increase (decrease) in cash and due from banks........................      14,221    (537,171)    (36,870)
  Cash and due from banks at beginning of year..............................     626,692     640,913     103,742
                                                                              ----------  ----------  ----------
      Cash and due from banks at end of year................................  $  640,913  $  103,742  $   66,872
                                                                              ----------  ----------  ----------
                                                                              ----------  ----------  ----------
CASH PAID (RECEIVED) DURING THE YEAR FOR:
  Interest..................................................................  $   52,847  $   25,785  $    9,814
  Income taxes..............................................................      (2,030)       (198)      1,148
SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING AND FINANCING ACTIVITIES:
  Dividends declared but unpaid.............................................  $   12,788  $   20,383  $   24,528

                    UNIONBANCAL CORPORATION AND SUBSIDIARIES

                         DECEMBER 31, 1995, 1996, 1997,
                            AND CONDENSED NOTES FOR
              SEPTEMBER 30, 1997 (UNAUDITED) AND 1998 (UNAUDITED)



NOTE 22 -- SUMMARY OF QUARTERLY FINANCIAL INFORMATION (UNAUDITED)



    Certain amounts in the following unaudited quarterly financial information have been reclassified to conform with current presentation. In the opinion of management, all adjustments necessary to fairly present the results of operations have been made.



                                                                              1996 QUARTERS ENDED
                                                              ---------------------------------------------------
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)                  MARCH 31    JUNE 30    SEPTEMBER 30   DECEMBER 31
------------------------------------------------------------  ----------  ----------  -------------  ------------
Interest income.............................................  $  483,068  $  473,601   $   481,315    $  489,320
Interest expense............................................     187,401     185,362       189,727       196,236
                                                              ----------  ----------  -------------  ------------
Net interest income.........................................     295,667     288,239       291,588       293,084
Provision for credit losses.................................      10,000      10,000        10,000        10,000
Noninterest income..........................................     102,874     105,550       107,280       102,972
Noninterest expense.........................................     252,024     313,784       284,075       285,021
                                                              ----------  ----------  -------------  ------------
Income before income taxes..................................     136,517      70,005       104,793       101,035
Income tax expense..........................................      53,251      25,597        42,810        41,234
                                                              ----------  ----------  -------------  ------------
Net income..................................................  $   83,266  $   44,408   $    61,983    $   59,801
                                                              ----------  ----------  -------------  ------------
                                                              ----------  ----------  -------------  ------------
Net income applicable to common stock.......................  $   80,440  $   41,582   $    59,156    $   56,975
                                                              ----------  ----------  -------------  ------------
                                                              ----------  ----------  -------------  ------------
Net income per common share -- basic........................  $     0.46  $     0.24   $      0.34    $     0.33
                                                              ----------  ----------  -------------  ------------
                                                              ----------  ----------  -------------  ------------
Net income per common share -- diluted......................  $     0.46  $     0.24   $      0.34    $     0.33
                                                              ----------  ----------  -------------  ------------
                                                              ----------  ----------  -------------  ------------
Dividends per common share(1)(2)............................  $     0.12  $     0.12   $      0.12    $     0.12
                                                              ----------  ----------  -------------  ------------
                                                              ----------  ----------  -------------  ------------

                    UNIONBANCAL CORPORATION AND SUBSIDIARIES

                         DECEMBER 31, 1995, 1996, 1997,
                            AND CONDENSED NOTES FOR
              SEPTEMBER 30, 1997 (UNAUDITED) AND 1998 (UNAUDITED)



NOTE 22 -- SUMMARY OF QUARTERLY FINANCIAL INFORMATION (UNAUDITED) (CONTINUED)


                                                                              1997 QUARTERS ENDED
                                                              ---------------------------------------------------
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)                  MARCH 31    JUNE 30    SEPTEMBER 30   DECEMBER 31
------------------------------------------------------------  ----------  ----------  -------------  ------------
Interest income.............................................  $  485,031  $  504,663   $   520,237    $  523,530
Interest expense............................................     191,000     197,647       207,983       205,149
                                                              ----------  ----------  -------------  ------------
Net interest income.........................................     294,031     307,016       312,254       318,381
Provision for credit losses.................................      --          --           --             --
Noninterest income..........................................     114,786     111,021       116,820       120,374
Noninterest expense.........................................     253,138     255,753       253,317       282,457
                                                              ----------  ----------  -------------  ------------
Income before income taxes..................................     155,679     162,284       175,757       156,298
Income tax expense..........................................      63,177      65,739        45,953        63,853
                                                              ----------  ----------  -------------  ------------
Net income..................................................  $   92,502  $   96,545   $   129,804    $   92,445
                                                              ----------  ----------  -------------  ------------
                                                              ----------  ----------  -------------  ------------
Net income applicable to common stock.......................  $   89,676  $   93,718   $   127,857    $   92,445
                                                              ----------  ----------  -------------  ------------
                                                              ----------  ----------  -------------  ------------
Net income per common share -- basic........................  $     0.51  $     0.54   $      0.73    $     0.53
                                                              ----------  ----------  -------------  ------------
                                                              ----------  ----------  -------------  ------------
Net income per common share -- diluted......................  $     0.51  $     0.54   $      0.73    $     0.53
                                                              ----------  ----------  -------------  ------------
                                                              ----------  ----------  -------------  ------------
Dividends per common share(1)...............................  $     0.12  $     0.12   $      0.14    $     0.14
                                                              ----------  ----------  -------------  ------------
                                                              ----------  ----------  -------------  ------------


---------


(1) Dividends per share for 1996 and 1997 are based on the Company's common stock outstanding as of the declaration date.



(2) Amounts prior to merger are based on Union Bank only and do not include the dividend of $145 million paid to The Mitsubishi Bank, Limited in the first quarter of 1996 by BanCal Tri-State Corporation and The Bank of California, N.A.

                          INDEPENDENT AUDITORS' REPORT



To the Shareholders and Directors of UnionBanCal Corporation:



We have audited the accompanying consolidated balance sheets of UnionBanCal Corporation and subsidiaries as of December 31, 1996 and 1997, and the related consolidated statements of income, changes in shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. The consolidated financial statements give retroactive effect to the merger of BanCal Tri-State Corporation and Union Bank on April 1, 1996, which has been accounted for as a pooling of interests as described in Note 1 to the consolidated financial statements. We did not audit the consolidated statements of income, changes in shareholders' equity, and cash flows of Union Bank and subsidiaries for the year ended December 31, 1995, which statements reflect total net interest income and net income of $832 million and $207 million, respectively. These statements were audited by other auditors whose report has been furnished to us, and our opinion expressed herein, insofar as it relates to the amounts included for Union Bank for 1995, is based solely upon the report of such other auditors.



We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of the other auditors provide a reasonable basis for our opinion.



In our opinion, based upon our audits and the report of the other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of UnionBanCal Corporation and its subsidiaries as of December 31, 1996 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.



                     [SIG]

Deloitte & Touche LLP
San Francisco, California
January 30, 1998 (November 18, 1998 as to the exchange of common shares referred to in Note 1, paragraphs 3 and 4, and the adoption of SFAS No. 130, "Reporting Comprehensive Income", referred to in Notes 1 and 18, and December 7, 1998 as to the stock split referred to in Note 1, paragraph 5.)

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS



To the Shareholders and Board of Directors of Union Bank:



We have audited the consolidated statement of income of Union Bank, a California state chartered bank and a 71% owned subsidiary of The Bank of Tokyo, Ltd., and subsidiaries ("the Bank") and the related consolidated statements of shareholders' equity and cash flows for the year ended December 31, 1995 (not presented herein). These financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these financial statements based on our audit.



We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.



In our opinion, the financial statements referred to above present fairly, in all material respects, the results of operations and cash flows for the year ended December 31, 1995, of Union Bank and subsidiaries, in conformity with generally accepted accounting principles.



/s/ ARTHUR ANDERSEN LLP



San Francisco, California
January 24, 1996

                                     [LOGO]

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING SHAREHOLDER MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND THE SELLING SHAREHOLDER IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE SUCH OFFER OR SALE IS NOT PERMITTED.

PROSPECTUS (SUBJECT TO COMPLETION)
ISSUED JANUARY 11, 1999



                                           SHARES


                                     [LOGO]

                                  COMMON STOCK
                               -----------------


 THE BANK OF TOKYO-MITSUBISHI, LTD. IS OFFERING        MILLION SHARES OF COMMON
STOCK OF UNIONBANCAL CORPORATION. THE BANK OF TOKYO-MITSUBISHI, LTD. CURRENTLY
   OWNS 81.6% OF OUR COMMON STOCK AND WILL OWN    % AFTER THE OFFERING AND
                             RELATED TRANSACTIONS.


                              -------------------


 UNIONBANCAL CORPORATION'S COMMON STOCK IS LISTED ON THE NASDAQ NATIONAL MARKET
   UNDER THE SYMBOL "UNBC". ON JANUARY 7 , 1999, THE LAST REPORTED SALE PRICE
        OF THE COMMON STOCK ON THE NASDAQ NATIONAL MARKET WAS $34.00 PER
                                     SHARE.

                              -------------------


                 INVESTING IN THE COMMON STOCK INVOLVES RISKS.
                    SEE "RISK FACTORS" BEGINNING ON PAGE 11.

                               -----------------

                              PRICE $     A SHARE
                              -------------------

                                                                            UNDERWRITING        PROCEEDS TO
                                                          PRICE TO         DISCOUNTS AND          SELLING
                                                           PUBLIC           COMMISSIONS         SHAREHOLDER
                                                     ------------------  ------------------  ------------------
PER SHARE..........................................          $                   $                   $
TOTAL..............................................          $                   $                   $

---------

THE SECURITIES AND EXCHANGE COMMISSION AND STATE SECURITIES REGULATORS HAVE NOT APPROVED OR DISAPPROVED THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THE BANK OF TOKYO-MITSUBISHI, LTD. HAS GRANTED THE UNDERWRITERS THE RIGHT TO
PURCHASE UP TO AN ADDITIONAL     SHARES TO COVER OVER-ALLOTMENTS. MORGAN STANLEY
& CO. INCORPORATED EXPECTS TO DELIVER THE SHARES TO PURCHASERS ON            ,
1999.
                              -------------------

MORGAN STANLEY DEAN WITTER

      LEHMAN BROTHERS

            J.P. MORGAN SECURITIES LTD.

                   SALOMON SMITH BARNEY INTERNATIONAL

                         TOKYO-MITSUBISHI INTERNATIONAL

           , 1999

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    The following expenses (other than the SEC registration fee and NASD filing fee) are estimated.

        SEC registration fee..........................................................................  $  239,775
        NASD filing fee...............................................................................      30,500
        Printing and engraving expenses...............................................................
        Accountants' fees and expenses................................................................
        Attorneys' fees and expenses..................................................................
        Miscellaneous.................................................................................
                                                                                                        ----------
            Total.....................................................................................
                                                                                                        ----------
                                                                                                        ----------


    UNBC and The Bank of Tokyo-Mitsubishi will each pay 50% of the registration expenses incurred in connection with the registration of the shares of UNBC's common stock. The underwriters have agreed to reimburse The Bank of Tokyo-Mitsubishi for certain expenses incurred in connection with this offering.


ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    As authorized by Section 317 of the CGCL, each director and officer of UNBC may be indemnified by UNBC against expenses (including attorney's fees, judgments, fines and amounts paid in settlement) actually and reasonably incurred in connection with the defense or settlement of any threatened, pending or completed legal proceedings in which such person is involved by reason of the fact that such person is or was a director or officer of UNBC if such person acted in good faith and in a manner that such person reasonably believed to be in the best interests of UNBC and, with respect to any criminal action or proceeding, if such person had no reasonable cause to believe that his conduct was unlawful. If the legal proceeding, however, is by or in the right of UNBC, the director or officer may not be indemnified in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to UNBC unless a court determines otherwise.

    In addition, we maintain a directors' and officers' liability policy.

    Article VII of the Articles of Incorporation and Section 55 of the Bylaws provide that, to the fullest extent permitted by law, directors of UNBC will not be liable for monetary damages to UNBC or its shareholders for breaches of their fiduciary duties.

ITEM 16. EXHIBITS

    The following is a list of all exhibits filed as a part of this Registration Statement on Form S-3, including those incorporated herein by reference.


  EXHIBIT
  NUMBER                                             DESCRIPTION OF EXHIBITS
-----------  --------------------------------------------------------------------------------------------------------
      1.1*   Form of Underwriting Agreement
      4.1    Specimen Certificate representing shares of Common Stock
      5.1*   Opinion of John H. McGuckin, Jr., General Counsel, as to the legality of the Common Stock
     23.1    Consent of Deloitte & Touche LLP, Independent Auditors
     23.2    Consent of Arthur Andersen LLP, Independent Accountants
     23.3*   Consent of John H. McGuckin, Jr. (included in Exhibit 5.1)
     24.1**  Power of Attorney of certain officers and directors of the Company


---------

*   To be filed by amendment.


**  Previously filed.

ITEM 17. UNDERTAKINGS

    The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions set forth in Item 15, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    The undersigned registrant hereby undertakes that:

    (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

    (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on this Form S-3 and has duly caused this Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California, on this 8th day of January, 1999.



                                UNIONBANCAL CORPORATION

                                By:            /s/ TAKAHIRO MORIGUCHI
                                     -----------------------------------------
                                                 Takahiro Moriguchi
                                       PRESIDENT AND CHIEF EXECUTIVE OFFICER



    Pursuant to the requirements of the Securities Act, this Amendment No. 1 to Registration Statement has been signed below by the following persons in the capacities indicated on January 8, 1999.


          SIGNATURES                      TITLE
------------------------------  --------------------------

                                President and Chief
    /s/ TAKAHIRO MORIGUCHI        Executive Officer and
------------------------------    Director (Principal
      Takahiro Moriguchi          Executive Officer)

              *
------------------------------  Deputy Chairman of the
       Yoshihiko Someya           Board

                                Executive Vice President
              *                   and Chief Financial
------------------------------    Officer (Principal
       David I. Matson            Financial Officer)

              *                 Senior Vice President and
------------------------------    Controller (Principal
      David A. Anderson           Accounting Officer)

              *
------------------------------  Chairman of the Board
         Kaoru Hayama

              *
------------------------------  Vice Chairman of the Board
     Richard C. Hartnack

              *
------------------------------  Vice Chairman of the Board
       Robert M. Walker

          SIGNATURES                      TITLE
------------------------------  --------------------------

              *
------------------------------  Director
      Richard D. Farman

              *
------------------------------  Director
      Stanley F. Farrar

              *
------------------------------  Director
      Herman E. Gallegos

              *
------------------------------  Director
       Jack L. Hancock

              *
------------------------------  Director
         Harry W. Low

              *
------------------------------  Director
         Mary S. Metz

              *
------------------------------  Director
       Raymond E. Miles

              *
------------------------------  Director
      J. Fernando Niebla

              *
------------------------------  Director
      Sidney R. Petersen

              *
------------------------------  Director
      Carl W. Robertson

              *
------------------------------  Director
       Henry T. Swigert

          SIGNATURES                      TITLE
------------------------------  --------------------------

              *
------------------------------  Director
         Tsuneo Wakai

              *
------------------------------  Director
       Hiroshi Watanabe

------------------------------  Director
       Blenda J. Wilson

------------------------------  Director
       Kenji Yoshizawa


*By:   /s/ TAKAHIRO MORIGUCHI
      -------------------------
         Takahiro Moriguchi
          ATTORNEY-IN-FACT